    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          ADVANCED RADIO TELECOM CORP.
             (Exact name of registrant as specified in its charter)

           DELAWARE                           4812                          52-1869023
(State or Other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)          Identification No.)

                                                             VERNON L. FOTHERINGHAM
                                                             CHIEF EXECUTIVE OFFICER
         ADVANCED RADIO TELECOM CORP.                     ADVANCED RADIO TELECOM CORP.
      500 108TH AVENUE, N.E., SUITE 2600               500 108TH AVENUE, N.E., SUITE 2600
          BELLEVUE, WASHINGTON 98004                       BELLEVUE, WASHINGTON 98004
                (206) 688-8700                                   (206) 688-8700
  (Address, Including Zip Code, and Telephone        (Name, Address, Including Zip Code, and
 Number, Including Area Code, of Registrant's       Telephone Number, Including Area Code, of
         Principal Executive Offices)                          Agent for Service)

                                           COPIES TO:
              JAMES KARDON, ESQ.                            JOHN D. WATSON, JR., ESQ.
               HAHN & HESSEN LLP                                LATHAM & WATKINS
               350 FIFTH AVENUE                           1001 PENNSYLVANIA AVE., N.W.
           NEW YORK, NEW YORK 10118                          WASHINGTON, D.C. 20004
                (212) 736-1000                                   (202) 637-2200

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED        PER UNIT (1)     OFFERING PRICE (1)   REGISTRATION FEE
Units.......................................    125,000 Units           $1,000           $125,000,000          $50,287
  % Senior Notes due 2007...................     $125,000,000            N/A                 N/A                 (2)
Warrants to Purchase Common Stock...........   125,000 Warrants          N/A                 N/A                 (2)
Common Stock................................   1,128,011 Shares        $10.875           $12,267,120            $4,230

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(2) As such securities are to be provided without additional cost to purchasers, no registration fee is required with respect thereto.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JANUARY 6, 1997

PROSPECTUS
                                  $125,000,000

                                     [LOGO]
                          125,000 UNITS CONSISTING OF
                              % SENIOR NOTES DUE 2007
            AND 125,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                               ------------------

    Advanced Radio Telecom Corp ("ART" or the "Company"), is hereby offering (the "Offering") 125,000 units (the "Units"), each consisting of $1,000
principal amount of     % Senior Notes due 2007 (the "Notes") and one warrant
(collectively, the "Warrants") to purchase 9.024 shares of common stock (the "Common Stock") of the Company. The Notes and the Warrants will not be separable
until the earliest of (i)            , 1997, (ii) a Change in Control (as
defined) with respect to the Company and (iii) such date as the Underwriters may, in their discretion, deem appropriate (the "Separation Date"). At the closing of the Offering, the Company will use approximately $44.3 million of the net proceeds thereof to purchase a portfolio of Pledged Securities (as defined), initially consisting of U.S. government securities, that will provide funds
sufficient for payment in full of interest on the Notes through        , 2000
and that will be pledged as security for repayment of principal of the Notes.
See "Use of Proceeds." The Notes will mature on            , 2007. Interest on
the Notes will be payable, at a rate of    % per annum, semiannually in arrears
on            and            of each year, commencing            , 1997. See
"Description of Notes." The Notes will be redeemable at the option of the
Company, in whole or in part, at any time on or after            , 2002 at the
redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, in the event that the Company receives net proceeds from the sale of its Common Stock in one or more Equity Offerings (as defined) or investments by one or more Strategic Equity Investors (as defined)
on or prior to            , 2000 (other than in connection with a Change in
Control of the Company), the Company may, at its option, use all or a portion of any such net proceeds to redeem up to a maximum of 25% of the initially outstanding aggregate principal amount of the Notes at a redemption price equal
to    % of the principal amount thereof plus accrued and unpaid interest, if any to the redemption date; PROVIDED that not less than 75% of the initially outstanding aggregate principal amount of the Notes remain outstanding following such redemption. See "Description of Notes -- Redemption -- Optional Redemption." Upon the occurrence of a Change in Control, the Company is obligated to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes -- Certain Covenants -- Change in Control." There can be no assurance that the Company will have sufficient funds available at the time of any Change in Control to purchase all Notes tendered. See "Risk Factors."

    The Notes will represent senior obligations of the Company and will be unsecured, except for the pledge by the Company of the Pledged Securities. The Notes will rank PARI PASSU in right of payment with all existing and future unsecured, senior indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. At September 30, 1996, on a pro forma basis after giving effect to the Offering, the Common Stock Offering (as defined) and the application of the net proceeds therefrom, the aggregate amount of indebtedness of the Company (excluding the Notes) was approximately $3.1 million, which consisted of the EMI Note (as defined) and the Equipment Note (as defined), all of which ranked PARI PASSU with the Notes. However, $1.6 million of such indebtedness constituted secured indebtedness which will effectively rank senior to the Notes with respect to the assets securing such indebtedness. Although the Indenture (as defined) will limit the ability of the Company and its subsidiaries to incur additional indebtedness, including senior indebtedness, the Indenture will permit the Company to incur a substantial amount of secured indebtedness, including vendor indebtedness and indebtedness under the Credit Facility (as defined), which, if incurred, will effectively rank senior to the Notes with respect to the assets securing such indebtedness. See "Risk Factors -- Possible Incurrence of Substantial Secured Indebtedness," "Description of Notes" and "Description of Certain Indebtedness."

    Each Warrant will entitle the holder thereof, subject to certain conditions,
to purchase 9.024 shares of Common Stock at an exercise price of $   per share,
subject to adjustment under certain circumstances. Upon exercise, the holders of Warrants will be entitled, in the aggregate, to purchase 1,128,011 shares of Common Stock, representing 5.0% of the outstanding Common Stock on a fully-diluted basis on the date hereof, after giving effect to the Offering and the CommcoCCC Acquisition (as defined). The Warrants will be exercisable at any
time on or after            , 1997. Unless earlier exercised, the Warrants will
expire on            , 2007. See "Description of Warrants."

    There is no existing trading market for the Units, the Notes or the Warrants, and the Company does not intend to list the Units, the Notes or the Warrants on any securities exchange or for quotation on the Nasdaq National Market. The Common Stock is quoted on the Nasdaq National Market under the symbol "ARTT." As of January 2, 1997, the closing price of the Common Stock on the Nasdaq National Market was $11.125 per share. See "Risk Factors -- Absence of Public Market; Possible Volatility of Stock Price."

    SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE UNITS OFFERED HEREBY.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
       OFFENSE.

                                                 PRICE TO           UNDERWRITERS'          PROCEEDS TO
                                                PUBLIC(1)            DISCOUNT(2)            COMPANY(3)
Per Unit.................................           %                     %                     %
Total....................................           $                     $                     $

(1) Plus accrued interest, if any, on the Notes from        , 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $        .
                         ------------------------------

    The Units are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that
delivery of the Units will be made in New York, New York on or about        ,
1997.
                         ------------------------------

MERRILL LYNCH & CO.                             CIBC WOOD GUNDY SECURITIES CORP.
                         ------------------------------

                 The date of this Prospectus is        , 1997.

                         [INSIDE FRONT COVER GATE FOLD]

                     [MAP OF U.S. DISPLAYING ADVANCED RADIO
                     TELECOM CORP.'S 38 GHz SERVICE AREAS.]

                        [GRAPHIC DISPLAYING 38 GHz LINKS
                        BETWEEN METROPOLITAN FIBER RING,
              OFF-FIBER NET BUILDINGS AND ON-FIBER NET BUILDINGS.]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS OFFERED HEREBY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO (I) THE COMPLETION OF THE MERGER (THE "MERGER") OF A WHOLLY-OWNED SUBSIDIARY OF ADVANCED RADIO TECHNOLOGIES CORPORATION ("ART") WITH AND INTO TELECOM (AS DEFINED) EFFECTED IN OCTOBER 1996,
(II) THE CONVERSION (THE "CONVERSION") OF ALL OUTSTANDING SHARES OF PREFERRED STOCK OF ART INTO SHARES OF COMMON STOCK OF ART EFFECTED IN NOVEMBER 1996, (III) THE AMENDMENT OF ART'S CERTIFICATE OF INCORPORATION TO CHANGE ITS NAME TO "ADVANCED RADIO TELECOM CORP." ("ART" OR THE "COMPANY"), AND (IV) COMPLETION OF THE INITIAL PUBLIC OFFERING OF 2,300,500 SHARES OF COMMON STOCK EFFECTED IN NOVEMBER 1996 (THE "COMMON STOCK OFFERING"). AS USED IN THIS PROSPECTUS, THE TERMS "ART" OR THE "COMPANY" REFER EITHER TO ART ON A STAND-ALONE BASIS OR ON A COMBINED BASIS WITH ITS WHOLLY-OWNED SUBSIDIARY, ART LICENSING CORP. ("ART LICENSING" AND, FORMERLY, TELECOM) AS THE CONTEXT MAY REQUIRE. SEE "THE COMPANY." SEE "GLOSSARY" FOR THE DEFINITIONS OF CERTAIN TERMS AND ACRONYMS USED HEREIN.

                                  THE COMPANY

    Advanced Radio Telecom Corp. ("ART" or the "Company") provides wireless broadband telecommunications services using point-to-point microwave transmissions in the 38 GHz band of the radio spectrum. The Company is seeking to address the growing demand for high speed, high capacity digital telecommunications services on the part of business and government end users who require cost effective, high bandwidth local access to voice, video, data and Internet services. Upon completion of its pending acquisition of 129 38 GHz wireless broadband authorizations (the "CommcoCCC Assets") from CommcoCCC, Inc. ("CommcoCCC"), the Company will own, manage or have a right to use on a long-term basis a total of 233 authorizations (which are also referred to herein as "licenses") granted by the Federal Communications Commission (the "FCC") covering an aggregate population of approximately 156 million in 169 U.S. markets. ART's footprint will allow it to provide 38 GHz wireless broadband services in 47 of the top 50 markets and 82 of the top 100 markets. Presently, the Company owns, manages or has a right to use on a long-term basis 104 licenses (exclusive of the CommcoCCC Assets) that allow it to provide 38 GHz wireless broadband services in 84 markets. See "Risk Factors -- Risk of Non-Consummation of CommcoCCC Acquisition and Other Acquisitions," "Business -- 38 GHz Wireless Broadband Licenses and Authorizations" and "-- Agreements Relating to Licenses and Authorizations -- CommcoCCC Acquisition." During 1996 the Company installed over 370 radio links (single path point-to-point microwave connections), including 99 radio links installed for other carriers and 85 radio links providing service to customers.

    The ability to access and distribute information quickly has become critical to business and government users of telecommunications services. The rapid growth of local area networks ("LANs"), Internet services, video teleconferencing and other data intensive applications is significantly increasing the volume of broadband telecommunications traffic. The inability of the existing infrastructure to meet this demand is creating a "last mile" bottleneck in the copper wire networks of the incumbent local exchange carriers ("LECs"). This increasing demand, together with changes in the regulatory environment, is creating an opportunity to offer cost effective, high capacity last mile access using both wireline and wireless solutions. See "Business -- Telecommunications Industry Overview."

ART'S WIRELESS BROADBAND SERVICES

    The Company is positioned to solve the need for broadband last mile services, linking end users to facilities of LECs, competitive access providers ("CAPs"), competitive local exchange carriers ("CLECs"), inter-exchange carriers ("IXCs") and Internet service providers ("ISPs"). The Company is also positioned to link cell sites of mobile communications service providers and to link metropolitan area network sites using 38 GHz technology. The Company's wireless broadband links deliver high quality voice and data transmissions at a level of performance which exceeds the performance of copper based networks and is a viable alternative to fiber optic based networks. The Company provides point-to-point wireless digital circuits ranging in capacity from DS-1 (1.544 megabits per second ("Mbps"), capable of carrying 24 simultaneous voice conversations) to DS-3 (45 Mbps, capable of carrying 672 simultaneous voice conversations). The Company believes that it generally owns or manages sufficient 38 GHz bandwidth to satisfy the anticipated service requirements of its target customers in each of the Company's existing markets and the additional 80 markets to be acquired under the CommcoCCC Agreement (as defined). See "Business -- ART's Wireless Broadband Services."

    The Company intends initially to market its services as a carrier's carrier in order to leverage ART's carrier customers' sales forces, channels of distribution and customer bases. The Company believes that its services will be attractive to carrier customers which do not currently have broadband networks that reach the majority of their customers. For example, the Company has entered into a strategic distribution agreement (the "Ameritech Strategic Distribution Agreement") with Ameritech Corp. ("Ameritech") for delivery of the Company's wireless broadband services throughout Ameritech's midwest operating region and for certain large customers located outside its region. Ameritech has initiated the sale of ART's wireless broadband services on a limited basis, and the Company expects that full-scale rollout will begin in the first quarter of 1997. See "Business -- Strategic Alliances -- Ameritech Strategic Distribution Agreement."

    The Company believes that a number of factors provide it with certain significant competitive advantages in offering broadband last mile services, including:

    - The characteristics of 38 GHz technology (high data transfer rates, significant channel capacity, rapid deployment, easy installation, very high transmission quality and efficient network design) are ideal for the provision of last mile services. See "Business -- 38 GHz Technology."

    - The Company deploys capital efficiently because of the installation-to-meet-demand and redeployable nature of the Company's wireless broadband equipment, as compared to the significant upfront cost for installation of fiber based networks.

    - As one of the first 38 GHz service providers, the Company enjoys a time-to-market advantage and is therefore well-positioned to capture a large percentage of early adopters, which are generally among the heaviest users. The Company believes it is one of only two 38 GHz service providers currently offering commercial services.

    - The Company is forging strategic alliances with major telecommunications carriers, equipment vendors and technology development companies, thus gaining access to important channels of distribution and early deployment of advanced technologies.

    - The broad scope of the Company's footprint enables it to offer wireless broadband services targeting much of the United States's addressable business market.

    - The Company's network management operational support system provides 24-hour, seven-days-a-week network monitoring and management.

    - The Company is developing proprietary Geographic Information Systems ("GIS") that provide ART with 3-D digital modeling of all of its markets, including all building and landscape features, to reduce the time and expense of engineering its proposed radio locations. These systems will allow the Company to determine line of site for proposed links, produce a list of tenants in the buildings serviceable from such locations and integrate this information with its marketing databases.

BUSINESS STRATEGY

    The Company is seeking to capitalize on its broad footprint of 38 GHz authorizations to become a leading provider of wireless broadband solutions to a diverse group of traditional and emerging telecommunications service providers and end users. See "Business -- Business Strategy." The Company has begun to implement the following strategic initiatives to achieve this objective:

    - CAPITALIZE ON BROAD SPECTRUM POSITION. The Company's spectrum assets provide it with the foundation on which to create a large scale commercial network of 38 GHz wireless broadband operations. The Company plans to continue to build out its infrastructure and to intensify its marketing effort in its market areas in order to exploit the value inherent in its spectrum assets. See "Business -- Agreements Relating to Licenses and Authorizations."

    - ESTABLISH AND EXPAND KEY STRATEGIC ALLIANCES. The Company plans to utilize strategic alliances to bundle its services with those of its partners, to provide for alternative distribution channels and to gain access to technological advancements. The Company has established and will seek to continue to establish key strategic alliances with major service providers, equipment manufacturers and systems integrators. Under the Ameritech Strategic Distribution Agreement, Ameritech is targeting certain sales objectives and has agreed to spend internally up to $7.0 million on its sales and marketing of ART's services. Ameritech owns a 5.0% beneficial equity interest in the Company as of January 2, 1997. The Company also has agreements with Harris Corporation, Farinon Division ("Harris") for marketing ART's 38 GHz services to PCS providers and with GTE Corporation for installation, field servicing and network monitoring. See "Business-- Strategic Alliances."

    - MARKET INITIALLY AS A CARRIER'S CARRIER. The Company intends to initially market its services as a carrier's carrier in order to leverage ART's carrier customers' sales forces, channels of distribution and customer bases. The Company's initial target customers include LECs, CAPs/CLECs, IXCs, ISPs and mobile communications service providers. The Company believes that its services are particularly attractive to carrier customers who do not currently have broadband networks capable of reaching the majority of their customers.

    - PROACTIVELY IDENTIFY OFF-NET MARKET OPPORTUNITIES FOR CARRIER CUSTOMERS. ART utilizes its proprietary database tools, such as GIS, to analyze a particular carrier's network and identify high density off-net customer locations. The GIS database is then used to pre-clear off-net buildings for line of site, distance and network design alternatives. After a critical mass of sites has been pre-qualified, the Company is able to proactively market to the carrier access to such customer premises and pursue a "team selling" approach to end users. Utilizing this proactive approach with multiple carriers is expected to allow the Company incrementally to build a custom-designed wireless hub network in each of its target markets.

    - PURSUE OPPORTUNITIES TO PROVIDE VALUE-ADDED SERVICES. The Company will also market services such as data, video-conferencing, high resolution imaging and video on demand directly to end users in conjunction with system integrators, telecommunications equipment manufacturers and other service providers. The Company also plans to offer point-to-multipoint wireless broadband services and may also decide to offer switched-data services to end users who desire a single source telecommunications solution.

    - MAINTAIN COMPETITIVE ADVANTAGES THROUGH TECHNOLOGY ADVANCEMENTS. As 38 GHz microwave radios begin to be produced in large volumes with modern manufacturing techniques, the Company believes that the cost of such equipment will decline, thereby allowing the Company to meet anticipated price competition in its markets. In addition, through the Company's internal technology development efforts, as well as on-going participation in equipment manufacturers' research and development activities, the Company continuously seeks to reduce costs by designing equipment that allows it to more efficiently utilize its spectrum. For example, the Company anticipates taking delivery of 38 GHz OC-3 radios SONET compatible (155 Mbps) within 18-24 months.

CUSTOMERS AND APPLICATIONS

    The Company began deploying its links principally on a trial basis in November 1995 and has since been hiring its staff, building its internal infrastructure and developing its marketing plans and relationships with potential customers. The Company has generated only nominal revenues from its operations to date and has recently begun to finalize plans to roll out its services on a wide-scale basis. Currently, the Company is providing or has received orders to provide wireless broadband services to LECs, CAPs/ CLECs, ISPs and mobile communications service providers, and is in the process of becoming a qualified vendor to all the major IXCs. The Company currently provides services to carriers such as Ameritech, Bell Atlantic NYNEX Mobile, MFS Communications Company, Inc., UUNet, DIGEX, Incorporated, Electric Lightwave, NEXTLINK Communications LLC, American PCS, L.P., Western Wireless, Commonwealth Telephone, Public Interest Network, Chadwick Telephone, CGX Telecom, CAIS, Inc. and Brooks Fiber Properties, Inc., among others. See "Business--Customers and Applications."

38 GHZ TECHNOLOGY

    The 38 GHz band provides for the following additional advantages as compared to other spectrum bands and wireline alternatives:

    - HIGH DATA TRANSFER RATES. The total amount of bandwidth for each 38 GHz channel is 100 MHz, which exceeds the bandwidth of any other present terrestrial wireless channel allotment and supports full broadband capability. For example, one 38 GHz DS-3 link at 45 Mbps today can transfer data at a rate which is over 1,300 times the rate of the fastest dial-up modem currently in use (33.3 Kbps) and over 350 times the rate of the fastest integrated services digital network ("ISDN") line currently in use (128 Kbps). In addition to accommodating standard voice and data requirements, 45 Mbps data transmission rates allow end users to receive real time, full motion video and 3-D graphics at their workstations and to utilize highly interactive applications on the Internet and other networks.

    - SIGNIFICANT CHANNEL CAPACITY. Because 38 GHz radio emissions have a narrow beam width, a relatively short range and in most instances the capability to intersect without creating interference, 38 GHz service providers can efficiently reuse their bandwidth within a licensed area, thereby increasing the number of customers to which such services can be provided. Management believes that by using technology currently employed by the Company it can serve virtually all of its addressable service market.

    - RAPID DEPLOYMENT. 38 GHz technology can be deployed considerably more rapidly than wireline and other wireless technologies, generally within 72 hours after obtaining access to customer premises. In contrast to the relative ease of installing a 38 GHz transmission link, extending fiber or copper-based networks to reach new customers requires significant time and expense. In addition, unlike providers of point-to-point microwave service in most other spectrum bands, a 38 GHz license holder can install and operate as many transmission links as it can engineer in the licensed area without obtaining additional approvals from the FCC. This is a substantial advantage over other portions of the microwave radio spectrum that must be licensed on a link-by-link basis and that cannot commence service until frequency coordination has been completed.

    - EASE OF INSTALLATION. The equipment used for 38 GHz point-to-point applications (I.E., antennae, transceivers and digital interface units) is smaller, less obtrusive and less expensive than that used for microwave equipment applications at other frequencies, making it less susceptible to zoning restrictions. In addition, 38 GHz equipment can be easily redeployed to meet changing customer requirements.

    - VERY HIGH TRANSMISSION QUALITY. The Company's wireless broadband services are engineered to provide 99.999% availability, with better than a 10-13 (unfaded) bit error rate. This level of availability exceeds the performance of copper based networks and is a viable alternative to fiber based networks. When measured as the total amount of time "out of service" over a year, 99.999% availability equates to less than six minutes per year of down-time, compared to a range of four hours to 44 hours of historical performance of similar copper-based LEC circuits.

    - ADDITIONAL ADVANTAGES OVER OTHER PORTIONS OF RADIO SPECTRUM. At frequencies above 38 GHz, point-to-point applications become less practical because attenuation increases and the maximum distance between transceivers accordingly decreases. Additionally, the FCC has specified the use of many portions of the spectrum for applications other than point-to-point, such as satellite and wireless cable services, and, accordingly, these portions of the radio spectrum often are not available for point-to-point applications.

RECENT DEVELOPMENTS

    There have been a number of recent corporate developments at ART, including:

    - AMERITECH ROLLOUT ANNOUNCEMENT. Ameritech has initiated the sale of ART's wireless broadband services on a limited basis, and the Company expects that full-scale rollout will begin in the first quarter of 1997. Ameritech will rely on ART for the provision of high speed door-to-door connectivity of voice, data and video to customers in the Midwest. See "Business--Strategic Alliances."

    - MASTER SERVICE AGREEMENTS WITH CAPS/CLECS AND ISPS. In September and October 1996, ART entered into various master service agreements with a number of CAPs/CLECs and ISPs, including NEXTLINK Communications LLC, DIGEX, Incorporated, CAIS, Inc., Microwave Partners d/b/a Astrolink Communications, Inc., American PCS, L.P., Message Center Management, Inc., GST Telecom, Inc., and Brooks Fiber Properties, Inc. The Company's master service agreements contain the terms by which customers will place future orders. The terms which are outlined in these agreements include volume discounts, approximate geographic location of links needed and representative pricing. Although a master service agreement is not a take or pay commitment, it lays the groundwork for future orders by a preferred customer and is utilized to facilitate the issuance of purchase orders by a customer without any additional negotiations. See "Business--Strategic Alliances."

    - WORLDCOM AGREEMENTS. In November 1996, ART entered into an agreement with WorldCom, Inc. ("WorldCom") which acquired MFS Communications Company, Inc. on December 31, 1996, to supply trial broadband links to connect WorldCom sites in the New York City metropolitan area. Assuming successful completion of the trial and evaluation process, the Company anticipates that it will be able to enter into broader contractual relationships with WorldCom; however, there can be no assurance that the Company will be able to do so.

    - TELEPORT CONTRACT. In October 1996, ART entered into an installation services agreement pursuant to which ART acted as a sub-contractor to Teleport Communications Group ("TCG" or "Teleport") to provide transmission facilities construction services. As of December 31, 1996, all of such construction services had been substantially completed. See "Business--Strategic Alliances."

    - ICG AGREEMENT.   In October 1996, ART entered into a services agreement
      (the "ICG Agreement") with ICG Telecom Group, Inc. and Pacific & Eastern Digital Transmission Services, Inc., pursuant to which the Company will have an exclusive right, as against third parties, to use for a five-year term ten 38 GHz wireless broadband authorizations covering an aggregate population of approximately 13 million in or around the California cities of Beverly Hills, Los Angeles, Palm Springs, Riverside, Santa Barbara, San Bernardino, Santa Monica, San Diego, Santa Ana and Ventura. In addition, the services agreement grants to the Company a right of first refusal with respect to the purchase of such authorizations, subject to limited exceptions. The services agreement may be renewed for successive terms totalling five additional years upon expiration of its initial term. See "Business--Agreements Relating to Licenses and Authorizations--ICG Agreement."

                                  THE OFFERING

THE UNITS

Units Offered.....................  125,000 Units, each consisting of $1,000 principal
                                    amount at maturity of     % Senior Notes due 2007 and
                                    one Warrant to purchase 9.024 shares of Common Stock of
                                    the Company. The Notes and the Warrants will not be
                                    separable until the earliest of (i)        , 1997, (ii)
                                    a Change in Control with respect to the Company and
                                    (iii) such date as the Underwriters may, in their
                                    discretion, deem appropriate (the "Separation Date").
Use of Proceeds...................  To fund capital expenditures, including the purchase of equipment and the acquisition of certain spectrum
                                    rights, and for general corporate purposes, including
                                    the funding of operating cash flow shortfalls,
                                    technology development and acquisitions of additional
                                    spectrum rights and, potentially, related businesses. At
                                    the closing of the Offering, the Company will use
                                    approximately $44.3 million of the net proceeds to
                                    purchase the Pledged Securities. The amount of the net
                                    proceeds used to purchase Pledged Securities may vary
                                    depending upon the then current interest rates on U.S.
                                    government securities. See "Use of Proceeds" and
                                    "Description of Notes -- Security."
THE NOTES
Notes Offered.....................  $125,000,000 aggregate principal amount of   % Senior
                                    Notes due 2007.
Maturity Date.....................  , 2007.
Interest Payment Date.............  Cash interest on the Notes will be payable semiannually
                                    in arrears on             and             of each year,
                                    commencing             , 1997.
Security..........................  At the closing of the Offering, the Company will use a portion (approximately $44.3 million) of the net
                                    proceeds thereof to purchase a portfolio of Pledged
                                    Securities that will provide funds sufficient for
                                    payment in full of interest on the Notes through
                                             , 2000 and that will be pledged as security for
                                    repayment of principal of the Notes. Proceeds from the
                                    Pledged Securities will be used by the Company to make
                                    interest payments on the Notes through          , 2000.
                                    See "Description of Notes -- Security." The Pledged
                                    Securities will be held by the Trustee under the Pledge
                                    Agreement (as defined) pending disbursement.
Mandatory Redemption..............  None.
Optional Redemption...............  The Notes will be redeemable at the option of the
                                    Company, in whole or in part, at any time on or after
                                              , 2002 at the redemption prices set forth
                                    herein, plus accrued and unpaid interest thereon, if
                                    any, to the date of redemption. In addition, in the
                                    event that the Company receives net proceeds from the
                                    sale of its Common Stock in one or more Equity Offerings
                                    or investments by one or more Strategic Equity In-
                                    vestors on or prior to             , 2000 (other than in
                                    connection with a Change in Control of the Company), the
                                    Company may, at its option, use all or a portion of any
                                    such net proceeds to redeem up to a maximum of 25% of
                                    the initially outstanding aggregate principal amount of
                                    the Notes at a redemption price equal to   % of the
                                    principal amount thereof, plus accrued and unpaid
                                    interest thereon, if any, to the date of redemption;
                                    PROVIDED that not less than 75% of the initially

                                    outstanding aggregate principal amount of the Notes
                                    remain outstanding following such redemption. See
                                    "Description of Notes -- Redemption -- Optional
                                    Redemption."
Change in Control.................  Upon the occurrence of a Change in Control, the Company is obligated to make an offer to purchase all
                                    outstanding Notes at a price of 101% of the principal
                                    amount thereof, plus accrued and unpaid interest
                                    thereon, if any, to the date of purchase. See
                                    "Description of Notes -- Certain Covenants -- Change in
                                    Control." There can be no assurance that the Company
                                    will have sufficient funds available at the time of any
                                    Change in Control to purchase all Notes tendered. See
                                    "Risk Factors -- Risk of Inability to Satisfy Change in
                                    Control Offer."
Ranking...........................  The Notes will represent senior obligations of the
                                    Company and will be unsecured, except for the pledge by
                                    the Company of the Pledged Securities. The Notes will
                                    rank PARI PASSU in right of payment with all existing
                                    and future unsecured, senior indebtedness of the Company
                                    and will rank senior in right of payment to all existing
                                    and future subordinated indebtedness of the Company. At
                                    September 30, 1996, on a pro forma basis after giving
                                    effect to the Offering, the Common Stock Offering and
                                    the application of the net proceeds therefrom, the
                                    aggregate principal amount of indebtedness of the
                                    Company (excluding the Notes) was approximately $3.1
                                    million, which consisted of the EMI Note and the
                                    Equipment Note, all of which ranked PARI PASSU with the
                                    Notes. However, $1.6 million of such indebtedness
                                    constituted secured indebtedness which will effectively
                                    rank senior to the Notes with respect to the assets
                                    securing such indebtedness. Although the Indenture will
                                    limit the ability of the Company and its subsidiaries to
                                    incur additional indebtedness, including additional
                                    senior indebtedness, the Indenture will permit the
                                    Company to incur a substantial amount of secured
                                    indebtedness, including vendor indebtedness and
                                    indebtedness under the Credit Facility, which, if
                                    incurred, will effectively rank senior to the Notes with
                                    respect to the assets securing such indebtedness. See
                                    "Risk Factors -- Possible Incurrence of Substantial
                                    Secured Indebtedness," "Description of Notes" and
                                    "Description of Certain Indebtedness."
Certain Covenants.................  The Indenture will contain certain covenants which, among other things, will restrict the ability of the
                                    Company and its Restricted Subsidiaries (as defined) to
                                    (i) incur indebtedness, (ii) pay dividends or make
                                    distributions in respect of the Company's capital stock
                                    or make certain other restricted payments, (iii) create
                                    certain liens, (iv) enter into certain transactions with
                                    affiliates or related persons, (v) conduct certain
                                    businesses or (vi) sell certain assets. In addition, the
                                    Indenture will limit the ability of the Company to
                                    consolidate, merge or sell all or substantially all of
                                    its assets. These covenants are subject to important
                                    exceptions and qualifications. See "Description of Notes
                                    -- Certain Covenants."
THE WARRANTS
Warrants..........................  125,000 Warrants which, when exercised, would entitle the holders thereof to purchase, in the aggregate,
                                    1,128,011 shares of Common Stock (the "Warrant Shares"),
                                    representing 5.0% of the outstanding Common Stock on a
                                    fully-diluted basis on the date hereof, after giving
                                    effect to the Offering and the CommcoCCC Acquisition.

Registration Rights...............  The Company will be required under the terms of the agreement pursuant to which the Warrants are issued (the
                                    "Warrant Agreement") to use its best efforts to cause to
                                    become effective under the Securities Act no later than
                                                , 1997 a shelf registration statement (the
                                    "Warrant Shelf Registration Statement") covering the
                                    issuance of the Warrant Shares upon exercise of the
                                    Warrants. Subject to certain "black-out" periods, the
                                    Company will also be required to use its best efforts to
                                    maintain the effectiveness of the Warrant Shelf
                                    Registration Statement until the expiration or exercise
                                    of all Warrants. See "Description of Warrants --
                                    Registration of Warrant Shares" and "Risk Factors --
                                    Current Registration Required to Exercise Warrants."
Separation Date...................  The Notes and the Warrants will not be separable until
                                    the earlier of (i)        , 1997, (ii) a Change in
                                    Control with respect to the Company and (iii) such date
                                    as the Underwriters may, in their discretion, deem
                                    appropriate.
Exercise..........................  Each Warrant will entitle the holder thereof, subject to certain conditions, to purchase 9.024 shares of Common
                                    Stock at an exercise price of $      per share, subject
                                    to adjustment under certain circumstances. The Warrants
                                    will be exercisable at any time on or after
                                                , 1997 and prior to the expiration of the
                                    Warrants, as set forth below. The exercise price and
                                    number of shares of Common Stock issuable upon exercise
                                    of the Warrants will be subject to adjustment from time
                                    to time upon the occurrence of certain changes with re-
                                    spect to the Common Stock, including certain
                                    distributions of shares of Common Stock, issuances of
                                    options or convertible securities, dividends and
                                    distributions and certain changes in options and
                                    convertible securities of the Company. A Warrant does
                                    not entitle the holder thereof to receive any dividends
                                    paid on shares of Common Stock.
Expiration........................  , 2007.

    For additional information concerning the Units, the Notes, the Warrants and the Common Stock, and the definitions of certain capitalized terms used above, see "Description of Units," "Description of Notes," "Description of Warrants" and "Description of Capital Stock."

                           CIBC FINANCING COMMITMENT

    The Company has entered into agreements with certain investors (the "Noteholders") which provide for the issuance of $50.0 million of Senior Secured Notes due 1998 (the "Senior Secured Notes") at any time, at the Company's option, until February 10, 1997 (the "CIBC Financing Commitment"). Upon completion of the Offering, the CIBC Financing Commitment will terminate, and, accordingly, the Company will not issue the Senior Secured Notes in such event. See "Description of Certain Indebtedness -- CIBC Financing Commitment."

                                  RISK FACTORS

    See "Risk Factors" beginning on page 13 for a discussion of certain factors that should be considered by prospective purchasers of the Units offered hereby. Certain statements contained in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following table presents unaudited summary historical and pro forma financial data which were derived from, and should be read in conjunction with, the audited financial statements of the Company and the notes thereto, the unaudited condensed consolidated financial statements of the Company and the notes thereto, and the unaudited pro forma condensed consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus. The pro forma financial data are not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the nine months ended September 30, 1996 and for the year ended December 31, 1995, nor do they purport to represent the Company's future financial position and results of operations.

                                                          YEAR ENDED DECEMBER 31, 1995    NINE MONTHS ENDED SEPTEMBER 30,
                                                                                                       1996
                                                         -------------------------------  -------------------------------
                                                         HISTORICAL (1)  PRO FORMA (2)    HISTORICAL (1)  PRO FORMA (2)
                                                         -------------  ----------------  -------------  ----------------
STATEMENT OF OPERATIONS DATA:
Service revenue........................................   $     5,793     $      5,793     $   125,013     $    125,013
Non-cash compensation expense..........................     1,089,605        1,089,605       7,504,452        7,504,452
Depreciation and amortization..........................        15,684        2,509,059         504,462        2,374,493
Interest and financing expense.........................       131,540       24,616,543       1,396,943       20,546,088
Net loss...............................................     3,234,843       27,048,846      20,378,377       39,024,272
Pro forma net loss per share of Common Stock (3).......          0.30     $       1.36            2.15             2.12
Pro forma weighted average number of shares of Common
 Stock outstanding (3).................................    10,912,338       19,846,172       9,470,545       18,404,379

OTHER FINANCIAL DATA:
EBITDA (4).............................................   $(2,007,568)    $ (2,007,568)    $(9,978,993)    $ (9,978,993)
Capital expenditures...................................     3,585,144        3,585,144       7,864,110        7,864,110

                                                                    AS OF
                                                              DECEMBER 31, 1995      AS OF SEPTEMBER 30, 1996
                                                              ------------------  -------------------------------
                                                                HISTORICAL (1)    HISTORICAL (1)  PRO FORMA (2)
                                                              ------------------  -------------  ----------------
BALANCE SHEET DATA:
Working capital surplus (deficit)...........................     $ (3,008,510)     $(20,700,673)  $   73,255,289
Property and equipment, net.................................        3,581,561       11,019,217        11,019,217
FCC licenses, net...........................................        4,235,734        4,276,780       104,011,780
Total assets................................................        9,876,559       20,541,997       252,540,252
Short-term debt.............................................               --        9,275,179                --
Long-term debt (including current portion)..................        6,450,000        3,107,422       121,215,275
Total stockholders' equity (deficit)........................         (312,860)      (2,995,212)       97,220,369

------------------------------

(1) The historical summary financial data of the Company reflects the Merger of ART and Telecom, which occurred on October 28, 1996. The Merger was accounted for as a reorganization of entities under common control which is similar to that of a pooling of interests.

(2) The unaudited summary financial data under the caption "Pro Forma" are presented as if the following transactions had occurred as of the beginning of the respective periods for the Statement of Operations Data and Other Financial Data and as of the balance sheet date for the Balance Sheet Data:
    (i) the sale by the Company of 2,300,500 shares of Common Stock offered in the Common Stock Offering in November 1996 at a price of $15.00 per share, after deducting the underwriting discount and offering expenses; (ii) the Conversion in November 1996; (iii) fees and expenses of approximately $6.4 million related to the CIBC Financing Commitment, including the issuance of the First CIBC Warrants (as defined) to purchase 300,257 shares of Common Stock, which financing commitment is assumed to be replaced by the issuance of the Notes in the Offering; (iv) the receipt of $1.6 million (out of a total of $4.0 million) in cash proceeds from the September Bridge Financing (as defined) in October 1996; (v) the application of the net proceeds from the Common Stock Offering to repay the March Bridge Notes, the CommcoCCC Notes and the September Bridge Notes (in each case, as defined), which repayment occurred in November 1996, and the November 1996 payment of $3.0 million of the total $6.0 million consideration to acquire the 50% ownership interest of ART West held by Extended (in each case, as defined); (vi) the exercise of the Ameritech Warrant (as defined) to purchase an aggregate of 318,374 shares of Common Stock in December 1996; (vii) the sale by the Company of 125,000 Units offered in the Offering assuming $125.0 million of gross proceeds, after deducting (a) the estimated underwriting discount and offering expenses, (b) the cash used to purchase the Pledged Securities of approximately $44.3 million and (c) the value ascribed to the Warrants of approximately $6.9 million (the value was based on an assumed value of $11.25 per share of Common Stock, a warrant exercise price of $12.375 per share and an assumed issuance of Warrants to purchase an aggregate of 1,128,011 shares of Common Stock); (viii) the use of $3.0 million of net proceeds from the Offering to fund the balance of the ART West purchase price; and (ix) the consummation of the acquisition by the Company of the CommcoCCC Assets in exchange for 6,000,000 shares of Common Stock at an assumed value of $11.25 per share plus related estimated expenses.

(3) Pro forma net loss per share is computed based on the loss for the period divided by the weighted average number of shares of Common Stock outstanding during the period including the issuance of 2,300,500 shares of Common Stock issued in the Common Stock Offering, the Conversion, the issuance of potentially dilutive instruments issued within one year prior to the Common Stock Offering at exercise prices below the initial public offering price of $15.00 per share (in measuring the dilutive effect, the treasury stock method was used), the issuance of the 318,374 shares of Common Stock to Ameritech, and the issuance of 6,000,000 shares of Common Stock in connection with the CommcoCCC Acquisition.

(4) EBITDA represents loss before interest and financing expense (net of interest income), income tax expense, depreciation and amortization expense, non-cash compensation expense and non-cash market development expense. EBITDA is not intended to represent cash flows from operating activities, as determined in accordance with generally accepted accounting principles.EBITDA should not be considered as an alternative to, or more meaningful than, operating income or loss, net income or loss or cash flow as an indicator of the Company's performance. EBITDA has been included because the Company uses it as one means of analyzing its ability to service its debt, because a similar measure will be used in the Indenture with respect to computations under certain covenants and the Company understands that it is used by certain investors as one measure of a company's historical ability to service its debt. Not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to other similarly titled measures of other companies.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE UNITS OFFERED HEREBY. CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                         BUSINESS AND REGULATORY RISKS

LIMITED OPERATIONS; HISTORY OF NET LOSSES

    Although the Company's business commenced in 1993, the Company has generated only nominal revenues from operations to date. The Company's primary activities have focused on the acquisition of wireless authorizations, the hiring of management and other key personnel, the raising of capital, the acquisition of equipment and the development of operating systems. Prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Units offered hereby. The Company's ability to provide commercial service on a widespread basis and to generate positive operating cash flow will depend on its ability to, among other things, (i) deploy its 38 GHz technology on a market-by-market basis, (ii) attract and retain an adequate customer base, (iii) develop its operational and support systems and (iv) acquire appropriate sites for its operations. See "Business -- Business Strategy." Given the Company's limited operating history, there can be no assurance that it will be able to achieve these goals, to develop a sufficiently large revenue-generating customer base, to service its indebtedness or to compete successfully in the telecommunications industry.

    The development of the Company's business and the deployment of its services and systems will require significant capital expenditures, a substantial portion of which will need to be incurred before the realization of significant revenues. Together with the associated start-up operating expenses, these capital expenditures will result in negative cash flow until an adequate revenue generating customer base is established. For the year ended December 31, 1995 and the nine-month period ended September 30, 1996, the Company reported net losses of $3.2 million and $20.4 million, respectively. From inception through September 30, 1996, the Company reported net losses of $23.9 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Through December 31, 1997, the Company currently expects to incur capital expenditures of approximately $35.0 million as the development and expansion of its wireless broadband business continues. The Company expects to generate significant operating and net losses for at least the next several years. There can be no assurance that the Company will develop an adequate revenue-generating customer base or will achieve or sustain profitability in the future.

EMERGING MARKET; UNCERTAIN ACCEPTANCE OF 38 GHZ SERVICES

    The Company has only recently begun to market its wireless broadband services to potential customers and has generated only nominal revenues to date. The provision of wireless broadband services on 38 GHz frequencies represents an emerging sector of the telecommunications industry, and the demand for such services is uncertain. Market acceptance may be adversely affected by historical perceptions of the unreliability and lack of security of previous microwave technologies using frequencies other than 38 GHz. The Company expects that substantial marketing effort, time and expense will be required to stimulate initial demand for the Company's wireless broadband services. See "Business -- 38 GHz Technology." There can be no assurance that substantial markets will develop for 38 GHz wireless broadband services, or, if such markets were to develop, that the Company would be able to attract and maintain a sufficient revenue-generating customer base or operate profitably.

    The Company's success in providing wireless broadband services is subject to certain factors beyond the Company's control. These factors include, without limitation, changes in general and local economic conditions, availability of equipment, changes in telecommunications service rates charged by other service providers, changes in the supply and demand for wireless broadband services, competition from wireline and wireless operators in the same market area, changes in the federal and state regulatory schemes affecting the operation of wireless broadband systems (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations) and changes in technology that have the potential of rendering obsolete the Company's wireless broadband equipment. In addition, the extent of the potential demand for wireless broadband services in the Company's market areas cannot be estimated with certainty. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations.

RISK OF NON-CONSUMMATION OF COMMCOCCC ACQUISITION AND OTHER ACQUISITIONS; COMMCO OPTION

    On July 3, 1996, the Company entered into an agreement (as amended, the "CommcoCCC Agreement") to acquire the CommcoCCC Assets from CommcoCCC (the "CommcoCCC Acquisition") in exchange for 6,000,000 shares of Common Stock. See "Business -- Agreements Relating to Licenses and Authorizations -- CommcoCCC Acquisition." The CommcoCCC Acquisition is subject to various conditions including receipt of FCC and other approvals (including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if required), receipt by CommcoCCC of an opinion as to the tax-free nature of the transaction, minimum population coverage requirements for the authorizations of ART and CommcoCCC, accuracy of representations and warranties except for breaches that do not have in the aggregate a material adverse effect, no pending or threatened material litigation and other customary closing conditions. There can be no assurance that all such conditions will be satisfied. After consummation of the CommcoCCC Acquisition; a stockholder of CommoCCC may have the right, subject to certain conditions, to acquire up to 12 authorizations from the Company pursuant to the Commco Option (as defined). Exercise of the Commco Option would reduce the number of authorizations owned by the Company and might adversely affect development of the Company's business. See "Business -- Agreements Relating to Licenses and Authorizations -- CommcoCCC Acquisition." In order to satisfy the minimum population coverage requirements, the Company will be obliged to complete the acquisitions of certain spectrum rights from ART West and TeleCom One, or, in the event it cannot complete one or more of such acquisitions, to acquire, manage or obtain the right to use on a long-term basis other spectrum rights; however there can be no assurance that the Company will be able to do so. The Company's acquisition agreements with ART West and TeleCom One are also subject to various conditions and consequently there can be no assurance that all such conditions can be satisfied. See "Business--Agreements Relating to Licenses and Authorizations--Additional Spectrum Rights Leases."

    To obtain FCC approval of the CommcoCCC Acquisition, the Company will need to demonstrate that the shareholders of CommcoCCC acquired the authorizations that are to be assigned to the Company with the intent of providing service to the public and not for the speculative purpose of reselling such authorizations and may need certain waivers or consents from the FCC. The FCC may be unwilling to grant its approval or may grant its approval subject to conditions that may be adverse to the Company. There can be no assurance that the FCC will grant such waivers or that there would not be substantial delays in its doing so. If the Company were unable to complete the CommcoCCC Acquisition for any reason, the Company's footprint could be considerably smaller than planned, and the expected development of the Company's business could be materially adversely affected.

COMPETITION

    The telecommunications services industry is highly competitive. The Company has only recently begun to market its wireless broadband services to potential customers and is currently providing services on a limited basis. In each market area in which the Company is authorized to provide services, the Company competes or will compete with several other service providers and technologies. The Company expects to compete primarily on the basis of wireless broadband service features, quality, price, reliability, customer service and rapid response to customer needs. The Company faces significant competition from other 38 GHz providers and incumbent LECs, such as the Regional Bell Operating Companies ("RBOCs"). The Company may also compete with CAPs/CLECs, other wireless service providers, cable television operators, electric utilities, LECs operating outside their current local service areas and IXCs. There can be no assurance that the Company will be able to compete effectively in any of its market areas. See "Business -- Competition."

    COMPETITION FROM 38 GHZ SERVICE PROVIDERS. The Company faces competition from other 38 GHz service providers, such as WinStar Communications, Inc. ("WinStar") and BizTel Communications, Inc. ("BizTel," which is an affiliate of TCG), within its market areas. In many cases, one or both of these service providers hold licenses to operate in other portions of the 38 GHz band in geographic areas which encompass or overlap the Company's market areas. In certain of the Company's market areas, other 38 GHz service providers may have a longer history of operations, a larger geographic footprint or substantially greater financial resources than the Company. WinStar commenced its 38 GHz operations approximately one year prior to the Company, has raised significant capital and has the competitive advantages inherent in being the first to market 38 GHz services. In addition to WinStar and BizTel several dozen smaller entities have been granted 38 GHz authorizations in geographic regions in which the Company plans to operate. In January 1997, WinStar acquired the 38 GHz licenses of one such entity, Milliwave L.P. ("Milliwave"). Due to the relative ease and speed of deployment of 38 GHz technology, the Company could face intense price competition and competition for customers from other 38 GHz service providers.

    The Company also faces potential competition from new entrants to the 38 GHz market, including LECs and other leading telecommunications companies. The NPRM (as defined) contemplates an auction of certain spectrum assets, including the lower fourteen proposed 100 MHz channels (which are similar to those used by the Company) and four proposed 50 MHz channels in the 38 GHz spectrum band, which have not been previously available for commercial use. See "-- Government Regulation." On December 31, 1996, the FCC announced that it had adopted an order that partially lifted the freeze on the processing of new applications, which should result in the grant of additional authorizations to other 38 GHz applicants. The grant of additional authorizations by the FCC in the 38 GHz band, or other portions of the spectrum with similar characteristics, could result in increased competition and diminish the value of the Company's existing 38 GHz authorizations. The Company believes that, assuming that additional channels are made available as proposed by the NPRM, additional entities having greater resources than the Company could acquire authorizations to provide 38 GHz services. See "Business -- Government Regulation -- Federal Regulation -- FCC Rulemaking."

    OTHER WIRELESS COMPETITORS. The Company may also face competition from other terrestrial wireless services, including 2 GHz and 28 GHz "wireless cable" systems (MMDS and LMDS), 18 GHz point-to-point microwave services (DEMS), FCC
Part 15 wireless radio devices, and other services that use existing point-to-point microwave channels on other frequencies. Motorola Satellite Systems, Inc. has filed an application with the FCC for a global network of satellites in the 37.5-40.5 GHz band and the 47.2-50.2 GHz band, which is proposed to be used for broadband voice and data services. Other companies have filed applications for global broadband satellite systems in the 28 GHz band. If developed, these systems could also present significant competition to the Company.

    The FCC is planning to hold an auction for 28 GHz spectrum in all markets for the provision of high capacity wireless cable systems. These auctions are expected to take place in 1997. The 2 GHz wireless cable spectrum may also provide competition for metropolitan wireless broadband services. At present, wireless cable licenses are used primarily (if not exclusively) for the distribution of video programming, and have only a limited capability to provide two-way communications needed for wireless broadband telecommunications services, but there can be no assurance that this will continue to be the case.

    According to press reports and FCC records, Associated Communications Group affiliates and joint venture partners (collectively, "ACG") hold licenses in the 18 GHz band in 31 markets. Press reports indicate that ACG plans to use fixed wireless service to provide voice, data, Internet and videoconferencing services.

    The FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company for certain low data-rate transmission services.

    COMPETITION FROM INCUMBENT LECS. The Company also faces significant competition from incumbent LECs, irrespective of whether they provide 38 GHz services. Incumbent LECs have long-standing relationships with their customers, generally own significant PCS or cellular assets, have the potential to subsidize competitive services with revenues from a variety of businesses and benefit from favorable federal and state policies and regulations. Regulatory decisions and recent legislation, such as the Telecommunications Act of 1996 (the "Telecommunications Act"), have partially deregulated the telecommunications industry and reduced barriers to entry into new segments of the industry. In particular, the Telecommunications Act, among other things, (i) enhances local exchange competition by preempting laws prohibiting competition in the local exchange market, by requiring LECs to provide fair and equal standards for interconnection and by requiring incumbent LECs to provide unbundling of services and (ii) permits an RBOC to compete in the interLATA long distance service market once certain competitive characteristics emerge in such RBOC's service area. The Company believes that this trend towards greater competition will continue to provide opportunities for broader entrance into the local exchange markets. However, as LECs face increased competition, regulatory decisions are likely to provide them with increased pricing flexibility, which in turn may result in increased price competition. There can be no assurance that such increased price competition will not have a material adverse effect on the Company's results of operations.

    A number of companies are developing enhancements to increase the performance of LECs' legacy copper networks. These generally come under the description of digital subscriber line products, such as ADSL (asymmetrical digital subscriber line), HDSL (high-speed digital subscriber line) and VDSL (video digital subscriber line). There can be no assurance that the Company will be able to compete effectively with these enhancements.

    OTHER COMPETITORS. The Company may compete with CAPs/CLECs for the provision of last mile access and additional services in most of its market areas. However, the Company believes that many CAPs/CLECs may utilize 38 GHz transmission links primarily to augment their own service offerings to IXCs and end users, and that the Company is well positioned to provide such 38 GHz services to CAPs/ CLECs. However, there can be no assurance that CAPs/CLECs will utilize the Company's 38 GHz services or that CAPs/CLECs will not seek to acquire their own 38 GHz licenses or use the 38 GHz licenses of other licensees. Furthermore, the ability of CAPs/CLECs to compete in the local exchange market is limited by lack of parity with LECs in number portability, dialing parity and interconnection. The Telecommunications Act requires the FCC and the states to implement regulations that place CAPs/ CLECs on a more equal competitive footing with LECs. To the extent these changes are implemented, CAPs/CLECs may be able to compete more effectively with LECs. However, there can be no assurance that CAPs/CLECs or 38 GHz service providers, such as the Company, will be able to compete effectively for the provision of last mile access and other services.

    The Company may also face competition from cable television operators deploying cable modems, which provide high speed data capability over installed coaxial cable television networks. Although cable modems are not widely available currently, the Company believes that the cable industry may support the deployment of cable modems to residential cable customers through methods such as price subsidies. Notwithstanding the cable industry's interest in rapid deployment of cable modems, the Company believes that in order to provide broadband capacity to a significant number of business and government users cable operators will be required to spend significant time and capital in order to upgrade their existing networks to the next generation of hybrid fiber coaxial network architecture. However, there can be no assurance that cable television operators will not emerge as a source of competition to the Company.

    The Company may also face competition from electric utilities, LECs operating outside their current local service areas, IXCs and other providers. These entities provide transmission services using technologies which may enjoy a greater degree of market acceptance than 38 GHz wireless broadband technology in the provision of last mile broadband services. In addition, the Company may face competition from new market entrants using wireless, fiber optic and enhanced copper based networks to provide local service.

    Many of the Company's competitors have long-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than the Company. As a result, these competitors may be able to more quickly develop and exploit new or emerging technologies, adapt to changes in customer requirements or devote greater resources to the marketing of their services than the Company. The consolidation of telecommunications companies and the formation of strategic alliances and cooperative relationships in the telecommunications and related industry, as well as the development of new technologies, could give rise to significant new competitors to the Company. In such case, there can be no assurance as to the degree to which the Company will be able to compete effectively.

GOVERNMENT REGULATION

    The telecommunications services offered by the Company are subject to regulation by federal, state and local government agencies. At the federal level, the FCC has jurisdiction over the use of the electromagnetic spectrum (I.E., wireless services) and has exclusive jurisdiction over all interstate telecommunications services, that is, those that originate in one state and terminate in another state. State regulatory commissions have jurisdiction over intrastate communications, that is, those that originate and terminate in the same state. Municipalities may regulate limited aspects of the Company's business by, for example, imposing zoning requirements and requiring installation permits. See "Business -- Government Regulation."

    The Company is licensed by the FCC as a common carrier provider of facilities-based local telecommunications services. For many of its intrastate services, the Company will need to seek authorizations from the states and, in most cases, file tariffs. The Company is in the process of filing tariffs for some of its services with the FCC and with certain state authorities on an ongoing basis. Certain of its proposed services have not yet been permitted in most states. Although the Telecommunications Act requires the states to open up all of the Company's services to competition, there can be no assurance that this will occur on a timely basis. Challenges to its applications for authorizations or its tariffs by third parties could cause the Company to incur substantial legal and administrative expenses and time delay in implementing its business plan. Although many of the Company's applications for FCC authorizations were subject to challenge, the Company nonetheless was granted authorizations for a majority of its applications. The Company's remaining applications were either dismissed, voluntarily or involuntarily, or are currently pending before the FCC.

    Twenty of the Company's applications were dismissed by the FCC because they overlapped either with authorizations granted to third parties or with third party applications that held superior rights by virtue of the timing of their filing. Five of the Company's applications were dismissed voluntarily by the Company because they could not be granted under FCC policies. In one instance, the geographic area sought was larger than that permitted by the FCC's September 1994 Policy Statement. In the other four instances, the dismissed applications overlapped with each other and thus could not be granted under then-existing FCC policies. None of the dismissals will impact the financial condition or operations of the Company because they have not been included in the Company's business plan. Some of the pending applications propose use of the same channel in part of the same geographic area as one or more applications filed by third parties and therefore could not be granted under the FCC rules generally prohibiting the grant of mutually-exclusive applications. All of the pending applications are subject to the freeze on the grant of additional authorizations pending completion of the NPRM, which proposes dismissal of all such applications. The Company's business plans do not assume that any of these pending applications will be granted. The Company does not believe that a failure to grant these applications will impair its ability to operate. See "Business -- Government Regulation."

    In its provision of local wireless broadband services, the Company currently is not subject to rate regulation by the FCC, but is subject to regulation by most states. Additionally, the Company is required to comply with all applicable local zoning and other laws governing the installation and operation of its wireless broadband networks.

    Changes in existing laws and regulations, including those relating to the provision of wireless local telecommunications services via 38 GHz licenses, or any failure or significant delay in obtaining necessary regulatory approvals, could have a material adverse effect on the Company. On November 13, 1995, the FCC released an order barring the acceptance of new applications for 38 GHz authorizations. On December 15, 1995, the FCC announced the issuance of a notice of proposed rulemaking (the "NPRM"), pursuant to which it proposed to amend its current rules to provide for, among other things, (i) the adoption of an auction procedure for the issuance of authorizations in the 38 GHz band, including a possible auction of the lower fourteen proposed 100 MHz channels (which are similar to those used by the Company) and the lower four proposed 50 MHz channels in the 38 GHz band that have not been previously available for commercial use and the possible auction of the unlicensed areas in the upper fourteen 100 MHz channels, (ii) licensing frequencies using predefined geographic service areas ("Basic Trading Areas"), (iii) the imposition of substantially stricter construction requirements for authorizations that are not received pursuant to auctions as a condition to the retention of such authorizations and (iv) the implementation of certain technical rules designed to avoid radio frequency interference among licensees. In addition, the FCC ordered that those applications subject to mutual exclusivity with other applicants or placed on public notice by the FCC after September 13, 1995 would be held in abeyance pending the outcome of the NPRM and might then be dismissed (the "freeze"). On December 31, 1996, the FCC announced that it had adopted an order that partially lifted the freeze on the processing of pending applications. Among other actions, the order provides that the Commission will process certain amendments filed before December 15, 1995 that have the effect of eliminating mutual exclusivity among pending applications, which is likely to result in the grant of additional authorizations to 38 GHz applicants other than the Company. Final rules issued in connection with the NPRM may require that 38 GHz service providers share the 38 GHz band with satellite services. Motorola Satellite Systems, Inc. ("Motorola Satellite") has filed an application with the FCC with respect to a global network of satellites to be used to provide broadband voice and data services. See "-- Other Wireless Competitors." Motorola Satellite proposes to use 38 GHz frequencies for transmissions from space to earth. If permitted by the FCC, satellite transmissions in the 38 GHz frequencies could adversely effect the Company's existing operations or its future expansions by creating interference or by causing the FCC to impose power and other limitations upon the Company's transmissions. The Motorola Satellite application would require the FCC to change certain rules in order to be granted, and the Company expects that a number of years would elapse before any such system would be launched. The extent of the adverse impact upon the Company's operations if the Motorola Satellite application were to be granted in its current form is unknown. However, there can be no assurance that the Company's operations would not be adversely affected.

    There can also be no assurance that the final rules (if any) issued in connection with the NPRM will resemble the rules proposed in the NPRM, and there can also be no assurance that any proposed or final rules will not have a material adverse effect on the Company. Statutes and regulations which may become applicable to the Company as it expands could require the Company to alter methods of operations at costs which could be substantial or otherwise limit the types of services offered by the Company.

    The Company manages the systems of ART West, DCT, Telecom One and CommcoCCC (during the pendency of certain acquisitions) pursuant to management agreements. In addition, the Company recently entered into the ICG Agreement and a services agreement with Microwave Partners. See "Business -- Agreements Relating to Licenses and Authorizations." The Company believes that the provisions of these management and lease agreements comply with the FCC's policies concerning licensee control of FCC-licensed facilities. Because the 38 GHz service is a new service, however, there is no FCC precedent addressing the limits of such management arrangements for this service. No assurance can be given that the management arrangements or proposed acquisitions will, if challenged, be found to satisfy the FCC's policies or what modifications, if any, may need to be made to satisfy those policies. If the FCC were to void or require modifications of the management arrangements, the operations of the Company could be adversely affected.

RISK OF FORFEITURE, NON-RENEWAL AND FLUCTUATION IN VALUE OF FCC LICENSES

    Upon completion of the CommcoCCC Acquisition, the Company will own, manage or have a right to use on a long-term basis a total of 233 licenses that will allow it to provide 38 GHz wireless broadband services in 169 U.S. markets. The Company currently owns, manages or has a right to use on a long-term basis 104 licenses (exclusive of the CommcoCCC Assets) that allow it to provide 38 GHz wireless broadband services in 84 markets, 78 of which are owned by the Company, 14 of which are managed by the Company through the Company's interests in or arrangements with other companies, and 12 of which the Company has the right to use on a long-term basis. Under the current FCC rules, the recipient of a license for 38 GHz microwave facilities is required to construct facilities to place the station "in operation" within 18 months of the date of grant of the authorization. Although under current FCC regulations the term "in operation" is not defined beyond the requirement that the station be capable of providing service, the industry custom is to establish at least one link between two transceivers in each market area for which an authorization is held. In the event that the recipient fails to comply with this construction deadline, the license is subject to forfeiture, absent an extension of the deadline. All of the 104 licenses that the Company owns, manages or has a right to use on a long-term basis (exclusive of the CommcoCCC Assets) have met the FCC's construction deadline. Under the terms of the CommcoCCC authorizations and the Company's management agreement with CommcoCCC, the Company has met the construction deadline for 76 licenses and must meet the construction deadline for the remaining 53 licenses between mid-April and mid-August 1997. The Company believes that, in light of current FCC practice, extensions of construction periods are highly unlikely. Although the Company believes that it can meet the construction deadline for all of the CommcoCCC licenses within applicable time limits, there can be no assurance that it will be able to do so or that the Company will be able to comply with whatever more stringent construction requirements the FCC ultimately adopts as a result of the NPRM. As a result, some of the Company's licenses could be subject to forfeiture, which could have a material adverse effect on the Company's development and results of operations. In addition, pursuant to rules that became effective August 1, 1996, if a station does not transmit operational traffic (not test or maintenance signals) for a consecutive period of twelve months at any time after construction is complete, or if removal of equipment or facilities renders the station incapable of providing service, the license is subject to forefeiture, absent a waiver of the FCC's rules. Although this rule has not been interpreted by the FCC, it is possible that it could be applied in such a way that could cause one or more of the Company's licenses to be subject to forfeiture. See "Business -- Government Regulation" and "-- 38 GHz Wireless Broadband Licenses and Authorizations."

    The FCC's current policy aligns the expiration dates of all 38 GHz licenses so that all licenses expire concurrently. Licenses can be renewed for a period not to exceed ten years. All of the 38 GHz licenses owned or to be acquired by the Company will expire in February 2001. Although the Company currently anticipates that its licenses will be renewed based upon the FCC's custom and practice in connection with other services which have established a presumption in favor of licensees that have complied with regulatory obligations during the initial license period, there can be no assurance that all or any of the licenses will be renewed upon expiration of their initial terms. In the event that the FCC does not renew one or more of the licenses, the Company's business and results of operations could be materially adversely affected.

    The Company plans to use its licenses to develop wireless broadband systems in all of its market areas. In addition, a limited secondary market exists for 38 GHz licenses, and the Company may from time to time purchase such licenses. The value of licenses held or acquired hereafter by the Company will depend upon the success of the Company's wireless broadband operations, fluctuations in the level of supply and demand for such licenses and the telecommunications industry's response to the availability and efficacy of wireless broadband systems. In addition, federal and state regulations limit the ability of licensees to sell their licenses. Assignments of licenses and changes of control involving entities holding licenses require prior FCC and, in some instances, state regulatory approval and are subject to restrictions and limitations on the identity and status of the assignee or successor. These regulatory restrictions on transfer of licenses may adversely affect the value of the Company's licenses.

POTENTIAL RIGHTS TO FOREIGN LICENSES

    Entities in which the Company has a substantial interest have applied or intend to apply for licenses to provide wireless broadband services in Canada and in various Western European countries. Although the Company currently expects that, if licenses are obtained, these entities will be financed on a stand-alone basis without recourse to the Company, there can be no assurance that such entities will have access to financing on acceptable terms or at all. See "Business -- Foreign Markets."

    In October 1996, ART entered into a binding letter of intent with Advantage Telecom, Inc. ("ATI"), a Canadian company which has applied for licenses to provide 38 GHz service in the 66 major markets in Canada covering a population of at least 21 million people. Upon consummation of the transactions described in the letter of intent, ART will hold a substantial direct and indirect minority interest in ATI and will be a party to a services agreement with ATI pursuant to which ART will construct and operate radio systems based upon any licenses that may be granted to ATI and subject to control by ATI. The Company incurred approximately $300,000 of expenses, and ATI is responsible for securing any additional funding necessary to construct the radio systems. Due to current uncertainty in Canada's licensing policy, there can be no assurance that ATI will be granted these licenses or that, if licenses are granted, ATI will obtain the funding necessary to construct the radio systems.

    On September 29, 1996 the Company entered into a shareholders agreement with Trond Johannessen, pursuant to which the Company anticipates eventually obtaining licenses and offering its wireless broadband services through separate subsidiaries in the 17 countries comprising the European Union. The Company has caused or will cause to be formed subsidiaries in Sweden, the United Kingdom and Italy for this purpose. Under the shareholders agreement, in consideration for services to be rendered and his proportionate share of the formation costs, Mr. Johannessen is entitled to receive a 20% interest in the initial shareholdings in certain of the subsidiaries in each country, prior to significant funding of each subsidiary. The Company has no further commitment to fund any such subsidiary. Mr. Johannessen is also a consultant to the Company, for which he receives monthly payments of $10,000 plus expenses. The Company is seeking but has not yet received any operating licenses, strategic alliances or customer commitments in Europe. Although each member nation of the European Economic Community is required pursuant to a directive of the European Commission to open its telecommunication markets to competition over the next several years, the timing and extent of a relaxation in entry barriers and the degree of cooperation from the incumbent service providers in such areas as interconnection to customers and the public networks is unknown. There can be no assurance that the Company, through such subsidiaries, will be able to acquire the licenses necessary in each European country, to finance and or implement its business plan or to operate in any country on a profitable basis.

MANAGEMENT OF GROWTH

    The Company is currently experiencing a period of rapid growth and is pursuing a business plan that, if successfully implemented, will result in expansion of its operations and the provision of 38 GHz services on a widespread basis over the next two to five years. The Company's success will depend on its ability to manage growth effectively, to enhance its operational and financial control and information systems and to attract, assimilate and retain additional qualified personnel. Failure by the Company to meet the demands of customers and to manage the expansion of its business and operations could have a material adverse effect on the Company's development and results of operations.

LINE OF SIGHT; ROOF RIGHTS; OTHER LIMITATIONS

    Wireless broadband services over 38 GHz frequencies require a direct line of sight between two transceivers comprising a link and are subject to distance and rain attenuation. The maximum length of a single link is generally limited to three to five miles, and, as a result, intermediate links (or "repeaters") are required to permit wireless broadband transmission to extend beyond this limit. In the absence of a direct line of sight, repeaters may be required to circumvent obstacles, such as buildings in urban areas or hills in rural areas. In addition, in areas of heavy rainfall, the intensity of rainfall and the size of raindrops can affect the transmission quality of 38 GHz services. Transmission links in these areas are engineered for shorter distances and greater power to maintain transmission quality. The use of intermediate links to overcome obstructions or rain fade increases the cost of service. While these increased costs may not be significant in all cases, such costs may render wireless broadband services uneconomical in certain circumstances.

    Due to line of sight limitations, the Company currently installs its transceivers and antennas on the rooftops of buildings and on other tall structures. Line of sight and distance limitations generally do not present problems in urban areas due to the ability of the licensee to select unobstructed structures from which to transmit and the concentration of customers within a limited area although the Company may have to install intermediate links. Line of sight and distance limitations in non-urban areas can arise due to lack of structures with sufficient height to clear local obstructions. The Company has generally been able to construct intermediary repeater links and other solutions to reduce line of sight and distance limitations in urban and non-urban areas; however, in a minority of instances the Company has encountered line of sight and distance limitations that could not be solved economically. In such instances, sales to certain potential customers have been or in the future may be adversely affected, and, in some cases, the Company may determine to provide certain services on terms that are uneconomical in the near term as a result of these limitations. While the effect on the financial condition and results of operations of the Company resulting from such cases has been minimal to date, there can be no assurance that such limitations will not have a material adverse effect on the Company's future development and results of operations.

    In order to obtain the necessary access to install its transceivers and antennas, the Company generally must secure roof rights from the owners of each building or other structure on which its equipment is installed. Failure to obtain roof rights in a timely fashion may cause potential customers to use alternative providers of 38 GHz services or to refrain from using 38 GHz services altogether. There can be no assurance that the Company will succeed in obtaining the roof rights necessary to establish wireless broadband services to all potential customers in its market areas on favorable terms, if at all, or that delays in obtaining such rights will not have a material adverse effect on the Company's development and results of operations.

    The relative significance of the size of a market area served depends on the concentration within that area of potential customers. The Company's market areas were defined by the Company in preparing its FCC applications for 38 GHz licenses. The definitions of these areas were based on the Company's analysis of the then existing local demographic characteristics in each market, such as concentrations of employees and income levels. In certain of the Company's market areas, other 38 GHz service providers have larger geographic footprints or greater bandwidth. To the extent that the Company's authorizations do not track the appropriate growth and development patterns of potential customers within its market areas or that other 38 GHz providers have greater geographic coverage or more bandwidth, the Company may have a competitive disadvantage.

RELIANCE ON EQUIPMENT SUPPLIERS; LACK OF INDUSTRY STANDARDS

    The Company currently purchases the majority of its telecommunications equipment pursuant to an agreement with P-Com, Inc. ("P-Com") and also has entered into an equipment purchase agreement with Harris. Any reduction or interruption in supply from either supplier could have a disruptive effect on the Company. Although six manufacturers currently produce or are developing equipment that will meet the Company's current and anticipated requirements, no industry standard or uniform protocol currently exists for 38 GHz equipment. Consequently, a single manufacturer's equipment must be used in establishing a link and generally will be used across an entire market area. As a result, the failure of the Company to procure sufficient equipment produced by a single manufacturer for service in a particular market area could adversely affect the Company's results of operations. See "Business -- Strategic Alliances."

DEPENDENCE ON THIRD PARTIES FOR MARKETING AND SERVICE
    The Company is partly dependent upon third parties for marketing its services and maintaining its operational systems. The Company entered into the Ameritech Strategic Distribution Agreement, which allows Ameritech to resell the Company's 38 GHz services to customers within Ameritech's midwestern region and to major Ameritech customers nationwide. The Company also has agreements with subsidiaries of GTE to provide field service and network monitoring and a joint marketing agreement with Harris. The failure of any of these third parties to perform or the loss of any of these agreements could have a material adverse effect on the Company's results of operations or its ability to service its customers. The Company plans to enter into sales and marketing agreements with other companies, and the failure to successfully implement these agreements could have an adverse effect on the Company's development and results of operations. See "Business -- Strategic Alliances."

ACQUISITION OF ADDITIONAL BANDWIDTH IN SELECTED AREAS
    Although the Company believes the 38 GHz authorizations it owns, manages, has agreed to acquire or has the long-term right to use are sufficient in each of its markets to implement its current business strategy, the Company may seek to acquire or lease additional authorizations to expand its geographic footprint or to enhance its ability to provide service to its current target market or customers it may target in the future. The FCC has generally suspended the acceptance of new applications and the grant of certain additional licenses, subject to resolution of the NPRM. The Company does not believe that the FCC's suspension will have a material effect on the Company's financial condition, results of operation and plans of expansion since the Company's business plan does not depend on the grant thereof. See "Business -- Government Regulation." However, the Company believes that additional channels may become available by virtue of (i) the obligations of other 38 GHz service providers as common carriers to make their services available and (ii) FCC auctions of and adoption of other licensing procedures for additional 38 GHz authorizations. Nevertheless, there can be no assurance that access to additional 38 GHz authorizations will be acquired on favorable terms, if at all. See "Business -- Business Strategy," "-- 38 GHz Wireless Broadband Licenses and Authorizations" and "-- Government Regulation."

NEW SERVICES; TECHNOLOGICAL CHANGE
    The telecommunications industry has been characterized by rapid technological advances, changes in end user requirements, frequent new service introductions, evolving industry standards and decreases in the cost of equipment. The Company expects these changes to continue, and believes that its long-term success will increasingly depend on its ability to exploit advanced technologies and anticipate or adapt to evolving industry standards. There can be no assurance that (i) the Company's wireless broadband services will not be outmoded by technology or services now existing or developed and implemented in the future, (ii) the Company will have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings, (iii) the Company's inventory of equipment will not be rendered obsolete or (iv) the cost of 38 GHz equipment will decline as rapidly as that of competitive alternatives. See "Business."

DEPENDENCE ON KEY EMPLOYEES
    The success of the Company is dependent, in part, on its ability to attract and retain qualified technical, marketing, sales and management personnel, especially the Company's executive officers. Competition for such personnel is intense, and the Company's inability to attract and retain additional key employees or the loss of one or more of its current key employees could have a material adverse effect on the Company's business and results of operations. The Company has employment agreements with each of its officers. See "Management."

                                FINANCIAL RISKS

SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING

    Management anticipates that, based on its current plan of development, assuming that no material new acquisitions are consummated, the net proceeds of the Offering and the remaining net proceeds of the Common Stock Offering, after the use of approximately $3.0 million to complete the acquisition of certain spectrum rights and $2.4 million to pay expenses related to the CommcoCCC Acquisition, when consummated, will be sufficient to fund the operations and capital requirements of the Company at least through December 31, 1997. See "Use of Proceeds." Management also believes that the Company's future capital needs will continue to be significant, and management intends to seek additional sources of financing, including the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness--Proposed Credit Facility." The Company expects to incur capital expenditures of approximately $35.0 million through December 31, 1997 as the development and expansion of its wireless broadband business continues. The Company expects to generate significant operating losses for at least the next several years. The Company will require substantial investment capital for the continued development and expansion of its wireless broadband operations, the continued funding of related operating losses, and the possible acquisition of additional licenses, other assets or other businesses. From its inception through September 30, 1996, the Company reported a net loss of $23.7 million. In addition, if (i) the Company's plan of development or projections change or prove to be inaccurate, (ii) the proceeds from the Offering, together with other existing financial resources, prove to be insufficient to fund the operations and capital requirements of the Company through December 31, 1997, (iii) the Company completes any material acquisitions not now under contract or (iv) the Company accelerates implementation of its business plan, the Company may be required to obtain additional financing earlier than December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company will be able to obtain any additional financing, including the Credit Facility, or, if such financing is available, that the Company will be able to obtain it on acceptable terms. In the event that the Company fails to obtain additional financing when required, such failure could result in the modification, delay or abandonment of some or all of the Company's development and expansion plans. Any such modification, delay or abandonment is likely to have a material adverse effect on the Company's business, which could adversely affect the value of the Common Stock, the Notes and the Warrants and may limit the Company's ability to make principal and interest payments on its indebtedness.

POSSIBLE INCURRENCE OF SUBSTANTIAL SECURED INDEBTEDNESS

    The Notes will represent senior obligations of the Company and will be unsecured, except for the pledge by the Company of the Pledged Securities. The Notes will rank PARI PASSU in right of payment with all existing and future unsecured, senior indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. At September 30, 1996, on a pro forma basis after giving effect to the Offering and the Common Stock Offering, and the application of the net proceeds therefrom, the aggregate principal amount of indebtedness of the Company (excluding the Notes) was approximately $3.1 million, which consisted of the EMI Note and the Equipment Note, all of which ranked PARI PASSU with the Notes. However, $1.6 million of such indebtedness constituted secured indebtedness which will effectively rank senior to the Notes with respect to the assets securing such indebtedness. Although the Indenture will limit the ability of the Company and its subsidiaries to incur additional indebtedness, including senior indebtedness, the Indenture will permit the Company to incur a substantial amount of secured indebtedness, including vendor indebtedness and indebtedness under the Credit Facility, which, if incurred, will effectively rank senior to the Notes with respect to the assets securing such indebtedness. In addition, the Indenture will permit the subsidiaries of the Company (including any subsidiary holding all or any part of the Company's FCC licenses and authorizations) to guarantee the indebtedness of the Company under the Credit Facility on a secured basis (consistent with applicable FCC rules), which guarantees and security interests would effectively rank senior in right of payment to the Notes. In such a case, if the Company or any such subsidiary were to become insolvent or be liquidated or if any of such secured indebtedness were to be accelerated, the holders of such secured indebtedness would be entitled to payment in full out of the assets securing such indebtedness prior to payment to holders of the Notes. If the lenders party to, or the holders of, any such secured indebtedness were to foreclose on the collateral securing the Company's obligations to them, there can be no assurance that there would be sufficient assets remaining after payment of all such secured indebtedness to satisfy the claims of holders of the Notes in full. See "Description of Notes -- Certain Covenants" and "Description of Certain Indebtedness."

LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

    Following the Offering, the Company will be leveraged and will have certain restrictions on its operations. As of September 30, 1996, on a pro forma basis after giving effect to the Common Stock Offering and the Offering, the use of the proceeds therefrom, and completion of the CommcoCCC Acquisition, all as if they had occurred on that date, the Company would have had approximately $121.2 million of total indebtedness (which is net of $6.9 million allocated to the Warrants) and stockholders' equity of approximately $97.2 million. See "Capitalization."

    The indebtedness expected to be incurred by the Company as a result of the Offering will have several important consequences to the holders of the Company's securities, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to pay interest with respect to such indebtedness; (ii) the Company's flexibility may be limited in responding to changes in the industry and economic conditions generally; (iii) the indenture relating to the Notes (the "Indenture") will likely contain numerous financial and other restrictive covenants, the failure to comply with which may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company; (iv) the ability of the Company to satisfy its obligations pursuant to such indebtedness will be dependent upon its future performance which, in turn, will be subject to management, financial, business and other factors affecting the business and operations of the Company; (v) the Company's ability to obtain any necessary financing in the future may be limited; (vi) the Company will be more highly leveraged than many of its competitors, which may put it at a competitive disadvantage and (vii) the Company's leverage may make it more vulnerable in the event of an economic downturn or if the Company's cash flow does not significantly increase. Some of these factors are beyond the control of the Company. See "Unaudited Pro Forma Condensed Financial Statements," "Selected Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, although the Indenture will limit the ability of the Company and its subsidiaries to incur additional indebtedness, the Indenture will permit the Company to incur substantial additional indebtedness, which may or may not be secured, to finance the construction of networks, the purchase of equipment and the introduction of new services. See "Description of Notes--Certain Covenants." Any future indebtedness may contain covenants that may limit the Company's flexibility in responding to changes in industry and economic conditions generally. The debt service requirements of any additional indebtedness could make it more difficult for the Company to make principal and interest payments on other indebtedness and could exacerbate any of the foregoing consequences.

    There can be no assurance that the Company will be able to generate sufficient cash flow to meet required interest and principal payments associated with the Notes and its other indebtedness. If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the payment terms or to refinance all or a portion of its indebtedness, to sell assets or to obtain additional financing. If the Company is unable to refinance such indebtedness, substantially all of the Company's long-term debt would be in default and could be declared immediately due and payable. In the event the Company fails to comply with these various covenants, it could be in default under the Notes. In the event of such default, substantially all of the Company's long-term debt could be declared immediately due and payable. See "Description of Notes--Certain Covenants."

ORIGINAL ISSUE DISCOUNT

    Because a portion of the purchase price for each Unit will be allocable to the Warrants for federal income tax purposes, the Notes will be treated as issued with original issue discount. Purchases of the Units therefore generally will be required to include amounts in gross income for Fedreal income tax purposes in advance of receipt of the cash interest payments on the Notes to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the purchasers of the Units resulting from the purchase, ownership or disposition thereof.

    If a bankruptcy case is commenced by or against the Company under Title 11 of the United States Code, as amended (the "Bankruptcy Code") after the issuance of the Units, the claim of a holder of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial public offering price of the Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not accrued as of such bankruptcy filing may be deemed to constitute "unmatured interest." A holder of a Note may not have any claim with respect to that portion of the issue price of a Unit allocated to the Warrant issued as part of such Unit.

RISK OF INABILITY TO SATISFY CHANGE IN CONTROL OFFER

    Upon the occurrence of a Change in Control, the Company will be required to make an offer to purchase all of the outstanding Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have the funds necessary to effect such a purchase if such an event were to occur. In the event a Change in Control occurs at a time when the Company is unable to purchase the Notes, the Company could seek to refinance the Notes. If the Company is unsuccessful in refinancing the Notes, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Description of Notes -- Certain Covenants -- Change in Control."

                            LEGAL AND TRADING RISKS

CURRENT REGISTRATION REQUIRED TO EXERCISE WARRANTS

    Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares underlying the Warrants is then in effect or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants reside. The Company is required under the terms of the Warrant Agreement to use its best efforts to cause to
become effective under the Securities Act no later than             , 1997 the
Warrant Shelf Registration Statement covering the issuance of the Warrant Shares upon exercise of the Warrants. Subject to certain "black-out" periods, the Company will also be required to use its best efforts to maintain the effectiveness of the Warrant Shelf Registration Statement until the expiration or exercise of all Warrants. See "Description of Warrants -- Registration of Warrant Shares." There can be no assurance that the Company will be able to file, cause to be declared effective or keep a registration statement continuously effective until all of the Warrants have been exercised or have expired.

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE
    There is currently no public market for the Units, the Notes or the Warrants. The Company does not intend to apply for listing of the Units, the Notes or the Warrants on any securities exchange or for quotation of the Units, the Notes or the Warrants on the Nasdaq National Market. The Company has been advised by the Underwriters that they presently intend to make a market in the Units, the Notes and the Warrants, as permitted by applicable laws and regulations, after the consummation of the sale of the Units; however, the Underwriters are not obligated to do so and any such market-making activity may be discontinued at any time without notice at the sole discretion of each Underwriter. Accordingly, there can be no assurance as to whether an active public market for the Units, the Notes or the Warrants will develop or, if a public market does develop, as to the liquidity of the trading market for the Units, the Notes or the Warrants. If an active public market does not develop, the market price and liquidity for the Units, the Notes or the Warrants may be adversely affected. See "Underwriting."

    While the Common Stock is quoted on the Nasdaq National Market, there can be no assurance that an active public trading market will be sustained after the Offering. The Company believes that factors such as (i) announcements of developments related to the Company's business, (ii) announcements of new services by the Company or its competitors, (iii) developments in the Company's relationships with its suppliers or customers, (iv) fluctuations in the Company's results of operations, (v) a shortfall in revenues or earnings compared to analysts' expectations and changes in analysts' recommendations or projections, (vi) sales of substantial amounts of securities of the Company into the marketplace, (vii) regulatory developments affecting the telecommunications industry or 38 GHz services or (viii) general conditions in the telecommunications industry or the worldwide economy, could cause the price of the Company's Common Stock to fluctuate, perhaps substantially.

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS
    As of January 2, 1997, the Company's executive officers, directors and their affiliates, as a group, beneficially owned approximately 20.6% (assuming no exercise of the Warrants) of the Company's outstanding Common Stock (14.3% upon consummation of the CommcoCCC Acquisition). In addition, upon completion of the CommcoCCC Acquisition, Columbia Capital Corporation, as general partner of two of the stockholders of CommcoCCC, and Commco, L.L.C., the remaining stockholder of CommoCCC, will beneficially own approximately 16.7% and 14.5%, respectively, of the Company's outstanding Common Stock and the Company has agreed to nominate one individual designated by the CommcoCCC stockholders and acceptable to the Company as a director of the Company after the CommcoCCC Acquisition. As a result, these stockholders will have the ability to exercise significant influence over the Company and the election of its directors, the appointment of new management and the approval of any action requiring the approval of the holders of the Company's voting stock, including adopting certain amendments to the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. The directors elected by the Company's stockholders prior to the Common Stock Offering will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. See "Principal Stockholders."

ABSENCE OF DIVIDENDS ON COMMON STOCK
    The Company has not paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain its earnings, if any, for use in the Company's growth and ongoing operations. In addition, the terms of the Indenture will restrict the ability of the Company to pay dividends on the Common Stock. See "Description of Notes--Certain Covenants."

ANTITAKEOVER PROVISIONS; POSSIBLE FUTURE ISSUANCES OF PREFERRED STOCK
    The Company's Certificate of Incorporation and Bylaws and the provisions of the Delaware General Corporation Law (the "Delaware GCL") contain certain provisions which may have the effect of discouraging, delaying or making more difficult a change in control of the Company or preventing the removal of incumbent directors. The existence of these provisions may have a negative impact on the price of the Common Stock and may discourage third party bidders from making a bid for the Company or may reduce any premiums paid to stockholders for their Common Stock. Furthermore, the Company is subject to
Section 203 of the Delaware GCL, which could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Change in Control Provisions."
    The Company's Certificate of Incorporation also allows the Board of Directors to issue up to 10,000,000 shares of Preferred Stock and to fix the rights, privileges and preferences of such shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, any such issuance could be used to discourage, delay or make more difficult a change in control of the Company. See "Description of Capital Stock -- Preferred Stock."

                                  THE COMPANY

    Advanced Radio Telecom Corp. provides wireless broadband telecommunications services using point-to-point microwave transmissions in the 38 GHz band of the radio spectrum. The Company is seeking to address the growing demand for high speed, high capacity digital telecommunications services on the part of business and government end users who require cost effective, high bandwidth local access to voice, video, data and Internet services. The Company's last mile services are a complement and a viable alternative to fiber optic networks and offer rapidly deployable coverage throughout the 84 markets in which the Company is currently authorized by the FCC to provide services.

    The business of the Company is comprised of (i) the business of Advanced Radio Technologies Corporation ("ART" or the "Company"), a company organized by Vernon L. Fotheringham and W. Theodore Pierson, Jr. in 1993 for the purpose of acquiring 38 GHz licenses, and (ii) the business of Advanced Radio Telecom Corp. ("Telecom"), a corporation organized in Delaware in March 1995 under the name Advanced Radio Technology, Ltd. for the purposes of acquiring additional 38 GHz licenses and developing and operating the business of ART and Telecom on a joint basis. In April 1995, ART entered into the ART West Joint Venture Agreement (as defined) to apply for, acquire and develop 38 GHz operations in 13 states in the western United States. In November 1995, the Company completed the EMI Acquisition (as defined), pursuant to which it acquired thirty-two 38 GHz licenses and certain related assets in the northeast United States. In July 1996, the Company entered into the CommcoCCC Agreement to acquire the CommcoCCC Assets and other agreements to acquire authorizations it currently manages. Upon completion of these pending acquisitions, the Company will own, manage or have a right to use on an exclusive basis a total of 233 authorizations to provide 38 GHz wireless broadband services in 169 U.S. markets. See "Risk Factors -- Risk of Non-Consummation of CommcoCCC Acquisition and Other Acquisitions," "Business -- Agreements Relating to Licenses and Authorizations -- ART West Joint Venture," "-- EMI Acquisition" and " -- CommcoCCC Acquisition."

    On October 28, 1996, a subsidiary of ART merged with and into Telecom pursuant to the Merger Agreement (as defined). Upon the merger (the "Merger"), Telecom became a wholly-owned subsidiary of ART and changed its name to "ART Licensing Corp.," and ART changed its name to "Advanced Radio Telecom Corp." See "Certain Transactions -- Merger." Prior to completion of the Merger, Telecom managed the combined businesses of the Company (including all FCC licenses and construction permits held by ART and Telecom).

    DIGIWAVE, ART, OZ BOX and ADVANCED RADIO TELECOM are service marks of the Company. The Company's principal executive offices are located at 500 108th Avenue, N.E., Suite 2600, Bellevue, Washington 98004, and its telephone number is (206) 688-8700.

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offering (assuming gross proceeds of $125.0 million) are estimated to be approximately $119.5 million in the aggregate after deducting estimated underwriting discount and offering expenses.

    A substantial portion of the net proceeds from the Offering is expected to be used for capital expenditures. Because the Company installs links in response to customer orders and can redeploy links removed from service, the Company's actual rate of capital expenditures will depend largely on levels of customer demand. The Company currently expects to use approximately $35.0 million of the net proceeds (including the cost to complete construction of the remaining CommcoCCC authorizations which have not been perfected, estimated at less than $1.5 million) for capital expenditures through December 31, 1997. An additional $3.0 million will be used for the completion of the acquisition of certain spectrum rights, and approximately $2.4 million of the net proceeds will be used to fund expenses related to the CommcoCCC Acquisition, when consummated. See "Business -- Agreements Relating to Licenses and Authorizations." At the closing of the Offering, the Company will use approximately $44.3 million of the net proceeds to purchase the Pledged Securities. The amount of net proceeds used to purchase the Pledged Securities may vary depending upon the then current interest rates on U.S. governmental securities. See "Description of Notes -- Security."

    The remainder of the net proceeds will be used for general corporate purposes, including the funding of operating cash flow shortfalls, technology development and acquisitions of additional spectrum rights and, potentially, related businesses. Although the Company considers potential acquisitions from time to time, no agreement, agreement in principle, understanding or other arrangement, other than those disclosed in this Prospectus, has been reached with respect to any acquisition. To the extent the Company does not consummate any of these acquisitions, or negotiates changes in such acquisitions to provide for payment using stock or other consideration (which is not currently contemplated), the funds reserved for such acquisitions will be available for general corporate purposes. See "Business -- Agreements Relating to Licenses and Authorizations." The Company anticipates that it will fund approximately an aggregate of $1.0 million for research and development activities pursuant to a letter of intent with Helioss Communications Corporation. Although the Company does not have other material commitments to fund research and development and to make investments in other companies, the Company expects to incur additional research and development expenses and may make other investments from time to time. Management anticipates that, based on its current plan of development and assuming that no material new acquisitions or investments are consummated, the remaining net proceeds of the Offering and the Common Stock Offering will be sufficient to fund the operations of the Company at least through December 31, 1997. The Company will require substantial additional financing to fund anticipated capital requirements and operating losses in periods after December 31, 1997. See "Description of Certain Indebtedness -- Proposed Credit Facility" and "Risk Factors -- Significant Capital Requirements; Need for Additional Financing."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock has been quoted on the Nasdaq Market since November 5, 1996, under the symbol "ARTT." The following table sets forth, for the fiscal periods indicated, the high and low last sale prices of the Common Stock as reported on the Nasdaq National Market.

                                                                           COMMON STOCK PRICE
                                                                        ------------------------
PERIOD ENDED                                                               HIGH          LOW
----------------------------------------------------------------------  -----------  -----------
1996 Fourth Quarter (from November 5).................................   $   16.50    $   10.50
1997 First Quarter (through January 2)................................   $  11.125    $  10.625

    See the cover page of this Prospectus for a recent reported last sale price of the Common Stock on the Nasdaq National Market. As of December 31, 1996, there were 133 holders of record of the Common Stock.

    The Company has not paid and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Company intends to retain its earnings, if any, for use in the Company's growth and ongoing operations. In addition, the terms of the Indenture will restrict the ability of the Company to pay dividends on the Common Stock. See "Description of Notes -- Certain Covenants."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1996 (i) on a historical basis, after giving effect to the Merger of ART and Telecom, which occurred on October 28, 1996 (the Merger was accounted for as a reorganization of entities under common control which is similar to that of a pooling of interests), (ii) on a pro forma basis, giving effect to the Common Stock Offering and the application of the net proceeds thereof as described in Note 1 below and certain other financing transactions occurring subsequent to September 30, 1996 as specified in Note 1 hereto and (iii) on a pro forma as adjusted basis, giving effect to, as specified in Note 2 below, (A) the pro forma adjustments in (ii), (B) the sale by the Company of 125,000 Units in the Offering, after deducting the estimated underwriting discount and offering expenses, the use of cash to purchase the Pledged Securities and the value ascribed to the Warrants, (C) the receipt and application of the aggregate net proceeds from the Offering as described in Note 2 below and (D) the consummation of the CommcoCCC Acquisition. The capitalization information set forth in the table below is qualified by the more detailed information contained in, and should be read in conjunction with, the audited financial statements of the Company and the notes thereto, the unaudited condensed consolidated financial statements of the Company and the notes thereto and the unaudited pro forma condensed consolidated financial statements of the Company and the notes thereto, all appearing elsewhere in this Prospectus.

                                                                                    AS OF SEPTEMBER 30, 1996
                                                                 ---------------------------------------------------------------
                                                                                                                PRO FORMA
                                                                    HISTORICAL         PRO FORMA (1)         AS ADJUSTED (2)
                                                                 ----------------  ---------------------  ----------------------
Cash and cash equivalents (excluding restricted cash)..........  $        752,368  $      16,208,151      $       85,433,151(3)
                                                                 ----------------  ---------------------  ----------------------
                                                                 ----------------  ---------------------  ----------------------
Short-term debt:
  March Bridge Notes...........................................  $      4,243,784  $              --      $               --
  CommcoCCC Notes..............................................         2,827,836                 --                      --
  September Bridge Notes.......................................         2,203,559                 --                      --
                                                                 ----------------  ---------------------  ----------------------
                                                                 $      9,275,179  $              --      $               --
                                                                 ----------------  ---------------------  ----------------------
                                                                 ----------------  ---------------------  ----------------------
Long-term debt (including current portion):
  Note payable to EMI..........................................  $      1,500,000  $       1,500,000      $        1,500,000
  Equipment Note...............................................         1,607,422          1,607,422               1,607,422
     % Senior Notes due 2007 (4)...............................                --                 --             118,107,853
                                                                 ----------------  ---------------------  ----------------------
    Total long-term debt.......................................         3,107,422          3,107,422             121,215,275
                                                                 ----------------  ---------------------  ----------------------
Stockholders' equity (deficit):
  Preferred stock (5)..........................................               921                 --                      --
  Common Stock (6).............................................             6,587             13,560                  19,560
  Additional paid-in capital...................................        20,745,714         54,290,502             128,676,649
  Accumulated deficit .........................................       (23,748,434)       (31,475,840)            (31,475,840)
                                                                 ----------------  ---------------------  ----------------------
    Total stockholders' equity (deficit).......................        (2,995,212)        22,828,222              97,220,369
                                                                 ----------------  ---------------------  ----------------------
      Total capitalization.....................................  $        112,210  $      25,935,644      $      218,435,644
                                                                 ----------------  ---------------------  ----------------------
                                                                 ----------------  ---------------------  ----------------------

------------------------
(1) Reflects adjustments for the following transactions as if they had occurred as of September 30, 1996: (i) the sale by the Company of 2,300,500 shares of Common Stock offered in the Common Stock Offering in November 1996 at a price of $15.00 per share, after deducting the underwriting discount and offering expenses; (ii) the Conversion in November 1996; (iii) fees and expenses of approximately $6.4 million related to the CIBC Financing Commitment, including the issuance of the First CIBC Warrants to purchase 300,257 shares of Common Stock, which financing commitment is assumed to be replaced by the issuance of the Notes in the Offering (as described in Note
    (2) below); (iv) the receipt of $1.6 million (out of a total of $4.0 million) in cash proceeds from the September Bridge Financing in October 1996; (v) the application of the net proceeds from the Common Stock Offering to repay the March Bridge Notes, the CommcoCCC Notes and the September Bridge Notes, which repayment occurred in November 1996, and the November 1996 payment of $3.0 million of the total $6.0 million consideration to acquire the 50% ownership interest of ART West held by Extended; and (vi) the exercise of the Ameritech Warrant to purchase an aggregate of 318,374 shares of Common Stock in December 1996.
(2) Reflects adjustments in (1) above and for the following transactions as if they had occurred as of September 30, 1996 (i) the sale by the Company of 125,000 Units in the Offering assuming $125.0 million of gross proceeds, after deducting (a) the estimated underwriting discount and offering expenses of approximately $5.5 million, (b) the cash used to purchase the Pledged Securities of approximately $44.3 million and (c) the value ascribed to the Warrants of approximately $6.9 million (the value was based on an assumed value of $11.25 per share of Common Stock, a warrant exercise price of $12.375 per share and an assumed issuance of Warrants to purchase an aggregate of 1,128,011 shares of Common Stock); (ii) the use of $3.0 million of the net proceeds from the Offering to fund the remaining balance of the ART West purchase price; and (iii) the consummation of the CommcoCCC Acquisition in exchange for 6,000,000 shares of Common Stock at an assumed value of $11.25 per share plus related estimated expenses.
(3) Cash and cash equivalents excludes restricted cash of $44.3 million used to purchase the Pledged Securities.
(4) The Company anticipates gross proceeds from the Offering of $125.0 million. The estimated value of the Warrants ($6.9 million) has been reflected as both a debt discount and an element of additional paid-in capital. However, the actual aggregate principal amount of the Notes is $125.0 million.
(5) Consists of convertible serial preferred stock, $.001 par value per share:
    10,000,000 shares authorized; historical -- 455,550 shares of Series A, 114,679 shares of Series B, 7,363 shares of Series C, 61,640 shares of Series D, 232,826 shares of Series E and 48,893 shares of Series F issued and outstanding; pro forma and pro forma as adjusted -- no shares issued and outstanding.
(6) Consists of Common Stock, $.001 par value per share: 100,000,000 shares authorized; historical 6,586,958 shares issued and outstanding; pro forma -- 13,559,420 shares issued and outstanding; pro forma as adjusted -- 19,559,420 shares issued and outstanding.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

HISTORICAL AND PRO FORMA DATA

    The unaudited selected historical and pro forma financial data presented below as of and for the nine months ended September 30, 1996 and for the year ended December 31, 1995 were derived from the unaudited pro forma condensed consolidated financial statements of the Company included elsewhere in this Prospectus. For definitions of certain terms and more information about the transactions cited in the notes thereto, see "Certain Transactions."

    The unaudited selected historical and pro forma financial data should be read in conjunction with the audited financial statements of the Company, and the notes thereto, the unaudited condensed consolidated financial statements of the Company, and the notes thereto, and the unaudited pro forma condensed consolidated financial statements of the Company, and the notes thereto, included elsewhere in the Prospectus. The unaudited selected pro forma financial data are not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the nine months ended September 30, 1996 and for the year ended December 31, 1995, nor do they purport to represent the Company's future financial position and results of operations.

                                                                                                           NINE MONTHS
                                                                                     YEAR ENDED               ENDED
                                                                                 DECEMBER 31, 1995        SEPTEMBER 30,
                                                                            ----------------------------       1996
                                                                             HISTORICAL                   --------------
                                                                                 (1)       PRO FORMA (2)  HISTORICAL (1)
                                                                            -------------  -------------  --------------
STATEMENT OF OPERATIONS DATA:
Service revenue...........................................................   $     5,793    $     5,793    $    125,013
Non-cash compensation expense.............................................     1,089,605      1,089,605       7,504,452
Depreciation and amortization.............................................        15,684      2,509,059         504,462
Interest and financing expense............................................       131,540     24,616,543       1,396,943
Net loss..................................................................     3,234,843     27,048,846      20,378,377
Pro forma net loss per share of Common Stock (3)..........................          0.30   $       1.36            2.15
Pro forma weighted average number of shares of Common Stock outstanding
 (3)......................................................................    10,912,338     19,846,172       9,470,545

OTHER FINANCIAL DATA:
EBITDA (4)................................................................  $ (2,007,568 ) $ (2,007,568 ) $  (9,978,993)
Capital expenditures......................................................     3,585,144      3,585,144       7,864,110
Ratio of earnings to fixed charges (5)....................................            --             --              --


                                                                            PRO FORMA (2)
                                                                            --------------
STATEMENT OF OPERATIONS DATA:
Service revenue...........................................................  $      125,013
Non-cash compensation expense.............................................       7,504,452
Depreciation and amortization.............................................       2,374,493
Interest and financing expense............................................      20,546,088
Net loss..................................................................      39,024,272
Pro forma net loss per share of Common Stock (3)..........................  $         2.12
Pro forma weighted average number of shares of Common Stock outstanding
 (3)......................................................................      18,404,379
OTHER FINANCIAL DATA:
EBITDA (4)................................................................  $   (9,978,993)
Capital expenditures......................................................       7,864,110
Ratio of earnings to fixed charges (5)....................................              --

                                                                                                          AS OF
                                                                                                      SEPTEMBER 30,
                                                                                                           1996
                                                                                                      --------------
                                                                                                      HISTORICAL (1)
                                                                                                      --------------
BALANCE SHEET DATA:
Working capital surplus (deficit)...................................................................  $  (20,700,673)
Property and equipment, net.........................................................................      11,019,217
FCC licenses, net...................................................................................       4,276,780
Total assets........................................................................................      20,541,997
Short-term debt.....................................................................................       9,275,179
Long-term debt (including current portion)..........................................................       3,107,422
Accumulated deficit.................................................................................     (23,748,434)
Total stockholders' equity (deficit)................................................................      (2,995,212)


                                                                                                       PRO FORMA (2)

                                                                                                      ----------------

BALANCE SHEET DATA:
Working capital surplus (deficit)...................................................................   $   73,255,289

Property and equipment, net.........................................................................       11,019,217

FCC licenses, net...................................................................................      104,011,780

Total assets........................................................................................      252,540,252

Short-term debt.....................................................................................               --

Long-term debt (including current portion)..........................................................      121,215,275

Accumulated deficit.................................................................................      (31,475,840)

Total stockholders' equity (deficit)................................................................       97,220,369


HISTORICAL FINANCIAL DATA

    The selected historical financial data of the Company below as of December 31, 1995, 1994 and 1993 and for the years ended December 31, 1995 and 1994, and for the period from August 23, 1993 (date of inception) to December 31, 1993 were derived from and should be read in conjunction with the audited financial statements of the Company and the related notes thereto, included elsewhere in this Prospectus. The selected financial data of the Company below as of and for the nine months ended September 30, 1996 and 1995 were derived from and should be read in conjunction with the unaudited condensed consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                      AUGUST 23, 1993                                NINE MONTHS ENDED SEPTEMBER
                                                    (DATE OF INCEPTION)   YEAR ENDED DECEMBER 31,                30,
                                                            TO           --------------------------  ---------------------------
                                                     DECEMBER 31, 1993      1994          1995           1995          1996
                                                    -------------------  -----------  -------------  ------------  -------------
STATEMENT OF OPERATIONS DATA:
Service revenue...................................       $      --       $        --  $       5,793  $         --  $     125,013
Consulting revenue................................              --           137,489             --            --             --
Depreciation and amortization.....................             688             8,281         15,684        15,407        504,462
Interest expense..................................              --             4,375        131,540         1,539      1,396,943
Net loss..........................................           6,594           128,620      3,234,843     1,004,313     20,378,377
Pro forma net loss per share of Common Stock
 (3)..............................................              --                --  $        0.30                $        2.15
Pro forma weighted average number of shares of
 Common Stock outstanding (3).....................              --                --     10,912,338            --      9,470,545

OTHER FINANCIAL DATA:
EBITDA (4)........................................       $  (5,906)      $  (115,964) $  (2,007,568) $   (987,367) $  (9,978,993)
Capital Expenditures..............................              --             5,175      3,585,144        57,120      7,864,110
Ratio of earnings to fixed charges (5)............              --                --             --            --             --

                                                                  AS OF DECEMBER 31,                    AS OF SEPTEMBER 30,
                                                      -------------------------------------------  -----------------------------
                                                          1993           1994           1995           1995            1996
                                                      -------------  -------------  -------------  -------------  --------------
BALANCE SHEET DATA:
Working capital surplus (deficit)...................  $      13,958  $     (76,556) $  (3,008,510) $    (168,791) $  (20,700,673)
Property and equipment, net.........................             --          3,448      3,581,561         49,488      11,019,217
FCC licenses, net...................................             --             --      4,235,734        175,000       4,276,780
Total assets........................................         74,513         42,611      9,876,559        548,203      20,541,997
Short-term debt.....................................             --             --             --             --       9,275,179
Long-term debt (including current portion)..........             --             --      6,450,000             --       3,107,422
Accumulated deficit.................................         (6,594)      (135,214)    (3,370,057)    (1,139,528)    (23,748,434)
Total stockholders' equity (deficit)................         54,542        (39,078)      (312,860)       297,900      (2,995,212)

(1) The historical selected financial data of the Company reflects the Merger of ART and Telecom, which occurred on October 28, 1996. The Merger was accounted for as a reorganization of entities under common control which is similar to that of a pooling of interest.

(2) The unaudited selected financial data under the caption "Pro Forma" are presented as if the following transactions had occurred as of the beginning of the respective periods for the Statement of Operations Data and Other Financial Data and as of the balance sheet date for the Balance Sheet Data:
    (i) the sale by the Company of 2,300,500 shares of Common Stock offered in the Common Stock Offering in November 1996 at a price of $15.00 per share, after deducting the underwriting discount and offering expenses; (ii) the Conversion in November 1996; (iii) fees and expenses of approximately $6.4 million related to the CIBC Financing Commitment, including the issuance of the First CIBC Warrants to purchase 300,257 shares of Common Stock, which financing commitment is assumed to be replaced by the issuance of the Notes in the Offering; (iv) the receipt of $1.6 million (out of a total of $4.0 million) in cash proceeds from the September Bridge Financing in October 1996; (v) the application of the net proceeds from the Common Stock Offering to repay the March Bridge Notes, the CommcoCCC Notes and the September Bridge Notes, which repayment occurred in November 1996 and the November 1996 payment of $3.0 million of the total $6.0 million consideration to acquire the 50% ownership interest of ART West held by Extended; (vi) the exercise of the Ameritech Warrant to purchase an aggregate of 318,374 shares of Common Stock in December 1996; (vii) the sale by the Company of 125,000 Units offered in the Offering assuming $125.0 million of gross proceeds, after deducting (a) the estimated underwriting discount and offering expenses (b) the cash used to purchase the Pledged Securities of approximately $44.3 million and (c) the value ascribed to the Warrants of approximately $6.9 million (the value was based on an assumed value of $11.25 per share of Common Stock, a Warrant exercise price of $12.375 per share and an assumed issuance of Warrants to purchase an aggregate of 1,128,011 shares of Common Stock); (viii) the use of $3.0 million of the net proceeds from the Offering to fund the balance of the ART West purchase price; and (ix) the consummation of the acquisition by the Company of the CommcoCCC Assets in exchange for 6,000,000 shares of Common Stock at an assumed value of $11.25 per share plus related estimated expenses.

(3) Pro forma net loss per share is computed based on the loss for the period divided by the weighted average number of shares of Common Stock outstanding during the period including the issuance of 2,300,500 shares of Common Stock issued in the Common Stock Offering, the Conversion, the issuance of potentially dilutive instruments issued within one year prior to the Common Stock Offering at exercise prices below the initial public offering price of $15.00 per share (in measuring the dilutive effect, the treasury stock method was used), the issuance of the 318,374 shares of Common Stock to Ameritech, and the issuance of 6,000,000 shares of Common Stock in connection with the CommcoCCC Acquisition.

(4) EBITDA represents loss before interest and financing expense (net of interest income), income tax expense, depreciation and amortization expense, non-cash compensation expense and non-cash market development expense. EBITDA is not intended to represent cash flows from operating activities, as determined in accordance with generally accepted accounting principles. EBITDA should not be considered as an alternative to, or more meaningful than, operating income or loss, net income or loss or cash flow as an indicator of the Company's performance. EBITDA has been included because the Company uses it as one means of analyzing its ability to service its debt, because a similar measure will be used in the Indenture with respect to computations under certain covenants and the Company understands that it is used by certain investors as one measure of a company's historical ability to service its debt. Not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(5) For the purpose of determining earnings coverage of fixed charges, net losses include fixed charges representing interest expense on all indebtedness (including the amortization of deferred debt issuance cost and original issue discount). For the purpose of the pro forma information, fixed charges include interest expense from the Notes (including the amortization of deferred debt issuance costs and original issue discount for the value ascribed to the Warrants) at an assumed effective interest rate of 14.04% and the financing charges from the CIBC Financing Commitment (including the commitment fee and the value ascribed to the First CIBC Warrants) offset by the reversal of interest expense from the March Bridge Notes, the CommcoCCC Notes and the September Bridge Notes (including amortization of deferred debt issuance costs and original issue discount) which were repaid out of the proceeds from the Common Stock Offering in November 1996. If the interest rate on the Notes were to change by 0.5%, interest expense would change by approximately $625,000 and $468,750 for the year ended December 31, 1995 and nine months ended September 30, 1996, respectively. Earnings were deficient to cover fixed charges by the following amounts for the periods indicated:

    Pro Forma

Nine months ended September 30, 1996..............................................  $   39,024,272
Year ended December 31, 1995......................................................      27,048,846

    Historical

Nine months ended September 30, 1996..............................................      20,378,377
Nine months ended September 30, 1995..............................................       1,004,313
Year ended December 31, 1995......................................................       3,234,843
Year ended December 31, 1994......................................................         128,620
August 23, 1993 (date of inception) to December 31, 1993..........................           6,594

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company provides wireless broadband telecommunications services using point-to-point microwave transmissions primarily in the 38 GHz portion of the radio spectrum. The Company is seeking to address the growing demand for high speed, high capacity digital telecommunications services on the part of business and government end users who require cost effective, high bandwidth local access to voice, video, data and Internet services.

    The following discussion and analysis is based upon the financial statements of the Company, as restated to reflect the Merger effected in October 1996. Certain statements set forth below constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

OVERVIEW

    The Company's business commenced in 1993, and the Company has generated only nominal revenues from operations to date. The Company's primary activities have focused on the acquisition of wireless construction permits (authorizations for facilities that are not yet constructed) and licenses (authorizations for facilities that are constructed), the hiring of management and other key personnel, the raising of capital, the acquisition of equipment and the development of its operating and support systems and infrastructure. The Company has obtained radio spectrum rights under FCC issued licenses and construction permits throughout the United States by applying to the FCC directly and through the purchase or lease of such rights held by others. The Company's ability to provide commercial services on a widespread basis and to generate positive operating cash flow will depend on its ability, among other things, to (i) deploy its 38 GHz technology on a market-by-market basis, (ii) attract and retain an adequate customer base, (iii) successfully develop and deploy its operational and support systems and (iv) acquire appropriate sites for its operations. Proper management of the Company's anticipated growth and quality of its service will require the Company to expand its technical, accounting and internal management systems at a pace consistent with the Company's planned business roll-out. This roll-out will require substantial capital expenditures. See "Liquidity and Capital Resources" and "Risk Factors."

    The Company has experienced significant operating and net losses and negative operating cash flow in connection with the development and deployment of its wireless broadband services and systems and expects to continue to experience operating and net losses and negative operating cash flow until such time as it develops a revenue-generating customer base sufficient to fund operating expenses attributable to the Company's wireless broadband operations. See "Risk Factors." The Company expects to achieve positive operating margins over time by (i) increasing the number of revenue generating customers and responding to growing demand for capacity among its customers without significantly increasing related hardware and roof rights costs and (ii) inducing other telecommunications service providers to utilize and market the Company's wireless broadband services as part of their own services, thereby reducing the Company's related marketing costs. The Company's operating revenues will increase in 1997; however, the Company also expects that operating and net losses and negative operating cash flow will increase as the Company implements its growth strategy and that, under its current business plan, operating and net losses and negative operating cash flow will continue at least through fiscal 1998. Accordingly, the Company will be dependent on various financing sources to fund its growth as well as continued losses from operations. See "--Liquidity and Capital Resources."

ACQUISITIONS, BUSINESS DEVELOPMENT AND CAPITAL EXPENDITURES

    From inception through September 30, 1996, the Company has invested an aggregate of $4.3 million to obtain interests in FCC authorizations and licenses, including those acquired from EMI, and invested $285,000 in the ART West Joint Venture. From inception through September 30, 1996, expenditures for property and equipment have totalled $11.4 million. In addition, the Company has incurred significant other costs and expenses in the development of its business and has recorded cumulative losses from inception through September 30, 1996 of approximately $23.7 million, including $9.6 million of non-cash compensation and marketing expenses, and used cash in operating activities of approximately $10.6 million. The Company has agreed to acquire, subject to FCC approval and other conditions, additional FCC authorizations and licenses for an aggregate purchase price (before related expenses) of $6.0 million in cash (of which $3.0 million was paid in December 1996) and 6,000,000 shares of Common Stock. The Company may, when and if the opportunity arises, acquire other spectrum rights and, potentially, related businesses, incur expenses in the development of new technologies and expand its wireless broadband services into new market areas.

    The recoverability of property and equipment and intangible assets representing FCC authorizations is dependent upon the successful development of systems in each of the respective markets, or through sale of such assets. Management estimates that it will recover the carrying amounts of those assets from cash flow generated by the systems once they have been developed. However, it is possible that such estimate will change as a result of any failure by the Company to develop its FCC authorizations on a timely basis, or technological, regulatory or other changes. The Company anticipates that it will fund approximately $1.0 million for research and development activities pursuant to a letter of intent with Helioss Communications Corporation. Although the Company does not have other material commitments to fund research and development or to make investments in other companies, the Company expects to incur additional research and development expenses and to make other such investments from time to time.

    In October 1996, ART entered into a binding letter of intent with Advantage Telecom, Inc. ("ATI"), a Canadian company which has applied for licenses to provide 38 GHz service in the 66 major markets in Canada covering a population of at least 21 million. Upon consummation of the transactions described in the letter of intent, ART will hold a substantial direct and indirect minority interest in ATI and will be a party to a services agreement with ATI pursuant to which ART will construct and operate radio systems based upon any licenses that may be granted to ATI and subject to control by ATI. The Company incurred approximately $300,000 of expenses, and ATI is responsible for securing any additional funding necessary to construct the radio systems. Due to current uncertainty in Canada's licensing policy, there can be no assurance that ATI will be granted these licenses or that, if granted, ATI will obtain the funding necessary to construct the radio systems.

    On September 29, 1996 the Company entered into a shareholders agreement with Trond Johannessen, pursuant to which the Company anticipates eventually obtaining licenses and offering its wireless broadband services through separate subsidiaries in the 17 countries comprising the European Union. The Company has caused or will cause to be formed subsidiaries in Sweden, the United Kingdom and Italy for this purpose. Under the shareholders agreement, in consideration for services to be rendered and his proportionate share of the formation costs, Mr. Johannessen is entitled to receive a 20% interest in the initial shareholdings in certain of the subsidiaries in each country, prior to significant funding of each subsidiary. The Company has no further commitment to fund any such subsidiary. Mr. Johannessen is also a consultant to the Company, for which he currently receives monthly payments of $10,000 plus expenses. The Company is seeking but has not yet received any operating licenses, strategic alliances or customer commitments in Europe. Although each member nation of the European Economic Community is required pursuant to a directive of the European Commission to open its telecommunication markets to competition over the next several years, the timing and extent of a relaxation in entry barriers and the degree of cooperation from the incumbent service providers in such areas as interconnection to customers and the public networks is unknown. There can be no assurance that the Company will be able to acquire the licenses necessary in each European country, to finance and to implement its business plan or to operate in any country on a profitable basis.

    The Company entered into a management consulting agreement in November 1995 with Landover Holdings Corporation ("LHC") to provide strategic planning, corporate development and general management services. Under the agreement, which terminated concurrently with the Common Stock Offering, the Company paid LHC $35,000 per month for an initial one year term. In 1995 the Company paid $140,000 to LHC for consulting services and $391,750 for expenses in connection with the $7.0 million investment made under the LHC Purchase Agreement. In November 1996, the Company paid LHC approximately $300,000 as a fee in connection with various consulting services previously rendered under the management consulting agreement. See "Certain Transactions."

RESULTS OF OPERATIONS

    From inception through September 30, 1996, the Company has generated revenue of $130,806 from operations and has incurred aggregate expenses of approximately $24.0 million, including $9.6 million of non-cash compensation and marketing expenses. The remaining expenses consist of compensation and benefits, sales and marketing expenses, consulting and legal fees, facilities expenses, systems development costs, management consulting expenses and depreciation and amortization related to building the Company's business infrastructure and marketing its wireless broadband services and net interest expense. The Company expects to generate increased revenues beginning in 1996; however, there can be no assurance that the Company will achieve substantially increased revenues in the future. The Company expects that it will not achieve profitable operations at least through fiscal 1998. See "Risk Factors -- Limited Operations; History of Net Losses."

    NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO SEPTEMBER 30, 1995

    Revenue for the nine months ended September 30, 1996 was $125,013 compared to no revenue in 1995. Revenue in 1996 is earned from wireless broadband telecommunications services provided by the Company. As of September 30, 1996, the Company had 62 revenue generating radio links (single path point to point microwave) in service.

    Operating expenses other than interest were $19.2 million for the nine months ended September 30, 1996 compared to $1.0 million in 1995. The increase was primarily due to $7.5 million of non-cash compensation expense, including $6.8 million arising from the termination of the Escrow Share Arrangement (as defined) and subsequent release of shares to certain employees in connection with the February 1996 Reorganization (as defined), as well as higher general and administrative, market development and research and development expenses. See "Certain Transactions." Excluding the non-cash compensation expense, general and administrative expenses increased primarily due to higher payroll and consulting costs relating to the commencement of operations of the Company. Included in general and administrative expenses is a charge of approximately $1.3 million associated with the Company's unsuccessful public debt offering in July 1996. Market development expenses increased primarily due to a non-cash marketing expense of $1.1 million related to the Ameritech Strategic Distribution Agreement. Research and development costs were incurred as the Company initiated its research and development of microwave radio technology. The Company expects cash expenses for general and administrative, marketing and research and development to increase substantially in future periods as the development and deployment of the Company's business continues.

    Net interest expense was $1.3 million for the nine months ended September 30, 1996 compared to $1,539 in 1995. The increase in interest expense was primarily due to interest on the EMI Note, the Equipment Note, the March Bridge Notes, the CommcoCCC Notes and the September Bridge Notes. The Company expects the issuance of the Notes and any future financings will cause interest expense to increase substantially in future periods. The repayment in November 1996 of the March Bridge Notes, the CommcoCCC Notes and the September Bridge Notes will result in a non-cash extraordinary loss of approximately $1.3 million in the fourth quarter of 1996 relating to the write-off of associated unamortized offering discount and deferred financing costs.

    FISCAL 1995 COMPARED TO FISCAL 1994

    ART was formed in 1993, and, accordingly, the Company's historical financial statements for 1994 reflect ART's activities in applying for 38 GHz licenses and building operating systems.

    The Company had $137,489 in consulting services income for engineering and management services related to filing of applications for 38 GHz licenses on behalf of others, including Extended, in 1994 and $5,793 in service revenue in 1995 derived from customers for wireless broadband services attributable to the markets for which licenses were acquired from EMI in November 1995. See "Business -- Agreements Relating to Licenses and Authorizations -- EMI Acquisition."

    Total expenses other than interest increased from $261,734 in 1994 to $3.1 million in 1995 due to the expansion of the business and the recognition of non-cash compensation expenses associated with employee stock options of $287,603 and certain Escrow Shares (as defined) of $802,002 associated with the release to certain employees of the Company as a result of meeting certain performance objectives for an aggregate of $1.1 million of non-cash compensation expenses. See "Certain Transactions -- LHC Purchase Agreement -- February 1996 Reorganization." General and administrative expenses, including these non-cash compensation expenses, increased to $2.9 million for fiscal 1995, from $253,453 for 1994. Market development expenses increased to $191,693 in 1995 from $0 in 1994. Net interest expenses increased to $121,986 in 1995 from $4,375 in 1994. As a result, the net loss for 1995 was $3.2 million, as compared to a net loss of $128,620 in 1994.

    FISCAL 1994 COMPARED TO FISCAL 1993

    The Company had $137,489 in consulting services income in 1994 compared to no revenue in 1993. The increase in 1994 was primarily due to consulting services related to 38 GHz license applications.

    Total expenses other than interest expense increased to $261,734 in 1994 from $6,594 in 1993. The increases were due primarily to consulting and legal fees related to the initial operations of the Company.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's operations have required substantial capital investment for the acquisition of FCC authorizations and related assets, the purchase of telecommunications equipment, staffing, and the development and expansion of the Company's infrastructure to support anticipated growth. From inception through September 30, 1996, the Company used $10.6 million of cash in its operating activities and $9.8 million of cash in its investing activities. These cash outflows were financed primarily through private equity and debt placements, including the issuance of convertible notes payable to the Advent Partnerships which were converted into equity in February 1996. At December 31, 1995 the Company had a working capital deficit of $3.0 million and cash of $633,654, as compared to a working capital deficit of $76,556 and cash of $5,133 at December 31, 1994. The Company had a working capital deficit of $20.7 million and cash of $752,368 at September 30, 1996.

    In October 1996, the Company received the remaining $1.6 million in cash (out of a total of $4.0 million) from the September Bridge Financing. During November and December 1996, the Company received gross proceeds of approximately $34.5 million from the Common Stock Offering and repaid the March Bridge Notes, the CommcoCCC Notes and the September Bridge Notes. See "Certain Transactions".

    The Company's total assets increased from $42,611 as of December 31, 1994 to $9.9 million at December 31, 1995 and $20.5 million at September 30, 1996. Property and equipment, net of accumulated depreciation, comprised $3.6 million of total assets at December 31, 1995 and $11.0 million at

September 30, 1996. FCC licenses and the investment in the ART West Joint Venture comprised $4.5 million of total assets at December 31, 1995, compared to $4.6 million at September 30, 1996 and $0.0 at December 31, 1994.

    Cash used in operating activities increased by $1.4 million to $1.5 million in 1995 over 1994. The increase in cash used in operating activities resulted primarily from the increase in net loss to $3.2 million, partially offset by non-cash compensation expenses of $1.1 million and increased payables in 1995.

    Cash used in investing activities increased by $4.2 million in 1995 compared to minimal amounts in 1994. The increase was primarily due to $3.0 million paid for the EMI acquisition, and approximately $600,000 used for property and equipment additions in 1995.

    Cash provided by financing activities increased by $6.2 million in 1995 over 1994. The increase was primarily due to the issuances of the Advent/ART Securities of $5.0 million and of Telecom serial preferred stock, net of redemptions of $2.0 million issued in 1995, partially offset by the use of cash for stock and debt issuance costs.

    Capital expenditures, including deposits on equipment for fiscal 1995 and 1994, were $3.9 million and $5,175, respectively. The Company currently purchases the majority of its wireless transmission equipment from a single vendor, P-Com, Inc., under an equipment purchase agreement which expires at the end of 1998. The Company is committed to purchase a total of $13.3 million of equipment under this agreement. The Company has also entered into an equipment purchase agreement, expiring in 1997, with Harris, providing for the purchase of wireless transmission equipment.

    Cash used in operating activities increased to $9.0 million for the nine months ended September 30, 1996 compared to $750,291 for the nine months ended September 30, 1995. The increase was primarily due to higher operating costs. Cash used in investing activities was approximately $5.5 million for the nine months ended September 30, 1996 compared to $419,620 for the nine months ended September 30, 1995. The increase was primarily due to additions to property and equipment. Cash provided by financing activities increased to $14.6 million in the nine months ended September 30, 1996 compared to $1.2 million for the nine months ended September 30, 1995. The increase was primarily due to the private equity placement with Ameritech, the issuance of the Equipment Financing, the March Bridge Financing, the CommcoCCC Financing and the September Bridge Financing.

    The Company does not currently manufacture, nor does it have or plan to develop the capability to manufacture, any of the wireless transmission equipment necessary to provide its services. Although there are a limited number of manufacturers who have, or are developing, equipment that would meet the Company's requirements, there can be no assurance that such equipment would be available to the Company on comparable terms or on terms more favorable than those included in its current arrangements in the event that such arrangements are terminated. Moreover, a change in vendors could cause a delay in the Company's ability to provide its services, which would affect future operating results adversely.

    The Company has funded approximately $400,000 of research and development costs with American Wireless Corporation ("American Wireless") related to wireless transmission equipment. Vernon L. Fotheringham, the Chairman of the Company, is a former director and a 3% shareholder of American Wireless. See "Certain Transactions -- American Wireless Development Agreement." The Company has also entered into a letter of intent with Helioss Communications Corporation ("Helioss") for the development of advanced 38 GHz radios. Under the letter of intent, which is subject to definitive documentation, the Company will fund up to $1.0 million of Helioss' research and development expenses. The Company will have a right of first refusal on production capacity of the radios and will receive a royalty on the sale of a certain number of radios to customers other than the Company. Although the Company does not have any other material commitments to fund research and development or to make investments in other companies, it expects to incur additional expenses for research and development and to make other such investments from time to time.

    A substantial portion of the net proceeds from the Offering is expected to be used for capital expenditures. Because the Company installs links in response to customer orders and can redeploy links removed from service, the Company's actual rate of capital expenditures will depend largely on levels of customer demand. The Company currently expects to use approximately $35.0 million of the net proceeds for capital expenditures through December 30, 1997, consisting of approximately $29.0 million for wireless transmission equipment, approximately $3.0 million for network design and development and related equipment and approximately $3.0 million for computer equipment and other capital requirements. Included in these amounts are the costs of initial construction of the remaining CommcoCCC authorizations which have not yet satisfied the FCC's construction deadline, estimated to be less than $1.5 million, including wireless transmission equipment. Although the Company does not anticipate substantial difficulties in completing such initial construction on a timely basis, the failure to do so could have a material adverse effect on the number of licenses available to the Company to carry out its business. If the Company does not consummate the CommcoCCC Acquisition, the impact upon capital expenditures in 1997 is not expected to be significant, other than capital expenditures for the initial construction of the remaining CommcoCCC authorizations. The Company expects that capital expenditures for the installation of 38 GHz wireless transmission equipment will increase as demand for the Company's 38 GHz services increases in the targeted geographic markets and industry segments over the next several years.

    In addition, the Company has agreed to acquire authorizations and licenses for $6.0 million from ART West, of which $3.0 million was paid in November 1996. The Company has entered into an agreement to acquire 129 38 GHz authorizations from CommcoCCC in exchange for 6,000,000 shares of Common Stock. CommcoCCC has entered into a management agreement with the Company under which the Company will construct, manage and operate the authorizations to be acquired pending consummation of the CommcoCCC Acquisition. See "Business -- Agreements Relating to Licenses and Authorizations" and "Risk Factors -- Risk of Non-Consummation of CommcoCCC Acquisition and Other Acquisitions."

    The Company is obliged to pay all costs and expenses of construction, operation and management of the authorizations managed by the Company. The Company is also obligated under the terms of the service agreements covering such authorizations to pay fees to the current holders of those authorizations approximating 10% to 15% of the revenue generated from such assets. See "Business -- Agreements Relating to Licenses and Authorizations."

    The Company expects that it will continue to have substantial capital requirements in connection with (i) the acquisition of appropriate sites for its operations, (ii) deployment of its 38 GHz technology on a market-by-market basis, (iii) capturing and retaining an adequate revenue generating customer base and (iv) developing and deploying its operational and support systems. The Company believes it has an opportunity to expand its wireless broadband services business significantly and that access to capital will enable it to expand more quickly and effectively. See "Risk Factors -- Significant Capital Requirements; Need for Additional Financing."

    The Company has incurred significant operating and net losses and negative operating cash flow attributable to the development of its wireless broadband services and anticipates that such losses and negative operating cash flow will increase as the Company implements its growth strategy. Accordingly, the Company will be dependent on additional capital to fund its growth, as well as to fund continued losses from operations.

    During November 1996, the Company completed the Common Stock Offering, raising $34.5 million before expenses. An aggregate of $12.0 million from the proceeds of the Common Stock Offering was used to repay the March Bridge Notes, the CommcoCCC Notes and the September Bridge Notes, and $3.0 million was used to fund a portion of the acquisition of the remaining 50% interest in ART West. Management anticipates that, based on current plans of development, assuming that no new material acquisitions (other than those currently under contract) are consummated, the remaining net proceeds of the Common Stock Offering and funds available from the Offering after the use of $3.0 million to complete pending acquisitions of certain spectrum rights and $2.4 million to pay expenses related to the CommcoCCC Acquisition when consummated, will be sufficient to fund the operations of the Company at least through December 31, 1997. Management also believes that the Company's future capital needs will continue to be significant, and management intends to continue to seek additional sources of financing. The Company is currently pursuing the Credit Facility as a source of additional financing, although there can be no assurance that the Credit Facility can be obtained. See "Description of Certain Indebtedness--Proposed Credit Facility." In addition, if (i) the Company's plan of development or projections change or prove to be inaccurate, (ii) the proceeds of the Offering, together with other existing financial resources, prove to be insufficient to fund the Company through December 31, 1997, (iii) the Company completes any material acquisitions or (iv) the Company accelerates implementation of its business plan, other than those now under contract or buys spectrum at auction, the Company may be required to obtain additional financing earlier than December 31, 1997. There can be no assurance that the Company will be able to obtain any additional financing, or, if such financing is available, that the Company will be able to obtain it on acceptable terms. If the Offering is not consummated the Company expects that it will draw down $50.0 million of the Senior Secured Notes due 1998 pursuant to the CIBC Financing Commitment, and that, based on current plans of development, the remaining net proceeds of the Common Stock Offering and the net proceeds from the CIBC Financing Commitment, after payment to complete pending acquisitions, will be sufficient to fund operations of the Company at least through December 1997. If the CIBC Financing Commitment is drawn down, the Company will pursue refinancing thereof at the earliest practicable time. In the event that the Offering is not consummated in a timely manner, the CIBC Financing Commitment is not drawn down and the Company is unable to obtain additional financing, the Company may be obliged to modify, delay or abandon some or all of its development and expansion plans. Any such modification, delay or abandonment is likely to have a material adverse effect on the Company's business, which could adversely affect the value of the Common Stock and may limit the Company's ability to make principal and interest payments on its indebtedness. See "Risk Factors -- Significant Capital Requirements; Need for Additional Financing."

NEW ACCOUNTING PRONOUNCEMENT

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This Statement encourages, but does not require, accounting for stock compensation awards granted to employees based on their fair value at the date the awards are granted. Companies may elect to continue to apply current accounting requirements for employee stock compensation awards, which generally will result in no compensation cost for most fixed stock option plans, such as the Company's Equity Incentive Plan. The expense measurement provisions of the Statement apply to all equity instruments issued for goods and services provided by persons other than employees. All companies are required to comply with the disclosure requirements of the Statement. The Company expects to continue accounting for employee stock compensation awards using current accounting requirements.

INFLATION

    Management does not believe that its business is impacted by inflation to a significantly different extent than is the general economy.

                                    BUSINESS

    Advanced Radio Telecom Corp. ("ART" or the "Company") provides wireless broadband telecommunications services using point-to-point microwave transmissions in the 38 GHz band of the radio spectrum. The Company is seeking to address the growing demand for high speed, high capacity digital telecommunications services on the part of business and government end users who require cost effective, high bandwidth local access to voice, video, data and Internet services. Upon completion of its pending acquisition of 129 38 GHz wireless broadband authorizations (the "CommcoCCC Assets") from CommcoCCC, Inc. ("CommcoCCC") but excluding any licenses leased under the ICG Agreement, the Company will own, manage or have a right to use on a long-term basis a total of 233 authorizations (which are also referred to herein as "licenses") granted by the Federal Communications Commission (the "FCC") covering an aggregate population of approximately 156 million in 169 U.S. markets. During 1996 the Company installed over 370 radio links (single path point-to-point microwave connections), including 99 radio links installed for other carriers and 85 radio links providing service to customers.

TELECOMMUNICATIONS INDUSTRY OVERVIEW

    The current telecommunications landscape is being reshaped by the convergence of three major trends: (i) the accelerating growth in demand for high speed, high capacity digital telecommunications services, (ii) the deregulation of telecommunications markets and (iii) the rapid advances in wireless technologies. The growth in demand for high speed digital telecommunications services is being driven by the revolution in microprocessor power and advances in new multimedia and on-line applications such as the Internet. The ability to access and distribute information quickly has become critical to business and government users of telecommunications services. The rapid growth of local area networks ("LANs"), Internet services, video teleconferencing and other data intensive applications is significantly increasing the volume of broadband telecommunications traffic. The inability of the existing infrastructure to meet this demand is creating a "last mile" bottleneck in the copper wire networks of the incumbent local exchange carriers ("LECs"). This increasing demand, together with changes in the regulatory environment, is creating an opportunity to offer cost effective, high capacity last mile access using both wireline and wireless solutions.

    The present structure of the U.S. telecommunications industry was shaped principally by the 1984 court-directed divestiture of the Bell System (the "Divestiture"). As part of the Divestiture, seven Regional Bell Operating Companies ("RBOCs") were created and separated from the long distance service provider, AT&T, resulting in two distinct telecommunications industries: local exchange and inter-exchange (commonly known as long distance). Local exchange services typically involve the carriage of telecommunications within defined local access and transport areas ("LATAs"), and the provision of access, or connections, between LECs and inter-exchange carriers ("IXCs") for the completion of long distance calls.

    Since the Divestiture, the local exchange segment of the telecommunications market, with total 1995 revenues estimated by the FCC at over $95.0 billion, has remained the domain of LECs. Recently, however, regulatory policy has shifted away from monopoly protection of the LECs. U.S. court decisions, FCC actions and, most recently, the Telecommunications Act of 1996 (the "Telecommunications Act") have dramatically changed the regulatory environment. These changes have permitted increased competition in the local exchange market and created opportunities for new companies, such as competitive access providers ("CAPs").

    In the late 1980s, CAPs emerged to compete with LECs by providing dedicated private line transmission and access services. Beginning in 1994, a few states permitted CAPs to also operate as "competitive local exchange carriers" ("CLECs"), by providing local exchange services to business customers in addition to transmission and access services. These CAP/CLEC networks typically consist of fiber optic facilities connecting IXC points of presence ("POPs") with customer locations and LEC switches within a limited metropolitan area. Initially, demand for alternative local access was driven by access charges of approximately 40% to 45% of the cost of a long distance call levied by LECs on the IXCs. In addition to providing lower access charges, CAP/CLEC fiber optic services, where available, have generally been considered to provide superior quality and higher capacity services than those available from LECs' legacy copper wire networks. A leading research company estimates that in 1994 CAPs/CLECs captured approximately $1.3 billion of the revenues generated by the local exchange market. Such research company also projects that, as a result of increased competition and the growth of enhanced services, CAPs/CLECs' revenues will grow in excess of 150% per year over the next two years. In addition to CAPs/CLECs, a wide range of alternative access providers, including cable television operators, wireless local loop service providers and others, are expected to emerge.

    Continued growth in the quality and number of competitors in the local telecommunications market will be driven principally by (i) the growing interest among business customers for an alternative to the LEC networks in order to obtain higher capacity and better pricing, (ii) the increases in data applications and capacity requirements for local and wide area network connections, high speed Internet access and videoconferencing, (iii) the LECs' inability to upgrade their copper networks quickly, (iv) the preference of competing telecommunications providers to control the points of connection to their customers and prevent LECs from obtaining confidential marketing information and (v) new state and federal legislation mandating interconnection and competition in the local exchange market.

    Wireless broadband telecommunications services are developing rapidly to handle these growing needs for alternative access. In particular, the successful deployment of 38 GHz links by European cellular service providers and recent advances in 38 GHz technology, coupled with metropolitan-wide footprint licensing, has enabled the provision of greater capacity and reliability at a lower cost per customer than traditional copper wire networks. Furthermore, 38 GHz facilities can be installed, deinstalled and reinstalled elsewhere with minimal time and cost compared to both fiber optic and copper wire facilities.

ART'S WIRELESS BROADBAND SERVICES

    The Company is positioned to solve the need for broadband last mile services, linking end users to facilities of LECs, CAPs/CLECs, IXCs and Internet Service Providers ("ISPs"). The Company is also positioned to link cell sites of mobile communications service providers and to link metropolitan area network sites using 38 GHz technology. The Company's wireless broadband links deliver high quality voice and data transmissions at a level of performance which exceeds the performance of copper based networks and is a viable alternative to fiber optic based networks. The Company provides point-to-point wireless digital circuits ranging in capacity from DS-1 (1.544 Megabits per second ("Mbps"), capable of carrying 24 simultaneous voice conversations) to DS-3 (45 Mbps, capable of carrying 672 simultaneous voice conversations). The Company believes that it generally owns or manages sufficient 38 GHz bandwidth to satisfy the anticipated service requirements of its target customers in each of the Company's existing markets and the additional 80 markets to be acquired under the CommcoCCC Agreement (as defined).

    The Company intends initially to market its services as a carrier's carrier in order to leverage ART's carrier customers' sales forces, channels of distribution and customer bases. The Company believes that its services will be attractive to carrier customers which do not currently have broadband networks that reach the majority of their customers. For example, the Company has entered into a strategic distribution agreement (the "Ameritech Strategic Distribution Agreement") with Ameritech ("Ameritech") for delivery of the Company's wireless broadband services throughout Ameritech's midwest operating region and for certain large customers located outside its region. Ameritech has initiated the sale of ART's wireless broadband services on a limited basis, and the Company expects that full-scale rollout will begin in the first quarter of 1997. See "-- Strategic Alliances -- Ameritech Strategic Distribution Agreement."

    Each of ART's wireless broadband links consists of paired millimeter wave radio transceivers installed at a distance of up to five miles from one another within a direct line of sight. The transceivers currently used by the Company are installed primarily on rooftops. In order to deploy its links quickly, the Company plans to obtain roof rights on buildings with fiber optic points of termination for transceiver sites. To accomplish this objective, the Company is developing proprietary site selection and network design software which will significantly reduce the amount of time necessary to select optimal network sites. In coordination with its marketing plans, the Company will dispatch site acquisition specialists locations to obtain renewable site access options at targeted locations. The Company uses a combination of its own employees and independent contractors for site acquisition.

    Significant features of the Company's wireless broadband services include
(i) sufficient bandwidth and flexibility in each channel for most present day applications, (ii) minimal channel interference from other sources, resulting from dedicated spectrum, (iii) range of up to five miles between transmission links (depending upon path engineering factors), (iv) performance engineered to provide a minimum of 99.999% availability, (v) transmission accuracy engineered to provide bit error rates of better than 10-13 (unfaded), (vi) optional forward error correction for even higher data reliability, insuring the integrity of transmitted data over wireless broadband paths, (vii) rapid deployment, (viii) 24-hour, seven-days-a-week network monitoring by the Company's network management control center, (ix) available nationwide four-hour emergency restoral time in most circumstances and (x) optional "hot" standby links that remain powered up and switch "on line" if the primary link fails.

    The Company believes that a number of factors provide it with certain significant competitive advantages in offering broadband last mile services, including:

    - The characteristics of 38 GHz technology (high data transfer rates, significant channel capacity, rapid deployment, easy installation, very high transmission quality and efficient network design) are ideal for the provision of last mile services. See "-- 38 GHz Technology."

    - The Company deploys capital efficiently because of the installation-to-meet-demand and redeployable nature of the Company's wireless broadband equipment, as compared to the significant upfront cost for installation of fiber based networks.

    - As one of the first 38 GHz service providers, the Company enjoys a time-to-market advantage and is therefore well-positioned to capture a large percentage of early adopters, which are generally among the heaviest users. The Company believes it is one of only two 38 GHz service providers currently offering commercial services.

    - The Company is forging strategic alliances with major telecommunications carriers, equipment vendors and technology development companies, thus gaining access to important channels of distribution and early deployment of advanced technologies.

    - The broad scope of the Company's footprint enables it to offer wireless broadband services targeting much of the United States's addressable business market.

    - The Company's network management operational support system that provides 24-hour, seven-days-a-week network monitoring and management. The system is designed to provide provisioning, link alarm monitoring, link performance reporting, historical link performance data, remote link diagnosis, remote link restoral and coordination and testing with associated network operating centers.

    - The Company is developing proprietary Geographic Information Systems ("GIS") that provide ART with 3-D digital modeling of all of its markets, including all building and landscape features, to reduce the time and expense of engineering its proposed radio locations. These systems will allow the Company to determine line of site for proposed links, produce a list of tenants in the buildings serviceable from such locations and integrate this information with its marketing databases. The GIS development will enable the Company remotely to determine line-of-sight availability and provide immediate information regarding network design alternatives. These systems further provide the Company with a powerful tool to market its services to telecommunications service providers seeking to offer broadband connectivity to their customers.

BUSINESS STRATEGY

    The Company is seeking to capitalize on its broad footprint of 38 GHz authorizations to become a leading provider of wireless broadband solutions to a diverse group of traditional and emerging telecommunications service providers and end users. The Company has begun to implement the following strategic initiatives to achieve this objective:

    - CAPITALIZE ON BROAD SPECTRUM POSITION. The Company's spectrum assets provide it with the foundation on which to create a large scale commercial network of 38 GHz wireless broadband operations. The Company plans to continue to build out its infrastructure and to intensify its marketing effort in its market areas in order to exploit the value inherent in its spectrum assets. See " -- Agreements Relating to Licenses and Authorizations."

    - ESTABLISH AND EXPAND KEY STRATEGIC ALLIANCES. The Company plans to utilize strategic alliances to bundle its services with those of its partners, to provide for alternative distribution channels and to gain access to technological advancements. The Company has established and will seek to continue to establish key strategic alliances with major service providers, equipment manufacturers and systems integrators. Under the Ameritech Strategic Distribution Agreement, Ameritech is targeting certain sales objectives and has agreed to spend internally up to $7.0 million on its sales or marketing of ART's services. Ameritech owns a 5.0% beneficial equity interest in the Company as of January 2, 1997. The Company also has agreements with Harris Corporation, Farinon Division ("Harris") for marketing ART's 38 GHz services to PCS providers and with GTE Corporation for installation, field servicing and network monitoring. See "-- Strategic Alliances."

    - MARKET INITIALLY AS A CARRIER'S CARRIER. The Company intends to initially market its services as a carrier's carrier in order to leverage ART's carrier customers' sales forces, channels of distribution and customer bases. The Company's initial target customers include LECs, CAPs/CLECs, IXCs, ISPs and mobile communications service providers. The Company believes that its services are particularly attractive to carrier customers who do not currently have broadband networks capable of reaching the majority of their customers.

    - PROACTIVELY IDENTIFY OFF-NET MARKET OPPORTUNITIES FOR CARRIER CUSTOMERS. ART utilizes its proprietary database tools, such as GIS, to analyze a particular carrier's network and identify high density off-net customer locations. The GIS database is then used to pre-clear off-net buildings for line-of-site, distance and network design alternatives. After a critical mass of sites has been pre-qualified, the Company is able to proactively market to the carrier access to such customer premises and pursue a "team selling" approach to end users. Utilizing this proactive approach with multiple carriers is expected to allow the Company incrementally to build a custom-designed wireless hub network in each of its target markets.

    - PURSUE OPPORTUNITIES TO PROVIDE VALUE-ADDED SERVICES. The Company will also market services such as data, video-conferencing, high resolution imaging and video on demand directly to end users in conjunction with system integrators, telecommunications equipment manufacturers and other service providers. The Company also plans to offer point-to-multipoint wireless broadband services and may also decide to offer switched-data services to end users who desire a single source telecommunications solution.

    - MAINTAIN COMPETITIVE ADVANTAGES THROUGH TECHNOLOGY ADVANCEMENTS. As 38 GHz microwave radios begin to be produced in large volumes with modern manufacturing techniques, the Company believes that the cost of such equipment will decline, thereby allowing the Company to meet anticipated price competition in its markets. In addition, through the Company's internal technology development efforts, as well as on-going participation in equipment manufacturers' research and development activities, the Company continuously seeks to reduce costs by designing equipment that allows it to more efficiently utilize its spectrum. For example, the Company anticipates taking delivery of 38 GHz OC-3 SONET compatible radios (155 Mbps) within 18-24 months.

MARKETING PLANS

    ART is addressing its initial target markets as a carrier's carrier, while expanding its marketing efforts to include direct sales to end users of its services. The Company is augmenting its marketing and sales channels through resale agreements with strategic marketing partners and through alliances with selected LECs, CAPs/CLECs, ISPs, IXCs, interconnect providers (PBX suppliers), LAN, MAN and WAN systems integrators and other telecommunications equipment manufacturers and service providers.

    To develop the market potential of its wireless broadband authorizations, ART has organized its operations into four geographic regions: Northeastern, Central, Southern and Western. Each region has its own General Manager in charge of operations, field service and sales and marketing. Factors that determine the extent of proactive sales activity in each market include (i) number of license areas, (ii) geographic size of license areas, (iii) end user density within license areas, (iv) radio link design variables such as precipitation patterns and topography and (v) the strategies of the incumbent LECs and CAPs/CLECs. Organizing its markets into regions provides ART with significant operating cost efficiencies through the centralization of its administrative functions, and allows ART to provide superior service to its key customers.

    The Company's internal salesforce is currently marketing the Company's wireless broadband services by (i) team selling with the carriers' sales forces
(ii) performing field demonstrations of 38GHz service, (iii) making presentations at industry trade shows, (iv) providing an interactive Internet home page, (v) running promotional advertisements in selected trade media and
(vi) conducting extensive one-on-one presentations and demonstrations through its carrier sales force. The sales organization is supported by the product marketing group which has developed programs for each of the targeted sectors.

    As a non-dominant carrier, ART does not have to cost-justify its rates to regulatory bodies and therefore has a wide latitude to exercise individual case based pricing, subject to certain policies against discriminatory treatment. As a result, ART expects to enter into customer-specific and service-specific arrangements, which include volume, capacity and term discounts and customized billing and payment options. The services offered by ART are expected to be competitively priced with those of the incumbent LECs. The Company also intends to charge for installation and network monitoring services where appropriate. The Company also anticipates offering metered services to various end users at an appropriate point in the future.

CUSTOMERS AND APPLICATIONS

    The Company began deploying its links principally on a trial basis in November 1995 and has since been hiring its staff, building its internal infrastructure and developing its marketing plans and relationships with potential customers. The Company has generated only nominal revenues from its operations to date and has recently begun to finalize plans to roll out its services on a wide-scale basis. Currently, the Company is providing or has received orders to provide wireless broadband services to LECs, CAPs/ CLECs, ISPs and mobile communications service providers and is in the process of becoming a qualified vendor to all the major IXCs. The Company currently provides services to carriers such as Ameritech, Bell Atlantic NYNEX Mobile, MFS Communications Company, Inc., UUNet, DIGEX, Incorporated, Electric Lightwave, NEXTLINK Communications LLC, American PCS, L.P., Western Wireless, Commonwealth Telephone, Public Interest Network, Chadwick Telephone, CGX Telecom, CAIS, Inc. and Brooks Fiber Properties, Inc., among others.

    The Company currently provides, or anticipates providing, wireless broadband services to the following types of customers, among others:

    LOCAL EXCHANGE CARRIERS AND COMPETITIVE ACCESS PROVIDERS/COMPETITIVE LOCAL EXCHANGE CARRIERS. Currently, CAPs/CLECs compete with LECs by installing fiber optic cable rings in the highest density business locations to connect with long distance carriers and for intra-ring transmissions. Due to the high cost inherent in building fiber networks, CAPs/CLECs generally target densely populated areas with high concentrations of large end-users. In order to reach "off-net" customers, CAPs/CLECs must either lease or purchase facilities and services from LECs or alternative suppliers until such time as it becomes economical to extend the CAP/CLEC fiber networks to these customers.

    CAPs/CLECs face certain implementation obstacles that the Company's wireless broadband services can assist in solving. CAPs/CLECs need to reach new customers that are off-net quickly and inexpensively, and are expected to prefer to obtain additional network facilities from (and share proprietary information with) someone other than a direct competitor, such as a LEC. CAPs/CLECs can utilize the Company's wireless broadband services as an alternative to copper, fiber-based or other such network facilities provided to the CAPs/CLECs by LECs (see diagram below), to extend their own networks to reach areas where such extension is neither cost-efficient nor feasible, because of rights-of-way or other restrictions, or to provide redundant and back-up capacity to their existing networks.

    LECs are encountering many of the same obstacles CAPs/CLECs are encountering in seeking to enhance their networks to deliver broadband services. Certain LECs have sought to utilize 38 GHz technology to expand the range of their service offerings to match those offered by CAPs/CLECs. Further, as LECs are permitted to provide inter-LATA long distance services, they may seek to use 38 GHz technology to bypass other LECs outside of their region. See "-- Strategic Alliances -- Ameritech Strategic Distribution Agreement."

                                   [GRAPHIC]

    INTERNET SERVICE PROVIDERS. The expanding demand for Internet access, the growing importance of audio, video and graphic Internet applications to both business and residents and the lack of high capacity access through local telephone company facilities has created a growing market for wireless broadband services similar to ART's services. The Company offers ISPs timely, reliable and affordable access at the required high speed data rates -- both 45 Mbps and
1.544 Mbps -- allowing ISPs to keep pace with their customers' need for increased capacity. The Company provides wireless broadband links between customers and their ISPs and between ISP POPs and the Internet backbone. A single 38 GHz DS-1 circuit linking a corporate user to an ISP's POP is approximately 45 times faster than a 33.3 Kbps dial-up modem and 12 times faster than the fastest ISDN connection. Each of the Company's 38 GHz DS-3 links can support 28 DS-1 circuits per channel, or one DS-3 circuit per channel, which can transfer data at a rate which is over 1,300 times the rate of the fastest dial-up modems currently in use (33.3 Kbps) and over 350 times the rate of the fastest ISDN lines currently in use (128 Kbps).

                                [GRAPHIC]

    MOBILE COMMUNICATIONS SERVICE PROVIDERS. ART's wireless broadband services have begun to help cellular, wireless dispatch and emerging PCS carriers compete in expanding domestic mobile communications markets by providing cost-effective backbone network connections between cell sites, base stations and wireline networks, regardless of location. Similar 38 GHz mobile communications connections have been proven effective in Europe, and ART's easily installed, economical wireless broadband links have begun to give domestic mobile carriers, such as American PCS, L.P. and Western Wireless, a competitive edge in building or expanding their networks through reduced construction time and installation costs.

                               [GRAPHIC]

    INTER-EXCHANGE CARRIERS. To minimize costly LEC access charges and to gain more direct contact with the consumer, IXCs have begun to utilize the Company's wireless broadband services to connect call origination or termination points either directly to the IXCs' POPs or by way of CAP/CLEC intermediate fiber rings. These providers have also begun to use 38 GHz services to connect two or more of their respective POPs in a single market area. By utilizing the Company's wireless broadband services, IXCs are able to avoid the capacity barriers inherent in copper wire connections, which have typically prevented them from providing their customers with the end-to-end, high bandwidth, full digital services available from a fiber optic or wireless-based system. Wireless broadband services also may be utilized to provide carriers with viable, cost-efficient physical diversity routes (I.E., back-up capacity) for traffic in situations when primary routes become incapacitated or network reliability concerns demand alternate telecommunications paths.

                                 [GRAPHIC]

    PRIVATE USER NETWORKS. ART's wireless broadband services enable business, government and other heavy usage customers to create efficient, high speed, high capacity private voice, data and video communications networks within and among their local facilities and buildings. These customers include universities, hospitals, hotels, shopping centers and multi-location manufacturing, business and governmental institutions. Working directly with ART or through ART resellers, customers will be able to access cost-effective alternatives to LEC copper networks.

    Providing high speed data and video transmission and real time communications services by linking customer computers in local, metropolitan and wide area network configurations will be an important part of ART's private networking business. The ability to send large amounts of data quickly and efficiently and to interconnect personal computers both within and among buildings in campus settings is a growing customer need. ART's wireless broadband services are designed to serve this rapidly expanding market.

                               [GRAPHIC]

    INTERACTIVE VIDEO SERVICES USERS. ART's wireless broadband services provide high speed, high capacity access to communications networks for customers who require reliable videoconferencing, video on demand, and Internet video services. The Company believes the increasing popularity and use of these services, particularly by large business and government customers, provide a promising market for ART's wireless links. Videoconferencing requires high speed communications both to and from the participants. The Company's services meet this requirement for high bandwidth, full duplex communications.

                                   [GRAPHIC]

38 GHZ TECHNOLOGY

    The FCC has allocated the 37.0-40.0 GHz (the "38 GHz") band for wireless broadband transmissions. The FCC has authorized the use of fourteen 100 MHz channels between 38.6 GHz and 40.0 GHz, which enables licensees to provide point-to-point wireless telecommunications services within a specified geographic footprint usually of up to a 50-mile radius inscribed within a rectangle.

    38 GHz technology was first widely deployed in Europe by cellular telephone service providers for the interconnection of cell sites with switches. In the early 1990s, technological advances resulted in a substantial reduction in the cost and size of millimetric microwave components with a simultaneous increase in reliability and quality, allowing for the provision of wireless broadband telecommunication links at competitive prices. By 1993, advances in 38 GHz technology, combined with its growing use in Europe and Central America, led to increasing awareness of and interest in the potential uses of 38 GHz in the United States.

    The 38 GHz band provides for the following additional advantages as compared to other spectrum bands and wireline alternatives:

    - HIGH DATA TRANSFER RATES. The total amount of bandwidth for each 38 GHz channel is 100 MHz, which exceeds the bandwidth of any other present terrestrial wireless channel allotment and supports full broadband capability. For example, one 38 GHz DS-3 link at 45 Mbps today can transfer data at a rate which is over 1,500 times the rate of the fastest dial-up modem currently in use (28.8 Kbps) and over 350 times the rate of the fastest integrated services digital network ("ISDN") line currently in use (128 Kbps). In addition to accommodating standard voice and data requirements, 45 Mbps data transmission rates allow end users to receive real time, full motion video and 3-D graphics at their workstations and to utilize highly interactive applications on the Internet and other networks.

    - SIGNIFICANT CHANNEL CAPACITY. Because 38 GHz radio emissions have a narrow beam width, a relatively short range and in most instances the capability to intersect without creating interference, 38 GHz service providers can efficiently reuse their bandwidth within a licensed area, thereby increasing the number of customers to which such services can be provided. Management believes that by using technology currently employed by the Company it can serve virtually all of its addressable service market.

    - RAPID DEPLOYMENT. 38 GHz technology can be deployed considerably more rapidly than wireline and other wireless technologies, generally within 72 hours after obtaining access to customer premises. In contrast to the relative ease of installing a 38 GHz transmission link, extending fiber or copper-based networks to reach new customers requires significant time and expense. In addition, unlike providers of point-to-point microwave service in most other spectrum bands, a 38 GHz license holder can install and operate as many transmission links as it can engineer in the licensed area without obtaining additional approvals from the FCC. This is a substantial advantage over other portions of the microwave radio spectrum that must be licensed on a link-by-link basis and that cannot commence service until frequency coordination has been completed.

    - EASE OF INSTALLATION. The equipment used for 38 GHz point-to-point applications (I.E., antennae, transceivers and digital interface units) is smaller, less obtrusive and less expensive than that used for microwave equipment applications at other frequencies, making it less susceptible to zoning restrictions. In addition, 38 GHz equipment can be easily redeployed to meet changing customer requirements.

    - VERY HIGH TRANSMISSION QUALITY. The Company's wireless broadband services are engineered to provide 99.999% availability, with better than a 10-13 (unfaded) bit error rate. This level of availability exceeds the performance of copper based networks and is a viable alternative to fiber based networks. When measured as the total amount of time "out of service" over a year, 99.999% availability equates to less than six minutes per year of down-time, compared to a range of four hours to 44 hours of historical performance of similar copper-based LEC circuits.

    - ADDITIONAL ADVANTAGES OVER OTHER PORTIONS OF RADIO SPECTRUM. At frequencies above 38 GHz, point-to-point applications become less practical because attenuation increases and the maximum distance between transceivers accordingly decreases. Additionally, the FCC has specified the use of many portions of the spectrum for applications other than point-to-point, such as satellite and wireless cable services, and, accordingly, these portions of the radio spectrum often are not available for point-to-point applications.

38 GHZ WIRELESS BROADBAND LICENSES AND AUTHORIZATIONS

    The Company was granted the first of its authorizations to construct and operate 38 GHz wireless broadband facilities in February 1995. Upon completion of the CommcoCCC Acquisition, the Company will own or manage a total of 233 authorizations that will allow it to provide 38 GHz wireless broadband services in 169 U.S. markets. The Company currently owns or manages or has the right to use on a long-term basis 104 licenses (exclusive of the CommcoCCC Assets) that allow it to provide 38 GHz wireless broadband services in 84 markets, 78 of which are owned by the Company, 14 of which are managed by the Company through the Company's interests in or arrangements with other companies and 12 of which the Company has the right to use on a long-term basis.

    The table below lists the amount of bandwidth covered by authorizations which the Company owns, manages or has a definitive agreement to acquire in the top 100 U.S. markets, in descending order of size based on the estimated population of the market:

                                                     BANDWIDTH COVERED BY AUTHORIZATIONS (MHZ)
                                                    -------------------------------------------
                                                                                      UNDER
                                                                                   DEFINITIVE
                                                                                  AGREEMENT TO
                      MARKET                           OWNED       MANAGED (1)       ACQUIRE        TOTAL
--------------------------------------------------  -----------  ---------------  -------------     -----
300 MHZ OR MORE MARKETS
New York, NY                                               300         --              --               300
Washington, D.C.                                           300         --              --               300
Cincinnati, OH                                             100         --                 200           300
Norfolk/Virginia Beach, VA                              --             --                 300           300
Providence, RI/Fall River, MA                              200         --                 200           400
Memphis, TN                                                100         --                 200           300
Birmingham, AL                                             100         --                 200           300
Buffalo/Niagara Falls, NY                                  300         --                 100           400
Richmond/Petersburg, VA                                    100         --                 200           300
Rochester, NY                                              300         --                 200           500
Hartford, CT                                               200         --                 200           400
Albany/Schenectady, NY                                     300         --                 200           500
Knoxville, TN                                              100         --                 200           300
New Haven/Waterbury, CT                                    200         --                 100           300
Syracuse, NY                                               200         --                 100           300
Harrisburg, PA                                             200         --                 100           300
Scranton/Wilkes-Barre, PA                                  300         --                 100           400
Springfield/Holyoke, MA                                    200         --                 200           400
Jackson, MS                                                100         --                 200           300
Shreveport, LA                                             100         --                 200           300

                                                     BANDWIDTH COVERED BY AUTHORIZATIONS (MHZ)
                                                    -------------------------------------------
                                                                                      UNDER
                                                                                   DEFINITIVE
                                                                                  AGREEMENT TO
                      MARKET                           OWNED       MANAGED (1)       ACQUIRE        TOTAL
--------------------------------------------------  -----------  ---------------  -------------     -----
200 MHZ MARKETS
Philadelphia, PA/Trenton, NJ                               200         --              --               200
Boston, MA                                                 200         --              --               200
Miami/Fort Lauderdale, FL                                  100         --                 100           200
Cleveland/Akron, OH                                        100         --                 100           200
St. Louis, MO                                              100         --                 100           200
Pittsburgh, PA                                             200         --              --               200
Baltimore, MD                                              200         --              --               200
Portland, OR                                            --             --                 200           200
Charlotte/Gastonia, NC                                  --             --                 200           200
Columbus, OH                                            --             --                 200           200
Nashville, TN                                              100         --                 100           200
Indianapolis, IN                                           100         --                 100           200
Louisville, KY                                             100         --                 100           200
Oklahoma City, OK                                       --             --                 200           200
Dayton/Springfield, OH                                     100         --                 100           200
Las Vegas, NV                                           --                100             100           200
Grand Rapids, MI                                        --                100             100           200
Omaha, NE                                               --             --                 200           200
Honolulu, HI                                            --                100             100           200
Albuquerque, NM                                         --                100             100           200
Des Moines, IA                                             100         --                 100           200
El Paso, TX                                             --             --                 200           200
Worcester, MA                                              200         --              --               200
Allentown/Bethlehem, PA                                    200         --              --               200
Baton Rouge, LA                                            100         --                 100           200

100 MHZ MARKETS
Chicago, IL                                                100         --              --               100
Los Angeles, CA                                         --                100(2)       --               100
Detroit, MI                                             --             --                 100           100
Dallas/Fort Worth, TX                                      100         --              --               100
Houston, TX                                                100         --              --               100
Atlanta, GA                                                100         --              --               100
Minneapolis, MN                                            100         --              --               100
Seattle/Tacoma, WA                                      --             --                 100           100
Phoenix, AZ                                             --                100          --               100
San Diego, CA                                           --                100          --               100
Tampa-St. Petersburg, FL                                --             --                 100           100
Denver, CO                                              --                100          --               100
Kansas City, MO                                            100         --              --               100
Milwaukee, WI                                           --             --                 100           100
San Antonio, TX                                            100         --              --               100
Salt Lake City, UT                                      --                100          --               100
Orlando, FL                                             --             --                 100           100
New Orleans, LA                                            100         --              --               100
Greensboro/Winston-Salem, NC                            --             --                 100           100
Raleigh-Durham, NC                                      --             --                 100           100
Austin, TX                                              --             --                 100           100

                                                     BANDWIDTH COVERED BY AUTHORIZATIONS (MHZ)
                                                    -------------------------------------------
                                                                                      UNDER
                                                                                   DEFINITIVE
                                                                                  AGREEMENT TO
                      MARKET                           OWNED       MANAGED (1)       ACQUIRE        TOTAL
--------------------------------------------------  -----------  ---------------  -------------     -----
Little Rock, AR                                         --             --                 100           100
Tulsa, OK                                               --             --                 100           100
Greenville/Spartanburg, SC                              --             --                 100           100
Toledo, OH                                              --             --                 100           100
Tucson, AZ                                              --             --                 100           100
Spokane, WA                                             --                100          --               100
Kingsport, TN/Bristol, VA                               --             --                 100           100
Fort Wayne, IN                                          --             --                 100           100
Charleston, SC                                             100         --              --               100
Mobile, AL                                                 100         --              --               100
Madison, WI                                                100         --              --               100
Wichita, KS                                                100         --              --               100
Springfield, MO                                         --             --                 100           100
Sarasota/Bradenton, FL                                  --             --                 100           100
Corpus Christi, TX                                      --             --                 100           100
Chattanooga, TN                                         --             --                 100           100

------------------------------

(1) Includes authorizations (i) held by ART West, (ii) managed by ART under the Telecom One services agreement pursuant to a revenue-sharing arrangement and
    (iii) those authorizations that are leased on a long-term exclusive basis. Does not include (i) authorizations included in the CommcoCCC Assets which are managed by the Company on a short-term basis, pending the CommcoCCC Acquisition or (ii) the DCT Systems. The Company has entered into definitive agreements to acquire all outstanding interests in the authorizations held by ART West and Telecom One. See "--Agreements Relating to Licenses and Authorizations."

(2) Consists of authorizations in the Los Angeles market which the Company has the right to use on a long-term basis pursuant to the ICG Agreement. See "--Agreements Relating to Licenses and Authorizations--ICG Agreement."

    In addition to the above authorizations, the Company has 71 applications pending before the FCC for additional authorizations. However, due to the "freeze" imposed by the FCC and the conflicts with other applicants in same markets, there can be no assurance that it or any other company will receive additional authorizations with respect to any pending applications. On December 31, 1996, the FCC announced that it had adopted an order that partially lifted the "freeze" on the processing of pending applications. Among other actions, the order permitted applicants to modify pending applications to reduce their coverage areas. See "Risk Factors -- Government Regulation" and "-- Government Regulation."

    Excluding the CommcoCCC Assets, the Company presently owns, manages or has a long-term right to use between 100 and 300 MHz of transmission capacity within each of its markets. Because 38 GHz paths are very narrow and because certain microwave paths can intersect each other without creating interference, each market area can accommodate thousands of paths. The Company believes it generally owns or manages sufficient 38 GHz bandwidth to satisfy the anticipated service requirements of its target customers in each of the Company's existing markets and the additional 80 markets to be acquired under the CommcoCCC Agreement. Consistent with the Company's growth strategy, the Company may seek to obtain additional spectrum by either leasing excess capacity from other 38 GHz licensees, entering into management agreements or acquiring interests in other 38 GHz authorizations. See "Risk Factors -- Acquisition of Additional Bandwidth in Selected Areas."

    Under the terms of the CommcoCCC authorizations and the Company's management agreement with CommcoCCC, the Company must meet the FCC's construction deadline for 53 licenses between mid-April and mid-August 1997. The Company has met the construction deadline for 76 authorizations on a timely basis and expects it will meet its other FCC deadlines. All of the 38 GHz licenses owned or to be acquired by the Company are due to expire in February 2001. The Company believes that, in keeping with common FCC practices, the licenses will be renewed for successive 10-year periods upon expiration.

AGREEMENTS RELATING TO LICENSES AND AUTHORIZATIONS

    COMMCOCCC ACQUISITION. On July 3, 1996, the Company entered into an agreement (as amended, the "CommcoCCC Agreement") to acquire 129 38 GHz wireless broadband authorizations (the "CommcoCCC Assets") from CommcoCCC, Inc. ("CommcoCCC") in exchange for 6,000,000 shares of Common Stock (the "CommcoCCC Acquisition"). CommcoCCC was formed in a transaction arranged by Columbia Capital Corporation to acquire, own and operate the 38 GHz authorizations owned by Columbia Capital Corporation and its affiliates and those owned by Commco, L.L.C. The CommcoCCC Acquisition is subject to various conditions including receipt of FCC and other approvals (including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if required), receipt by CommcoCCC of an opinion as to the tax-free nature of the transaction, consummation of the Offering on terms reasonably satisfactory to CommcoCCC, minimum population coverage requirements for the authorizations of the Company and CommcoCCC, accuracy of representations and warranties except for breaches that do not have in the aggregate a material adverse effect, no pending or threatened material litigation and other customary closing conditions. There can be no assurance that all such conditions will be satisfied. In order to satisfy the minimum population coverage requirements, the Company will be obliged to complete the acquisitions of certain spectrum rights from ART West and Telecom One, or, in the event it cannot complete one or more of such acquisitions, to acquire or lease other spectrum rights. The Company's acquisition agreements with ART West and Telecom One are also subject to various conditions. See "--Additional Spectrum Rights Leases." To obtain FCC approval, the Company will need to demonstrate that the shareholders of CommcoCCC acquired the authorizations that are to be assigned to the Company with the intent of providing service to the public and not for the speculative purpose of reselling such authorizations and may need certain waivers or consents from the FCC. The FCC may be unwilling to grant its approval or may grant its approval subject to conditions that may be adverse to the Company. The CommcoCCC Agreement, as amended, may be terminated by either party if the CommcoCCC Acquisition is not consummated before October 15, 1997. See "Risk Factors -- Risk of Non-Consummation of CommcoCCC Acquisition and Other Acquisitions; Commco Option."

    In the CommcoCCC Agreement, the Company and Telecom have each agreed that, prior to the consummation of the transaction, except in certain circumstances or with the consent of CommcoCCC, they will not issue equity, incur debt, acquire spectrum, make investments, consolidate, merge or sell all or substantially all of its assets. CommcoCCC has entered into a management agreement with the Company pursuant to which the Company bears the responsibility during the pendency of the CommcoCCC Acquisition to construct, manage and operate the CommcoCCC Assets, consistent with FCC rules. Under the management agreement, CommcoCCC is obligated to reimburse ART for up to $100,000 of operating expenses, which obligation will be cancelled if the CommcoCCC Acquisition is consummated. In the event the management agreement is terminated other than as a result of the consummation of the CommcoCCC Acquisition, CommcoCCC is obligated to purchase and ART is obligated to sell at the Company's original cost the equipment purchased by ART necessary to meet the FCC construction requirements for the CommcoCCC authorizations.

    The stockholders of CommcoCCC loaned the Company $3.0 million payable December 31, 1996 pursuant to a subordinated bridge financing facility (the "CommcoCCC Financing") and, in connection therewith, received three-year warrants to purchase 18,182 shares of Common Stock at a price of $24.75 per share. In connection with an October 1996 amendment to the CommcoCCC Agreement, the Company modified the terms of such warrants, reduced the exercise price of such warrants to $17.1875 per share ($15.00 after giving effect to anti-dilution adjustment) and increased the number of shares issuable upon exercise thereof to 87,273 shares (the "CommcoCCC Warrants"). The CommcoCCC Financing was repaid with the proceeds of the Common Stock Offering.

    The Company has given Commco, L.L.C., a stockholder of CommcoCCC, an option (the "Commco Option") to purchase one authorization in each of 12 specified market areas in which the Company will have more than one authorization, which authorizations cover in the aggregate approximately 19 million people. The Commco Option will be exercisable only if (i) the CommcoCCC Acquisition is consummated and (ii) Commco, L.L.C. obtains authorizations pursuant to certain pending applications previously frozen under the NPRM in market areas covering an aggregate population of at least 40 million people, and will terminate on August 12, 1997. The purchase price for any authorizations acquired under the Commco Option is determined by a formula based upon the fair market value at the time the Commco Option is exercised of up to 945,455 shares of Common Stock depending upon the number of authorizations purchased. The purchase price is payable in cash or, if the Commco Option is exercised within the later of 120 days after the closing of the CommcoCCC Acquisition or the date of grant by the FCC of the authorizations necessary to exercise the Commco Option, with a two-year note secured by shares of Common Stock having a value on the date of exercise equal to two times the principal amount of the note. In addition, if the Commco Option becomes exerciseable, an affiliate of Commco LLC will have the right to sublease channel capacity from the Company in the New York and Washington, D.C. markets on terms agreed to by the Company and Commco LLC. On December 31, 1996, the FCC announced that it had adopted an order that partially lifted the freeze on the processing of pending applications. Among other actions, the order provides that the Commission will process certain amendments filed before December 15, 1995 that have the effect of eliminating mutual exclusivity among pending applications. The Company believes that the FCC order could result in the grant to Commco L.L.C. of sufficient authorizations to enable it to satisfy the population coverage condition of the Commco Option. See "Risk Factors -- Risk of Non-Consummation of CommcoCCC Acquisition and Other Acquisitions; Commco Option."

    As part of the CommcoCCC Acquisition, Columbia Capital Corporation and its affiliates agreed not to compete with the Company in the provision of wireless broadband telecommunication services in the 38 GHz band of the radio spectrum for a five-year period commencing upon the closing of the CommcoCCC Acquisition and have granted the Company a right of first offer to acquire any 38 GHz authorizations that Columbia Capital Corporation or its affiliates may acquire in the future with respect to their pending applications.

    Promptly upon closing of the CommcoCCC Acquisition, the Company has agreed to nominate one individual designated by CommcoCCC's stockholders and acceptable to the Company as a director of the Company. CommcoCCC has designated James B. Murray, Jr. as a director of the Company effective upon the consummation of the CommcoCCC Acquisition.

    In late 1994 and 1995, Columbia Capital Corporation and certain of its affiliates ("Columbia") entered into several letter agreements (the "Letter Agreements") with Video/Phone Systems, Inc. ("Video/Phone"). In consideration for services to be rendered under the Letter Agreements, Columbia granted or agreed to grant to Video/Phone options to purchase minority equity interests in entities formed or to be formed to apply for 38 GHz licenses. Columbia agreed not to assign these licenses to any person controlling, controlled by or under common control with Columbia unless such transferee granted to Video/Phone an equivalent option. The CommcoCCC Assets include 67 authorizations transferred by Columbia to CommcoCCC, subject to FCC approval. Columbia and Video/Phone are in a dispute with respect to the performance and obligations of the parties under the Letter Agreements. Columbia has agreed to indemnify and hold harmless the Company with respect to any loss or damage resulting from the Letter Agreements.

    In connection with the CommcoCCC Acquisition, Montgomery Securities has been retained by the Company as its financial adviser for which it will receive fees of up to approximately $2.7 million (of which $600,000 was paid in December
1996) and the reimbursement of reasonable out-of-pocket expenses incurred in connection therewith.

    EMI ACQUISITION. On April 4, 1995, ART entered into an agreement with EMI Communications Corporation ("EMI") to acquire EMI's thirty two 38 GHz wireless broadband licenses and related assets in the northeastern United States (the "EMI Assets") in exchange for $3.0 million in cash and a $1.5 million three-year non-negotiable and non-transferable promissory note (the "EMI Note"). The EMI Assets were acquired by the Company in November 1995. ART has also agreed to provide wireless broadband services to EMI for a period of five years from the date of the agreement and to certain of EMI's customers on behalf of EMI for the terms provided in such EMI service agreements, and EMI agreed to provide certain services to the Company for an initial period of one year from the date of the agreement. See "Description of Certain Indebtedness -- EMI Note."

    ART WEST JOINT VENTURE. On April 4, 1995, ART and Extended Communications, Inc. ("Extended") entered into a joint venture agreement (the "ART West Agreement") resulting in the formation of ART West Joint Venture ("ART West"), a Delaware partnership equally owned by ART and Extended. Under the terms of the ART West Agreement, ART and Extended transferred to ART West all of their respective interests in all of their 38 GHz authorizations (currently, 12 authorizations) in Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington and Wyoming (the "ART West Markets"). Under a separate management agreement between ART and ART West, ART is obligated to bear all costs and expenses relating to construction, operation and management of the ART West Markets and has agreed to utilize the ART West authorizations before other authorizations owned or managed by ART in the ART West Markets. As compensation, ART receives 90% of the recurring revenues of ART West, with ART West receiving the remaining 10%. To date, Extended has had no significant responsibilities with respect to ART West, and is not expected to invest in or contribute any services to ART West pending the proposed acquisition of Extended's interest described below. See "Certain Transactions -- ART West Joint Venture."

    In June 1996, the Company entered into an agreement (the "Extended Agreement") to acquire Extended's interest in ART West for an aggregate of $6.0 million in cash, subject to adjustment and subject to closing conditions including final FCC approval. Of the $6.0 million purchase price, $3.0 million was paid in November 1996 as a non-refundable deposit (the "ART West Deposit") and the balance is payable upon consummation of the acquisition. Upon payment by ART of the ART West Deposit, Extended surrendered its rights under the ART West Agreement (i) to participate in the acquisition of additional licenses or authorizations in certain of the ART West Markets through ART West and (ii) to prohibit the acquisition by ART of additional licenses or authorizations in certain other ART West Markets.

    DCT SYSTEMS SERVICES AND PURCHASE AGREEMENTS. On June 28, 1996 the Company entered into a definitive agreement (the "DCT Agreement") with DCT to acquire DCT's interest in sixteen 38 GHz licenses (the "DCT Systems") covering a population of approximately 15 million in exchange for $3.6 million in cash, subject to FCC approval, consummation of the DCT Agreement by August 28, 1997 and other customary closing conditions including accuracy of representations and warranties, absence of litigation and receipt of opinion of counsel. ART has entered into a services agreement with DCT pursuant to which ART bears the responsibility for the construction, operation and management of the DCT Systems. The agreement expires on December 31, 1998 and may be terminated earlier by DCT if the DCT Agreement terminates. DCT has alleged that the Company has failed to satisfy a provision of the DCT Agreement which provides that if the Company failed to obtain debt or equity proceeds by August 31, 1996 in an amount at least equal to $3.6 million, the DCT Agreement would terminate and DCT could retain a $100,000 deposit paid by the Company against the purchase price. There can be no assurance as to the outcome of such dispute and, therefore, no assurance that the Company will be in a position to consummate the acquisition of the DCT Systems, even if the Company wishes to do so. Although the Company believes that it has satisfied such provision of the DCT Agreement and is legally entitled to proceed to consummate the transactions contemplated thereby, the Company does not currently plan to purchase the DCT Systems as contemplated by the DCT Agreement. Accordingly, the DCT Systems are not included among the licenses managed by the Company as disclosed in this Prospectus, and the Company does not currently intend to use the proceeds of the Offering to consummate the purchase thereof and would use the unpaid purchase price for general corporate purposes. See "Use of Proceeds."

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
    Under the terms of the services agreement, ART is obligated to bear all costs and expenses relating to construction, operation and management of the DCT Systems. As compensation, ART is entitled to receive all of the revenues generated by the DCT Systems until December 31, 1996. From January 1, 1997 until the later of January 1, 1998 and the termination of the DCT Agreement, a license fee equal to 15% of the gross revenue generated by the DCT Systems will be paid to DCT, and thereafter a license fee based on the number and types of circuits operated by ART over the DCT Systems will be paid to DCT. After December 31, 1997, DCT has the right to market to third parties utilizing the DCT Systems. The services agreement terminates with respect to each DCT 38 GHz license upon the acquisition by ART of such license. The Company has completed construction of all of the DCT authorizations.

    TELECOM ONE SERVICES AGREEMENT. On April 24, 1996, the Company and TeleCom One, Inc. ("TeleCom One") entered into a services agreement (the "TeleCom One Services Agreement") pursuant to which the Company constructed, and has agreed to operate and manage, all 38 GHz wireless broadband licenses and related telecommunications systems owned by TeleCom One that are granted by the FCC. At present TeleCom One has been granted two authorizations. The Company has completed construction of the two authorizations. Under the TeleCom One Services Agreement, the Company is obligated to pay all costs and expenses related to construction, operation and management of the systems. As compensation, the Company receives 90% of the net revenues generated by the systems and TeleCom One receives the remaining 10% for ten years. On June 27, 1996, the Company and TeleCom One entered into an agreement pursuant to which the Company will acquire, subject to FCC approval, from TeleCom One the two currently granted authorizations that are the subject of the TeleCom One Services Agreement for approximately $111,000 in cash. In addition, the Company will have a right of first refusal on all future grants of 38 GHz authorizations to TeleCom One or its current stockholders.

    ICG AGREEMENT. In October 1996, ART entered into a services agreement with ICG Telecom Group, Inc. and Pacific & Eastern Digital Transmission Services, Inc., pursuant to which the Company will have an exclusive right, as against third parties, to use for a five-year term ten 38 GHz wireless broadband authorizations covering an aggregate population of approximately 13 million in or around the California cities of Beverly Hills, Los Angeles, Palm Springs, Riverside, Santa Barbara, San Bernardino, Santa Monica, San Diego, Santa Anna and Ventura. In addition, the services agreement grants to the Company a right of first refusal with respect to the purchase of such authorizations, subject to limited exceptions. The services agreement may be renewed for successive terms totalling five additional years upon expiration of its initial term.

    MICROWAVE PARTNERS AGREEMENT. In November 1996, ART entered into a services agreement with Microwave Partners, pursuant to which the Company will have an exclusive right, as against third parties, to use for a five-year term two 38 GHz wireless broadband authorizations covering an aggregate population of approximately 755,000 in or around Palm Springs, California and Bellingham, Washington. In addition, the services agreement grants to the Company a right of first refusal with respect to the purchase of such authorizations, subject to limited exceptions. The services agreement may be renewed for an additional term of two years upon expiration of its initial term.

STRATEGIC ALLIANCES

    AMERITECH STRATEGIC DISTRIBUTION AGREEMENT. On April 29, 1996, the Company and Ameritech entered into a three-year strategic distribution agreement (the "Ameritech Strategic Distribution Agreement") pursuant to which the Company provides 38 GHz services to Ameritech, who will in turn market the Company's services under the Ameritech name. Ameritech has agreed to be the primary provider of the Company's services in the midwest. Ameritech has initiated on a limited basis the sale of its "Ameritech Wireless Broadband Service," which will be a local access component of Ameritech's GlobalDesk Managed Access Service, allowing seamless high-speed connectivity for LAN interconnection, desktop videoconferencing and Internet access. The Company expects that full scale rollout of these wireless broadband services will begin in the first quarter of 1997. Under the Ameritech Strategic Distribution Agreement, Ameritech is targeting certain sales objectives and will spend internally up to $7.0 million on its sales and marketing of the Company's services. The Company believes that Ameritech's sales and

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marketing expertise and its access to extensive distribution channels within its region will accelerate the rollout of the Company's business plan. The Ameritech Strategic Distribution Agreement is subject to termination at any time by either party on 90 days' notice. See "Risk Factors -- Dependence on Third Parties for Marketing and Service."

    GTE SERVICES AGREEMENT. On April 25, 1996, the Company entered into a two-year agreement with GTE Government Systems Corporation, a subsidiary of GTE Corporation ("GTE"). GTE will provide equipment staging and outfitting, site preparation, equipment installation and maintenance for the Company's wireless broadband services. Under the agreement, it is anticipated that GTE will perform at least 75% of the Company's installations. The Company will pay a fee equal to $1,550 for the installation of each link and a maintenance fee equal to $85 per hour. The aggregate amount of the fee will depend on the Company's rate of growth. The Company believes that GTE's nationwide presence and experience will provide the Company with efficient, quality installation and maintenance for its nationwide services. See "Risk Factors -- Dependence on Third Parties for Marketing and Service."

    GTE SOFTWARE LICENSE AGREEMENT. On March 29, 1996, the Company entered into a software license agreement with GTE's Network Management Organization. Under this agreement, the Company purchased software and developed its network management and provisioning functions to produce a reliable network management system and increase system performance. GTE's "Integrated Network Management Products" enable the Company to quickly identify service interruptions and to simultaneously alert the field service teams, who are able to restore services in a timely manner. The Company will pay a license fee of approximately $1.9 million and an annual maintenance support fee of approximately $145,000. The license fee will be paid in monthly installments commencing January 1, 1997 of $67,000 per month, including interest. After the first year, fees are subject to renegotiation based on market prices and conditions. See "Risk Factors -- Dependence on Third Parties for Marketing and Service."

    HARRIS AGREEMENTS. On April 26, 1996, the Company and Harris Corporation, Farinon Division ("Harris") entered into a one-year PCS marketing agreement (the "Harris Marketing Agreement") pursuant to which the Company granted to Harris the right to use its 38 GHz authorizations, including associated coordination services, installation and network monitoring and field services. Pursuant to the Harris Marketing Agreement, Harris agreed to market the Company's services in the emerging PCS market. The Harris Marketing Agreement is automatically renewable for successive one-year terms unless either party delivers notice of non-renewal at least 60 days prior to the end of the initial term or any successive term. The agreement is also subject to termination at any time by either party on 90 days' notice.

    Concurrently with the Harris Marketing Agreement, the parties entered into a one-year purchase agreement (the "Harris Purchase Agreement") pursuant to which the Company agreed to purchase certain microwave transmission equipment, software and services relating thereto (the "Harris Products"). The agreement sets minimum purchase goals for the purchase by the Company of Harris Products. If either the Harris Purchase Agreement or the Harris Marketing Agreement shall terminate, the other shall also terminate.

    TECHNOLOGY DEVELOPMENT AGREEMENTS. The Company has had discussions with several microwave equipment or technology development companies for development of technologies owned by such companies, for advanced 38 GHz radios highspeed converters and other technologies. The Company will continue to monitor new developments in technology and may elect to fund research and development activity in such new technology.

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
    The Company has entered into a letter of intent with Helioss Communications Corporation ("Helioss") for the development of advanced 38 GHz radios. Under the letter of intent, which is subject to definitive documentation, the Company will fund up to $1.0 million of Helioss' research and development expenses. The Company will have a right of first refusal on production capacity of the radios for three years from delivery of the first radios produced, and will receive a royalty on the sale of a certain number of radios to customers other than the Company; however, the Company will have no other rights to any technology developed.

    Through September 30, 1996, the Company has incurred approximately $650,000 of research and development expenses, including amounts incurred with American Wireless (as defined) and Helioss. See "Certain Transactions -- American Wireless Development Agreement." There can be no assurance that the Company can complete a definitive agreement with Helioss or that Helioss can develop technologies with commercial value for the Company. Although the Company does not have any other material commitments to fund research and development or to make investments in other companies, the Company expects to incur additional research and development expenses or to make other such investments from time to time.

    MASTER SERVICE AGREEMENTS. The Company's master service agreements contain the terms by which customers will place future orders. The terms which are outlined in these agreements include volume discounts, approximate geographic location of links needed and representative pricing. Although a master service agreement is not a take or pay commitment, it lays the groundwork for future orders by a preferred customer and is utilized to facilitate the issuance of purchase orders by a customer without any additional negotiations between the companies.

    ART has entered into master service agreements with a number of CAPs/CLECs and ISPs, including NEXTLINK Communications LLC, DIGEX, Incorporated, CAIS, Inc., Microwave Partners d/b/a Astrolink Communications, Inc., American PCS, L.P., Message Center Management, Inc. ("MCM"), GST Telecom, Inc., Chadwick Telephone and Brooks Fiber Properties, Inc.

    SITE ACQUISITION AGREEMENTS. In order to reduce the lag time in the provisioning of services and ensure that the Company can respond rapidly to customer orders, the Company has initiated a program to obtain access to antenna sites in advance of receiving a customer order in those situations where it can be anticipated that there may be difficulty in obtaining such rights through the customer's contracts and where the sites fit within the Company's marketing and network development plans. The Company has signed an agreement with MCM which will give the Company access to 4800 sites nationwide.

    TCG INSTALLATION AGREEMENT. Under an Installation Services Agreement dated October 2, 1996, the Company acted as a sub-contractor to Teleport to provide transmission facilities construction services. Total gross billings to the Company under this agreement were approximately $2.6 million. As of December 31, 1996, all such services had been substantially completed.

FOREIGN MARKETS

    Entities in which the Company has a substantial interest have applied or intend to apply for licenses to provide wireless broadband services in Canada and in various European countries. See "Risk Factors--Potential Rights to Foreign Licenses."

    In October 1996, ART entered into a binding letter of intent with Advantage Telecom, Inc. ("ATI"), a Canadian company which has applied for licenses to provide 38 GHz service in the 66 major markets in Canada covering a population of at least 21 million people. Upon consummation of the transactions described in the letter of intent, ART will hold a substantial direct and indirect minority interest in ATI and will be a party to a services agreement with ATI pursuant to which ART will construct and operate radio systems based upon any licenses that may be granted to ATI and subject to control by ATI. The Company incurred approximately $300,000 of expenses, and ATI is responsible for securing any

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
additional funding necessary to construct the radio systems. Due to current uncertainty in Canada's licencing policy, there can be no assurance that ATI will be granted these licenses or that, if licenses are granted, ATI will obtain the funding necessary to construct the radio systems.

    On September 29, 1996 the Company entered into a shareholders agreement with Trond Johannessen, pursuant to which the Company anticipates eventually obtaining licenses and offering its wireless broadband services through separate subsidiaries in the 17 countries comprising the European Union. The Company has caused or will cause to be formed subsidiaries in Sweden, the United Kingdom and Italy for this purpose. Under the shareholders agreement, in consideration for services to be rendered, and his proportionate share of the formation costs, Mr. Johannessen is entitled to receive a 20% interest in the initial shareholdings in certain of the subsidiaries in each country, prior to significant funding of each subsidiary. The Company has no further commitment to fund any such subsidiary. Mr. Johannessen is also a consultant to the Company, for which he receives monthly payments of $10,000 plus expenses. The Company is seeking but has not yet received any operating licenses, strategic alliances or customer commitments in Europe. Although each member nation of the European Economic Community is required pursuant to a directive of the European Commission to open its telecommunication markets to competition over the next several years, the timing and extent of a relaxation in entry barriers and the degree of cooperation from the incumbent service providers in such areas as interconnection to customers and the public networks is unknown. There can be no assurance that the Company, through such subsidiaries, will be able to acquire the licenses necessary in each European country, to finance and implement its business plan or to operate in any country on a profitable basis.

COMPETITION

    The telecommunications services industry is highly competitive. The Company has only recently begun to market its wireless broadband services to potential customers and is currently providing services on a limited basis. In each market area in which the Company is authorized to provide services, the Company competes or will compete with several other service providers and technologies. The Company expects to compete primarily on the basis of wireless broadband service features, quality, price, reliability, customer service and response to customer needs. The Company faces significant competition from other 38 GHz providers and incumbent LECs, such as the RBOCs. The Company may also compete with CAPs/CLECs, other wireless service providers, cable television operators, electric utilities, LECs operating outside their current local service areas and IXCs. There can be no assurance that the Company will be able to compete effectively in any of its market areas.

    COMPETITION FROM 38 GHZ SERVICE PROVIDERS. The Company faces competition from other 38 GHz service providers, such as WinStar and BizTel (an affiliate of TCG), within its market areas. In many cases, one or both of these service providers hold licenses to operate in other portions of the 38 GHz band in geographic areas which encompass or overlap the Company's market areas. In certain of the Company's market areas, other 38 GHz service providers may have a longer history of operations, a larger geographic footprint or substantially greater financial resources than the Company. WinStar commenced its 38 GHz operations approximately one year prior to the Company, has raised significant capital and has the competitive advantages inherent in being the first to market 38 GHz services. In addition to WinStar and BizTel several dozen smaller entities have been granted 38 GHz authorizations in geographic regions in which the Company plans to operate. In January 1997, WinStar acquired the 38 GHz licenses of one such entity, Milliwave L.P. Due to the relative ease and speed of deployment of 38 GHz technology, the Company could face intense price competition and competition for customers (including other telecommunications service providers) from other 38 GHz service providers.

    The Company also faces potential competition from new entrants to the 38 GHz market, including LECs and other leading telecommunications companies. The NPRM contemplates an auction of certain spectrum assets, including the lower fourteen proposed 100 MHz channels (which are similar to those used by the Company) and four proposed 50 MHz channels in the 38 GHz spectrum band, which have

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
not been previously available for commercial use. See "Risk Factors -- Government Regulation." On December 31, 1996, the FCC announced it had adopted an order that partially lifted the freeze on the processing of new applications which would result in the grant of additional authorizations to other 38 GHz applicants. The grant of additional authorizations by the FCC in the 38 GHz band, or other portions of the spectrum with similar characteristics, could result in increased competition and diminish the value of the Company's existing 38 GHz authorizations. The Company believes that, assuming that additional channels are made available as proposed by the NPRM, additional entities having greater resources than the Company could acquire authorizations to provide 38 GHz services.

    OTHER WIRELESS COMPETITORS. The Company may also face competition from other terrestrial wireless services, including 2 GHz and 28 GHz wireless cable systems (MMDS and LMDS), 18 GHz point-to-point microwave services (DEMS), FCC
Part 15 wireless radio devices, and other services that use existing point-to-point microwave channels on other frequencies. Motorola Satellite Systems, Inc. has filed an application with the FCC for a global network of satellites in the 37.5-40.5 GHz band and the 47.2-50.2 GHz band, which is proposed to be used for broadband voice and data services. Other companies have filed applications for global broadband satellite systems in the 28 GHz band. If developed, these systems could also present significant competition to the Company.

    The FCC is planning to hold an auction for 28 GHz spectrum in all markets for the provision of high capacity "wireless cable" systems. These auctions are expected to take place in 1997. The 2 GHz wireless cable spectrum may also provide competition for metropolitan wireless broadband services. At present, wireless cable licenses are used primarily (if not exclusively) for the distribution of video programming, and have only a limited capability to provide two-way communications needed for wireless broadband telecommunications services but there can be no assurance that this will continue to be the case.

    According to press reports and FCC records Associated Communications Group, affiliates and joint venture partners (collectively "ACG") hold licenses in the 18 GHz band in 31 markets. Press reports indicate that ACG plans to use fixed wireless service to provide voice, data, Internet and videoconferencing services.

    The FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company for certain low data-rate transmission services.

    COMPETITION FROM INCUMBENT LECS. The Company also faces significant competition from incumbent LECs, irrespective of whether they provide 38 GHz services. Incumbent LECs have long-standing relationships with their customers, generally own significant PCS or cellular assets, have the potential to subsidize competitive services with revenues from a variety of businesses and benefit from favorable federal and state policies and regulations. Regulatory decisions and recent legislation, such as the Telecommunications Act, have partially deregulated the telecommunications industry and reduced barriers to entry into new segments of the industry. In particular, the Telecommunications Act, among other things, (i) enhances local exchange competition by preempting laws prohibiting competition in the local exchange market, by requiring LECs to provide fair and equal standards for interconnection and by requiring incumbent LECs to provide unbundling of services and (ii) permits an RBOC to compete in the interLATA long distance service market once certain competitive characteristics emerge in such RBOC's service area. The Company believes that this trend towards greater competition will continue to provide opportunities for broader entrance into the local exchange markets. However, as LECs face increased competition, regulatory decisions are likely to provide them with increased pricing flexibility, which in turn may result in increased price competition. There can be no assurance that such increased price competition will not have a material adverse effect on the Company's results of operations.

    A number of companies are in the process of developing enhancements to increase the performance of LECs' legacy copper networks. These generally come under the description of digital subscriber

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line products, such as ADSL (asymmetrical digital subscriber line), HDSL
(high-speed digital subscriber line), and VDSL (video digital subscriber line). There can be no assurance that the Company will be able to compete effectively with these enhancements.

    OTHER COMPETITORS. The Company may compete with CAPs/CLECs for the provision of last mile access and additional services in most of its market areas. However, the Company believes that many CAPs/CLECs have begun to utilize 38 GHz transmission links primarily to augment their own service offerings to IXCs and end users, and that the Company is well positioned and has begun to provide such 38 GHz services to CAPs/CLECs. However, there can be no assurance that CAPs/CLECs will utilize the Company's 38 GHz services or that CAPs/CLECs will not seek to acquire their own 38 GHz licenses or use the 38 GHz licenses of other licensees. Furthermore, the ability of CAPs/CLECs to compete in the local exchange market is limited by lack of parity with LECs in number portability, dialing parity and reasonable interconnection. The Telecommunications Act requires the FCC and the states to implement regulations that place CAPs/CLECs on a more equal competitive footing with LECs. To the extent these changes are implemented, CAPs/CLECs may be able to compete more effectively with LECs. However, there can be no assurance that CAPs/CLECs or 38 GHz service providers, such as the Company, will be able to compete effectively for the provision of last mile access and other services.

    The Company may also face competition from cable television operators deploying cable modems, which provide high speed data capability over installed coaxial cable television networks. Although cable modems are not widely available currently, the Company believes that the cable industry may support the deployment of cable modems to residential cable customers through methods such as price subsidies. Notwithstanding the cable industry's interest in rapid deployment of cable modems, the Company believes that in order to provide broadband capacity to a significant number of business and government users, cable operators will be required to spend significant time and capital in order to upgrade their existing networks to the next generation of hybrid fiber coaxial network architecture. However, there can be no assurance that cable television operators will not emerge as a source of competition to the Company.

    The Company may also face competition from electric utilities, LECs operating outside their current local service areas, IXCs and other providers. These entities provide transmission services using technologies which may enjoy a greater degree of market acceptance than 38 GHz wireless broadband technology in the provision of last mile broadband services. In addition, the Company may face competition from new market entrants using fiber optic and enhanced copper based networks to provide local service.

    Many of the Company's competitors have long-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than the Company. As a result, these competitors may be able to more quickly develop and exploit new or emerging technologies, adapt to changes in customer requirements, or devote greater resources to the marketing of their services than the Company. The consolidation of telecommunications companies and the formation of strategic alliances and cooperative relationships in the telecommunications and related industry, as well as the development of new technologies, could give rise to significant new competitors to the Company. In such case, there can be no assurance as to the degree to which the Company will be able to compete effectively.

GOVERNMENT REGULATION

    The Company's wireless broadband services are subject to regulation by federal, state and local governmental agencies. The Company believes that it is in substantial compliance with all material laws, rules and regulations governing its operations and has obtained, or is in the process of obtaining, all authorizations, tariffs and approvals necessary and appropriate to conduct its operations. Nevertheless, changes in existing laws and regulations, including those relating to the provision of wireless local

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telecommunications services via 38 GHz and/or the future granting of 38 GHz authorizations, or any failure or significant delay in obtaining necessary regulatory approvals, could have a material adverse effect on the Company.

    FEDERAL REGULATION

    At the federal level, the FCC has jurisdiction over the use of the electromagnetic spectrum (I.E., wireless services) and has exclusive jurisdiction over all interstate telecommunications services, that is, those that originate in one state and terminate in another state. State regulatory commissions have jurisdiction over intrastate communications, that is, those that originate and terminate in the same state. Municipalities may regulate limited aspects of the Company's business by, for example, imposing zoning requirements and requiring installation permits. The Company also is subject to taxation at the federal and state levels and may be subject to varying taxes and fees from local jurisdictions.

    FCC LICENSING. The Communications Act of 1934 (the "Communications Act") imposes certain requirements relating to licensing, common carrier obligations, reporting and treatment of competition. Under current FCC rules, the recipient of an authorization for 38 GHz microwave facilities is required to construct facilities to place the station "in operation" within 18 months of the date of grant of the authorization. Although, under current FCC regulations, the term "in operation" is not defined beyond the requirement that the station be capable of providing service, the industry custom is to establish at least one link between two transceivers in each market area for which it holds a license. In the event that the recipient fails to comply with the construction deadline, the license is subject to forfeiture, absent an extension of the deadline. Upon completion of the CommcoCCC Acquisition, the Company will own or manage a total of 233 authorizations that will allow it to provide 38 GHz wireless broadband services in 169 U.S. markets. The Company currently owns or manages 104 licenses (exclusive of the CommcoCCC Assets) that allow it to provide 38 GHz wireless broadband services in 84 markets to construct and operate 38 GHz wireless broadband facilities, 78 of which are owned by the Company, 14 of which are managed by the Company through the Company's interests in or arrangements with other companies and 12 of which the Company has the right to use on a long-term basis. All of the 104 licenses (exclusive of the CommcoCCC Assets) which the Company owns, manages or has a right to use on a long-term basis have met the FCC's construction deadline. Under the terms of the CommcoCCC authorizations and the Company's management agreement with CommcoCCC, the Company has met the construction deadline for 76 licenses and must meet the construction deadline for the remaining 53 licenses between mid-April and August 1997. The Company believes that, in light of current FCC practice, extensions of construction periods are highly unlikely. In addition, pursuant to rules that became effective August 1, 1996, if a station does not transmit operational traffic (not test or maintenance signals) for a consecutive period of twelve months at any time after construction is complete, or if removal of equipment or facilities renders the station incapable of providing service, the license is subject to forfeiture, absent a waiver of the FCC's rules. Although this rule has not been interpreted by the FCC, it is possible that it could be applied in such a way that could cause one or more of the Company's licenses to be subject to forfeiture. See "Risk Factors -- Risk of Forfeiture, Non-Renewal and Fluctuation in Value of FCC Licenses."

    COMMON CARRIER REGULATION. Under the terms of its licenses, the Company is classified as a common carrier, and as such is required to offer service on a non-discriminatory basis at just and reasonable rates to anyone reasonably requesting such service. Although the Communications Act prohibits the Company from discriminating among its customers, the Communications Act, as currently interpreted by the FCC, does permit the Company substantial discretion in classifying its customers and discriminating among such classifications. The Company generally is obligated to furnish service to its competitors and might be obligated to allow other 38 GHz providers to install links within one of the Company's market areas for a non-discriminatory fee. Under the FCC's streamlined regulation of non-dominant carriers, the Company, as a non-dominant carrier, must file tariffs with the FCC for certain interstate services on an ongoing basis. The Company is in the process of filing tariffs with the FCC, to the extent required,

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with respect to its provision of interstate service. The FCC has recently initiated a rulemaking proceeding to eliminate the tariff filing requirement pursuant to new forbearance authority contained in the Telecommunications Act. The Company, as a non-dominant carrier, is not currently subject to rate regulation.

    The Company manages the systems of ART West, DCT, Telecom One and CommcoCCC (during the pendency of certain acquisitions) pursuant to management agreements. See "Business -- Agreements Relating to Licenses and Authorizations." The Company believes that the provisions of these management agreements comply with the FCC's policies concerning licensee control of FCC-licensed facilities. Because the 38 GHz service is a new service, however, there is no FCC precedent addressing the limits of such management arrangements for these services. No assurance can be given that the management arrangements or proposed acquisitions will, if challenged, be found to satisfy the FCC's policies or what modifications, if any, may need to be made to satisfy those policies. If the FCC were to void or require modifications of the management arrangements, the Company's operating results would be adversely affected.

    FCC REPORTING. The Company, as an operator of millimeter wave radio facilities, was subject to the FCC's semiannual reporting requirements with respect to the deployment of wireless local telecommunications services in its licensed areas. The Company believes that it fully complied with its reporting obligation. Since August 1, 1996, the FCC rules have not required semiannual reporting.

    COMPETITION. Over the last several years, the FCC has issued a series of decisions and Congress has recently enacted legislation making the interstate access services market more competitive by requiring reasonable and fair interconnection by LECs. Concomitant with its decision to require such interconnection, the FCC has provided LECs with a greater degree of pricing flexibility between services (such as the ability to reduce local access charges paid by long distance carriers utilizing LECs' local networks) and between geographic markets (such as cross-subsidizing price cuts across geographic markets). The Company anticipates that this pricing flexibility will result in LECs lowering their prices in high density zones. To the extent that LECs choose to take advantage of increased pricing flexibility to lower their rates, the ability of the Company and CAP customers of the Company to compete for certain markets and services and the Company's operating results may be adversely affected.

    THE TELECOMMUNICATIONS ACT. The Telecommunications Act substantially departs from prior legislation in the telecommunications industry by establishing local exchange competition as a national policy through the removal of state regulatory barriers to competition and the preemption of laws restricting competition in the local exchange market. The Telecommunications Act, among other things, mandates that LECs (i) permit resale of their services and facilities on reasonable and nondiscriminatory terms and at wholesale rates,
(ii) allow customers to retain the same telephone number ("number portability") when they switch carriers, (iii) permit interconnection by competitors to a LEC's network at any technically feasible point on the same terms as LEC charges for its own services, (iv) unbundle their network services and facilities by permitting competitors and others to use some but not all of their facilities at cost-based and nondiscriminatory rates and (v) ensure that the end user does not have to dial any more digits to reach local competitors than to reach the LEC to the extent technically feasible ("dialing parity"). The Telecommunications Act also allows RBOCs to provide interLATA services once certain competitive characteristics emerge in their local exchange markets. The provisions of the Telecommunications Act are designed to ensure that RBOCs take affirmative steps to level the playing field for their competitors so that CAPs and others can compete effectively. The FCC, with advice from the United States Department of Justice, and the states are given jurisdiction to enforce these requirements. There can be no assurance, however, that the states and the FCC will implement the Telecommunications Act in a manner favorable to the Company and its customers.

    FCC RULEMAKING. On November 13, 1995, the FCC released an order barring the acceptance of new applications for 38 GHz authorizations. On December 15, 1995, the FCC announced the issuance of the NPRM, pursuant to which it proposed to amend its current rules to provide for, among other things, (i) the adoption of an auction procedure for the issuance of authorizations in the 38 GHz band, including a possible auction of the lower fourteen proposed 100 MHz channels (which are similar to those used by the Company) and the lower four proposed 50 MHz channels in the 38 GHz band that have not been previously available for commercial use and a possible auction of the unlicensed areas in the upper fourteen 100 MHz channels, (ii) licensing frequencies using predefined geographic service areas ("Basic Trading Areas"),
(iii) the imposition of substantially stricter construction requirements for authorizations that are not received pursuant to auctions as a condition to the retention of such authorizations and (iv) the implementation of certain technical rules designed to avoid radio frequency interference among licensees. In addition, the FCC ordered that those applications subject to mutual exclusivity with other applicants or placed on public notice by the FCC after September 13, 1995 would be held in abeyance pending the outcome of the NPRM and might then be dismissed (the "freeze".) On December 31, 1996, the FCC announced that it had adopted an order that partially lifted the freeze on the processing of pending applications. Among other actions, the order provides that the Commission will process certain amendments filed before December 15, 1995 that have the effect of eliminating mutual exclusivity among pending applications, which is likely to result in the grant of additional authorizations to 38 GHz applicants other than the Company. Final rules issued in connection with the NPRM may require that 38 GHz service providers share the 38 GHz band with satellite services. Motorola Satellite Systems, Inc. has filed an application with the FCC for a global network of satellites to be used for broadband voice and data services. Motorola proposes to use 38 GHz frequencies for transmissions from space to earth. Satellite transmissions in the 38 GHz frequencies could adversely effect the Company's existing operations or its future expansions by creating interference or by inducing the FCC to impose power and other limitations upon the Company's transmissions. However, the Motorola application would require changes in the FCC's rules to be granted, and it would likely be a number of years before any such system could be launched. The extent of the adverse impact upon the Company's operations if the Motorola application were to be granted in its current form is unknown, and there can be no assurance that the Company's operations would not be adversely effected. The NPRM proposes substantial strengthening of the current rules concerning the steps that a grantee of a 38 GHz authorization must take to satisfy the FCC's construction requirements. At present, the holder of a construction permit is only required to certify that it is operational. Although under current FCC regulations the term "operational" is not specifically defined, the industry custom is to install one link, which may be only temporary and may not be producing revenue for the operator. The NPRM expresses concern that this lenient standard might allow the warehousing of 38 GHz spectrum. As a consequence, the NPRM proposes much more stringent construction requirements for authorizations other than those received pursuant to an auction. There can be no assurance that the final rules (if any) issued in connection with the NPRM will resemble the rules proposed in the NPRM. There also can be no assurance that any proposed or final rules will not have a material adverse effect on the Company. Statutes and regulations which may become applicable to the Company as it expands could require the Company to alter methods of operations at costs which could be substantial or otherwise limit the types of services offered by the Company.

    The NPRM also proposes that 38 GHz authorizations be awarded by auction. The NPRM would specify the geographic areas that could be licensed instead of continuing to allow the applicants to design the geographic circumferences of the licenses. The Company has not determined whether to seek additional licenses in the event of an auction. The Company believes that the FCC is likely to award 38 GHz authorizations by auction, but there can be no assurance that this will occur. The Company does not believe that awards by auction will adversely effect the Company and that the auction of additional spectrum could enable the Company to broaden its geographic reach as desired.

    STATE REGULATION

    Many of the Company's services, either now or in the future, may be classified as intrastate and therefore may be subject to state regulation. The Company is in the process of obtaining state authorizations deemed to be sufficient to conduct most, if not all, of its proposed business in the near-term, but there can be no assurance that some portion of the Company's proposed transmissions might not be considered to be subject to state jurisdiction in a state in which the Company does not have appropriate authority. The Company expects that as its business and product lines expand and the requirements of the Telecommunications Act favoring competition in the provision of local communications services are implemented, it will offer an increased number and type of intrastate services. The Company is implementing a program to expand the scope of its intrastate certifications in various state jurisdictions as its product line expands and as the Telecommunications Act is implemented.

    Under current state regulatory schemes, entities can compete with LECs in the provision of (i) local access services, (ii) dedicated access services,
(iii) private network services, including WAN services, for businesses and other entities and (iv) long distance toll services. The remaining local telecommunications services, including switched local exchange services encompassing calls originating and terminating within a single LATA, are not currently subject to competition in most states. The Telecommunication Act requires each of these states to remove these barriers to competition. No assurance can be given as to how quickly and how effectively each state will act to implement the new legislation.

INTELLECTUAL PROPERTY RIGHTS

    The Company has one registered service mark, ART, and has filed for protection for three other service marks: DigiWave (the Company's wireless broadband trademark), OZ Box (the Company's proprietary network management interface) and Advanced Radio Telecom. These first filings are block mark applications, which if allowed by the Patent and Trademark Office, would protect future variations. The Company will seek the maximum protection for its future service marks. There can be no assurance that the service marks applied for will be granted nor that the Company's future efforts will be successful. Although the Company is developing various proprietary processes, software products and databases and intends to protect its rights vigorously and to continue to develop such proprietary systems and databases, there can be no assurance that these measures will be successful in establishing its proprietary rights in such assets.

EMPLOYEES

    As of December 31, 1996, the Company had a total of 118 employees, including 39 in engineering and field services, 44 in sales and marketing, 20 in administration and finance and 15 in operations. None of the Company's employees is represented by a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are good.

PROPERTIES

    The Company leases approximately 22,000 square feet of office, technical operations and engineering field services depot space in Bellevue, Washington. The Company's corporate headquarters, network operations center and western regional sales office occupy approximately 15,000 square feet under a sublease expiring in January 2000. The Company's engineering department leases approximately 5,000 square feet and 2,000 square feet for technical operations and an engineering field services depot, respectively, pursuant to leases expiring in May 1997 and February 1997, respectively. In addition the Company leases 1,100 square feet of office space in Portland, Oregon for sales and marketing personnel pursuant to a lease expiring in March 1998. The Company also leases temporary office space in Washington, D.C. under a sub-lease from Pierson & Burnett, L.L.P. See "Certain Transactions -- Pierson & Burnett Transactions."

LITIGATION

    The Company is not a party to any litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers, directors and director designate of the Company, their ages and their positions are as follows:

NAME                                              AGE      POSITION
--------------------------------------------      ---      -------------------------------------------------------
Vernon L. Fotheringham (1)(2)(3)............          48   Chairman of the Board of Directors and Chief Executive
                                                            Officer
Steven D. Comrie............................          41   President, Chief Operating Officer and Director
Thomas A. Grina.............................          39   Executive Vice President and Chief Financial Officer
W. Theodore Pierson, Jr.....................          59   Executive Vice President and Secretary
James D. Miller.............................          54   Senior Vice President, Sales and Marketing
Richard A. Shields, Jr......................          40   Senior Vice President, Technical Operations
James C. Cook (1)(3)........................          36   Director
Mark C. Demetree (1)(2).....................          39   Director
Andrew I. Fillat (2)(3).....................          48   Director
Alan Z. Senter..............................          55   Director
James B. Murray, Jr. (4)....................          50   Director Designate

------------------------------
(1)  Member of Option Committee.

(2)  Member of Compensation Committee.

(3)  Member of Audit Committee.

(4) Designated by CommcoCCC for election upon consummation of the CommcoCCC Acquisition.

     VERNON L. FOTHERINGHAM has served as Chairman of the Board of Directors, Chief Executive Officer of the Company and Telecom since inception. From 1993 to 1995, Mr. Fotheringham served as president and chief executive officer of Norcom Networks Corporation, a nationwide provider of mobile satellite services. In 1992, Mr. Fotheringham co-founded Digital Satellite Broadcasting Corporation ("DSBC"), a development stage company planning to provide satellite radio services nationwide, served as its chairman from 1992 to 1993 and currently serves as one of its directors. From 1988 to 1994, Mr. Fotheringham served as senior vice president of The Walter Group, Inc. ("TWG"), a wireless telecommunications consulting and project management firm. From 1983 to 1986, Mr. Fotheringham served as vice president of marketing of Omninet Corporation, which was the original developer of the current Qualcomm Omni TRACS network. Over the last ten years, Mr. Fotheringham has advised several businesses in the telecommunications industry, including American Mobile Satellite Corporation, ClairCom Communications ("ClairCom") and McCaw Cellular Communications, Inc.

    STEVEN D. COMRIE has served as President, Chief Operating Officer and a director of the Company since July 1995. From 1992 to 1995, Mr. Comrie served as vice president and general manager of Cypress Broadcasting Inc., a California-based television subsidiary of Ackerley Communications Inc., a diversified media company based in Seattle, Washington. From 1990 to 1992, Mr. Comrie served as president of First Communication Media Inc. and as an investor, advisor and manager of satellite, broadcast and telecommunications businesses in the United States and Canada. In 1986, Mr. Comrie co-founded Netlink, the first commercial direct broadcast satellite service operating in the U.S. which was subsequently acquired by Tele-Communications Inc. ("TCI"). Previously, Mr. Comrie served in a variety of management positions with cable and media companies.

    THOMAS A. GRINA has served as Executive Vice President and Chief Financial Officer of the Company since April 1996. From June 1989 to April 1996, Mr. Grina was Executive Vice President, Finance and Chief Financial Officer of DialPage, Inc. and Executive Vice President of its wholly-owned subsidiary, Dial Call Communications, Inc., a wireless communications company operating in the southeastern U.S.

    W. THEODORE PIERSON, JR. has served as Executive Vice President of the Company and Telecom since inception. He served as a director of the Company from its inception until July 1996 and as General Counsel of the Company from its inception until December 31, 1996. For more than three years, Mr. Pierson has been a partner of the firm of Pierson & Burnett, L.L.P. (and its predecessor firms) in Washington, D.C., which specializes in telecommunications law. Prior to becoming a partner at Pierson & Burnett, L.L.P., Mr. Pierson was a partner of the law firm Reed, Smith Shaw & McClay. In his 32 years of practicing law, Mr. Pierson has advised a number of start-up telecommunications companies, including Home Box Office, Satellite Business Systems, Omninet Corporation and DSBC. Mr. Pierson currently serves as a director of DSBC. Mr. Pierson was also counsel to the Competitive Telecommunications Association (the largest association of long distance carriers) from 1984 to 1988 and the Association for Local Telecommunications Services from 1993 to 1995.

    JAMES D. MILLER has served as Senior Vice President, Sales and Marketing of the Company since December 1995. From 1993 to 1995, Mr. Miller was vice president and general manager of U.S. Intelco Wireless. Mr. Miller served as executive vice president of Atlas Telecom from 1987 to 1993 and as national sales manager of Sidereal Corporation from 1977 to 1987.

    RICHARD A. SHIELDS, JR. has served as Senior Vice President, Technical Operations of the Company since December 1996 and served as Vice President, Technology Development of the Company from March 1996 to December 1996. From 1992 through 1996, Mr. Shields was vice president, engineering and design for Claircom. From 1991 to 1992, Mr. Shields served as director of product development of TWG.

    JAMES C. COOK has served as a director of the Company since November 1996. Mr. Cook is currently senior vice president of First Union Capital Partners, Inc. ("FUCPI"), the private equity investment affiliate of First Union Corporation, where he has been employed since 1989. Prior to joining FUCPI, Mr. Cook served in various capacities at The Bank of New York from 1982 to 1987 and at Kidder, Peabody & Co. Inc. in 1988.

    MARK C. DEMETREE has served as a director of the Company since May 1995. Since 1993, Mr. Demetree has been president of North American Salt Company, the second largest salt producer in North America. From 1991 through 1993, Mr. Demetree served as president of Trona Railway Company, a shortline railroad division of North American Chemical Company. Mr. Demetree currently is a director of J.C. Nichols Company, a real estate company, and serves on the Board of Governors of the Canadian Chamber of Maritime Commerce for the Great Lakes/St. Lawrence Seaway and is the current chairman of the CEO Council of the Salt Institute.

    ANDREW I. FILLAT has served as a director of the Company since November 1995. Mr. Fillat has been employed since 1989 by Advent International Corporation ("Advent"), a global venture capital and private equity management firm and currently serves as senior vice president. Prior to 1989, Mr. Fillat was a partner at Fletcher and Company, a consulting firm specializing in assisting venture-backed enterprises, and was an operating executive with Fidelity Investments. Mr. Fillat is also a director of: Interlink Computer Sciences, a systems management and communications software company; Lightbridge, Inc., a company providing customer acquisition and marketing related services for cellular and PCS carriers; Voxware, Inc., a software company providing advanced voice compression and processing; and several private companies in the Advent portfolio.

    ALAN Z. SENTER has served as a director of the Company since December 1996. From 1994 to May 1996, Mr. Senter served as executive vice president and chief financial officer of NYNEX Corporation. From 1993 to 1994, Mr. Senter served as chairman of Senter Associates, a financial advisory firm. From 1992 to 1993, Mr. Senter was executive vice president, chief financial officer and a director of GAF/ISP

Corporation. From 1968 to 1992, Mr. Senter served in various capacities at Xerox Corporation, including serving as vice president of finance from 1990 to 1992. Mr. Senter currently serves as a director of XL Insurance Company and formerly served as a director of NYNEX Cablecom (U.K.), Bell Atlantic NYNEX Mobile, NYNEX Credit Co., International Specialty Products, Inc., GAF Corp., Rank Xerox Ltd., and Xerox Financial Services. Mr Senter has also served as a member of the Advisory Committee of the University of Chicago Graduate School of Business.

    JAMES B. MURRAY, JR. will become a director of the Company upon consummation of the CommcoCCC Acquisition. Since its inception in March 1989, Mr. Murray has been a Managing Director of Columbia Capital Corporation and since January 1995, has been a director of The Columbia Group Incorporated. From January 1990 to January 1993, Mr. Murray was also the President of Randolph Cellular Corp., a cellular communications company. Mr. Murray is a member of the Board of Directors of Saville Systems, a publicly-traded entity providing billing solutions for service providers in the telecommunications industry as well as several privately-held telecommunications companies, including GO Communications Corporation, Merrick Tower Corporation, Contact New Mexico, Inc. and Columbia Spectrum Management, Inc.

BOARD COMPOSITION

    All directors hold office until their successors have been elected and qualified. The Company's Board of Directors is divided into three classes, with each class of directors to serve three-year staggered terms (after their initial terms). Messrs. Comrie and Senter serve as Class I directors for an initial one-year term expiring in 1997. Messrs. Cook and Fotheringham serve as Class II directors for an initial two-year term expiring in 1998. Messrs. Mark C. Demetree and Fillat serve as Class III directors for an initial three-year term expiring in 1999.

    Promptly after closing of the CommcoCCC Acquisition, the Company has agreed to nominate Mr. Murray, who was designated by the CommcoCCC stockholders, as a Class III director of the Company.

PROMOTERS OF TELECOM AND THE COMPANY

    Landover Holdings Corporation ("LHC") and Laurence S. Zimmerman could be deemed promoters of Telecom and the Company. See "Certain Transactions -- Organization of Telecom," "-- LHC Purchase Agreement" and "-- LHC Agreements." Mr. Zimmerman served as a director of the Company from June to November 1996, and as a director of Telecom from May 1995 to November 1996. Since 1985, Mr. Zimmerman has been President, founder and beneficial owner of LHC. LHC is a private investment firm with interests in wireless cable, wireless telephone, cellular, managed healthcare and specialty retail companies as well as other investments in the United States and abroad. From 1989 to 1990, Mr. Zimmerman was a managing director of Renaissance Capital Group Inc., a leveraged buyout firm which concentrated on emerging market and middle market telecommunications and healthcare opportunities. In 1993, Mr. Zimmerman was a founder of, and provided the seed capital for, National Wireless Holdings Inc., a wireless cable company serving markets in Southern Florida. On February 1, 1995, Mr. Zimmerman consented to the entry of an order of the Securities and Exchange Commission, without admitting or denying the matters referred to therein, barring him from association with any broker, dealer, municipal securities dealer, investment company or investment adviser during the period February 1, 1995 to February 1, 1996 and requiring him not to violate certain provisions of the Federal securities laws. The order relates to alleged violations arising out of alleged conduct by Mr. Zimmerman in 1986 as a broker for Breuer Capital, in connection with trading and selling shares of Balchem Corporation. Mr. Zimmerman may attend meetings of the Board of Directors as an observer, at the invitation of the Board of Directors. See "Principal Stockholders -- Voting Trust Agreement."

DIRECTOR COMPENSATION

    Directors who are not employees of the Company receive $4,000 per year for services rendered as a director and $500 for attending each meeting of the Board of Directors or one of its Committees. In addition, directors may be reimbursed for certain expenses incurred in connection with attendance at any meeting of the Board of Directors or Committees. Other than reimbursement of expenses, directors who are employees of the Company receive no additional compensation for service as a director.

    In May 1996, the Company adopted the Directors Plan (as defined) which provides for automatic grants of options to purchase an aggregate of 75,000 shares of Common Stock to non-employee directors of the Company. See "-- Stock Option Plans." As of January 2, 1997, Options to purchase an aggregate of 19,200 shares at exercise prices ranging from $11.25 to $15.00, have been granted to non-employee directors under the Directors Plan.

BOARD COMMITTEES

    The Company's bylaws, as amended (the "Bylaws"), provide that the Board of Directors may establish committees to exercise certain powers delegated by the Board of Directors. Pursuant to that authority, the Board of Directors has established an Option Committee, Compensation Committee, Finance Committee and Audit Committee.

    The Option Committee reviews, interprets and administers the Equity Incentive Plan (as defined), prescribes rules and regulations relating thereto and determines the stock options to be granted by the Company to its employees. Messrs. Cook, Demetree and Fillat currently serve on the Option Committee.

    The Compensation Committee has responsibility for reviewing and administering the Company's program with respect to the compensation of its officers, employees and consultants and reviewing transactions with its officers, directors and affiliates. As a policy, the Compensation Committee directs the Company to pay officers, directors and affiliates of the Company for services rendered outside the scope of their respective obligations to the Company, in accordance with industry standards for such services, which may include introducing major transactions or providing legal services to the Company. Messrs. Demetree, Fillat and Fotheringham currently serve on the Compensation Committee.

    The Audit Committee recommends the engagement of independent accountants to audit the Company's financial statements and perform services related to the audit, reviews the scope and results of the audit with the accountants, reviews with management and the independent accountants the Company's year-end operating results, and considers the adequacy of internal accounting procedures. Messrs. Cook and Fillat currently serve on the Audit Committee.

RELATED PARTY TRANSACTIONS

    On February 2, 1996, the Company adopted a policy that all transactions, including compensation, between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and shall be approved by a majority of the disinterested members of the Compensation Committee or by a majority of the disinterested members of the Board of Directors.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation received by (i) the Company's Chief Executive Officer and (ii) the four highest-paid executive officers of the Company other than the Company's Chief Executive Officer (collectively, the "Named Executive Officers"), for services rendered to the Company in all capacities during the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                  --------------
                                                         ANNUAL COMPENSATION        SECURITIES
                                                     ---------------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                              SALARY         BONUS       OPTIONS(#)     COMPENSATION
---------------------------------------------------  --------------  -----------  --------------  --------------
Vernon L. Fotheringham, Chief Executive Officer      $   250,000             --              --   $      9,600(1)
Steven D. Comrie, President and Chief Operating
 Officer                                                 197,500             --              --          9,600(1)
W. Theodore Pierson, Jr., Executive Vice President       186,107(2)          --              --             --
Thomas A. Grina, Executive Vice President and Chief
 Financial Officer                                       122,190(3)          --         181,818         29,800(1)(4)
James D. Miller, Senior Vice President, Sales and
 Marketing                                               135,000             --          36,364          6,200(1)

------------------------------
(1) Automobile reimbursement benefits equal to $9,600 for each of Messrs. Fotheringham and Comrie, $4,800 for Mr. Grina and $6,200 for Mr. Miller.

(2) The Company paid Pierson & Burnett, L.L.P., of which Mr. Pierson is a partner, approximately $520,000 for services rendered to the Company in 1996.

(3) Reflects compensation for a partial year. See "-- Employment and Consulting Agreements."

(4)  The Company reimbursed approximately $25,000 of moving expenses.

    OPTION GRANTS. The following table sets forth certain information regarding stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS (2)
                               ------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                NUMBER OF      PERCENT OF                              AT ASSUMED ANNUAL RATES OF
                                SECURITIES    TOTAL OPTIONS                             STOCK PRICE APPRECIATION
                                UNDERLYING     GRANTED TO      EXERCISE                   FOR OPTION TERM (1)
                                 OPTIONS      EMPLOYEES IN     PRICE PER   EXPIRATION  --------------------------
NAME                             GRANTED       FISCAL YEAR       SHARE        DATE         5%            10%
-----------------------------  ------------  ---------------  -----------  ----------  -----------  -------------
Thomas A. Grina                    109,091          25.1%     $   17.1875   4/25/04    $   432,927  $   1,341,934
                                    72,727          16.7%         17.1875   10/11/01       325,270        992,323
James D. Miller                     36,364           8.4%         17.1875   10/11/01       162,635        496,161

------------------------------
(1) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option. The exercise prices for the options granted expiring through April 25, 2004 were determined by the Option Committee, which considered the fair market value of the Company's securities at the time of grant based upon analysis of recent private placements of securities. Subsequently, the Company engaged an independent appraisal firm who conducted a more thorough analysis of the value of the Company's securities and who considered such placements as well as comparable market transactions and other relevant factors specific to the placements (such as underlying security interest and liquidity). The exercise prices for the options granted expiring October 11, 2004, were determined by the Option Committee, which considered the expected price of the Common Stock in the Common Stock Offering. In all cases, the exercise price was equal to, or in excess of, the estimated fair value of the Company's Common Stock at the date of grant, and in the case of the options expiring through April 25, 2004, as determined by the independent appraisal firm.

(2)  See "-- Stock Option Plans -- Equity Incentive Plan -- Grants."

     AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth the number and value as of December 31, 1996 of shares underlying unexercised options held by each of the Named Executive Officers. As of December 31, 1996, no stock options had been exercised by any Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SHARES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                             FISCAL YEAR END             FISCAL YEAR END (1)
                                                       ---------------------------  -----------------------------
NAME                                                   EXERCISABLE  UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------  -----------  --------------  -------------  --------------
Steven D. Comrie                                          172,525        102,635    $   1,660,557   $    987,923
Thomas A. Grina                                            36,364        145,454    $    --         $    --
James D. Miller                                             7,273         47,273    $      48,780   $     73,167

------------------------------
(1) Based on the last sales price of the Company's Common Stock reported on the Nasdaq National Market on December 31, 1996 of $11.25 per share, less the exercise price payable upon exercise of such options.

STOCK OPTION PLANS

    EQUITY INCENTIVE PLAN.

    The Equity Incentive Plan was adopted by the Company on May 30, 1996 and amended on October 11, 1996 and approved by the stockholders on June 25, 1996 and October 14, 1996.

    The Equity Incentive Plan is designed to advance the Company's interests by enhancing its ability to attract and retain employees and others in a position to make significant contributions to the success of the Company through ownership of shares of Common Stock. The Equity Incentive Plan provides for the grant of incentive stock options ("ISOs"), non-statutory stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock, unrestricted stock, deferred stock grants, and performance awards, loans to participants in connection with awards, supplemental grants and combinations of the above. A total of 1,400,000 shares of common stock are reserved for issuance under the Equity Incentive

Plan. The maximum number of shares as to which options or SARs may be granted to any participant in any one calendar year is 300,000. The shares of Common Stock issuable under the Equity Incentive Plan are subject to adjustment for stock dividends and similar events. Awards under the Equity Incentive Plan may also include provision for payment of dividend equivalents with respect to the shares subject to the award.

    The Equity Incentive Plan is administered by the Option Committee of the Board of Directors (the "Option Committee"). The Option Committee shall consist of at least two directors. If the Common Stock is registered under the Securities Exchange Act of 1934, all members of the Option Committee shall be "outside directors" as defined. All employees of the Company and any of its subsidiaries and other persons or entities (including non-employee directors of the Company and its subsidiaries) who, in the opinion of the Option Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries are eligible to participate in the Equity Incentive Plan.

    STOCK OPTIONS. The exercise price of an ISO granted under the Equity Incentive Plan may not be less than 100% (110% in the case of 10% shareholders) of the fair market value of the Common Stock at the time of grant. The exercise price of a nonstatutory option granted under the Equity Incentive Plan is determined by the Option Committee. The term of each option may be set by the Option Committee but cannot exceed ten years from grant (five years from grant in the case of an incentive stock option granted to a 10% shareholder), and each option will be exercisable at such time or times as the Option Committee specifies. The option price may be paid in cash or check acceptable to the Company or, if permitted by the Option Committee and subject to certain additional limitations, by tendering shares of Common Stock, by using a promissory note, by delivering to the Company an unconditional and irrevocable undertaking by a broker promptly to deliver sufficient funds to pay the exercise price, or a combination of the foregoing.

    STOCK APPRECIATION RIGHTS. SARs may be granted either alone or in tandem with stock option grants. Each SAR entitles the participant, in general, to receive upon exercise the excess of a share's fair market value in cash or common stock at the date of exercise over the share's fair market value on the date the SAR was granted. The Option Committee may also grant SARs which provide that following a change in control of the Company as determined by the Option Committee, the holder of such right will be entitled to receive an amount measured by specified values or averages of values prior to the change in control. If an SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa. An SAR granted in tandem with an ISO may be exercised only when the market price of common stock subject to the option exceeds the exercise price of such option. SARs not granted in tandem shall be exercisable at such time, and on such conditions, as the Option Committee may specify.

    STOCK AWARDS. The Equity Incentive Plan provides for awards of nontransferable shares of restricted Common Stock subject to forfeiture as well as of unrestricted shares of Common Stock. Awards may provide for acquisition of restricted and unrestricted Common Stock for a purchase price specified by the Option Committee, but in no event less than par value. Restricted Common Stock is subject to repurchase by the Company at the original purchase price or to forfeiture if no cash was paid by the participant if the participant ceases to be an employee before the restrictions lapse. Other awards under the Equity Incentive Plan may also be settled with restricted Common Stock. Restricted securities shall become freely transferable upon the completion of the Restricted Period including the passage of any applicable period of time and satisfaction of any conditions to vesting. The Option Committee, in its sole discretion, may waive all or part of the restrictions and conditions at any time.

    The Equity Incentive Plan also provides for deferred grants entitling the recipient to receive shares of Common Stock in the future at such times and on such conditions as the Option Committee may specify, and performance awards entitling the recipient to receive cash or Common Stock following the attainment of performance goals determined by the Option Committee. Performance conditions and provisions for deferred stock may also be attached to other awards under the Equity Incentive Plan.

    A loan may be made under the Equity Incentive Plan either in connection with the purchase of Common Stock under an award or with the payment of any federal, state and local tax with respect to income recognized as a result of an award. The Option Committee will determine the terms of any loan, including the interest rate (which may be zero). No loan may have a term exceeding ten years in duration. In connection with any award, the Option Committee may also provide for and grant a cash award to offset federal, state and local income taxes or to make a participant whole for certain taxes.

    Except as otherwise provided by the Option Committee, if a participant dies, options and SARs held by such participant immediately prior to death, to the extent then exercisable, may be exercised by the participant's executor, administrator or transferee during a period of one year following such death (or for the remainder of their original term, if less). Except as otherwise determined by the Option Committee, options and SARs not exercisable at a participant's death terminate. Outstanding awards of restricted Common Stock must be transferred to the Company upon a participant's death and, similarly, deferred Common Stock grants, performance awards and supplemental awards to which a participant was not irrevocably entitled prior to death will be forfeited, except as otherwise determined by the Option Committee.

    In the case of termination of a participant's association with the Company for reasons other than death, options and SARs remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less), shares of restricted Common Stock must be resold to the Company, and other awards to which the participant was not irrevocably entitled prior to termination will be forfeited, unless otherwise determined by the Option Committee. If any such association is terminated due to the participant's discharge for cause which, in the opinion of the Option Committee, casts such discredit on the participant as to justify immediate termination of any award under the Equity Incentive Plan, such participant's options and SARs may be terminated immediately.

    In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert or in the event of the sale or transfer of substantially all of the Company's assets (each, a "change in control" under the Equity Incentive Plan), the Option Committee may determine that (i) each outstanding option and SAR will become immediately exercisable unless otherwise provided at the time of grant, (ii) each outstanding share of restricted Common Stock will immediately become free of all restrictions and conditions, (iii) all conditions on deferred grants, performance awards and supplemental grants which relate only to the passage of time and continued employment will be removed and (iv) all loans under the Equity Incentive Plan will be forgiven. The Committee may also arrange to have the surviving or acquiring corporation or affiliate assume any award held by a participant or grant a replacement award. If the optionee is terminated after such a change in control by the Company without cause, or in the case of certain officers designated from time to time by the Option Committee resigns under certain circumstances, within two years following the change in control, all unvested options will vest and all options will be exercisable for the shorter of four years or their original duration and all other awards will vest. If the option committee makes no such determination, outstanding awards to the extent not fully vested will be forfeited.

    GRANTS. Mr. Comrie has been granted NQSOs expiring on various dates through June 17, 2005 to purchase 275,160 shares of Common Stock at a price of $1.6244 per share. Of the NQSOs, 172,525 are currently exercisable, and 40,724 will become exercisable on July 17, 1997 and up to an additional 61,911 shares (the "Additional Shares") will become exercisable on June 17, 2000. The vesting of NQSOs to purchase 20,637 Additional Shares will be accelerated in each year based upon the attainment of certain performance goals as determined by the Board of Directors. In accordance with such program, the vesting of NQSOs to purchase 20,637 Additional Shares was accelerated in December 1996. Each of Mr. Comrie's options are exercisable for a period of five years from the date of vesting.

    Mr. Grina has been granted NQSOs expiring on various dates through April 26, 2004 to purchase 109,091 shares of Common Stock at a price of $17.1875 per share. The NQSOs are subject to vesting over a three-year period, of which 36,364 are fully vested and currently exercisable. NQSOs to purchase 72,727 shares will become exercisable on April 26, 1999; however, the vesting of 36,364 of such shares will be accelerated on each of the first and second anniversary of the date of grant based upon attainment of certain performance goals as determined by the Board of Directors. Each of Mr. Grina's options are exercisable for a period of five years from the date of vesting. All of the foregoing options will be fully vested, notwithstanding the attainment of performance goals, on April 26, 1999. In addition, Mr. Grina has been granted NQSOs expiring on various dates through October 11, 2005 to purchase 72,727 shares of Common Stock at a price of $17.1875 per share. These NQSOs vest at a rate of 25% on each anniversary of the date of grant commencing October 14, 1997. In addition, all of his options become immediately exercisable, without regard to the vesting period, upon a change of control under the Equity Incentive Plan and upon other corporate changes described in the agreement evidencing his options.

    Mr. Miller has been granted NQSOs expiring December 29, 2000 to purchase 18,182 shares of Common Stock at a price of $4.543 per share. The NQSOs vest at a rate of 20% on each anniversary of the date of grant. In addition, Mr. Miller has been granted NQSOs expiring on various dates through October 11, 2005 to purchase 36,364 shares of Common Stock at a price of $17.1875 per share. These NQSOs vest at a rate of 25% on each anniversary of the date of grant commencing October 14, 1997.

    As of December 31, 1996, options to purchase 816,970 shares were outstanding under the Incentive Plan.

    THE DIRECTORS PLAN.

    On May 30, 1996, the Company adopted the 1996 Non-Employee Directors Automatic Stock Option Plan, as amended (the "Directors Plan"), which provides for the automatic grant of stock options to non-employee directors to purchase up to an aggregate of 75,000 shares. Under the Directors Plan, options to acquire 2,200 shares of Common Stock are automatically granted to each non-employee director who is a director on January 1 of each year. In addition, each non-employee director serving on the Board of Directors immediately after the date of the Common Stock Offering received, and in the future each newly elected non-employee director on the date of his or her first appointment or election to the Board of Directors will receive, an automatic grant of options to acquire 2,600 shares of Common Stock.

    Although grants of the options under the Directors Plan are automatic, and the Directors Plan is intended to be largely self-administering, the Directors Plan will be administered by either the Board of Directors or a committee designated by the Board of Directors, which will, to the extent necessary, administer and interpret the Directors Plan (the "Plan Administrator"). Stock options awarded under the Directors Plan are priced automatically at an exercise price equal to the market price of the Common Stock on the date of grant. If at any time no public market for the Common Stock exists, the Plan Administrator is empowered to determine the fair market value. Under the Directors Plan, initial option grants vest over a three-year period and are exercisable for a period of 10 years from the date of grant. Initial options to purchase an aggregate of 7,800 shares at an exercise price equal to $15.00 per share, the initial offering price of the Common Stock in the Common Stock Offering, and initial options to purchase 2,600 shares at an exercise price equal to $12.625 per share, the market price of the Common Stock on December 23, 1996, have been granted to non-employee directors under the Directors Plan. Annual options to purchase an aggregate of 6,600 shares at an exercise price equal to $11.25 per share, the market price of the Common Stock on December 31, 1996, have been granted to non-employee directors under the Directors Plan.

EMPLOYMENT AND CONSULTING AGREEMENTS

    The Company has entered into a three-year employment agreement with Mr. Fotheringham providing for full-time employment at an annualized base salary of $250,000 for 1996, $275,000 for 1997 and $300,000 for 1998. In addition, Mr.
Fotheringham is entitled to receive an annual bonus of up to $100,000 depending on the achievement of specified annual link installation goals. The goal for each year will be established based on the operating budget approved by the Board of Directors. The agreement precludes Mr. Fotheringham from competing with the Company for one year after the cessation of his employment, regardless of the reason for such cessation.

    The Company has entered into a three-year employment agreement with Mr. Comrie providing for full time employment at an annualized base salary of $160,000 through December 31, 1995, $200,000 from January 1, 1996 to July 16,
1997 and $240,000 from July 17, 1997 to July 16, 1998. Mr. Comrie is entitled to receive an annual bonus of up to $100,000 depending on the achievement of specified annual link installation goals. The goal for each year will be established based on the operating budget approved by the Board of Directors. As part of the employment agreement, the Company provided Mr. Comrie an interest-free loan in the amount of $30,000 and forgave payment of such loan on January 1, 1996. The forgiveness of such loan has been accounted for as compensation expense on the 1995 statement of operations of the Company. The agreement also precludes Mr. Comrie from competing with the Company for one year after the cessation of employment, regardless of the reason for such cessation. The agreement may be terminated at any time by either party and provides that, if the Company terminates Mr. Comrie without cause or Mr. Comrie's employment is terminated due to his disability or death, Mr. Comrie will be entitled to continue to receive the full amount of his base salary and any other benefits to which he would have otherwise been entitled for a period of one year from the date of such termination. See "-- Stock Option Plans" regarding stock options granted to Mr. Comrie pursuant to his employment agreement.

    The Company has entered into an employment agreement with Mr. Grina, providing for full time employment on an at will basis at an annualized base salary of $190,000 through April 30, 1997. In addition, Mr. Grina is entitled to receive an annual bonus of up to $100,000 depending upon the achievement of specified annual link installation goals. The goal for each year will be established based on the operating budget approved by the Board of Directors. The agreement precludes Mr. Grina from competing with the Company for one year after the cessation of his employment, regardless of the reason for such cessation. The agreement may be terminated at any time by either party and provides that, if the Company terminates Mr. Grina without cause or Mr. Grina's employment is terminated due to his disability or death, Mr. Grina will be entitled to continue to receive the full amount of his base salary and any other benefits to which he would have otherwise been entitled for a period of six months from the date of such termination. See "-- Stock Option Plans" regarding stock options granted to Mr. Grina pursuant to his employment agreement.

    The Company has also entered into an employment agreement with Mr. Miller, providing for full time employment at an annual base salary equal to $150,000. His employment agreement provides for the payment by the Company of an annual bonus in designated amounts based upon the achievement of specified performance goals. The agreement has a term of three years and precludes him from competing with the Company for one year after the cessation of employment, regardless of the reason for such cessation. See "-- Stock Option Plans" regarding stock options granted to Mr. Miller pursuant to his employment agreement. The employment agreement may be terminated at any time by the Company or Mr. Miller and provides that, if the Company terminates Mr. Miller's employment without cause or his employment is terminated due to his disability or death, Mr. Miller may continue to receive the full amount of his base salary and any other benefits to which he would have otherwise been entitled for a period of six months from the date of such termination.

    The Company has entered into a three-year consulting agreement with Mr. Pierson on May 8, 1995, under which Mr. Pierson agreed to provide strategic, business and other advisory services to the Company for base fees of $80,000 for 1995, $140,000 for 1996 and $80,000 for 1997, subject to extension at the option of the Company. The agreement also precludes Mr. Pierson from competing with the Company for one year after termination of the agreement, regardless of the reason for such termination. The agreement may be terminated at any time by either party and provides that, if the Company terminates Mr. Pierson without cause or Mr. Pierson terminates his consulting agreement for "good reason" (as specified in the agreement), Mr. Pierson will be entitled to continue to receive the full amount of his base fees and any other benefits to which he would have otherwise been entitled for a period of one year from the date of such termination. See "Certain Transactions -- Pierson & Burnett Transactions."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information, as of January 2, 1997, regarding the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company's Common Stock, (ii) the directors, director designate and executive officers of the Company and (iii) all executive officers and directors as a group.

                                                                                       BENEFICIAL OWNERSHIP
                                                                                ----------------------------------
NAME                                                                                   NUMBER           PERCENT
------------------------------------------------------------------------------  --------------------  ------------
Advent International Corporation (1)..........................................       1,321,511               9.7%
Ameritech Development Corp. (2)...............................................         681,323               5.0
High Sky Inc. (3).............................................................         672,219               5.0
Landover Holdings Corporation (4).............................................       2,941,165              21.7
Steven D. Comrie (5)..........................................................         172,525               1.3
James C. Cook (6).............................................................          60,168                 *
Mark C. Demetree (7)..........................................................         398,541               2.9
Andrew I. Fillat (8)..........................................................           7,327                 *
Vernon L. Fotheringham (9)....................................................       1,289,114               9.5
James B. Murray, Jr. (10).....................................................         135,000               1.4%
Alan Z. Senter (11)...........................................................           2,600                 *
Thomas A. Grina (12)..........................................................          36,364                 *
James D. Miller (13)..........................................................           7,273                 *
W. Theodore Pierson, Jr. (14).................................................         856,512               6.3
Richard A. Shields, Jr. (15)..................................................           5,090                 *
All executive officers and directors as a group
 (5)(6)(7)(8)(9)(11)(12)(13)(14)(15)(16)......................................       2,837,713              20.6%

------------------------
Unless otherwise indicated, the business address of each director and executive officer named above is c/o Advanced Radio Telecom Corp., 500 108th Avenue N.E., Suite 2600, Bellevue, Washington 98004.

*   Less than 1.0%.

 (1) Includes 1,189,673 shares, 1,149 shares and 58,143 shares of Common Stock and 55,239 shares, 58 shares and 2,703 shares of Common Stock issuable upon exercise of March Bridge Warrants, respectively, owned by Global Private Equity II, L.P., Advent International Investors II, L.P. and Advent Partners, L.P. (collectively, the "Advent Partnerships"), each a limited partnership whose general partner is controlled by Advent International Corporation ("Advent"). Also includes 13,868 shares and 678 shares of Common Stock issuable upon exercise of September Bridge Warrants, respectively, owned by Global Private Equity II, L.P. and Advent Partners, L.P. Mr. Fillat is an officer of Advent. The address of Advent and each of the Advent Partnerships is 101 Federal Street, Boston, Massachusetts 02110.

 (2) Includes 60,000 shares and 21,818 shares of Common Stock issuable upon exercise of the March Bridge Warrants and September Bridge Warrants, respectively. The address of Ameritech is 30 South Wacker Drive, Chicago, Illinois 60601. See "Certain Transactions -- Ameritech Financing; Ameritech Strategic Distribution Agreement."

 (3) High Sky Inc. is the general partner of High Sky and High Sky II and may be deemed the beneficial owner of all shares held by such partnerships. Includes 545,048 and 127,171 shares of Common Stock owned by High Sky and High Sky II, respectively. Also includes 43,335 and 10,835 shares of Common Stock held by High Sky and High Sky II, respectively, subject to options owned by SERP and its designees. See "Certain Transactions -- SERP Agreement." High Sky Inc.'s address is c/o Frank S. Phillips Company, 6106 MacArthur Blvd., Bethesda, Maryland 20816.

 (4) All of such securities are held in the LHC Voting Trust (as defined) by trustees who are directors of the Company and independent of LHC, Mr. Zimmerman and members of his family. Includes 13,636 shares and 2,036 shares of Common Stock issuable upon exercise of Indemnity Warrants and September Bridge Warrants, respectively. Does not include 36,364 shares of Common Stock beneficially owned by the wife and 36,364 shares of Common Stock beneficially owned by a family trust of Laurence S. Zimmerman, of which shares LHC and Mr. Zimmerman disclaim beneficial ownership. Does not reflect the contingent effect of the Series D Option covering 145,685 shares. LHC is controlled by Mr. Zimmerman. LHC's address is 667 Madison Avenue, New York, New York 10021. See "-- Voting Trust Agreement" and "Certain Transactions -- Series D Preferred Stock Issuance."

 (5) Consists of 172,525 shares of Common Stock currently issuable upon exercise of options. Does not include 102,635 shares of Common Stock issuable upon exercise of the non-vested portion of options. See "Management -- Stock Option Plans."

 (6) Includes 8,000 shares of Common Stock issuable upon exercise of March Bridge Warrants and 4,800 shares of Common Stock issuable upon exercise of options granted under the Directors Plan.

 (7) Includes 4,800 shares of Common Stock beneficially issuable upon exercise of options granted under the Directors Plan. Does not include 56,000 shares and 2,909 shares of Common Stock issuable upon exercise of March Bridge Warrants and September Bridge Warrants, respectively, 59,090 shares of Common Stock issuable upon exercise of Indemnity Warrants or [1,534,964] shares of Common Stock beneficially owned in each case by members of Mr. Demetree's family or a trust for their benefit, of which he disclaims beneficial ownership. Mr. Demetree's address is 505 Lancaster Street, #8AB, Jacksonville, FL 32204.

 (8) Includes 4,800 shares of Common Stock issuable upon exercise of options granted under the Directors Plan. Mr. Fillat disclaims beneficial ownership of the shares of Common Stock and shares of Common Stock issuable upon exercise of March Bridge Warrants and September Bridge Warrants held by the Advent Partnerships, except for 2,495 shares of Common Stock, and 3 shares and 29 shares issuable upon exercise of March Bridge Warrants and September Bridge Warrants, respectively.

 (9) Includes 37,917 shares of Common Stock subject to options owned by SERP and its designees. See "Certain Transactions -- SERP Agreement."

(10) Mr. Murray is expected to become a director upon consummation of the CommcoCCC Acquisition. He is a managing director of Columbia Capital Corporation, which beneficially owns 195,000 shares and, upon consummation of the CommcoCCC Acquisition, will beneficially own 3,462,787 shares of Common Stock, including 46,630 shares and 15,543 shares issuable upon exercise of the CommcoCCC Warrants and the September Bridge Warrants, respectively. Upon becoming a director, he will receive an option to purchase 2,600 shares of Common Stock under the Directors Plan.

(11) Includes 4,800 shares of Common Stock issuable upon exercise of options granted under the Directors Plan.

(12) Includes 36,364 shares of Common Stock currently issuable upon exercise of options.

(13) Includes 7,273 shares of Common Stock currently issuable upon exercise of an option.

(14) Includes 16,252 shares of Common Stock subject to options owned by SERP and its designees. See "Certain Transactions -- SERP Agreement." Mr. Pierson's address is c/o Pierson & Burnett L.L.P., 1667 K. Street, N.W., Washington, D.C. 20006.

(15) Includes 5,090 shares of Common Stock currently issuable upon exercise of an option.

(16) Does not include 2,941,165 shares of Common Stock held in the LHC Voting Trust by trustees, all of whom are directors of the Company of which such trustees disclaim beneficial ownership. See "-- Voting Trust Agreement."

    Upon completion of the CommcoCCC Acquisition, Columbia Capital Corporation, as general partner of two of the stockholders of CommcoCCC, and Commco, L.L.C., the remaining stockholder of CommcoCCC, will beneficially own 3,462,787 and 2,878,577 shares, respectively, of Common Stock, including 46,630 and 40,643 shares, respectively, issuable upon exercise of the CommcoCCC Warrants and 15,543 and 13,548 shares, respectively, issuable upon exercise of the September Bridge Warrants, constituting 17.7% and 14.7%, respectively, of the Company's Common Stock. Assuming the consummation of the CommcoCCC Acquisition as of the date of this Prospectus, the Company would have 19,559,420 shares of Common Stock outstanding.

VOTING TRUST AGREEMENT

    Pursuant to a Voting Trust Agreement, dated November 5, 1996, LHC and the wife and a trust for the benefit of the family of Laurence S. Zimmerman deposited all of their shares of ART Common Stock in trust (the "LHC Voting Trust") with Messrs. Demetree, Fillat and Fotheringham with irrevocable instructions to vote such shares on all matters submitted to a vote of the stockholders of the Company in proportion to, or in certain cases, consistent with the majority of, the vote of other stockholders of the Company. The voting trust will expire on November 5, 2006, but is subject to early termination in the event of (i) a business combination in which ART stockholders own less than 50%, and ART directors constitute less than 50% if the board of directors, of the combined entity and LHC owns less than 5% of the voting power of such entity, (ii) the death of Mr. Zimmerman or (iii) the sale by LHC of such shares to unaffiliated parties. The trustees of the trust will be indemnified by the Company.

                              CERTAIN TRANSACTIONS

FORMATION OF ART

    The Company was organized in August 1993 by Vernon L. Fotheringham and W. Theodore Pierson, Jr., for the purpose of obtaining 38 GHz licenses from the FCC. The initial stockholders, including Messrs. Fotheringham and Pierson, purchased for $.01 per share ART Common Stock in a private placement which, net of certain subsequent transfers, currently constitutes an aggregate of 2,145,626 shares of Common Stock.

HIGH SKY PRIVATE PLACEMENTS

    In November 1993 and March 1994, ART raised $60,000 and $30,000 through the sale of its common stock (which, net of sales and acquisitions of additional shares, now constitute an aggregate of 545,048 shares and 127,171 shares of Common Stock, respectively) to High Sky Limited Partnership and High Sky II Limited Partnership ("High Sky II" and, collectively, the "High Sky Partnerships"). In March 1994, ART borrowed $70,000 from High Sky II. The loan was evidenced by a promissory note executed by ART and payable to High Sky II (the "High Sky Note"). Pursuant to an Agreement dated March 1, 1995, High Sky II sold the High Sky Note to Vernon L. Fotheringham and W. Theodore Pierson, Jr. in exchange for two new promissory notes, bearing interest at 7.5% per annum, executed by Messrs. Fotheringham and Pierson in the principal amounts of $52,675 and $22,575, respectively (the "Fotheringham/Pierson Notes"), with payment secured by pledges of shares of Common Stock owned by them. The terms of the notes were as favorable as could be negotiated with unrelated third parties. After the assignment and exchange, Messrs. Fotheringham and Pierson transferred the High Sky Note to the Company as a capital contribution. The Fotheringham/Pierson Notes, which are due in August 1997 and which are now unsecured, are currently held by LHC (as defined below).

ART WEST JOINT VENTURE

    The Company is party to the ART West Management Agreement, pursuant to which it manages the business and assets of ART West, a joint venture between ART and Extended. Mark T. Marinkovich, Vice President and General Manager, Western Region of the Company, is also the President and a stockholder of Extended. See "Business -- Agreements Relating to Licenses and Authorizations -- ART West Joint Venture" and "Principal Stockholders." In connection with the ART West Joint Venture, ART issued to Extended 133,864 shares of Common Stock. Of these 133,864 shares, 5,701 shares are subject to options owned by Southeast Research Partners and its designees. See "-- SERP Agreement." In June 1996, the Company agreed to acquire Extended's interest in ART West for $6,000,000 in cash, subject to FCC approval.

ORGANIZATION OF TELECOM

    ART and Landover Holdings Corporation ("LHC") organized Advanced Radio Telecom Corp. ("Telecom") on March 28, 1995, and purchased for $.001 per share 340,000 shares of Class A common stock and 640,000 shares of Class B common stock of Telecom, respectively, which, after giving effect to anti-dilution adjustments resulting from issuances of preferred stock as described in "-- LHC Purchase Agreement," certain transfers and the transactions described in "-- February 1996 Reorganization" and "-- Merger," currently are equivalent to 3,641,111 shares and 2,650,414, shares respectively, after giving effect to the November 1995 redemption of shares of Common Stock. In addition, Hedgerow Corporation of Maine ("Hedgerow") and Toro Financial Corp. ("Toro") purchased for $.001 per share 15,000 shares and 5,000 shares, respectively, of Telecom Class A common stock which, after such anti-dilution adjustments and the Merger, currently are equivalent to 160,637 shares and 53,546 shares of Common Stock, respectively. LHC is controlled by Laurence S. Zimmerman, a former director of the Company, and Hedgerow is controlled by Matthew C. Gove, also a former director of the Company. From May 1994 until August 1996 Hedgerow and, from May 1994 until September 1996, Toro provided management and strategic consulting services to LHC, including services relating to analysis and negotiation of acquisitions.

LHC PURCHASE AGREEMENT

    GENERAL. Pursuant to a Purchase Agreement, dated April 21, 1995 (the "LHC Purchase Agreement") among ART, LHC and Telecom, LHC, on behalf of itself and its designees, agreed to purchase additional securities of Telecom (the "LHC Stock") for an aggregate purchase price of $7,000,000 (the "Purchase Price"), which additional securities would dilute only LHC's interest in the Company. In addition, ART and Telecom entered into the ART Services Agreement. Moreover, ART and its stockholders agreed with Telecom and its stockholders to enter into a revised stockholders agreement (the "May 1995 Stockholders Agreement"), a registration rights agreement and a merger agreement. Messrs. Fotheringham and Pierson deposited 733,711 and 662,495 shares of Common Stock, respectively (the "Escrow Shares"), under such agreement to be released upon achievement by the Company of certain performance goals (the "Escrow Arrangement"). The Escrow Shares were released to Messrs. Fotheringham and Pierson in part on November 13, 1995 as a result of the EMI Asset Acquisition, and the balance was released on February 2, 1996 in connection with the February 1996 Reorganization (as defined).

    Upon the first closing under the LHC Purchase Agreement, on May 8, 1995, Telecom received $700,000 from E2-2 Holdings, L.P. ("E2-2") and E2 Holdings, L.P. ("E2"). In addition, E2-2 committed to subscribe for up to 50.0% of the Purchase Price, matching other investors under the LHC Purchase Agreement with protection from dilution to the extent such matching funds were not required. The general partner of E2-2 and E2 is controlled by LHC. E2-2's limited partners include J.C. Demetree, Jr. and Mark C. Demetree and their affiliates. In addition, E2-2 granted to LHC an option to purchase from E2-2 35,873 shares of Series A preferred stock (which converted into 169,581 shares of Common Stock in November 1996). This option was exercised in November 1995. Mark C. Demetree is a director and J.C. Demetree, Jr. was formerly a director of the Company. See "Principal Stockholders."

    The additional payments on the Purchase Price were made by the Landover Partnerships (as defined below) as follows: $700,000 on August 22, 1995 and $600,000 on October 19, 1995. On November 13, 1995, the Advent Partnerships (as described below) paid the $5.0 million balance of the Purchase Price and the Company paid LHC an aggregate of $391,750 for expenses. Also, on November 13, 1995, Telecom, ART and LHC agreed that the LHC Purchase Agreement was substantially completed.

    ART SERVICES AGREEMENT. Pursuant to the LHC Purchase Agreement, ART and Telecom entered into a Services Agreement, dated May 8, 1995 (the "ART Services Agreement"), pursuant to which, for a 20-year term, Telecom provides management services for, and receives 75.0% of the cash flow from, operations after deducting certain related direct expenses under wireless licenses held by ART.

    LANDOVER PARTNERSHIPS. Between May 8, 1995 and November 13, 1995, the LHC Stock was diluted by purchases of series of Telecom preferred stock by E2-2, E2, E1 Holdings L.P. ("E1") and E2-3 Holdings, L.P. ("E2-3" and collectively with E1, E2 and E2-2, the "Landover Partnerships"), each a limited partnership whose general partner is controlled by LHC, in separate private placements. E2-2, which committed to purchase up to $3.5 million of Telecom preferred stock matching other investors under the LHC Purchase Agreement, purchased 405,880 shares of Telecom Series A preferred stock (which converted into 1,918,705 shares of Common Stock in November 1996) for an aggregate of $946,600, and LHC purchased 35,873 shares of such Series A preferred stock (which converted into 169,581 shares of Common Stock in November 1996) from E2-2 for $1.1 million pursuant to an option. E2 purchased an aggregate of 105,823 shares of Telecom Series B preferred stock (which converted into 500,254 shares of Common Stock in November 1996) for an aggregate of $842,400. E1 purchased 13,797 shares of Telecom Series A preferred stock (which converted into 65,222 shares of Common Stock in November 1996) for an aggregate of $60,000 and 8,856 shares of Telecom Series B preferred stock (which converted into 41,865 shares of Common Stock in November 1996) for an aggregate of $38,300. E2-3 purchased an aggregate of 7,363 shares of Telecom Series C preferred stock (which converted into 34,807 shares of Common Stock in November 1996) for an aggregate of $112,700.

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
Control of E2-2 was transferred to an affiliate of J.C. Demetree, Jr. and Mark
C. Demetree in August 1996. All of the Landover Partnerships were liquidated in November 1996. See "Principal Stockholders."

    ADVENT PRIVATE PLACEMENT. On November 13, 1995, ART sold, for an aggregate of $5.0 million, $4.95 million principal amount of 10% notes due May 13, 1997 (the "Advent Notes") and $50,000 stated amount of ART Series A Preferred Stock (collectively, with the Advent Notes, the "Advent/ART Securities") to Global Private Equity II, L.P., Advent International Investors II, L.P. and Advent Limited Partnership (collectively the "Advent Partnerships"), each a limited partnership whose general partner is controlled by Advent International Corp. ("Advent"), pursuant to a Securities Purchase Agreement, dated November 13, 1995, among the Advent Partnerships, ART, Telecom, Vernon L. Fotheringham and W. Theodore Pierson, Jr. (the "Advent Agreement"). The Advent Agreement provided among other things that the Advent/ART Securities were convertible into, and in the February 1996 Reorganization described below, were converted into, 232,826 shares of Telecom Series E preferred stock (which converted into 1,100,632 shares of Common Stock in November 1996). The Telecom Series E preferred stock provides, among other things, that the holders thereof have a right to designate a director of Telecom (and, after the Merger, the Company), which director's term was extended to an initial term of three years pursuant to the Stockholders Agreement, as described below.

LHC AGREEMENTS

    Pursuant to the LHC Purchase Agreement, LHC and Telecom entered into a strategic and financial consulting agreement, dated May 8, 1995, under which LHC agreed to provide financial and strategic planning and other advisory and management services to the Company for a fee of $10,000 per month. The strategic and financial consulting agreement was terminated on November 13, 1995, and Telecom entered into a management consulting agreement with LHC, dated November 13, 1995, for an initial term of one year under which the Company will pay LHC $420,000 per year and may pay a fee in the event LHC provides other services, such as merger and acquisition advisory services, to the Company. This management consulting agreement was terminated in November 1996. In November 1996, the Company paid LHC an aggregate of $300,000 in connection with services previously rendered under the management consulting agreement.

SERP AGREEMENT

    Pursuant to a letter agreement, dated July 12, 1995, among Southeast Research Partners ("SERP") ART, Vernon L. Fotheringham, W. Theodore Pierson, Jr., High Sky Limited Partnership, High Sky II Limited Partnership and Extended (the "SERP Agreement"), SERP agreed to procure additional capitalization or financial assistance on behalf of ART. Under the SERP Agreement, the other parties to such agreement agreed to grant SERP options to purchase, for an aggregate consideration of $210,000, 114,040 shares of Common Stock and $245,000 in cash as a fee for introducing LHC to ART.

SERIES D PREFERRED STOCK ISSUANCE

    On November 9, 1995, Telecom sold 61,640 shares of Telecom Series D preferred stock (which converted into 291,390 shares of Common Stock in November
1996) for $2.0 million in a private placement. Telecom simultanously redeemed 293,791 shares of Telecom common stock from LHC for $2.0 million. In connection with the February 1996 Reorganization described below, LHC granted to the holders of such Series D preferred stock a contingent option ("Series D Option") to purchase 145,685 shares of Telecom common stock owned by LHC at a nominal price.

FEBRUARY 1996 REORGANIZATION

    On February 2, 1996, Telecom, ART and their respective stockholders agreed (the "February 1996 Reorganization") to an amendment and restatement of the May 1995 Stockholders Agreement (as amended, the "Stockholders Agreement") providing for (i) termination effective on consummation of the Common Stock Offering, (ii) reorganization of the capital structure of Telecom, including providing for the conversion of Telecom Class A and Class B common stock into Telecom common stock, the revision of the terms and conversion into ART Common Stock (upon consummation of the Common

Stock Offering) of the Series A, B, C, D, E and F preferred stock (originally issued by Telecom and converted to ART preferred stock in the Merger) and a 13 for 1 stock split, (iii) the exchange of the Advent/ART Securities for Telecom Series E preferred stock, (iv) revision of provisions for election of directors,
(v) amendment and restatement of the Company's registration rights agreement, including waiver of registration rights relating to this offering, (vi) release of the remaining Escrow Shares to the original owners thereof, (vii) the change of name of Telecom to Advanced Radio Telecom Corp. and (viii) approval of a revised merger agreement (the "Old Merger Agreement") providing for the merger of ART into Telecom (the "Old Merger").

AMERITECH FINANCING; AMERITECH STRATEGIC DISTRIBUTION AGREEMENT

    On February 2, 1996, Ameritech Development Corp. ("Ameritech") purchased for an aggregate of $2.5 million 48,893 shares of Telecom Series F preferred stock, par value $0.001 per share, (the "Ameritech Financing") which converted into 231,131 shares of Common Stock in November 1996. In addition, Telecom entered into a letter of intent with Ameritech Corp., the parent of Ameritech, to enter into the Ameritech Strategic Distribution Agreement and in connection therewith granted to Ameritech a ten-year warrant to purchase 318,959 shares of Common Stock of the Company exercisable at a nominal price per share (the "Ameritech Warrant"). On April 29, 1996, Telecom entered into the Ameritech Strategic Distribution Agreement. See "Business -- Strategic Alliances -- Ameritech Strategic Distribution Agreement." On December 5, 1996, Ameritech exercised the Ameritech Warrant to purchase 318,374 shares of Common Stock.

MARCH BRIDGE FINANCING

    On March 8, 1996, Telecom entered into a financing (the "March Bridge Financing") pursuant to which it issued $5.0 million of 10% unsecured notes due in 1998 (the "March Bridge Notes") and five-year warrants to purchase up to an aggregate of 400,000 shares of Telecom common stock at a price of $17.1875 per share (the "March Bridge Warrants") to private investors including (i) affiliates of J.C. Demetree, Jr. and Mark C. Demetree, then directors of the Company, (ii)the Advent Partnerships and (iii) Ameritech, who invested $700,000, $725,000 and $750,000, respectively, in the March Bridge Notes and March Bridge Warrants. See "Principal Stockholders." The March Bridge Notes were repaid with the proceeds of the Common Stock Offering.

EQUIPMENT FINANCING

    On April 1, 1996 CRA, Inc. ("CRA") provided the Company with $2.5 million in equipment financing (the "Equipment Financing") for the purchase from P-Com of 38 GHz radio equipment secured by the equipment, the Company's $1.0 million letter of credit and a $500,000 letter of credit provided by J.C. Demetree, Jr. and Mark C. Demetree, then directors of the Company, and LHC, a principal stockholder of the Company (the "Indemnitors"). To evidence its obligations under the Equipment Financing the Company executed in favor of CRA its $2.5 million Promissory Note (the "Equipment Note") which note is payable in 24 monthly installments of $92,694 with a final payment of $642,305 due April 1, 1998. The Indemnitors also agreed to provide the Company with funds and support for up to $2.0 million of its obligations in the event of default on the Equipment Note or draw against the Company's letter of credit. Pursuant to an arrangement approved by the Company's disinterested directors on February 16, 1996, the Company paid to the Indemnitors or their designees an aggregate of $225,000 in cash and five-year warrants to purchase an aggregate of 118,181 shares of Common Stock (the "Indemnity Warrants") on terms substantially similar to the March Bridge Warrants as compensation for such indemnity. LHC has assigned Indemnity Warrants to purchase 45,455 shares of Common Stock to a consultant to LHC. The letter of credit provided by the Indemnitors was returned to the Indemnitors in December 1996.

SEPTEMBER BRIDGE FINANCING

    In August 1996, the Company received commitments for $3.0 million of 14.75% unsecured notes due March 1998 (the "September Bridge Financing"). Such notes (the "September Bridge Notes") were funded from August 1996 to October 1996. In October 1996, the Company also received a commitment for an additional $1.0 million. The Company also issued five-year warrants to purchase up to an aggregate of 116,363 shares of Common Stock at a price of $17.1875 per share ($15.00 after giving effect to anti-dilution adjustment) (the "September Bridge Warrants") to private investors who participated in the financing, including the Advent Partnerships, Ameritech, affiliates of CommcoCCC, LHC and affiliates of J.C. Demetree, Jr. and Mark C. Demetree. The September Bridge Warrants are not exercisable for a period of one year following their date of issuance. The September Bridge Notes were repaid with the proceeds of the Common Stock Offering.

PIERSON & BURNETT TRANSACTIONS

    W. Theodore Pierson, Jr., Executive Vice President and Secretary of the Company is a principal in the law firm of Pierson & Burnett, L.L.P., which regularly provides legal services to the Company. During the year ended December 31, 1996, the Company paid Pierson & Burnett, L.L.P. $520,000 for such services. The Company believes that the terms of its relationship with Pierson & Burnett, L.L.P. are at least as favorable to the Company as could be obtained from an unaffiliated party. See "Management -- Executive Compensation" and "Principal Stockholders" for a description of Mr. Pierson's consulting agreement with the Company and for information regarding his share ownership. The Company subleases office space for its regional office in Washington, D.C. from Pierson & Burnett, L.L.P. The Company believes that the terms of its sublease are at least as favorable to the Company as could be obtained from an unaffiliated party. See "Business -- Properties."

AMERICAN WIRELESS DEVELOPMENT AGREEMENT

    In early 1996 ART entered into a memorandum of understanding with American Wireless Corporation ("American Wireless") to jointly develop a quick-to-market 38 GHz receive only radio. Discoveries made as a result of this initial directed work served to define ART's requirements for a series of low cost 38 GHz transmit/receive link equipment, ranging from 4 x DS-1 to DS-3 payload capacity. In response to this requirement American Wireless did extensive design, performance, and cost modelling that has enabled ART to accelerate its planned implementation of more cost effective shared network topologies. The Company has funded approximately $400,000 of research and development costs with American Wireless related to the development of the 38 GHz receive only radio. Vernon L. Fotheringham, the Chairman of the Company, is a former director and a 3.0% stockholder of American Wireless. Mr. Fotheringham has recused himself in all negotiations regarding agreements between the Company and American Wireless.

COMMCOCCC ACQUISITION

    On July 3, 1996, the Company entered into the CommcoCCC Agreement with CommcoCCC which provides for the acquisition, subject to FCC approval, of 129 38 GHz wireless broadband authorizations in exchange for 6,000,000 shares of Common Stock, or 28.5% of the Company on a fully diluted basis after giving effect to the Common Stock Offering. The stockholders of CommcoCCC simultaneously loaned $3.0 million to the Company, bearing interest at the prime rate and payable on September 30, 1996, and received three-year warrants to purchase up to an aggregate of 18,182 shares of Common Stock at a price of $24.75 per share. In connection with an October 1996 amendment to the CommcoCCC Agreement, the Company modified the terms of such warrants, reduced the exercise price of such warrants to $17.1875 ($15.00 after giving effect to anti-dilution adjustment) per share and increased the number of shares issuable upon exercise thereof to 87,273 shares and increased the interest rate of the CommcoCCC Notes to 14.75% and extended the maturity date thereof to December 31, 1996. The CommcoCCC Financing was secured by a security interest in all of the assets of the Company, including a pledge of the Company's stock in Telecom. The CommcoCCC Financing was repaid with the proceeds of the Common Stock Offering. After closing of the CommcoCCC Acquisition, the Company has agreed to nominate one individual designated by CommcoCCC's stockholders and acceptable to the Company as a director of the Company. James B. Murray is the individual designated by CommcoCCC's stockholders. See "Management -- Executive Officers and Directors."

                              DESCRIPTION OF UNITS

    Each Unit offered hereby consists of $1,000 principal amount at maturity of Notes and one Warrant, each Warrant initially representing the right to purchase
9.024 shares of Common Stock. The Notes and the Warrants will not be separable
until the earliest to occur of (i)             , 1997, (ii) a Change in Control
with respect to the Company and (iii) such earlier date as may be determined by the Underwriters (the "Separation Date").

                              DESCRIPTION OF NOTES

    The Notes will be issued under an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The Notes will be secured by a portion of the proceeds of the Unit Offering pursuant to the pledge and escrow agreement, dated as of the Issue Date (the "Pledge Agreement"), between the Company and The Bank of New York, as collateral agent (the "Collateral Agent"). Copies of the form of the Indenture and the Pledge Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary of the material provisions of the Indenture and the Pledge Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture and the Pledge Agreement, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

    As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries other than foreign Subsidiaries that the Company may establish prior to such date. However, under certain circumstances, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

GENERAL

    The Notes will be unsecured senior obligations of the Company, will be limited to $125.0 million aggregate principal amount at maturity and will mature
on             , 2007. Cash interest on the Notes will be payable, at a rate of
   % per annum, semi-annually in arrears on             and             of each
year (each, an "Interest Payment Date"), commencing             , 1997, to the
holders of record of Notes at the close of business on the             and
            immediately preceding such Interest Payment Date. Interest on the Notes will accrue from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the office of the Trustee); PROVIDED, HOWEVER, the payment of interest may be made by check mailed to the address of the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

SECURITY

    The Indenture will provide that upon the closing of the Offering, the Company will be required to purchase, and pledge to the Collateral Agent for the benefit of the holders of the Notes, the Pledged

Securities in such amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes. The Company expects to use approximately $44.3 million of the net proceeds of the Unit Offering to acquire the Pledged Securities; however, the precise amount of securities to be acquired will depend upon the interest rates on government securities prevailing at the time of the closing of the Unit Offering. The Pledged Securities will be pledged by the Company to the Collateral Agent for the benefit of the holders of Notes pursuant to the Pledge Agreement and will be held by the Collateral Agent in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an Interest Payment Date on the Notes, the Company may either deposit with the Collateral Agent from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Collateral Agent to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Pledge Agreement provides that the Company may thereafter direct the Collateral Agent to release to the Company proceeds or the Pledged Securities from the Pledge Account in like amount. A failure by the Company to pay interest
on the Notes in a timely manner through             , 2000 will constitute an
immediate Event of Default under the Indenture, with no grace or cure period.

    Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed (giving no effect to any excess created by the substitution of Marketable Securities for the Government Securities originally pledged as collateral) the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payment remaining, up to and including the sixth scheduled interest payment), the Collateral Agent will be permitted to release to the Company at the Company's request any such excess amount. The Notes will be secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure repayment of the principal amount of the Notes to the extent of such security. At any time while the Pledge Agreement is in force, the Pledge Agreement allows the Company to substitute Temporary Cash Investments of the types described in clauses (i) through (iv) in the definition thereof for the U.S. government securities originally pledged as collateral; PROVIDED, HOWEVER, Temporary Cash Investments so substituted must have a fair market value (measured at the date of substitution), in the opinion of a nationally recognized firm of independent public accountants selected by the Company, at least equal to 125.0% of the amount of any of the first six scheduled interest payments on the Notes that are unpaid (or the PRO RATA portion of such interest payments equal to the percentage of such interest payments to be secured by such Temporary Cash Investments) as of the date such Temporary Cash Investments are proposed to be substituted as security for the Company's obligation under the Pledge Agreement.

    Under the Pledge Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, all of the Pledged Securities will have been released from the Pledge Account and thereafter the Notes will be unsecured.

REDEMPTION

    OPTIONAL REDEMPTION

    The Notes will be redeemable at the option of the Company, in whole or in
part, at any time on or after             , 2002, upon not less than 30 nor more
than 60 days' notice, at the redemption prices

(expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the
12-month period beginning on                   of the years indicated below:

                                                             REDEMPTION
                           YEAR                                PRICE
                --------------------------                  ------------
2002......................................................            %
2003......................................................            %
2004......................................................            %
2005 and thereafter.......................................     100.000%

    Notwithstanding the foregoing, in the event of a sale by the Company of its Common Stock in one or more Equity Offerings or Investments by one or more
Strategic Equity Investors on or prior to             , 2000 (other than in
connection with a Change in Control with respect to the Company), the Company may, at its option, use all or a portion of the net proceeds thereof to redeem up to a maximum of 25% of the initially outstanding aggregate principal amount
of the Notes at a redemption price equal to    % of the principal amount
thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; PROVIDED that not less than 75% of the initially outstanding aggregate principal amount of the Notes remain outstanding following such redemption. Any such redemption must be effected upon not less than 30 nor more than 60 days' notice given within 30 days after any such Equity Offering or sale to a Strategic Equity Investor resulting in such gross proceeds, as the case may be.

    MANDATORY REDEMPTION

    The Company is not required to make any mandatory sinking fund payments in respect of the Notes. However, (i) upon the occurrence of a Change in Control, the Company is obligated to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase, and (ii) the Company may be obligated to make an offer to purchase Notes with the Net Cash Proceeds of certain Asset Sales at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "-- Certain Covenants -- Change in Control" and "-- Disposition of Proceeds of Asset Sales."

    SELECTION; EFFECT OF REDEMPTION NOTICE

    In the case of a partial redemption, selection of the Notes for redemption will be made PRO RATA, by lot or by such other method as the Trustee in its sole discretion deems fair and appropriate or in such manner as complies with the requirements of the principal national securities exchange, if any, on which the Notes being redeemed are listed. Upon giving of a redemption notice, interest on the Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Company defaults in providing the funds for such redemption) and, upon redemption on such redemption date, such Notes will cease to be outstanding.

RANKING

    The Notes will represent senior obligations of the Company and will be unsecured, except for the pledge by the Company of the Pledged Securities. The Notes will rank PARI PASSU in right of payment with all existing and future unsecured, senior Indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. At September 30, 1996, on a pro forma basis after giving effect to the Common Stock Offering, the Offering and the application of the net proceeds therefrom, the aggregate principal amount of indebtedness of the Company (excluding the Notes) was approximately $3.1 million, which consisted of the EMI Note and the Equipment Note, all of which ranked PARI PASSU with the Notes. However, $1.6 million of such indebtedness constituted secured indebtedness which will effectively rank senior to the Notes with respect to the assets securing such indebtedness. Although the Indenture will limit the ability of the Company and its subsidiaries to incur additional indebtedness, including senior indebtedness, the Indenture will permit the Company to incur a substantial amount of secured indebtedness, including vendor indebtedness and indebtedness under the Credit Facility, which, if incurred, will effectively rank senior to the Notes with respect to the assets securing such indebtedness. In addition, the Indenture will permit the subsidiaries of the Company (including any subsidiary holding all or any part of the Company's FCC licenses and authorizations) to guarantee the indebtedness of the Company under the Credit Facility on a secured basis (consistent with applicable FCC rules), which guarantees and security interests would effectively rank senior in right of payment to the Notes. See "-- Certain Covenants," "Risk Factors -- Possible Incurrence of Substantial Secured Indebtedness" and "Description of Certain Indebtedness."

CERTAIN COVENANTS

    LIMITATION ON INDEBTEDNESS

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness (including Acquired Debt); PROVIDED that the Company may Incur Indebtedness (including Acquired Debt) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5 to 1.

    The foregoing provisions will not apply to:

      (i)
       Indebtedness of the Company outstanding at any time in an aggregate principal amount not to exceed $100.0 million, less (A) 50% of the amount of any Indebtedness outstanding at such time pursuant to the Credit Facility and
(B) any amount of Indebtedness permanently repaid as provided under the "Disposition of Proceeds of Asset Sales" covenant described below;

     (ii)
       Indebtedness of any of the Company's Restricted Subsidiaries owing to the Company; PROVIDED, HOWEVER, that (A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company;

    (iii)
       Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than
Indebtedness Incurred under clause (i), (ii), (v), (vi) or (viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the Notes, such new Indebtedness (by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding) is PARI PASSU with, or is expressly made subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not have a Stated Maturity prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary of the Company pursuant to this clause (iii);

     (iv)
       Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business; and (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of the Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or

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Restricted Subsidiary of the Company (other than Guarantees of Indebtedness
Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

      (v)
       without duplication of clause (viii) hereof, Indebtedness of the Company not to exceed, at any one time outstanding, two TIMES an amount equal to
(A) the aggregate proceeds (less appropriate fees and expenses) (which proceeds may consist of cash, Capital Stock of an entity that as a result of such transaction becomes a Restricted Subsidiary of the Company, or Telecommunications Assets which in connection with such transaction become held by the Company or a Restricted Subsidiary of the Company, and the value of which proceeds shall be the fair market value thereof as determined in good faith by the Board, which in all events shall make any appropriate adjustments on account of any Indebtedness associated with such Capital Stock or Telecommunications Assets in making such determination) received by the Company from the issuance and sale of its Capital Stock (other than Redeemable Stock and Preferred Stock that provides for the payment of dividends in cash) after the Issue Date MINUS
(B) the fair market value of any Directed Investments made with the proceeds of such issuances or sales; PROVIDED that such Indebtedness (x) does not have a Stated Maturity prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes and (y) is unsecured and is expressly subordinated in right of payment to the Notes;

     (vi)
       Indebtedness to the extent such Indebtedness is secured by Liens permitted under clause (xxiv) of the definition of "Permitted Liens;"

    (vii)
       Indebtedness of the Company, to the extent the proceeds thereof are immediately used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control;

   (viii)
       without duplication of clause (v) hereof, Indebtedness of the Company Incurred in connection with the acquisition of (A) 38 GHz licenses or authorizations through auctions conducted by the FCC or (B) other licenses or authorizations through other spectrum auctions conducted by the FCC with respect to other frequencies approved for microwave point-to-point transmissions, in an amount not to exceed, at any one time outstanding, the greater of (1) $10.0 million and (2) an amount equal to the aggregate proceeds (less appropriate fees and expenses) (which proceeds may consist of cash, Capital Stock of an entity that as a result of such transaction becomes a Restricted Subsidiary of the Company, or Telecommunications Assets which in connection with such transaction become held by the Company or a Restricted Subsidiary of the Company, and the value of which proceeds shall be the fair market value thereof as determined in good faith by the Board, which in all events shall make any appropriate adjustments on account of any Indebtedness associated with such Capital Stock or Telecommunications Assets in making such determination) received by the Company from the issuance and sale of its Capital Stock (other than Redeemable Stock and Preferred Stock that provides for the payment of dividends in cash) after the Issue Date MINUS the fair market value of any Directed Investments made with the proceeds of such issuances or sales; PROVIDED that such Indebtedness (x) does not have a Stated Maturity prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes and (y) is unsecured and is PARI PASSU or subordinated in right of payment with the Notes;

     (ix)
       revolving credit Indebtedness of any Restricted Subsidiary Incurred pursuant to a credit facility in an aggregate amount not to exceed, at any one time outstanding, the greater of 62.5% and such greater percentage permitted pursuant to such credit facility of the accounts receivable net of reserves and allowances for doubtful accounts, determined in accordance with GAAP, of such Restricted Subsidiary and its Restricted Subsidiaries (without duplication); PROVIDED that such Indebtedness is not Guaranteed by the Company or any of its other Restricted Subsidiaries;

      (x)
       the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness of the Company or any Restricted Subsidiary, as the case may be, that is permitted by the terms of the Indenture to be outstanding;

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     (xi)
       the Incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be
Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

    (xii)
       the Incurrence by Unrestricted Subsidiaries of Indebtedness to the Company or any Restricted Subsidiary of the Company to the extent permitted by the "Limitation on Restricted Payments" covenant;

   (xiii)
       Indebtedness of the Company in an aggregate principal amount not to exceed $100.0 million Incurred pursuant to the Credit Facility;

    (xiv)
       Guarantees by the Company's Restricted Subsidiaries of the Indebtedness referred to in clause (xiii) above;

     (xv)
       Indebtedness of the Company existing on the Issue Date; and

    (xvi)
       Indebtedness of the Company represented by the Notes and the Indenture.

    For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    The Company will not, and will not permit any Restricted Subsidiary to, Incur any Guarantee of Indebtedness of any Unrestricted Subsidiary.

    The Indenture will provide that, notwithstanding the foregoing, ART Licensing shall not Incur any Indebtedness or issue any Preferred Stock; PROVIDED that ART Licensing may Incur Indebtedness of the type and in the amount set forth in clause (xiv) of the second paragraph of this "Limitation on Indebtedness" covenant.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its or such Restricted Subsidiary's Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) other than such Capital Stock held by the Company or any of its Restricted Subsidiaries (and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries), (ii) repurchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Company (other than any such Capital Stock held by the Company or any Wholly Owned Restricted Subsidiary of the Company), (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

       (A) a Default or Event of Default shall have occurred and be continuing;

       (B) except with respect to any Investment (other than an Investment consisting of the designation of a Restricted Subsidiary as an
    Unrestricted Subsidiary), the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and

       (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board, whose determination shall be

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
    conclusive and evidenced by a resolution of the Board) after the Issue Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, MINUS 100% of such amount) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Issue Date and ending on the last day of the last fiscal quarter preceding the date for which reports have been filed pursuant to the "Reports" covenant, PLUS (2) the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any convertible Indebtedness, Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), MINUS the actual amount of Net Cash Proceeds used to make Directed Investments, PLUS (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

    The foregoing provision shall not be violated by reason of:

      (i)
       the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

     (ii)
       the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the
Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant;

    (iii)
       the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital
Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case, other than Redeemable Stock) of the Company;

     (iv)
       the making of any principal payment or repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock);

      (v)
       payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

     (vi)
       any purchase or acquisition from, or withholding on issuances to, any employee of the Company's Capital Stock in order to satisfy any applicable federal, state or local tax payments in respect of the receipt of shares of the Company's Capital Stock;

    (vii)
       any purchase or acquisition from, or withholding on issuances to, any employee of the Company's Capital Stock in order to pay the purchase price of such Capital Stock or similar instrument pursuant to a stock option, equity incentive or other employee benefit plan or agreement of the Company or any of its Restricted Subsidiaries;

   (viii)
       the repurchase of shares of, or options to purchase shares of, the Company's Capital Stock from employees of the Company in connection with the termination of their employment; PROVIDED that (A) the aggregate price paid for all such repurchased shares of Capital Stock made in any twelve-month period shall not exceed $250,000 PLUS the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of such Capital Stock by the Company to employees of the Company and its Restricted Subsidiaries and (B) no Default shall have occurred and be continuing immediately after such transaction;

     (ix)
       payments and distributions pursuant to any tax sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group, in each case, for federal income tax purposes;

      (x)
       cash payments in lieu of the issuance of fractional shares of Common Stock of the Company upon conversion of any class of Preferred Stock of the Company; and

     (xi)
       the issuance of shares of Common Stock upon exercise of warrants to purchase shares of common stock of ART Licensing existing on the Issue
Date, including any contribution of such shares of Common Stock to ART Licensing, any payment by ART Licensing to the Company in consideration thereof and any contribution by the Company to ART Licensing in respect thereof;

PROVIDED that, except in the case of clauses (i) and (ii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein. Any Investments made other than in cash shall be valued, in good faith, by the Board.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (iii) or (iv) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes or Indebtedness that is PARI PASSU with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

    The Board may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount valued in accordance with the definition of "Investment." Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    LIMITATION ON LIENS SECURING CERTAIN INDEBTEDNESS

    The Indenture will provide that the Company will not, and will not permit any Subsidiary to, create, Incur, assume or suffer to exist any Lien, other than Permitted Liens, on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by

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
the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary.

    The foregoing provisions shall not prohibit any encumbrances or restrictions:

      (i)
       existing on the Issue Date in the Indenture or any other agreement in effect on the Issue Date, and any extension, refinancing, renewal or replacement of any such agreement; PROVIDED that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

     (ii)
       existing under or by reason of applicable law;

    (iii)
       existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, at the time of such acquisition and not Incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

     (iv)
       in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted
Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary, not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

      (v)
       imposed pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock of, or property or assets of, the Company or a Restricted Subsidiary; PROVIDED that such encumbrance or restriction shall only remain in force during the pendency of such acquisition or disposition; or

     (vi)
       imposed pursuant to agreements governing Indebtedness permitted to be Incurred under clauses (xiii) and (xiv) of the second paragraph of the
"Limitation of Indebtedness" covenant.

    Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (a) creating, Incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens Securing Certain Indebtedness" covenant or (b) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, loan, advance or Guarantee with, or any contract, agreement, loan, advance or Guarantee for the specific benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (A) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (B) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, a written opinion, appraisal or certification from a nationally recognized professional experienced in evaluating similar types of transactions stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; PROVIDED that the following shall not be deemed to constitute Affiliate Transactions:

    (i) the payment of reasonable fees to directors of the Company who are not employees of the Company;

    (ii) agreements and arrangements existing on the date hereof;

    (iii) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

    (iv) the adoption of employee benefit plans in the ordinary course of business and payments and other transactions thereunder; PROVIDED that any such adoption, payment or other transaction shall have been approved by a majority of the disinterested members of the Board;

    (v) transactions between or among the Company and/or its Wholly Owned Restricted Subsidiaries;

    (vi) any contract, agreement, loan, advance or Guarantee for the general benefit of the Company and its stockholders, including stockholders that are Affiliates of the Company; and

    (vii) any Affiliate Transactions permitted by the provisions of the Indenture described above under the caption "-- Limitation on Restricted Payments."

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES

    The Indenture will provide that the Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock), except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or (iv) issuances or sales of Common Stock of Restricted Subsidiaries, if within six months of each such issuance or sale, the Company or such Restricted Subsidiary applies an amount not less than the Net Cash Proceeds thereof (if any) in accordance with clause (A) or (B) of the first paragraph of the "Disposition of Proceeds of Asset Sales" covenant.

    BUSINESS ACTIVITIES OF THE COMPANY AND RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in (i) any business other than the Telecommunications Business and such business activities as are incidental or related thereto and (ii) any business, activities or services in which the Company and its Restricted Subsidiaries were engaged on the Issue Date. In addition, the Company will (i) at such time and to the extent permitted by the FCC, transfer, or cause to be transferred, all FCC licenses and authorizations of the Company and its Restricted Subsidiaries to ART Licensing and (ii) cause ART Licensing to remain a Wholly Owned Restricted Subsidiary of the Company.

    Notwithstanding the foregoing, to the extent permitted by the FCC, the Company will not permit ART Licensing to engage in any business or activity, other than the application for, acquisition of or ownership of FCC licenses and authorizations; PROVIDED, HOWEVER, that ART Licensing shall be permitted to own and operate any equipment or assets that were owned by ART Licensing on or prior to the Issue Date.

    CHANGE IN CONTROL

    In the event of a Change in Control, the Company must commence and consummate an Offer to Purchase for all the Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. Not later than 20 days following any Change in Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change in Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice.

    The Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a highly leveraged transaction, including a takeover, recapitalization or similar restructuring, that may adversely effect the holders of the Notes if such transaction does not otherwise constitute a Change in Control. See "-- Certain Definitions." In addition, with the consent of at least 66 2/3% in principal amount at maturity of the Notes then outstanding, the Company may amend, and the holders of Notes may waive any Default in the performance of, the provisions described in this "Change in Control" covenant. See "-- Amendments and Waivers." There can be no assurance that the Company will have sufficient funds available at the time of any Change in Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time).

    DISPOSITION OF PROCEEDS OF ASSET SALES

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (a) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (b) at least 85% of the consideration received consists of cash or Temporary Cash Investments, PROVIDED that any notes or other obligations received by the Company or any such Restricted Subsidiary as consideration that are converted by the Company or such Restricted Subsidiary into cash within 30 days of their receipt (to the extent of the cash received), shall be deemed to be cash for purposes of this provision. In the event and to the extent that the Net Cash Proceeds received by the Company or its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Restricted Subsidiaries has been prepared), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any of its Restricted Subsidiaries owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such Investment (as determined in good faith by the Board, whose determination shall be conclusive and evidenced by a resolution of the Board and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Disposition of Proceeds of Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5.0 million, the Company must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

    NO AMENDMENT TO VOTING TRUST AGREEMENTS

    The Indenture will provide that the Company will not amend, modify or alter any Voting Trust Agreement without having obtained the consent of the holders of not less than a majority in principal amount at maturity of the Notes then outstanding; PROVIDED, HOWEVER, that the Company may amend,

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modify or alter any Voting Trust Agreement, if, in the opinion of Delaware counsel, such amendment, modification or alteration is necessary to cause such Voting Trust Agreement to comply with Delaware law or any change thereto.

    REPORTS

    The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

    The Indenture will provide that the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; PROVIDED that, in connection with any such merger or consolidation, no consideration (other than Capital Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company) or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture;
(ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Indebtedness to Total Market Capitalization Ratio (determined as of a date no earlier than 10 days prior to such transaction) of the Company, or any person becoming the successor obligor of the Notes, would be no greater than 130% of the Indebtedness to Total Market Capitalization Ratio of the Company immediately prior to giving effect to such transaction; PROVIDED that this clause (iii) shall not apply to any transaction or series of transactions effected solely for the purpose of creating a parent corporation of which the Company shall be a Wholly Owned Subsidiary and whose stockholders shall be identical (without regard to the exercise of options or warrants, or securities convertible or exchangeable into shares of Common Stock) to those of the Company immediately prior thereto; and
(iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and an Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; PROVIDED, HOWEVER, that clause (iii) above does not apply if, in the good faith determination of the Board, whose determination shall be evidenced by a resolution of the Board, the principal purpose of such transaction is to change the state of incorporation of the Company; and PROVIDED FURTHER that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

EVENTS OF DEFAULT AND REMEDIES

    The following events are "Events of Default" under the Indenture:

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      (i)
       default in the payment of interest on the Notes when it becomes due and
       payable as to any interest payment date on or prior to             , 2000
and continuance of such default for a period of 30 days or more as to any interest payment date thereafter; or

     (ii)
       default in the payment of principal of, or premium, if any, on the Notes when due; or

    (iii)
       default in the performance, or breach, of any covenant described under "Certain Covenants -- Limitation on Restricted Payments," "-- Limitation
on Indebtedness," "-- Change in Control," "-- Disposition of Proceeds of Asset Sales" and "-- Consolidation, Merger, Sale of Assets, Etc."; or

     (iv)
       default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i), (ii) or (iii) above), and the continuance of such default or breach for a period of 30 days or more after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes (in each case, when such notice is deemed received in accordance with the Indenture); or

      (v)
       default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, or the maturity of which has been so accelerated, aggregates $5.0 million or more; or

     (vi)
       any final judgment or order (not covered by insurance) for the payment of money in excess of $5.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

    (vii)
       a court having jurisdiction in the premises enters a decree or order for
       (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

   (viii)
       the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

    If any Event of Default (other than an Event of Default specified in clause
(vii) or (viii) above with respect to the Company) occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount of outstanding Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount of the outstanding Notes shall, declare the Default Amount of, and any accrued and unpaid interest on, all outstanding Notes to be immediately due and

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
payable and upon any such declaration such amounts shall become immediately due and payable. If an Event of Default specified in clause (vii) or (viii) above with respect to the Company occurs and is continuing, then all outstanding Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the principal of, and any accrued and unpaid interest on, the Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding Notes also have the right to waive past defaults under the Indenture, except a default in the payment of the principal of, or any interest on, any outstanding Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of Notes.

    No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding Notes have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

    During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount at maturity of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    The Indenture provides that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the Notes notice of such Default known to it, unless such Default shall have been cured or waived; PROVIDED that the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

    The Company is required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants under the Indenture.

DEFEASANCE

    The Company may at any time terminate all of its obligations with respect to the Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes as required by the Indenture and to maintain agencies in respect of the Notes. The Company may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default with respect to the Notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, the Company must irrevocably deposit in trust with the Trustee, for the benefit of the holders of the Notes, money (in United States dollars) or U.S. government obligations (denominated in United States dollars), or a combination thereof, in such amounts as will be

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sufficient to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax matters.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable by their terms or shall have been called for redemption and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation or redemption, for the principal amount, premium, if any, and accrued interest to the date of such deposit; (ii) the Company has paid all other sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENTS AND WAIVERS

    From time to time the Company, when authorized by resolutions of its Board, and the Trustee, without the consent of the holders of the Notes, may amend, waive or supplement the Indenture, the Pledge Agreement or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture, the Pledge Agreement and the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes); PROVIDED that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount at maturity of, extend the fixed maturity of, or alter the redemption provisions of, the Notes, (ii) change the currency in which any Notes or any premium or the accrued interest thereon is payable, (iii) reduce the percentage in principal amount at maturity outstanding of Notes who must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes,
(vi) reduce the rate or extend the time for payment of interest on the Notes,
(vii) adversely affect the ranking of the Notes in a manner adverse to the holder of the Notes or (viii) release any Collateral from the Lien created by the Pledge Agreement, except in accordance with the terms thereof.

    In addition, without the consent of at least 66 2/3% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), no amendment to the Indenture may make any change in, and no waiver may be made with respect to any Default in the performance of, the provisions described above under the captions "Change in Control" and "Disposition of Proceeds of Asset Sales."

CONCERNING THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has

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occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

    The Indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

GOVERNING LAW

    The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person (including, without limitation, an Unrestricted Subsidiary) during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above, any amount paid as, or accrued for, cash dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary or nonrecurring gains and losses.

    "ADJUSTED CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade

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
names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than licenses issued by the FCC), all as set forth on the quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and most recently filed with the Commission pursuant to the "Reports" covenant; PROVIDED that the value of any licenses issued by the FCC shall, in the event of an auction for similar licenses, be equal to the fair market value ascribed thereto in good faith by the Board and evidenced by a resolution of the Board. As used in the Indenture, references to financial statements of the Company and its Restricted Subsidiaries shall be adjusted to exclude Unrestricted Subsidiaries if the context requires.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. For purposes of the Indenture, the term "Affiliate" shall at all times include Laurence S. Zimmerman, Landover Holdings Corporation and their respective Affiliates.

    "ART LICENSING" means ART Licensing Corp., a Delaware corporation and a wholly owned subsidiary of the Company, or any successor thereto, or such other Subsidiary or Subsidiaries of the Company formed for the purpose of the application for, acquisition of or ownership of FCC licenses and authorizations.

    "ART WEST" means ART West Joint Venture, a Delaware partnership owned by the Company and Extended Communications, Inc.

    "ASSET ACQUISITION" means (i) an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

    "ASSET SALE" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property or assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary; PROVIDED that the following shall not be included within the meaning of "Asset Sale": (A) sales or other dispositions of inventory, receivables and other current assets; (B) sales or other dispositions of equipment that has become worn out, obsolete, damaged or otherwise unsuitable or undesirable for use in connection with the business of the Company or its Restricted Subsidiaries; (C) Permitted Asset Swaps; (D) sales, transfers or other dispositions otherwise constituting Asset Sales in an aggregate amount not to exceed $500,000 during the relevant twelve-month period referred to in the "Disposition of Proceeds of Asset Sales" covenant; (E) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenant; (F) any Lien permitted to be Incurred by the "Limitation on Liens Securing Certain Indebtedness" covenant; (G) any transaction that is governed by the provisions of the "Consolidation, Merger, Sale of Assets, Etc." covenant; (H) any sale, transfer or other disposition of the Capital Stock of an Unrestricted Subsidiary; and (I) any disposition pursuant to the Option Agreement, dated as of July 3, 1996, between the Company and Commco, L.L.C.

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
    "AVERAGE LIFE" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (B) the amount such principal payment by (ii) the sum of all such principal payments.

    "BOARD" means the Board of Directors of the Company.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CAPITALIZED LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

    "CHANGE IN CONTROL" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis, (ii) individuals who on the Issue Date constitute the Board (together with any new directors whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board then in office who either were members of the Board on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office and (iii) the merger or consolidation of the Company with or into another corporation, or the merger or consolidation of another corporation with and into the Company, with the effect that, immediately after such transaction, the stockholders of the Company immediately prior to such transaction hold less than 50% of the Voting Stock of the Person surviving such merger or consolidation.

    "COLLATERAL" means the Pledged Securities and the proceeds thereof.

    "COMMON STOCK" of any Person means Capital Stock of such Person that does not rank prior to, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up to such Person, to shares of Capital stock of any other class of such Person.

    "CONSOLIDATED EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income and (vii) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary

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MULTIPLIED BY (B) the quotient of (1) the number of shares of outstanding Common
Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries DIVIDED BY (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Adjusted Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating the Adjusted Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net payments (if any) pursuant to Hedging Obligations; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "CREDIT FACILITY" means a bank credit facility, to be entered into among the Company, Canadian Imperial Bank of Commerce, Inc., as agent (the "Agent"), and certain lenders to be party thereto, on substantially the terms set forth in the Summary of Terms and Conditions of the Agent, dated as of December 19, 1996, and any amendment, extension, restatement, refinancing or refunding thereof; PROVIDED that the Company and the Agent shall have (A) executed a commitment letter with respect to such facility not later than June 30, 1997 and (B) entered into such facility not later than December 31, 1997; PROVIDED FURTHER that, in the event that the Company and the Agent shall have failed to execute a commitment letter or enter into such facility within the time periods specified in the second provision of this definition, clauses (xiii) and (xiv) of the second paragraph of the "Limitation on Indebtedness" covenant shall be of no further force and effect.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DIRECTED INVESTMENT" means any Investment in a Telecommunications Business that is made by investing the net proceeds of the issuance of Capital Stock (other than Redeemable Stock) by the Company (or options, warrants or other rights to purchase such Capital Stock) after the Issue Date; PROVIDED that such Investment shall be made with such net proceeds in the form received by the Company and shall be limited to an amount equal to (A) 50% of such net proceeds to the extent that such net proceeds consist of cash, and (B) 100% of such net proceeds to the extent such net proceeds consist of Capital Stock or Telecommunications Assets; PROVIDED FURTHER that such Investment is made within 180 days of such issuance of Capital Stock.

    "EQUITY OFFERING" means an underwritten public offering or flotation of Common Stock of the Company which has been registered under the Securities Act and/or admitted to listing on a national securities exchange.

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    "FAIR MARKET VALUE" means the price that would be paid in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board (whose determination shall be conclusive) and evidenced by a resolution of the Board; PROVIDED that, with respect to the Pledged Securities, the fair market value thereof shall be net of the accrued and unpaid interest, if any, on the Notes.

    "FCC" means the United States Federal Communications Commission and any state or local telecommunications authority, department, commission or agency (and any successors thereto).

    "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INCUR" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including, with respect to the Company and its Restricted Subsidiaries, an "incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary of the Company; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (whether negotiable or non-negotiable), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables and escrows, holdbacks and comparable arrangements to secure indemnification obligations under acquisition agreements, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all indebtedness of other Persons secured by a Lien on any asset of such Person,

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
whether or not such indebtedness is assumed by such Person, PROVIDED that the amount of such indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, (vii) the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable and (viii) all indebtedness of other Persons Guaranteed by such Person to the extent such indebtedness is Guaranteed by such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations that are included in any of clauses (i) through (viii) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness, less the remaining unamortized portion of the original issue discount (other than original issue discount attributable to the issuance of warrants or other equity securities in connection with the issuance of such Indebtedness) of such Indebtedness on such date, (B) that Indebtedness shall not include any liability for federal, state, local or other taxes and (C) that Indebtedness shall not include the fair market value of the Pledged Securities then held by the Trustee as determined in good faith by an officer of the Company.

    "INDEBTEDNESS TO EBITDA RATIO" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis ("Consolidated Indebtedness") as at the date of determination (the "Transaction Date") to (ii) the Consolidated EBITDA of the Company for the then most recent four full fiscal quarters for which reports have been filed pursuant to the "Reports" covenant described above (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); PROVIDED that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the "Reference Period"), the Company or any of the Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period the Company or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of the Company shall be calculated on a pro forma basis as if such Asset Acquisition and any Incurrence of Indebtedness to finance such Asset Acquisition had taken place on the first day of such Reference Period.

    "INDEBTEDNESS TO TOTAL MARKET CAPITALIZATION RATIO" means, at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and Restricted Subsidiaries on a consolidated basis outstanding to (ii) the Total Market Capitalization of the Company.

    "INVESTMENT" in any Person means any direct or indirect advance, loan or extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock held by the Company and the Restricted Subsidiaries of any Person that has ceased to be a Restricted Subsidiary by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of

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the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board in good faith.

    "ISSUE DATE" means the date of original issuance of the Notes.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "NET CASH PROCEEDS" means (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "NON-RECOURSE DEBT" means Indebtedness (a) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable (as a guarantor or otherwise); (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lender of any indebtedness for borrowed money in an aggregate amount in excess of $5.0 million has been notified in writing that such lender will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "OFFER TO PURCHASE" means an offer to purchase Notes by the Company from the holders that is required by the "Disposition of Proceeds of Asset Sales" or "Change in Control" covenants of the Indenture and which is commenced by mailing a notice to the Trustee and each holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted

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for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms;
(iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side thereof completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date; (vi) that holders will be entitled to withdraw their election if the Payment Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion thereof; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof so accepted for payment by the Company. The Paying Agent shall promptly mail to the holders of Notes so accepted for payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

    "PERMITTED ASSET SWAP" means any disposition by the Company or any of its Restricted Subsidiaries of Telecommunications Assets or a majority of the Voting Stock of a Restricted Subsidiary in exchange for comparable Telecommunications Assets or a majority of the Voting Stock of a comparable Restricted Subsidiary; PROVIDED that the Board shall have approved such disposition and exchange and determined the fair market value of the assets subject to such transaction as evidenced by a resolution of the Board or such fair market value has been determined by a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction contemplated thereby.

    "PERMITTED INVESTMENTS" MEANS:

         (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary;

        (ii) Temporary Cash Investments;

        (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

        (iv) loans or advances to employees (other than executive officers of the Company) in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

        (v) stock, obligations or securities received in satisfaction of judgments;

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        (vi) Investments, to the extent that the consideration provided by the
    Company or any of its Restricted Subsidiaries consists solely of Capital Stock (other than Redeemable Stock) of the Company;

       (vii) notes payable to the Company that are received by the Company as payment of the purchase price for Capital Stock (other than Redeemable Stock) of the Company;

       (viii) Investments in an aggregate amount not to exceed $20.0 million at any one time outstanding;

        (ix) Investments in an aggregate amount not to exceed $1.0 million at any time outstanding in Unrestricted Subsidiaries engaged in the Telecommunications Business outside of the United States;

        (x) Investments in entities (other than ART West) that own licenses granted by the FCC; PROVIDED that (A) such Investments are made pursuant to a senior promissory note, in an amount equal to such Investment, that by its terms is payable in full at or before any required repayment of principal on the Notes, (B) such promissory note is secured equally and ratably with (or prior to) any other secured Indebtedness of such entity, (C) such Investment is made and used for the purpose of effecting, and does not exceed the amount reasonably required to effect, the minimum build-out with respect to such licenses that is required by the FCC as a prerequisite to the transfer of a majority equity interest in such entity to the Company or one of its Restricted Subsidiaries, as determined in good faith by the Board and (D) the Company, at the time such Investment is made, had a contractual right to, and intends (subject in all cases to compliance with applicable FCC rules and regulations) to, acquire such majority equity interest;

        (xi) Investments existing on the Issue Date;

       (xii) the acquisition of all equity interests of ART West not otherwise owned by the Company;

      (xiii) Directed Investments; and

       (xiv) promissory notes from Commco, L.L.C. in payment of the exercise price of the option granted by the Company to Commco, L.L.C. in accordance with the terms of the Option Agreement, dated as of July 3, 1996, between the Company and Commco, L.L.C.

        "PERMITTED LIENS" MEANS:

         (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings timely instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

        (ii) statutory or common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings timely instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

        (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

        (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and a bank's unexercised right of set-off with respect to deposits made in the ordinary course;

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        (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Subsidiaries;

        (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Issue Date; PROVIDED that (A) such Lien is created solely for the purpose of securing Indebtedness Incurred in accordance with the "Limitation on Indebtedness" covenant, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (C) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

       (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

       (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

        (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

        (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

        (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

       (xii) Liens in favor of the Company or any Restricted Subsidiary;

      (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default;

       (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and the property relating to such letters of credit and the products and proceeds thereof;

       (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

       (xvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Issue Date;

      (xvii) Liens on or sales of receivables;

     (xviii) Liens securing other Indebtedness in an aggregate amount not to exceed $250,000 at any one time;

      (xix) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

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       (xx) Liens existing on the Issue Date and any extension, renewal or replacement of any Liens existing on Issue Date, provided that the Liens in any such extension, renewal or replacement are no less favorable in any material respect to the holders than those Liens that are then in effect and that are being extended, renewed or replaced;

      (xxi) Liens granted after the Issue Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the holders of the Notes;

      (xxii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Wholly Owned Restricted Subsidiary;

     (xxiii) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

     (xxiv) purchase money Liens upon equipment, software or systems acquired or held by the Company or any of its Restricted Subsidiaries taken or retained by the seller (or a financing institution acting on behalf of the seller) of such equipment, software or systems to secure all or a part of the purchase price therefor; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the equipment so acquired;

      (xxv) Liens securing Indebtedness which is permitted to be Incurred under clause (xiii) or (xiv) of the second paragraph of the "Limitation on Indebtedness" covenant; and

     (xxvi) Liens on the Pledged Securities in favor of the holders of the Notes.

    "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PLEDGE ACCOUNT" means an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the net proceeds from the Unit Offering.

    "PLEDGE AGREEMENT" means the Collateral Pledge and Security Agreement, dated as of the date of the Indenture, by and between the Trustee and the Company, governing the disbursement of funds from the Pledge Account.

    "PLEDGED SECURITIES" means the securities purchased by the Company with a portion of the net proceeds from the Unit Offering, which shall initially consist of Government Securities, to be deposited in the Pledge Account.

    "PREFERRED STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

    "REDEEMABLE STOCK" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes (unless the redemption price is, at the Company's option, without conditions precedent, payable solely is Common Stock (other than Redeemable Stock) of the Company) or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of

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control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Disposition of Proceeds of Asset Sales" and "Change in Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Disposition of Proceeds of Asset Sales" and "Change in Control" covenants described above.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SIGNIFICANT SUBSIDIARY" means, at any date of determination, any Restricted Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, had assets accounting for more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "SPECIFIED DATE" means any redemption date, any date of purchase of Notes pursuant to the "Disposition of Proceeds of Asset Sales" or "Change in Control" covenants described above, or any date on which the Notes are due and payable after an Event of Default.

    "STATED MATURITY" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "STRATEGIC EQUITY INVESTOR" means any company which is (or a controlled Affiliate of any company which is or a controlled Affiliate of which is) engaged principally in a cable or telecommunications business which has a total market capitalization of at least $1.0 billion.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "TELECOMMUNICATIONS ASSETS" means all assets (including, without limitation, assets consisting of subscribers), rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

    "TELECOMMUNICATIONS BUSINESS" means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) providing voice, video or data communications services, (ii) creating, developing, marketing or selling communications related equipment, software and other devices or (iii) evaluating, participating in or pursuing any other activity or opportunity that is related or incidental to those identified in clauses (i) or (ii) above.

    "TEMPORARY CASH INVESTMENT" means any of the following: (i) direct obligations of the United States or any agency thereof or obligations fully and unconditionally guaranteed by the United States or any agency thereof; (ii) time deposit accounts, certificates of deposit and money market deposits maturing within six months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation other than an Affiliate of the Company) organized and in existence under the laws of the United States, any state thereof or any foreign country recognized by the United States with rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

    "TOTAL MARKET CAPITALIZATION" of any Person means, as of any day of determination, the sum of (a) the consolidated Indebtedness of such Person and its Restricted Subsidiaries on such day, PLUS (b) the product of (i) the aggregate number of outstanding shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and
(ii) the average Closing Price of such Common Stock over the 10 consecutive Trading Days ending not earlier than 10 Trading Days immediately prior to such date of determination, PLUS (c) the liquidation value of any outstanding shares of Preferred Stock of such Person on such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (b) of the preceding sentence shall be determined by the Board in good faith and evidenced by a resolution of the Board filed with the Trustee. Notwithstanding the foregoing, unless the Company's Common Stock is listed on any national securities exchange or on the Nasdaq National Market, the "Total Market Capitalization" of the Company shall mean, as of any day of determination, the enterprise value (without duplication) of the Company and its Restricted Subsidiaries (including the fair market value of their debt and equity, but excluding the enterprise value of the Company's Unrestricted Subsidiaries), as determined by an independent banking firm of national standing with experience in such valuations and evidenced by a written opinion in customary form filed with the Trustee; PROVIDED that for purposes of any such determination, the enterprise value of the Company shall be calculated as if the Company were a publicly held corporation without a controlling stockholder. For purposes of any such determination, such banking firm's written opinion may state that such fair market value is no less than a specified amount and such opinion may be as of a date no earlier than 90 days prior to the date of such determination.

    "TRADING DAY" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board as an Unrestricted Subsidiary pursuant to a resolution of the Board; but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional equity interests, except to the extent that such obligation complies with the "Limitation on Restricted Payments" covenant, or
(B) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (iv) is not a guarantor of or otherwise directly or indirectly provides credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (v) has, immediately prior to the commencement of material business operations, at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under the caption "Limitation on Indebtedness," the Company shall be in default of such covenant). The Board may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Limitation on Indebtedness" and (ii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "VOTING TRUST AGREEMENTS" means (i) that certain Voting Trust and Irrevocable Proxy Agreement, (ii) that certain Voting Agreement and (iii)
Section 7 of that certain Confidentiality Agreement, each dated as of November 5, 1996.

    "WHOLLY OWNED" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

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
                            DESCRIPTION OF WARRANTS

    The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") by and between the Company and Continental Stock Transfer and Trust Company, as warrant agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, including the definitions therein of certain terms. The Warrant Agreement will be substantially in the form of the Warrant Agreement filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

    Each Warrant, when exercised, will entitle the holder thereof to receive
9.024 shares of Common Stock (such shares, the "Warrant Shares") at an exercise
price of $    per share (the "Exercise Price"). The Exercise Price and the number of Warrant Shares issuable on exercise of a Warrant are both subject to adjustment in certain cases referred to below. The Warrants are exercisable at
any time on or after             , 1997. Unless exercised, the Warrants will
automatically expire on             , 2007 (the "Expiration Date"). Upon
exercise, the holders of Warrants would be entitled, in the aggregate, to purchase 1,128,011 shares of Common Stock, representing 5.0% of the outstanding Common Stock on a fully diluted basis on the date hereof, after giving effect to the CommcoCCC Acquisition.

    The Warrants may be exercised at any time on or after the Separation Date by surrendering to the Company at the office of the Warrant Agent the Warrant certificates evidencing such Warrants with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or a certified or official bank check payable to the order of the Company. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, a stock certificate representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Warrant Agreement and the Warrants, including, without limitation, any cash payment to adjust for fractional interests in Warrant Shares issuable upon such exercise. If less than all of the Warrants evidenced by a Warrant certificate are to be exercised, a new Warrant certificate will be issued for the remaining number of Warrants. The Warrant Shares to be issued upon the exercise of the Warrants will be registered under the Securities Act.

    No fractional Warrant Share will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable on the exercise of any Warrants (or a specified portion thereof), the Company shall pay an amount in cash equal to the current market price per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent.

    Certificates for Warrants will be issued in registered form only, and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration, transfer or exchange of Warrant certificates.

    The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends. The holders of the Warrants are not be entitled to share in the assets of the Company in the event of liquidation, dissolution or winding up of the Company's affairs.

    In the event of taxable distribution to holders of Common Stock which results in an adjustment to the number of Warrant Shares or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations".

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
REGISTRATION OF WARRANT SHARES

    Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is then in effect, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants or other persons to whom it is proposed that the Warrant Shares be issued on exercise of the Warrants reside. The Company is required under the terms of the Warrant Agreement to file and use its best
efforts to cause to become effective no later than             , 1997 a shelf
registration statement (the "Warrant Shelf Registration Statement") on an appropriate form under the Securities Act covering the issuance of the Warrant Shares upon the exercise of the Warrants. Subject to up to two "black-out" periods not to exceed 45 days each in any calendar year, the Company will also be required to use its best efforts to maintain the effectiveness of the Warrant Shelf Registration Statement until the expiration or exercise of all Warrants. There can be no assurance that the Company will be able to file, cause to be declared effective or keep a registration statement continuously effective until all of the Warrants have been exercised or have expired.

ADJUSTMENTS

    The number of shares of Common Stock purchasable upon the exercise of the Warrants and the Exercise Price both will be subject to adjustment in certain events (subject to certain exceptions) including (i) the payment by the Company of dividends (and other distributions) on Common Stock payable in Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock or of securities convertible into or exchangeable for Common Stock, for a consideration per share of Common Stock which is less than the current market price per share of Common Stock and (iv) the distribution to all holders of Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends less than a specified amount). In addition, the Exercise Price may be reduced in the event of purchases of Common Stock pursuant to a tender or exchange offer made by the Company of any subsidiary thereof at a price greater than the sale price of the Common Stock at the time such tender or exchange offer expires.

    No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; PROVIDED, HOWEVER, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

    In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AUTHORIZED SHARES

    The Company has authorized for issuance such number of shares of Common Stock as shall be issuable upon the due exercise of all outstanding Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof (other than any such tax, lien, charge or security interest imposed upon or granted by the holder of the Common Stock).

AMENDMENT

    From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its Affiliates). The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

GOVERNING LAW

    The Warrant Agreement and the Warrants will be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof.

REPORTS

    Whether or not the Company is subject to the reporting requirements of the Exchange Act, the Company shall cause copies of the reports described under "Description of Notes -- Certain Covenants -- Reports" to be filed with the Commission (to the extent permitted) and the Warrant Agent and mailed to the holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent to the same extent as such reports are furnished to the holders of Notes in accordance with the Indenture.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Serial Preferred Stock, $.001 par value (the "Preferred Stock").

COMMON STOCK

    As of December 31, 1996, there were 13,560,005 shares of Common Stock outstanding held of record by 133 stockholders (without giving effect to any exercise of outstanding warrants or options). The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to the outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of the Preferred Stock then outstanding. The Common Stock has no preemptive conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock issuable upon exercise of the Warrants will be fully paid and non-assessable.

PREFERRED STOCK

    As of December 31, 1996, there were no shares of Preferred Stock outstanding. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock and to fix the number of shares constituting any series in the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company does not presently intend to issue Preferred Stock.

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
CHANGE IN CONTROL PROVISIONS

    Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company any may maintain the incumbency of the Board of Directors and management. The authorization of Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of the Company. Certain provisions of the Certificate of Incorporation create three classes of directors serving for staggered three-year terms and prevent any amendment to such provisions without the consent of holders of at least 75% of the then outstanding shares of Common Stock. These provisions could also impede the success of any attempt to effect a change in control of the Company.

    The Company is subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "Delaware GCL"). Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (excluding certain shares held by persons who are both directors and officers of the corporation and certain employee stock plans), or (iii) on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of
Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years, owned) 15% or more of the corporation's voting stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF DIRECTOR LIABILITY

    The Company's Certificate of Incorporation contains provisions that eliminate the personal liability of its directors to the fullest extent permitted by the Delaware GCL for monetary damages resulting from breaches of their fiduciary duty. The Certificate of Incorporation also contains provisions requiring the indemnification of the Company's directors and officers to the fullest extent permitted by the Delaware GCL against all losses or liabilities which he or she may sustain or incur on or about the execution of the duties of his or her office or otherwise in relation thereto. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company.

LISTING

    The Common Stock is quoted on the Nasdaq Stock Market under the symbol
"ARTT."

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
                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CIBC FINANCING COMMITMENT

    The Company has entered into agreements with the Noteholders which provide that the Company may draw down $50.0 million of 12.5% Senior Secured Notes, due in two years (the "CIBC Financing Commitment"). The Company has the option of drawing down the Senior Secured Notes until February 10, 1997. Upon completion of the Offering, the CIBC Financing Commitment will terminate, and, accordingly, the Company will not issue the Senior Secured Notes in such event. The interest rate on the Senior Secured Notes increases by 0.50% per annum on February 12, 1997 and by an additional 0.50% per annum for each three-month period thereafter.

    The Senior Secured Notes, if issued, will be secured by a first priority security interest in substantially all the assets of the Company, including a pledge of the Company's stock in its subsidiaries. The Senior Secured Notes, if issued, will be guaranteed by the Company's domestic subsidiaries. The Senior Secured Notes, if issued, will contain covenants that restrict the ability of the Company to pay dividends and make other restricted payments, to incur additional debt, guarantees and liens, to sell its assets, to enter into mergers and consolidations, to conduct sale and leaseback transactions and to enter into affiliate transactions, among other restrictions.

    The Company must apply the net proceeds received by it or any of its subsidiaries from the net cash proceeds of any bank financing, sale of senior or subordinated debt securities (excluding vendor financing and indebtedness assumed in acquisitions and including the Offering) or any sale of equity securities (other than equity issuances in permitted acquisitions) to prepay the Senior Secured Notes. Upon a change of control (as defined in the CIBC Financing Commitment agreements), the Company must make an offer to repurchase the Senior Secured Notes at 101% of principal plus accrued and unpaid interest. The Company may prepay the Senior Secured Notes at any time at par plus accrued interest.

    In November 1996, the Company delivered to the Noteholders warrants to purchase 300,257 shares of Common Stock (1.5% of the fully diluted Common Stock of the Company after giving effect to the CommcoCCC Acquisition) at an exercise price of $.01 per share (the "First CIBC Warrants"). The Company is obligated to deliver to the Noteholders additional warrants to purchase 1.5% of the fully diluted Common Stock upon first drawing down of the Senior Secured Notes (the "Second CIBC Warrants" and, collectively with the First CIBC Warrants, the "Initial CIBC Warrants"). If the Senior Secured Notes are outstanding on May 12, 1997, the Company shall issue to the Noteholders additional such warrants to purchase 3% of the fully diluted Common Stock (the "Third CIBC Warrants"), and if the Senior Secured Notes are outstanding after such initial six month period, the Company will issue to the Noteholders additional such warrants (the "Fourth CIBC Warrants", and collectively with the Third CIBC Warrants, the "Additional CIBC Warrants") until the repayment date of the Senior Secured Notes on the basis of 3% of the fully diluted Common Stock for every six month period, pro-rated for any partial periods. The Initial CIBC Warrants and Additional CIBC Warrants are referred to collectively as the "CIBC Warrants." The CIBC Warrants have anti-dilution protection and demand and piggyback registration rights under the Company's Registration Rights Agreement. See "Shares Eligible for Future Sale--Registration Rights."

    The commitment for sale of the Senior Secured Notes and the CIBC Warrants (the "CIBC Financing Commitment") was arranged by CIBC Wood Gundy (as defined). See "Underwriting." In connection with the CIBC Financing Commitment, the Company is obligated to pay to CIBC Wood Gundy a structuring/placement fee and is obligated to pay to the Noteholders a commitment fee, of which 50% was paid in November 1996 and 50% is payable upon the earlier of draw down or March 31, 1997 if the Senior Secured Notes are issued. Under an exclusive placement agent agreement, the Company has agreed to indemnify CIBC Wood Gundy and its affiliates for liabilities resulting from the CIBC Financing Commitment and certain future financings.

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
EMI NOTE

    In connection with the acquisition of the EMI Assets, the Company issued to EMI a $1.5 million principal amount non-negotiable and non-transferable, unsecured promissory note (the "EMI Note"). Interest on the EMI Note accrues at a rate equal to the prime rate plus 2%. The Company is obligated to make quarterly principal repayments of $187,500, commencing January 1, 1997. The EMI Note matures on November 14, 1998. See "Business -- Agreements Relating to Licenses and Acquisitions -- EMI Acquisition."

EQUIPMENT FINANCING

    On April 1, 1996, CRA, Inc. ("CRA") entered into secured Equipment Financing with the Company for the purchase from P-Com of 38 GHz radio equipment. To evidence its obligations under the Equipment Financing, the Company issued in favor of CRA a $2,445,000 Equipment Note, payable in twenty four monthly installments of $92,694 with a final payment equal to $642,305 due April 1, 1998. See "Certain Transactions -- Equipment Financing."

PROPOSED CREDIT FACILITY

    Canadian Imperial Bank of Commerce has provided the Company a Summary of Terms and Conditions on which it and other banks might extend credit pursuant to a Senior Secured Revolving Credit Facility converting to an Amortizing Term Loan (the "Credit Facility"). Under the Credit Facility, up to $100,000,000 in revolving loans would be available based on incurrence provisions which have not been determined as of the date hereof but would include measures of total debt to operating cash flows, numbers of links, numbers of links per population unit or market and amount of revenue per link. The proceeds could be used to finance the construction of the Company' systems, capital expenditures, permitted acquisitions, operating losses and working capital. The Credit Facility would be secured by all of the assets of the Company and its subsidiaries including a pledge of stock and assets of all subsidiaries, subject to certain exceptions to be determined, and would be guaranteed by all subsidiaries. The interest rate would initially be at 2.50% over the bank's base rate or 3.50% over LIBOR subject to reduction. Mandatory prepayment will be required with respect to a percentage of excess cash flow and proceeds of equity offerings and asset sales. The revolving credit facility will convert to a term loan after a period, for a term and with an amortization to be determined.

    In addition, the Credit Facility will include financial covenants to be determined relating to ratios of total debt to annualized operating cash flow, operating cash flow to cash interest expense, cash flow available for debt service to pro forma fixed charges and total debt per total links as well as to minimum revenues, minimum operating cash flow (or maximum loss), minimum revenue per link and minimum number of links. The Credit Facility will prohibit the Company from making restricted payments and acquisitions other than permitted acquisitions, from incurring indebtedness, except with certain limitations, or liens, or merging, and will limit investments and asset sales. The Credit Facility will contain a provision relating to change of control of the Company. The Credit Facility will also contain customary events of default, including but not limited to nonpayment of principal and interest when due, violations of covenants, falsity of representations and warranties in any material respect, actual or asserted invalidity of security documents and security interests and the occurrence of certain events with respect to the Company or any subsidiary including cross-default and cross-acceleration, bankruptcy, material judgments, ERISA violations, change in control and loss or material impairment of FCC licenses.

    The Company will be required to pay a structuring fee which has not yet been determined, a facility fee of 3.5% payable at closing and a commitment fee of 0.5% per annum on the unused portion of the facility. Execution of the Credit Facility will be dependent upon, among other things, satisfactory due diligence review by the banks, consummation of the Offering on terms satisfactory to the banks and negotiation and execution of mutually satisfactory documentation. There is no assurance that the Credit Facility will be executed, what the terms of the Credit Facility will be, or if executed, that the Company will be able to borrow under the Credit Facility.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of the material United States federal income tax considerations relevant to the purchase, ownership and disposition of the Units, Notes and Warrants by holders acquiring Units on original issue for cash, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the Units, Notes or Warrants. The discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, foreign corporations, nonresident alien individuals and persons holding the Units, Notes or Warrants as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Units, Notes and Warrants held as "capital assets" within the meaning of section 1221 of the Code.

    The Company has not sought and will not seek any rulings from the IRS with respect to the position of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Units, Notes or Warrants or that any such position would not be sustained.

    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

THE UNITS

    Because the original purchasers of the Notes also will acquire Warrants, each Note will be treated for federal income tax purposes as having been issued as part of an "investment unit" consisting of the Note and associated Warrants. The issue price of an investment unit consisting of the Note and associated Warrants will be the first price at which a substantial amount of Units are sold to the public for money (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The "issue price" of an investment unit is allocated between its component parts based on their relative fair market values. The Company will allocate the issue price of a Unit between the Note and the associated Warrants in accordance with the Company's determination of their relative fair market values on the issue date. The Company will use that allocation to determine the issue price of the Notes and the holder's tax basis in the Warrants. Although the Company's allocation is not binding on the IRS, a holder of a Unit must use the Company's allocation unless the holder discloses on its federal income tax return for the year in which the Unit was acquired that it plans to use an allocation that is inconsistent with the Company's allocation.

THE NOTES

    Holders of the Notes will be required to include payments of "qualified stated interest" (as defined below) received thereon in taxable income in accordance with their respective methods of accounting for federal income tax purposes. In addition, the Notes will be issued with "original issue discount" for federal income tax purposes. A holder generally is required to include original issue discount in gross income as it accrues, regardless of the holder's method of accounting for federal income tax purposes. Accordingly, each holder will be required to include amounts in gross income without regard to when the cash or other payments to which such income is attributable are received.

    The amount of original issue discount with respect to each Note is an amount equal to the excess of the "stated redemption price at maturity" of such Note over its issue price. The stated redemption price at maturity of each Note will include all cash payments other than "qualified stated interest" payments, including principal and interest, required to be made thereunder until maturity. Stated interest on the Notes will be treated as qualified stated interest. The issue price of a Note will be equal to that portion of the issue price of the Unit allocable to the Note as described above. It is expected that each Note will be issued with a substantial amount of original issue discount.

    TAXATION OF ORIGINAL ISSUE DISCOUNT. Each holder of a Note will be required to include in gross income for federal income tax purposes an amount equal to the sum of the "daily portions" of the original issue discount of the Note for all days during each taxable year in which the holder holds the Note. The daily portions of original issue discount will be determined on a constant interest rate basis by allocating to each day during the taxable year in which the holder holds the Note a pro rata portion of the original issue discount thereon that is attributable to the accrual period in which such day is included. The amount of the original issue discount attributable to each full accrual period will be the product of the "adjusted issue price" of the Note at the beginning of such accrual period and the "yield to maturity" of the Note (adjusted to reflect the length of the accrual period). The adjusted issue price of a Note at the beginning of an accrual period is the original issue price of the Note plus the aggregate amount of original issue discount that has accrued in all prior accrual periods, less any cash payments on the Note other than qualified stated interest on or before the first day of such accrual period. The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Note, produces an amount equal to the issue price. Under these rules, holders will have to include increasingly greater amounts of original issue discount in each successive accrual period. Each payment made under a Note (except for payments of qualified stated interest) will be treated first as a payment of original issue discount (which was previously includable in income) to the extent of original issue discount that has accrued as of the date of payment and has not been allocated to prior payments and second as a payment of principal (which is not includable in income).

    The accrual period generally is the six-month period ending on the day in each calendar year corresponding to the day before the maturity date of the Note or the date six months before such date. The initial accrual period of a note is the short period beginning on the issue date and ending on the day before the first day of the first full accrual period. The amount of original issue discount attributable to an initial short accrual period may be computed under any reasonable method.

    The Company is required to furnish certain information to the IRS, and will furnish annually to record holders of a Note, information with respect to original issue discount accruing during the calendar year. That information will be based upon the adjusted issue price of the Note as if the holder were the original holder of the Note.

    OPTIONAL REDEMPTION. Under the original issue discount Regulations, the Company will be presumed to exercise its option to redeem the Notes if, by utilizing the date of exercise of the call option as the maturity date and the Redemption Price as the stated redemption price at maturity, the yield on the Notes would be lower than such yield would be if the option were not exercised. See "Description of Notes--Optional Redemption."

    If the Company's option to redeem the Notes were presumed exercised on a given date (the "Presumed Exercise Date"), the Notes would bear original issue discount in an amount equal to the amount for which the Notes could be redeemed (the "Redemption Amount") over their issue price. For purposes of calculating the current inclusion of such discount, the yield on the Notes would be computed on their issue date by treating the Presumed Exercise Date as the maturity date of the Notes and the Redemption Amount as their stated redemption price at maturity. If the Company's option to redeem the Notes were presumed exercised but were not exercised in fact on the Presumed Exercise Date, the Notes would be treated, for certain purposes, as if the option were exercised and new debt instruments were issued on the Presumed Exercise Date for an amount of cash equal to the Redemption Amount. In such case, it appears that any payment of stated interest due under the Notes after the Presumed Exercise Date would constitute qualified stated interest (rather than original issue discount) and would be taxable as ordinary interest income at the time such interest was accrued or was received, in accordance with such holder's regular method of accounting for tax purposes.

    SALE OR RETIREMENT OF A NOTE. In general, a holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the holder's adjusted tax basis in such Note.

    A holder's tax basis in a Note generally will be equal to the price paid for such Note, increased by the amount of original issue discount, if any, includable in gross income prior to the date of disposition, and decreased by the amount of any payment on such Note other than qualified stated interest prior to disposition.

    Any gain or loss recognized on the sale, retirement, or other taxable disposition of a Note generally will be capital gain or loss. Such capital gain or loss generally will be long-term capital gain or loss if the Note has been held by the holder for more than one year.

THE WARRANTS

    Upon the sale, exchange or other taxable disposition of a Warrant (including the receipt of cash in lieu of a fractional interest in a Warrant Share upon exercise of a Warrant), a holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of property received therefor and the holder's adjusted tax basis in the Warrant. A holder's initial tax basis in a Warrant acquired in the Unit Offering will be that portion of the issue price of the Units allocable to the Warrant, as described above, subject to adjustment in the events described below. Such gain or loss will be capital gain or loss if the Warrant Shares to which the Warrants relate would be a capital asset in the hands of the Warrant holder. Any such capital gain or loss will be long-term capital gain or loss if the Warrant was held for more than one year at the time of the sale or exchange.

    Notwithstanding the above, it is possible that a redemption of a Warrant by the Company would not be treated as a sale or exchange of a capital asset. In that event, the holder of a Warrant could recognize ordinary income or loss on such redemption.

    The exercise of a Warrant for cash will not result in a taxable event to the holder of the Warrant (except to the extent of cash, if any, received in lieu of fractional interest in a Warrant Share). Upon such exercise, the holder's adjusted tax basis in the Warrant Shares obtained will be equal to the sum of such holder's adjusted tax basis in the Warrant (described above) and the exercise price of the Warrant; the holder's holding period with respect to such Warrant Shares will commence on the day after the date of exercise. The holder will generally realize capital gain or loss on the sale or exchange of a Warrant Share if the Warrant Share is a capital asset in the hands of the holder, and such capital gain or loss will be long-term if the Warrant Share was held for more than one year. If a Warrant expires without being exercised, the holder will recognize a loss in an amount equal to its tax basis in the Warrant. Such loss will be a capital loss if the Warrant Shares to which the Warrants relate would have been a capital asset in the hands of the Warrant holder, and such capital loss will be a long-term capital loss is the Warrant was held for more than one year at the time of the lapse.

    Adjustments to the conversion ratio of the Warrants, or the failure to make adjustments, may in certain circumstances result in the receipt of taxable constructive dividends by the holder resulting in ordinary income (subject to possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and accumulated earnings and profits. In such event the holder's tax basis in the Warrants would be increased by an amount equal to the constructive dividend.

    If the Company fails to register the Warrant Shares within the required period of time (and in certain other circumstances), the Company may be required to pay Liquidated Damages to Holders. Although the characterization of these amounts is uncertain, Liquidated Damages should be taxable as ordinary income in accordance with the holder's method of accounting for tax purposes. Holders should consult their own tax advisers in the event Liquidated Damages are paid.

BACKUP WITHHOLDING

    A holder of a Note may be subject to backup withholding at a rate of 31% with respect to interest and original issue discount on, and gross proceeds upon sale or retirement of, a Note unless such holder (i) is a corporation or other exempt recipient and, when required, demonstrates that fact, or (ii) provides a correct taxpayer identification number, certifies under penalty of perjury, when required, that the taxpayer identification number provided is the holder's correct number and that such holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld are creditable against the holder's federal income tax, provided the required information is provided to the IRS. Holders of the Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

APPLICABLE HIGH-YIELD DISCOUNT OBLIGATIONS

    If the Notes are considered to have "significant original discount" (for example, due to the number of the Warrants or the value allocated thereto) and if the yield of the Notes is at least five percentage points above the applicable federal rate, the Company will not be able to deduct for tax purposes any original issue discount accruing with respect thereto until the amounts attributable to such original issue discount is actually paid. In addition, in that event, if the yield of the Notes is more than six percentage points above the applicable federal rate, then (i) a portion of such interest corresponding to the yield in excess of six percentage points above the applicable federal rate will not be deductible by the Company at any time, and (ii) a corporate holder may be entitled to treat the interest that is not deductible as a dividend to the extent of the earnings and profits of the Company, which may then qualify for the dividends received deduction. If the disqualified portion exceeds the Company's current accumulated earnings and profits, the excess will continue to be taxed as ordinary original issue discount income in accordance with the rules described above. Corporate holders should consult their tax advisers concerning the availability of the dividends received deduction.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and CIBC Wood Gundy Securities Corp. ("CIBC Wood Gundy" and, collectively with Merrill Lynch, the "Underwriters"), the Company has agreed to sell to the Underwriters, and each Underwriter has agreed to purchase from the Company, severally but not jointly, the number of Units set forth opposite its name below. The Purchase Agreement provides that, subject to the terms and conditions set forth therein, the Underwriters will be obligated to purchase all of the Units if any such Units are purchased.

                                                                    NUMBER
              UNDERWRITER                                          OF UNITS
                                                                   ---------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated..........................................
CIBC Wood Gundy Securities Corp..................................
                                                                   ---------
           Total.................................................    125,000
                                                                   ---------
                                                                   ---------

    The several Underwriters propose to offer the Units directly to the public at the offering price set forth on the cover page of this Prospectus, and in part to certain selected dealers at such price less a concession not in excess
of     % per Unit. The several Underwriters may allow, and such dealers may
reallow, a discount not in excess of     % per Unit to certain other dealers.
After the Offering, the public offering price, concession and discount may be changed.

    The Company has granted to Merrill Lynch a right of first refusal with respect to the performance of certain investment banking services for which Merrill Lynch will receive customary compensation. The Company has engaged CIBC Wood Gundy to provide certain investment banking services for which CIBC Wood Gundy will receive customary compensation. In addition, in connection with the CIBC Financing Commitment, (i) CIBC Wood Gundy received a $1.25 million structuring/placement fee and (ii) CIBC WG Argosy Merchant Fund 2, LLC, an affiliate of CIBC Wood Gundy (the "Merchant Fund"), committed to purchase $20.0 million of Senior Secured Notes, if issued, and consequently received warrants to purchase 120,103 shares of Common Stock and a commitment fee of $200,000 in connection therewith. If the Senior Secured Notes are issued, (i) CIBC Wood Gundy will receive an additional $1.25 million installment of its structuring/placement fee and (ii) the Merchant Fund will receive an additional $200,000 installment of its commitment fee. In the event that the Senior Secured Notes are issued, the Merchant Fund would, under certain circumstances, be entitled to receive additional warrants to purchase Common Stock. See "Description of Certain Indebtedness -- CIBC Financing Commitment."

    There is currently no public market for the Units, the Notes or the Warrants, and the Company does not intend to apply for listing of the Units, the Notes or the Warrants on any securities exchange or on any inter-dealer quotation system. The Common Stock has been approved for quotation on the Nasdaq National Market. The Company has been advised by the Underwriters that, following the completion of the initial public offering of the Notes, the Underwriters presently intend to make a market in the Units, the Notes and the Warrants as permitted by applicable laws and regulations; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice at the sole discretion of each Underwriter. Accordingly, there can be no assurance as to whether an active public market for the Units, the Notes or the Warrants will develop or, if a public market does develop, as to the liquidity of the trading market for the Units, the Notes or the Warrants. If an active public market does not develop, the market price and liquidity for the Units, the Notes or the Warrants may be adversely affected. See "Risk Factors -- Absence of Public Market; Possible Volatility of Stock Price."

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and, under certain circumstances, to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company has agreed that it will not, for a period of 180 days from the date of this Prospectus, without the prior written consent of the Underwriters, directly or indirectly, offer, sell, grant any option to purchase or otherwise dispose of, any debt security of the Company which is publicly offered or sold pursuant to Rule 144A under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Units, the Notes and the Warrants offered hereby will be passed upon for the Company by Hahn & Hessen LLP, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Latham & Watkins, Washington, D.C. As of the date of this Prospectus, a member of Hahn & Hessen LLP beneficially owns 8,618 shares of Common Stock (including 2,000 shares issuable upon exercise of March Bridge Warrants). Latham & Watkins, Washington, D.C., currently represents the Company with respect to certain FCC matters.

                                    EXPERTS

    The balance sheets as of December 31, 1995 and 1994 and the statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1995 and 1994 and for the period from August 23, 1993 (date of inception) to December 31, 1993 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a registration statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement, including the exhibits and schedules thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10007; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information that registrants file with the Commission.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports and other information with the Commission. Such reports may be inspected and copied at the public reference facilities at the addresses set forth above and at the Public Reference Section of the Commission at the address set forth above. In addition, the Indenture and the Warrant Agreement provide that the Company, to the extent that it is not required to file such information pursuant to the Exchange Act, shall provide the Trustee and holders of the Notes and Warrants with audited year-end financial statements of the Company prepared in accordance with GAAP and unaudited quarterly financial statements of the Company prepared in accordance with GAAP.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the limited nature of the Company's operations and its history of net losses; the uncertain acceptance of 38 GHz services; competition; the risk of the Company's failure to consummate the CommcoCCC Acquisition; existing government regulations and changes in, or the failure to comply with, government regulations; the risk of loss, non-renewal or fluctuation in value of the Company's FCC licenses; the ability of the Company to sustain, manage or forecast its growth; technological limitations with respect to 38 GHz technology; dependence on significant suppliers and marketers and the potential loss thereof; the availability of additional 38 GHz bandwidth; the changing nature of wireless broadband services and the telecommunications industry; the ability to attract and retain qualified personnel; the Company's significant capital requirements and need for additional financing; the Company's leverage and ability to service its indebtedness; ownership of Common Stock; the use of proceeds of the Offering; retention of earnings (if any); and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Risk Factors," "Use of Proceeds," "Price Range of Common Stock and Dividend Policy," "Capitalization," "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Principal Stockholders." GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

                                    GLOSSARY

    38 GHZ -- The fourteen 100 MHz channels between 38.6 GHz and 40.0 GHz and the frequency between 37.0 and 38.5 GHz allocated by the FCC for wireless broadband transmissions.

    10-13 BIT ERROR RATE -- The measurement of a transmission path's ability to pass data in an uncorrupted format. Bit error rate ("BER") is defined as the number of erroneous bits ("errors"), divided by the number of bits over a stipulated period of time. In the example of a BER of 10-13, a BER tester (a test and measurement instrument), placed in line to measure the transmission path (in real time) would have to measure, and analyze, ten trillion bits of data before it detected one bit of erroneous data.

    ACCESS CHARGES -- The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.

    ATM (ASYNCHRONOUS TRANSFER MODE) -- A data transmission protocol that achieves network efficiency through the use of standard 53 bit packets. The transmission rate is scalable depending upon the underlying capacity of the network media.

    BANDWIDTH -- At any given level of compression, the amount of information transportable over a link per unit of time. A DS-1, or Digital Service 1, circuit will carry up to 1,544,000 bits (or 1.544 megabits) per second.

    BPS -- Bits per second. A bit is the basic unit of information, yes-or-no, on-or-off, 1-or-0 in the binary (base 2) system which is the basis of digital computing. In contrast, a voice telephone signal over a copper wire is analog, reflecting a continuous range of vocal tone (frequency) and volume (amplitude).

    BROADBAND -- Data streams of at least 1.544 megabits per second. Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal that transmits high resolution audio and video signals into the home. Broadband connectivity is an essential element for interactive multimedia applications.

    BTA (BASIC TRADING AREA) -- An area erected by Rand McNally based upon various business demographics to establish a contiguous urban area, without reference to political or similar boundaries. The FCC has proposed to use BTAs to auction 38 GHz authorizations.

    CAP (COMPETITIVE ACCESS PROVIDER) -- A company that provides its customers with an alternative to the local telephone company for local and interstate transport of private line, special access and switched access telecommunications services. CAPs are also referred to in the industry as competitive local exchange carriers (CLECs), alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors (AAVs).

    CELLULAR -- Characterized by "cells," the area accessible by transceiver(s) typically located at one site. A cellular phone connects to the transceiver in its current cell, then the connection is handed-off as and when the user moves to any other cell.

    COMPRESSION -- Any process that transforms a signal to a more compact form (fewer bits) for easier transfer, and then restores the signal after transfer.

    CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER) -- A company that provides local exchange services in competition with the incumbent local exchange carrier.

    CMRS -- Commercial mobile radio services.

    COPPER WIRE -- A shorthand reference to traditional telephone lines using electric current to carry signals over copper wire.

    DIGITAL -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video, and data.

    DIALING PARITY -- Dialing parity is one of the changes, intended to level the competitive playing field, that is required by the Telecommunication Act. Dialing parity when implemented will enable customers to dial only 1+ or 0+ for service no matter which local or long distance carrier they choose.

    DS-0, DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

    ESMR (ENHANCED SPECIALIZED MOBILE RADIO) -- A recent mobile radio services category involving technical and service enhancements to traditional "push to talk" dispatch services.

    ETHERNET -- A data transmission protocol that operates at 10 megabits per second using a carrier sense multiple access with collision detection scheme to support large numbers of users of a shared network facility.

    FAST ETHERNET -- Ethernet that operates at 100 megabits per second.

    FCC -- Federal Communications Commission.

    FIBER OPTICS -- Fiber optic cable largely immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information.

    GHZ (GIGAHERTZ) -- Billions of cycles or hertz per second.

    HERTZ -- Cycles per second. A Hertz is one full cycle (an s-shaped sine curve with one peak and one valley).

    INTER-LATA LONG DISTANCE -- Inter-LATA long distance calls are calls that pass from one LATA to another. Typically, these calls are simply referred to as "long distance" calls although intra-LATA calls can also be long distance calls.

    INTERNET -- An array of interconnected networks using a common set of protocols defining the information coding and processing requirements that can communicate across hardware platforms and over many links now operated by a consortium of telecommunications service providers and others.

    ISP -- Internet service provider.

    ITC (INDEPENDENT TELEPHONE COMPANY) -- A telephone company not associated or formerly associated with the Bell Telephone system.

    IXC (INTER-EXCHANGE CARRIERS) -- Usually referred to as long distance providers. There are many facilities-based IXCs, including AT&T, MCI, WorldCom, Sprint and Frontier.

    KILOBIT -- One thousand bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "kilobits per second".

    KBPS -- Kilobits per second.

    LANS (LOCAL AREA NETWORKS) -- The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs. Most office computer networks use a LAN to share files, printers, modems and other items. Where computers are separated by greater distances, a Metropolitan Area Net (MAN) or other Wide Area Net (WAN) may be used.

    LAST MILE -- A shorthand reference to the last section of a telecommunications path to the ultimate end user which may be less than or greater than a mile.

    LATAS (LOCAL ACCESS AND TRANSPORT AREAS) -- The geographically defined areas in which RBOCs were authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (California has 11 LATAs while Wyoming has only one). There are 164 LATAs in the United States. LATAs have one or more area codes and may cross state lines.

    LEC (LOCAL EXCHANGE CARRIER) -- A company providing local exchange services. The traditional local telephone companies (also known as incumbent local exchange carriers), such as the RBOCs, which until recently were monopolies.

    LINE OF SIGHT -- An unobstructed view between two transceivers.

    LINK -- A transmission link between two transceivers.

    MAN -- Metropolitan Area Network.

    MARKET -- The potential and actual customers within the boundaries of a wireless license. For simplicity, the definition of the market in this Prospectus has been based on Basic Trading Areas, though each application as granted defines its own actual boundaries.

    MEGABIT -- One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

    MFJ (MODIFIED FINAL JUDGMENT) -- The MFJ was a settlement of an antitrust suit reached made in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System. This judgment, also known as the Divestiture of AT&T, established seven separate RBOCs and enhanced the establishment of two distinct segments of telecommunications service: local and long distance. This laid the groundwork for intense competition in the long distance industry. The MFJ has been superseded by the Telecommunications Act of 1996.

    MICROWAVE -- A portion of the radio spectrum having radio waves that are physically very short, ranging in length between about 30 cm and 0.3 cm and generally used to refer to frequencies above 2 GHz.

    MILLIMETRIC MICROWAVE OR MILLIMETER WAVE -- Those portions of the microwave radio spectrum having wave lengths measured in millimeter lengths and generally used to refer to frequencies above 20 GHz. A shorter wave length means a higher frequency and vice versa.

    MHZ (MEGAHERTZ) -- Millions of cycles or hertz per second.

    MBPS -- Megabits per second.

    NARROWBAND -- Data streams less than 64 kilobits per second.

    NPRM (NOTICE OF PROPOSED RULEMAKING) -- A term used in governmental, principally FCC, rulemaking proceedings to refer to initiation of the process.

    NUMBER PORTABILITY -- The ability of an end user to change local exchange or long distance carriers while retaining the same telephone number. If number portability does not exist, customers will have to change phone numbers when they change carriers.

    OC-3 RADIOS -- A transmission protocol most often deployed on fiber optic SONET networks that operates at 155 megabits per second when provisioned using electronic rather than optical media referred to as STS-3.

    OFF-NET CUSTOMERS -- A customer that is not physically connected to a carrier's network but who is accessed through interconnection with a LEC network or an alternative provider such as a 38 GHz licensee.

    ON-NET CUSTOMERS -- A customer that is physically connected to a carrier's network.

    PCS (PERSONAL COMMUNICATIONS SERVICES) -- Cellular-like services provided at the 2 GHz band of the radio spectrum rather than 800 MHz. A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

    PIPE -- A generic term for telecommunications transmission media, whether wired or wireless, used to carry signals between the signal generating unit and the user.

    POPS (POINTS OF PRESENCE) -- Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that carrier.

    PSTN (PUBLIC SWITCHED TELEPHONE NETWORK) -- The traditional LEC networks that switch calls between different customers.

    RBOCS (REGIONAL BELL OPERATING COMPANIES) -- The holding companies owning LEC affiliates of the old AT&T or Bell system.

    REPEATER -- An intermediate transceiver between two transceivers each of which is connected to end users and established to circumvent obstacles in the line of sight between communication ports, such as buildings in urban areas and hills in rural areas.

    RESELLERS -- Companies which purchase telecommunications services wholesale from underlying carriers and resell them to end users at retail rates.

    ROOF RIGHTS -- The legal right to locate, maintain and operate equipment (most commonly antennas and transceivers) on the roofs of buildings, on special towers or even on utility poles or pylons.

    SONET (SYNCHRONOUS OPTICAL NETWORK) -- A set of standards for optical communications transmission systems that define the optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SONET facilitates the interoperability of dissimilar vendors equipment. SONET benefits business customers by minimizing the equipment necessary for various telecommunications applications and supports networking diagnostic and maintenance features.

    WIDEBAND -- Data streams between 64 kilobits and 1.544 megabits per second.

                          ADVANCED RADIO TELCOM CORP.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------

 Unaudited Pro Forma:
    Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996.....................        F-3
    Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended
     September 30, 1996 and for the year ended December 31, 1995..........................................        F-4
    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements..............................        F-5

  Historical:
    Report of Independent Accountants.....................................................................        F-8
    Balance Sheets as of December 31, 1995 and 1994.......................................................        F-9
    Statements of Operations for the years ended December 31, 1995 and 1994 and for the period from August
     23, 1993 (date of inception) to December 31, 1993....................................................       F-10
    Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995 and 1994 and for
     the period from August 23, 1993 (date of inception) to December 31, 1993.............................       F-11
    Statements of Cash Flows for the years ended December 31, 1995 and 1994 and for the period from August
     23, 1993 (date of inception) to December 31, 1993....................................................       F-13
    Notes to the Financial Statements.....................................................................       F-14
    Unaudited Condensed Consolidated Balance Sheets as of September 30, 1996 and 1995.....................       F-28
    Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 1996
     and 1995 and for the three months ended September 30, 1996 and 1995..................................       F-29
    Unaudited Condensed Consolidated Statements of Stockholders' Deficit for the nine months ended
     September 30, 1996...................................................................................       F-30
    Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1996
     and 1995.............................................................................................       F-31
    Notes to Unaudited Condensed Consolidated Financial Statements........................................       F-32

               ADVANCED RADIO TELECOM CORP. AND ITS SUBSIDIARIES
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated financial statements are presented for the following transactions: (i) the sale by the Company of an aggregate of 2,300,500 shares of Common Stock offered in the November 1996 Common Stock Offering at a price of $15.00 per share, after deducting underwriting discount and expenses of approximately $5,600,000; (ii) the conversion of the serial preferred stock into shares of Common Stock in November 1996; (iii) fees and expenses of approximately $6,400,000 related to the receipt of the CIBC Financing Commitment of $50 million, including the issuance of CIBC Warrants to purchase 300,257 shares of Common Stock in November 1996, which financing commitment is assumed to be replaced by the issuance of the Notes in the Offering; (iv) the October 1996 receipt of the remaining $1,550,000 (out of a total of $4,000,000) in cash proceeds from the September Bridge Financing; (v) the application of the net proceeds from the Common Stock Offering to repay the March Bridge Notes, the CommcoCCC Notes and the September Bridge Notes and to pay an initial $3,000,000 (out of a total of $6,000,000) to acquire the 50% ownership interest of ART West held by Extended; (vi) the exercise of the Ameritech Warrant to purchase an aggregate of 318,374 shares of Common Stock in December 1996; (vii) the sale by the Company of 125,000 Units (consisting of Notes and Warrants) offered in the Offering assuming $125,000,000 in gross proceeds, after deducting the estimated underwriting discount and offering expenses and the cash used for the purchase of Pledged Securities;
(viii) the payment of the remaining $3,000,000 in the acquisition of the 50% ownership interest of ART West held by Extended and (ix) the consummation of the acquisition by the Company of the CommcoCCC Assets in exchange for 6,000,000 shares of Common Stock at an assumed value of $11.25 per share.

    All such transactions are reflected as if they had occurred as of the beginning of the respective periods for the unaudited pro forma condensed consolidated statements of operations and at the balance sheet date for the unaudited pro forma condensed consolidated balance sheet.

    These unaudited pro forma condensed consolidated financial statements were derived from and should be read in conjunction with the audited financial statements and the related notes thereto, and the unaudited condensed consolidated financial statements of the Company and the related notes thereto, included elsewhere herein. In management's opinion, all adjustments necessary to reflect the foregoing and related transactions have been made.

    The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the actual financial position or results of operations would have been assuming that the transactions described in the preceding paragraphs had occurred on the dates indicated, nor does it purport to represent the future financial position or results of operations of the Company.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                         AS OF SEPTEMBER 30, 1996
                                                            ---------------------------------------------------
                                                                                PRO FORMA
                                                            HISTORICAL (A)   ADJUSTMENTS (B)      PRO FORMA
                                                            ---------------  ----------------  ----------------
                                                    ASSETS
Current assets:
  Cash and cash equivalents...............................  $       752,368  $     30,789,438(1) $
                                                                                    1,550,000(3)       85,433,151
                                                                                  (12,000,000 (4)
                                                                                   (6,000,000 (5)
                                                                                   (3,000,000 (7)
                                                                                   (1,883,655 (8)
                                                                                   75,225,000(9)
  Accounts receivable.....................................           78,645
                                                                                                         78,645
  Other current assets....................................          140,227
                                                                                                        140,227
                                                            ---------------  ----------------  ----------------
    Total current assets..................................          971,240        84,680,783        85,652,023
Restricted cash...........................................        1,000,000        44,300,000(9)       45,300,000
Property and equipment, net...............................       11,019,217
                                                                                                     11,019,217
Equity investment.........................................          285,000          (285,000 (5)        --
FCC licenses, net.........................................        4,276,780         6,285,000(5)      104,011,780
                                                                                   93,450,000(7)
Deferred financing costs, net.............................        2,343,087        (1,907,528 (1)
                                                                                    5,475,000(9)        5,910,559
Deposits..................................................          463,036
                                                                                                        463,036
Other assets..............................................          183,637
                                                                                                        183,637
                                                            ---------------  ----------------  ----------------
                                                            $    20,541,997  $    231,998,255  $    252,540,252
                                                            ---------------  ----------------  ----------------
                                                            ---------------  ----------------  ----------------
                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities................  $    11,154,608  $                 $     11,154,608
  March Bridge Notes......................................        4,243,784        (4,243,784 (4)        --
  CommcoCCC Notes.........................................        2,827,836        (2,827,836 (4)        --
  September Bridge Notes..................................        2,203,559         1,384,918(3)
                                                                                   (3,588,477 (4)        --
  Current portion of long-term debt.......................        1,242,126
                                                                                                      1,242,126
                                                            ---------------  ----------------  ----------------
    Total current liabilities.............................       21,671,913        (9,275,179)       12,396,734
Note payable to EMI, net of current portion...............          937,500
                                                                                                        937,500
Equipment financing note payable, net of current
 portion..................................................          927,796
                                                                                                        927,796
Senior Notes..............................................        --              118,107,853(9)      118,107,853
Deferred tax liability....................................        --               22,950,000(7)       22,950,000
                                                            ---------------  ----------------  ----------------
    Total liabilities.....................................       23,537,209       131,782,674       155,319,883
                                                            ---------------  ----------------  ----------------
Stockholders' equity (deficit):
  Serial preferred stock, $.001 par.......................              921              (921 (2)        --
  Common Stock, $.001 par.................................            6,587             2,301(1)           19,560
                                                                                        4,354(2)
                                                                                          318(6)
                                                                                        6,000(7)
  Additional paid-in capital..............................       20,745,714        28,879,609(1)      128,676,649
                                                                                       (3,433 (2)
                                                                                      165,082(3)
                                                                                         (318 (6)
                                                                                   67,494,000(7)
                                                                                    4,503,848(8)
                                                                                    6,892,147(9)
  Accumulated deficit.....................................      (23,748,434)       (1,339,903 (4)      (31,475,840)
                                                                                   (6,387,503 (8)
                                                            ---------------  ----------------  ----------------
    Total stockholders' equity (deficit)..................       (2,995,212)      100,215,581        97,220,369
                                                            ---------------  ----------------  ----------------
                                                            $    20,541,997  $    231,998,255  $    252,540,252
                                                            ---------------  ----------------  ----------------
                                                            ---------------  ----------------  ----------------

    See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                           -------------------------------------------------
                                                                               PRO FORMA
                                                           HISTORICAL (A)   ADJUSTMENTS (B)     PRO FORMA
                                                           ---------------  ---------------  ---------------

Service revenue..........................................  $       125,013   $               $       125,013
                                                           ---------------  ---------------  ---------------
Operating expenses:
  Selling, general and administrative (D)................       16,942,052                        16,942,052
  Market development (E).................................        1,053,000                         1,053,000
  Research and development...............................          666,406                           666,406
  Depreciation and amortization..........................          504,462       1,870,031 (11       2,374,493
                                                           ---------------  ---------------  ---------------
                                                                19,165,920       1,870,031        21,035,951
                                                           ---------------  ---------------  ---------------
Other:
  Interest expense.......................................        1,396,943        (811,483)(4)
                                                                                13,573,125 (10      14,158,585
  Financing expense......................................        --              6,387,503(8)       6,387,503
  Interest income........................................          (59,473)     (1,777,537) 10)      (1,837,010)
                                                           ---------------  ---------------  ---------------
                                                                 1,337,470      17,371,608        18,709,078
                                                           ---------------  ---------------  ---------------
      Pretax loss........................................       20,378,377      19,241,639        39,620,016
Deferred tax benefit.....................................        --               (595,744) 11)        (595,744)
                                                           ---------------  ---------------  ---------------
      Net loss...........................................  $    20,378,377   $  18,645,895   $    39,024,272
                                                           ---------------  ---------------  ---------------
                                                           ---------------  ---------------  ---------------
Pro forma net loss per share of Common Stock (C).........  $          2.15                   $         $2.12
                                                           ---------------                   ---------------
                                                           ---------------                   ---------------
Pro forma weighted average number of shares of Common
 Stock outstanding (C)                                           9,470,545                        18,404,379
                                                           ---------------                   ---------------
                                                           ---------------                   ---------------


                                                                     YEAR ENDED DECEMBER 31, 1995
                                                           -------------------------------------------------
                                                                               PRO FORMA
                                                           HISTORICAL (A)   ADJUSTMENTS (B)     PRO FORMA
                                                           ---------------  ---------------  ---------------
Service revenue..........................................  $         5,793   $               $         5,793
                                                           ---------------  ---------------  ---------------
Operating expenses:
  Selling, general and administrative (D)................        2,911,273                         2,911,273
  Market development.....................................          191,693                           191,693
  Depreciation and amortization..........................           15,684       2,493,375 (11       2,509,059
                                                           ---------------  ---------------  ---------------
                                                                 3,118,650       2,493,375         5,612,025
                                                           ---------------  ---------------  ---------------
Other:
  Interest expense.......................................          131,540      18,097,500 (10      18,229,040
  Financing expense......................................        --              6,387,503(8)       6,387,503
  Interest income........................................           (9,554)     (2,370,050) 10)      (2,379,604)
                                                           ---------------  ---------------  ---------------
                                                                   121,986      22,114,953        22,236,939
                                                           ---------------  ---------------  ---------------
      Pretax loss........................................        3,234,843      24,608,328        27,843,171
Deferred tax benefit.....................................        --               (794,325) 11)        (794,325)
                                                           ---------------  ---------------  ---------------
      Net loss...........................................  $     3,234,843   $  23,814,003   $    27,048,846
                                                           ---------------  ---------------  ---------------
                                                           ---------------  ---------------  ---------------
Pro forma net loss per share
 of Common Stock (C).....................................  $          0.30                   $          1.36
                                                           ---------------                   ---------------
                                                           ---------------                   ---------------
Pro forma weighted average number of shares of Common
 Stock outstanding (C)...................................       10,912,338                        19,846,172
                                                           ---------------                   ---------------
                                                           ---------------                   ---------------

    See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

                          ADVANCED RADIO TELECOM CORP.
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

(A) Represents the historical consolidated balance sheet of the Company as of September 30, 1996 and the consolidated statements of operations of the Company for the year ended December 31, 1995 and the nine months ended September 30, 1996.

(B) Pro forma adjustments:

    (1)Issuance of 2,300,500 shares of Common Stock offered in the November 1996 Common Stock Offering based on the initial public offering price of $15.00 per share, after deducting the estimated Underwriting discount and related expenses of approximately $5,600,000.

    (2)The November 1996 conversion of the serial preferred stock into shares of Common Stock in connection with the Common Stock Offering.

    (3)The receipt of the remaining $1,550,000 in October 1996 (out of a total of $4,000,000) in cash from the September Bridge Financing in exchange for the September Bridge Notes and September Bridge Warrants. The value ascribed to the September Bridge Warrants issued after September 30, 1996 was $165,082 (out of a total of $426,019).

    (4)Repayment in November 1996 of the March Bridge Notes, the CommcoCCC Notes and the September Bridge Notes out of the net proceeds from the Common Stock Offering and the reversal of the related interest expense. The unamortized offering discount and deferred financing costs associated with the March Bridge Financing, the CommcoCCC Financing and the September Bridge Financing will result in an extraordinary loss of approximately $1,340,000, which has been excluded from the pro forma condensed consolidated statements of operations.

    (5)The acquisition of the 50% ownership interest of ART West held by Extended for $6,000,000 in cash of which $3,000,000 has been paid in November 1996.

    (6)The exercise by Ameritech of its Warrant to purchase 318,374 shares of Common Stock.

    (7)The acquisition of the CommcoCCC Assets, accounted for as a business combination, in exchange for 6,000,000 shares of Common Stock based on an assumed value of $11.25 per share, the recognition of the related deferred tax liabilities and the estimated payment of related expenses of $3,000,000 of which $600,000 was paid in December 1996.

    (8)The fees and expenses related to the receipt of a commitment from certain investors to borrow up to $50,000,000 of 12.5% Senior Secured Notes due 1998 (the "Senior Secured Notes") pursuant to financing arranged by CIBC Wood Gundy Securities Corp. (the "CIBC Financing Commitment") which is assumed to be replaced by the issuance of the Notes in the Offering. The Company incurred approximately $1,900,000 in fees and issued warrants to purchase 300,257 shares of Common Stock (representing 1.5% of the outstanding shares of Common Stock of the Company on a fully diluted basis after giving effect to the Common Stock Offering and the CommcoCCC Acquisition) for a nominal amount. The value ascribed to the Initial CIBC Warrants was $4,572,435. Assumes no draw down under the CIBC Financing Commitment.

    (9)Assumed gross proceeds of $125,000,000 from the issuance of the 125,000 Units (consisting of Notes and Warrants) in the Offering, the related estimated underwriting discount and related expenses of approximately $5,475,000 and the cash used for the purchase of Pledged Securities of $44,300,000. The value ascribed to the Unit Warrants totaled approximately $6,900,000 based on an assumed issuance of Warrants to purchase an aggregate of 1,128,011 shares of

       Common Stock of the Company (representing approximately 5% of the Common Stock outstanding on a fully diluted basis after giving effect to the Common Stock Offering, the Offering and the CommcoCCC Acquisition).

    (10)
       Interest expense on the Notes, at an assumed coupon rate of 13.0% (resulting in an effective interest rate of 14.04% on the Notes, including the amortization of debt issuance costs and original issue discount representing the value ascribed to the Warrants) as if the Notes were issued as of the beginning of the respective periods. If the interest rate on the Notes changed by 0.5%, interest expense would change by approximately $625,000 and $468,750 for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively. Interest income of $1,777,537 for the nine months ended September 30, 1996 and $2,370,050 for the year ended December 31, 1995 on the Pledged Securities at an assumed rate of 5.35%.

    (11)
       Depreciation and amortization expense related to the acquisition of the CommcoCCC Assets and the 50% ownership interest in ART West and the related deferred taxes.

(C) Pro forma net loss per share and the weighted average number of shares of Common Stock reflect (i) the conversion of the serial preferred stock to Common Stock; (ii) the issuance of potentially dilutive instruments issued within one year prior to the Common Stock Offering at exercise prices below the initial public offering price of $15.00 per share; (iii) the issuance of 2,300,500 shares of Common Stock in the Common Stock Offering; (iv) the exercise of the Ameritech Warrant to purchase 318,374 shares of Common Stock; and (v) the issuance of shares of Common Stock in connection with the acquisition of the CommcoCCC Assets.

                                                 As of            As of
                                             December 31,     September 30,
                                                 1995             1996
                                            ---------------  ---------------

  Weighted average number of shares of
   Common Stock outstanding for primary
   computation............................      5,946,338(1)     6,580,627(1)
  Issuances of shares of serial preferred
   stock assumed converted into shares of
   Common Stock...........................      3,720,253(2)     2,480,169(2)
  Options and warrants issued and
   outstanding............................        605,195(2)       403,463(2)
  Issuance of Common Stock ...............        640,552(3)         6,286(3)
                                            ---------------  ---------------
  Historical pro forma weighted average
   number of shares of Common Stock.......     10,912,338(2)     9,470,545(2)
  Common Stock issued in the Common Stock
   Offering...............................      2,300,500        2,300,500
  Common Stock issued in connection with
   the conversion of the serial preferred
   stock and the exercise of the Ameritech
   Warrant................................        633,334(4)       633,334(4)
  Common Stock issued in connection with
   the acquisition of the CommcoCCC
   Assets.................................      6,000,000        6,000,000
                                            ---------------  ---------------
  Pro Forma weighted average number of
   shares of Common Stock.................     19,846,172       18,404,379
                                            ---------------  ---------------
                                            ---------------  ---------------

           ------------------------
           (1) The weighted average number of shares of Common Stock for primary computation exclude all common stock equivalents, which are anti-dilutive.
           (2) The Securities and Exchange Commission requires that potentially dilutive instruments issued within one year prior to the Common Stock Offering at exercise prices below the initial public offering price be treated as outstanding for the entire periods presented in the Common Stock Offering prospectus. The pro forma weighted average number of shares of Common Stock on a historical basis reflects those potentially dilutive instruments based on the initial public offering price of $15 per share in the Common Stock Offering. In measuring the dilutive effect, the treasury stock method was used.
           (3) Represents the issuance of Common Stock at prices below the initial public offering price of $15 per share in the Common Stock Offering, presented as if such shares were outstanding for the entire periods presented in the Common Stock
               Offering prospectus to reflect potentially dilutive instruments.
           (4) Included as potentially dilutive instruments in item (2) are the shares of Common
           Stock issued in connection with the conversion of the preferred stock and the exercise of the Ameritech Warrant. The additional shares of Common Stock are an adjustment to the weighted average number of shares to eliminate the effect of the treasury stock method for the conversion of the serial preferred stock and the exercise of the Ameritech Warrant.

(D) General and administrative expense includes non-recurring, non-cash compensation expense of $802,002 and $6,795,514 for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively, associated with the release of Escrow Shares in 1995 and the termination of the Escrow Shares arrangement in 1996.

(E) Market development expense for the nine months ended September 30, 1996 represents the value ascribed to the Ameritech Strategic Distribution Agreement in connection with the February 1996 investment in the Company by Ameritech.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Advanced Radio Telecom Corp.:

    We have audited the accompanying balance sheets of Advanced Radio Telecom Corp. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1995 and 1994 and for the period from August 23, 1993 (date of inception) to December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Radio Telecom Corp. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 and for the period from August 23, 1993 (date of inception) to December 31, 1993, in conformity with generally accepted accounting principles.
                                          COOPERS & LYBRAND L.L.P.

New York, New York
April 26, 1996, except for Note 5B as to which the date is June 26, 1996, except for the second paragraph of Note 2A,
  Note 2C and the second paragraph of Note 11A as to which the date is October 11, 1996 and except for the fourth paragraph of Note 1A and Note 1C as to which the date is November 12, 1996.

                          ADVANCED RADIO TELECOM CORP.
                            BALANCE SHEETS (NOTE 1A)
                           DECEMBER 31, 1995 AND 1994

                                                                                           1995           1994
                                                                                      --------------  ------------
                                               ASSETS

Current assets:
  Cash and cash equivalents.........................................................  $      633,654  $      5,133
  Other current assets..............................................................          52,325
                                                                                      --------------  ------------
      Total current assets..........................................................         685,979         5,133
Property and equipment, net.........................................................       3,581,561         3,448
Equity investment...................................................................         285,000
FCC licenses........................................................................       4,235,734
Deferred financing costs, net.......................................................         778,897
Deposits............................................................................         284,012
Other assets........................................................................          25,376        34,030
                                                                                      --------------  ------------
      Total assets..................................................................  $    9,876,559  $     42,611
                                                                                      --------------  ------------
                                                                                      --------------  ------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..........................................  $    3,694,489  $     11,689
  Note payable to related party.....................................................                        70,000
                                                                                      --------------  ------------
      Total current liabilities.....................................................       3,694,489        81,689
Convertible notes payable...........................................................       4,950,000
Note payable to EMI.................................................................       1,500,000
                                                                                      --------------  ------------
      Total liabilities.............................................................      10,144,489        81,689
                                                                                      --------------  ------------
Redeemable preferred stock, $.01 par value, 1 share issued and outstanding at
 December 31, 1995..................................................................          44,930
                                                                                      --------------  ------------
Commitments and contingencies
Stockholders' deficit:
  Serial preferred stock, $.001 par value, 488,492 shares issued and outstanding at
   December 31, 1995................................................................             488
  Common Stock, $.001 par value, 6,529,975 and 2,141,830 shares issued and
   outstanding......................................................................           6,530         2,142
  Additional paid-in capital........................................................       3,050,179        93,994
  Accumulated deficit...............................................................      (3,370,057)     (135,214)
                                                                                      --------------  ------------
      Total stockholders' deficit...................................................        (312,860)      (39,078)
                                                                                      --------------  ------------
        Total liabilities and stockholders' deficit.................................  $    9,876,559  $     42,611
                                                                                      --------------  ------------
                                                                                      --------------  ------------

    The accompanying notes are an integral part of the financial statements.

                          ADVANCED RADIO TELECOM CORP.
                       STATEMENTS OF OPERATIONS (NOTE 1A)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
          AND FOR THE PERIOD FROM AUGUST 23, 1993 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1993

                                                                                                     PERIOD FROM
                                                                                                     AUGUST 23,
                                                                               YEARS ENDED            (DATE OF
                                                                               DECEMBER 31,         INCEPTION) TO
                                                                        --------------------------  DECEMBER 31,
                                                                            1995          1994          1993
                                                                        -------------  -----------  -------------
Service revenue.......................................................  $       5,793  $              $
Consulting revenue....................................................                     137,489
                                                                        -------------  -----------  -------------
      Total revenue...................................................          5,793      137,489
                                                                        -------------  -----------  -------------
General and administrative expenses...................................      2,911,273      253,453        5,906
Market development expenses...........................................        191,693
Depreciation and amortization.........................................         15,684        8,281          688
                                                                        -------------  -----------  -------------
      Total operating expenses........................................      3,118,650      261,734        6,594
                                                                        -------------  -----------  -------------
Interest income.......................................................          9,554
Interest expense......................................................        131,540        4,375
                                                                        -------------  -----------  -------------
      Interest expense, net...........................................        121,986        4,375
                                                                        -------------  -----------  -------------
      Net loss........................................................  $   3,234,843  $   128,620    $   6,594
                                                                        -------------  -----------  -------------
                                                                        -------------  -----------  -------------
Pro forma net loss per share of Common Stock..........................  $        0.30
                                                                        -------------
                                                                        -------------
Pro forma weighted average number of shares of Common Stock
 outstanding..........................................................     10,912,338
                                                                        -------------
                                                                        -------------

    The accompanying notes are an integral part of the financial statements.

                          ADVANCED RADIO TELECOM CORP.
             STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (NOTE 1A)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
          AND FOR THE PERIOD FROM AUGUST 23, 1993 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1993

                                                                                           PREFERRED STOCK
                                                          COMMON     -----------------------------------------------------------
                                                           STOCK     SERIES A    SERIES B     SERIES C     SERIES D      TOTAL
                                                        -----------  ---------  -----------  -----------  -----------  ---------

SHARES
Net issuance of Common Stock for cash.................    1,070,915
                                                        -----------
Balance, December 31, 1993............................    1,070,915
Issuance of Common Stock for cash.....................    1,070,915
                                                        -----------
Balance, December 31, 1994............................    2,141,830
Issuance of Common Stock to ART West..................       26,773
Issuance of Common Stock to existing shareholders.....    1,472,508
Issuance of Common Stock to Landover and affiliates
 for cash.............................................    3,120,000
Issuance of preferred stock to limited partnerships
 affiliated with Landover for cash:
  Series A............................................                 332,091                                           332,091
  Series B............................................                              82,318                                82,318
  Series C............................................                                            5,402                    5,402
Issuance of Series D preferred stock for cash.........                                                        61,640      61,640
Shares issued to reflect anti-dilution................       62,655      2,852       4,189                                 7,041
Redemption of Common Stock from Landover..............     (293,791)
                                                        -----------  ---------  -----------       -----   -----------  ---------
Balance, December 31, 1995............................    6,529,975    334,943      86,507        5,402       61,640     488,492
                                                        -----------  ---------  -----------       -----   -----------  ---------
                                                        -----------  ---------  -----------       -----   -----------  ---------

                                   Continued

                          ADVANCED RADIO TELECOM CORP.
       STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (NOTE 1A), CONTINUED
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
          AND FOR THE PERIOD FROM AUGUST 23, 1993 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1993

                                                                     PAR VALUE
                                 ----------------------------------------------------------------------------------
                                                                         PREFERRED STOCK                             ADDITIONAL
                                   COMMON     ---------------------------------------------------------------------    PAID-IN
                                    STOCK      SERIES A      SERIES B       SERIES C       SERIES D        TOTAL       CAPITAL
                                 -----------  -----------  -------------  -------------  -------------     -----     -----------

AMOUNTS
Net issuance of Common Stock
 for cash......................   $   1,071                                                                          $    60,065
Net loss.......................
                                 -----------                                                                         -----------
Balance, December 31, 1993.....       1,071                                                                               60,065
Issuance of Common Stock for
 cash..........................       1,071                                                                               33,929
Net loss.......................
                                 -----------                                                                         -----------
Balance, December 31, 1994.....       2,142                                                                               93,994
Issuance of Common Stock to ART
 West..........................          27                                                                               24,973
Issuance of Common Stock to
 existing shareholders.........       1,472                                                                               (1,472)
Conversion of note payable and
 interest to paid-in capital...                                                                                           75,250
Issuance of Common Stock to
 Landover and affiliates for
 cash..........................       3,120                                                                               (2,100)
Issuance of preferred stock to
 limited partnerships
 affiliated with Landover for
 cash:
  Series A.....................                $     332                                                 $     332     1,006,268
  Series B.....................                              $      82                                          82       880,618
  Series C.....................                                             $       5                            5       112,695
Issuance of Series D preferred
 stock for cash................                                                            $      62            62     1,999,938
Shares issued to reflect anti-
 dilution......................          63            3             4                                           7           (70)
Serial preferred stock issuance
 costs.........................                                                                                         (229,814)
Redemption of Common Stock from
 Landover......................        (294)                                                                          (1,999,706)
Increase in additional paid-in
 capital as a result of the
 release of escrow shares......                                                                                          802,002
Accrued stock option
 compensation..................                                                                                          287,603
Net loss.......................
                                                                                   --
                                 -----------       -----           ---                           ---         -----   -----------
Balance, December 31, 1995.....   $   6,530    $     335     $      86      $       5      $      62     $     488   $ 3,050,179
                                                                                   --
                                                                                   --
                                 -----------       -----           ---                           ---         -----   -----------
                                 -----------       -----           ---                           ---         -----   -----------


                                  ACCUMULATED
                                    DEFICIT        TOTAL
                                 -------------  -----------
AMOUNTS
Net issuance of Common Stock
 for cash......................   $             $    61,136
Net loss.......................        (6,594)       (6,594)
                                 -------------  -----------
Balance, December 31, 1993.....        (6,594)       54,542
Issuance of Common Stock for
 cash..........................                      35,000
Net loss.......................      (128,620)     (128,620)
                                 -------------  -----------
Balance, December 31, 1994.....      (135,214)      (39,078)
Issuance of Common Stock to ART
 West..........................                      25,000
Issuance of Common Stock to
 existing shareholders.........
Conversion of note payable and
 interest to paid-in capital...                      75,250
Issuance of Common Stock to
 Landover and affiliates for
 cash..........................                       1,020
Issuance of preferred stock to
 limited partnerships
 affiliated with Landover for
 cash:
  Series A.....................                   1,006,600
  Series B.....................                     880,700
  Series C.....................                     112,700
Issuance of Series D preferred
 stock for cash................                   2,000,000
Shares issued to reflect anti-
 dilution......................
Serial preferred stock issuance
 costs.........................                    (229,814)
Redemption of Common Stock from
 Landover......................                  (2,000,000)
Increase in additional paid-in
 capital as a result of the
 release of escrow shares......                     802,002
Accrued stock option
 compensation..................                     287,603
Net loss.......................    (3,234,843)   (3,234,843)

                                 -------------  -----------
Balance, December 31, 1995.....   $(3,370,057)  $  (312,860)

                                 -------------  -----------
                                 -------------  -----------

    The accompanying notes are an integral part of the financial statements.

                          ADVANCED RADIO TELECOM CORP.
                       STATEMENTS OF CASH FLOWS (NOTE 1A)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
          AND FOR THE PERIOD FROM AUGUST 23, 1993 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1993

                                                                                                   PERIOD FROM
                                                                                                 AUGUST 23, 1993
                                                                          YEARS ENDED                (DATE OF
                                                                          DECEMBER 31,              INCEPTION)
                                                                  ----------------------------   TO DECEMBER 31,
                                                                       1995           1994             1993
                                                                  --------------  ------------  ------------------
Cash flows from operating activities:
  Net loss......................................................  $   (3,234,843) $   (128,620)    $     (6,594)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
  Noncash interest expense......................................         110,828
  Depreciation and amortization.................................          15,684         8,281              688
  Non-cash compensation expense.................................       1,089,605
  Changes in operating assets and liabilities:
    Accounts payable and accrued liabilities....................         563,351        (8,282)          19,971
    Other current assets........................................         (52,325)
    Deposits....................................................          (4,012)
                                                                  --------------  ------------         --------
        Net cash provided by (used in) operating activities.....      (1,511,712)     (128,621)          14,065
                                                                  --------------  ------------         --------
Cash flows from investing activities:
  Additions to property and equipment...........................        (621,364)       (5,175)
  Investment in ART West........................................        (255,000)
  Acquisition of EMI licenses and property and equipment........      (3,023,971)
  Acquisition of FCC licenses...................................         (13,912)
  Deposits on equipment.........................................        (280,000)
  Increase in other assets......................................                                        (41,272)
                                                                  --------------  ------------         --------
        Net cash used in investing activities...................      (4,194,247)       (5,175)         (41,272)
                                                                  --------------  ------------         --------
Cash flows from financing activities:
  Proceeds from issuance of Common Stock........................           1,020        35,000           61,136
  Proceeds from loan and note payable...........................           8,500        70,000
  Proceeds from issuance of preferred stock.....................       4,050,000
  Advances from Landover and affiliates.........................         175,000
  Proceeds from convertible notes payable.......................       4,950,000
  Redemption of Common Stock....................................      (2,000,000)
  Stock issuance costs..........................................        (213,884)
  Repayment on loan.............................................          (8,500)
  Additions to deferred financing costs.........................        (452,656)
  Payments on advances from Landover and affiliates.............        (175,000)
                                                                  --------------  ------------         --------
        Net cash provided by financing activities...............       6,334,480       105,000           61,136
                                                                  --------------  ------------         --------
        Net increase (decrease) in cash.........................         628,521       (28,796)          33,929
Cash, beginning of period.......................................           5,133        33,929
                                                                  --------------  ------------         --------
Cash, end of period.............................................  $      633,654  $      5,133     $     33,929
                                                                  --------------  ------------         --------
                                                                  --------------  ------------         --------
Supplemental cash flow information:
  Non-cash financing and investing activities:
    Additions to property and equipment.........................  $    2,666,630
    Issuance of promissory note payable to EMI..................  $    1,500,000
    Additional paid-in capital as a result of the release of
      escrow shares.............................................  $      802,002
    Accrued stock issuance costs................................  $       21,000
    Accrued deferred financing costs............................  $      370,617
    Issuance of stock and contribution of licenses to ART
      West......................................................  $       30,000
    Conversion of note payable and interest to Common Stock.....  $       75,250

    The accompanying notes are an integral part of the financial statements.

                          ADVANCED RADIO TELECOM CORP.
                         NOTES TO FINANCIAL STATEMENTS

1.  FORMATION OF THE COMPANY AND BASIS OF PRESENTATION:

A -- THE COMPANY

    Advanced Radio Telecom Corp. ("ART" and, collectively with ART Licensing Corp., the "Company"), formerly named Advanced Radio Technologies Corporation, was organized as a Delaware corporation on August 23, 1993 to develop, market and provide broadband wireless digital telecommunication and information services throughout the United States. The Company's business objective is to organize and finance local operating facilities, establish strategic alliances with other businesses, acquire new wireless telecommunications technologies, and market broadband wireless services to telecommunications service providers and end users.

    During 1995 the Company established a strategic alliance with Extended Communications, Inc. ("Extended") to form the ART West joint venture. ART West was formed on April 4, 1995 to develop and expand the Company's wireless digital telecommunications services in various markets throughout the western United States (see Note 5).

    ART Licensing Corp. ("Telecom"), formerly named Advanced Radio Telecom Corp. and Advanced Radio Technology Ltd., was organized by ART and Landover Holdings Corporation ("Landover") on March 28, 1995, with one of its initial objectives to acquire certain 38 GHz licenses in the northeastern United States from EMI Communications, Corp. ("EMI") (see Note 6). Under the terms of a purchase agreement between ART, Landover, and Telecom dated April 21, 1995, (the "Purchase Agreement") Landover was obligated to purchase $7,000,000 of securities of Telecom. Pursuant to the Purchase Agreement and a stockholders' agreement between ART, Telecom and their respective shareholders dated May 8, 1995 (the "Stockholders' Agreement"), ART and Telecom were to merge once approval from the Federal Communications Commission ("FCC") had been granted (see Note 2).

    On October 11, 1996, ART, Telecom and a wholly owned subsidiary of ART ("Merger Sub") entered into a revised merger agreement (see Note 2), which provided for the merger of Merger Sub into Telecom (the "Merger"). The Merger was completed on October 28, 1996 and Telecom, through the Merger, became a wholly owned subsidiary of ART. The Merger was accounted for in a manner consistent with a reorganization of entities under common control which is similar to that of a pooling of interests and the financial statements of prior periods have been restated. All transactions and balances between ART and Telecom have been eliminated.

B -- INITIAL CAPITALIZATION

    ART was formed on August 23, 1993 by two of its executives (the "Founding Stockholders") by issuing 1,070,915 shares of Common Stock in exchange for $1,136. During November 1993, ART redeemed 428,366 shares of Common Stock from the Founding Stockholders and through a private placement issued 428,366 shares of Common Stock to High Sky Limited Partnership ("High Sky") in exchange for $60,000. During March 1994, High Sky II Limited Partnership ("High Sky II"), an affiliate of High Sky (collectively referred to as the "High Sky Partnerships") contributed $100,000 to ART in exchange for 214,183 shares of Common Stock and a $70,000 Promissory Note. In connection with the High Sky II financing, ART issued an additional aggregate of 856,732 shares to the Founding Stockholders and High Sky whereby the Founding Stockholders and the High Sky Partnerships would each own a 50% interest in ART. Additionally, during 1994, one of the Founding Stockholders contributed an additional $5,000 for which contribution there were no shares issued.

    Pursuant to an agreement dated March 1, 1995, High Sky II agreed to assign the $70,000 Promissory Note, plus accrued interest, to the Founding Stockholders in exchange for two new Promissory Notes executed by the Founding Stockholders. Concurrent with the exchange of the promissory notes, the Founding Stockholders contributed the $70,000 Promissory Note plus accrued interest of $5,250 to ART, for which contribution there were no additional shares issued.

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

1.  FORMATION OF THE COMPANY AND BASIS OF PRESENTATION, CONTINUED:
C -- BASIS OF PRESENTATION

    The financial statements have been prepared on the going concern basis of accounting, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has a substantial working capital deficit, has incurred operating losses since inception and does not expect to recognize material operating revenues until the further development of its commercial services, which commenced in fiscal 1996. The Company estimates that revenues in 1996 and 1997 will not be sufficient to fund its operating expenses, capital expenditures and other working capital needs, including consulting, service and purchase commitments set forth in Notes 5, 9, 10, 14 and 16. The Company's continued funding of its operating expenses, capital expenditures, working capital needs and contractual commitments is dependent upon its ability to raise financing. During November 1996, the Company completed an initial public offering of equity securities, raising $34,500,000 before expenses. In connection with the initial public offering, the Company obtained a commitment from certain investors to borrow up to $50,000,000 (the "CIBC Financing Commitment"). The proceeds from the initial public offering were used to repay certain indebtedness and partially fund the acquisition of the remaining 50% interest in ART West. Management believes that, based upon its current business plans, the funds received from the initial public offering and available under the CIBC Financing Commitment are sufficient to enable the Company to fund its operations at least through December 31, 1997. As a result, the previous reference to the existence of substantial doubt regarding the Company's ability to continue as a going concern is no longer required.

2.  PURCHASE AGREEMENT:

A -- INITIAL CAPITALIZATION OF TELECOM

    Pursuant to the Purchase Agreement, as its initial capitalization, an aggregate of 3,120,000 shares of Class B and Class A common stock were issued by Telecom to Landover and consultants to Landover, respectively, for an aggregate cash consideration of $1,020. Such shares of Class B and Class A common stock represented 64% and 2%, respectively, of the total number of shares of capital stock of Telecom then outstanding. Concurrently, ART received 1,607,273 shares of Class A common stock, representing 34% of the total number of shares of capital stock of Telecom then outstanding in exchange for $340.

    On February 2, 1996 and October 11, 1996, the Board of Directors of Telecom authorized a 13 for 1 stock split and a 1 for 2.75 reverse stock split, respectively. All of the references to shares of common stock of Telecom have been adjusted to reflect the 13 for 1 stock split and the 1 for 2.75 reverse stock split but are prior to the issuance of anti-dilutive shares described below.

    Under the Purchase Agreement, Landover agreed to invest or cause to be invested $7,000,000 in ART, Telecom and their affiliates (the "Landover Funding Commitment"). In consideration for this $7,000,000 investment, Telecom agreed to issue preferred stock, the number of shares of which would be designated by Landover. Under the anti-dilution provisions of the Class A common stock, in respect of each such preferred stock issuance, Telecom agreed to issue, for no consideration, additional shares of Class A common stock in number necessary to maintain the 36% ownership interest in Telecom of the holders of Class A common stock.

    Under the Purchase Agreement, the individual shareholders of ART were required to place 1,874,101 shares of Common Stock in escrow (the "Escrow Shares") to be released upon the completion of the then pending EMI Asset acquisition (see Note 6), Telecom's attainment of specific operating income levels for the years 1997 through 1999 and the acquisition of interests in a specified number of FCC license authorizations by April 30, 2000. As a result of the consummation of the EMI Asset acquisition, in November 1995, 681,102 of the Escrow Shares were released. The fair value of the Escrow Shares released in 1995, amounting to $802,002, has been recognized as additional paid-in

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

2.  PURCHASE AGREEMENT, CONTINUED:
capital. Pursuant to the February 2, 1996 reorganization, the Escrow Shares arrangement was terminated and all of the remaining Escrow Shares were released to the stockholders of ART. The fair value of the remaining Escrow Shares released, in the amount of approximately $6.8 million, will be accounted for in the same manner during 1996.

B -- MERGER

    Under the terms of the Purchase Agreement, ART and Telecom agreed to operate both companies as a single enterprise and were committed to merge if and when permitted by the FCC. Concurrent with the Purchase Agreement, ART and Telecom entered into an exclusive 20-year services agreement (the "Services Agreement") for the construction, development and operation of systems in the Company's markets.

    On February 2, 1996, ART, Telecom and their respective shareholders agreed to an amendment and restatement of the Stockholders' Agreement providing for (i) termination effective on the closing of a public share offering, (ii) amendment and restatement of the Certificate of Incorporation and reorganization of the capital structure of Telecom; (iii) the exchange of the convertible notes payable and one share of redeemable preferred stock for shares of serial preferred stock of Telecom; (iv) revision of provisions for election of directors; (v) amendment and restatement of ART's registration rights agreements; (vi) release of shares escrowed in connection with the original Stockholders' Agreement; and (vii) approval of a definitive merger agreement.

C -- AMENDED MERGER

    The definitive merger agreement, as entered into on February 2, 1996 and subsequently restated and amended on June 26, 1996 and October 11, 1996, (the "Merger Agreement") provided for the merger of Merger Sub into Telecom subject to certain conditions, including the receipt of FCC approval. Prior to the Merger, each outstanding share of each series of Telecom's serial preferred stock was converted into a share of a similar series of the Company's preferred stock. Upon completion of the initial public offering, all shares of all series of the Company's preferred stock (920,951) automatically convert into 4,353,587 shares of the Company's common stock. In the Merger, each outstanding share of common stock of Telecom was exchanged for an equal number of shares of Common Stock of ART. As a result, Telecom became a wholly owned subsidiary of ART. The Merger Agreement also provided for the assignment of Telecom's interests in all of its agreements, including the various services agreements, employment agreements, equipment purchase agreements and purchase option agreements, to ART. Further, the holders of warrants to purchase an aggregate of 924,413 shares of Telecom common stock are entitled to purchase an equivalent number of shares of ART's Common Stock. Employee stock options to purchase 816,970 shares of Telecom's common stock were replaced by stock options to purchase an equal number of shares of Common Stock of ART. The terms of the warrants and stock options are similar except that the exercise price of the warrants and options, and the number of shares subject thereto, have been adjusted on a proportional basis to reflect the 1 for 2.75 reverse stock split.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

A -- DEVELOPMENT STAGE ENTERPRISE

    Prior to July 1, 1996, the Company was considered a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." During the three months ended September 30, 1996, the Company perfected substantially all of its licenses and commenced commercial operations. Accordingly, the Company is no longer considered to be in the development stage. Such change in classification of the Company had no impact on the net loss or stockholders' equity (deficit) for any periods presented.

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
B -- CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents.

C -- PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets as follows: wireless transmission equipment -- 5 years; office furniture equipment -- 3 years.

D -- EQUITY INVESTMENT

    The Company accounts for its 50% interest in the ART West joint venture under the equity method.

E -- FCC LICENSES

    The Company has obtained radio spectrum rights under FCC issued authorizations and licenses throughout the United States by petitioning the FCC directly and through the purchase of such rights held by others. Such licenses are issued for an initial term of six years and are renewable subject to review by the FCC. The costs associated with the acquisition of such licenses are capitalized and amortized on a straight-line basis over a 40-year period beginning upon commencement of operations in the related market. The 40-year period is based upon management's license renewal expectations.

F -- RECOVERABILITY OF LONG-LIVED ASSETS

    The recoverability of property and equipment and capitalized FCC authorizations and licenses is dependent upon the successful development of systems in each of the respective markets, or through sale of such assets. Management estimates that it will recover the carrying amount of those costs from cash flow generated by the systems once they have been developed. However, it is reasonably possible that such estimate will change in the near term as a result of the failure to develop the FCC authorizations on a timely basis, or technological, regulatory or other changes.

    The Company's policy is to assess annually any impairment in value based upon a comparison of projected operating cash flows from each market over its expected period of operation, on an undiscounted basis, to the carrying amount of the property and equipment, licenses and other capitalized costs related to the market.

G -- FINANCING COSTS

    Direct costs associated with obtaining debt financing are deferred and charged to interest expense using the effective interest rate method over the term of the debt. Direct costs associated with obtaining equity financing are deferred and charged to additional paid-in capital as the related funds are raised. Deferred costs associated with unsuccessful financings are charged to expense.

    Accumulated amortization of deferred financing costs totaled $44,376 at December 31, 1995.

H -- REVENUE RECOGNITION

    Revenue from telecommunications services are recognized ratably over the period such services are provided.

    During 1994, the Company recognized income from consulting fees associated with the application of FCC licenses on behalf of third parties, including consulting fees of approximately $80,000 from Extended.

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
I -- INCOME TAXES

    The Company accounts for income taxes under the liability method of accounting. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities at enacted tax rates in effect in the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

K -- NET LOSS PER SHARE

    Historical net loss per share is computed based on the loss for the period divided by the weighted average number of shares of Common Stock outstanding during each period. Historical net loss per share and the weighted average number of shares of Common Stock outstanding are as follows:

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1995           1994           1993
                                                  -------------  -------------  -------------

Net loss per share..............................  $        0.54  $        0.04  $    --
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
Weighted average number of shares of Common
 Stock outstanding..............................      5,946,338      3,337,685      1,820,555
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    The Securities and Exchange Commission requires that potentially dilutive instruments issued within one year prior to a proposed initial public offering at exercise prices below the expected initial public offering price be treated as outstanding for all periods presented. Accordingly, an additional 4,966,000 shares are reflected in the weighted average number of shares of Common Stock outstanding in computing the unaudited pro forma net loss per share for the year ended December 31, 1995.

L -- USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

M -- CONCENTRATIONS OF CREDIT RISK

    The Company places its temporary cash investments with major financial institutions. At December 31, 1995, the Company's temporary cash investments are principally placed in one entity. Deposits on equipment are financial instruments which expose the Company to potential credit risk.

4.  CONVERTIBLE NOTES PAYABLE:
    The Company and several entities affiliated with Advent International Corp. (collectively, the "Advent Group"), entered into a securities purchase agreement (the "Advent Purchase Agreement") dated November 13, 1995 under which the Advent Group agreed to acquire a 10% interest in the Company and certain specified affiliates. The Company issued promissory notes (the "Advent Notes") with an aggregate principal amount of $4,950,000 and one share of redeemable preferred stock in exchange for $5,000,000 in cash.

    The Advent Notes carried interest at a rate of 10% per annum and were payable on demand at any time on or after May 13, 1997. The Advent Notes were collateralized by certain assets of the Company. The Advent Notes were convertible into that number of shares of preferred stock which represented in the aggregate at least 10% of the fully diluted capital stock of the combined entities described above, as

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

4.  CONVERTIBLE NOTES PAYABLE, CONTINUED:
defined in the Advent Purchase Agreement. The Advent Notes were convertible either (i) immediately prior to an initial public offering with aggregate gross proceeds of at least $10,000,000 or (ii) at the Advent Group's election.

    At December 31, 1995, the Company accrued interest expense of $66,542 on the Advent Notes, which has been included in accounts payable and accrued liabilities.

    On February 2, 1996, the Company and several entities affiliated with the Advent Group entered into an exchange agreement under which the convertible notes payable to the Advent Group, including accrued interest, and the one share of redeemable preferred stock held by the Advent Group were exchanged for 232,826 shares of Series E preferred stock of Telecom and the notes payable to the Advent Group were canceled.

5.  EQUITY INVESTMENT:

A -- INVESTMENT IN ART WEST JOINT VENTURE

    On April 4, 1995, ART entered into an agreement with Extended to form ART West, a jointly controlled general partnership established to acquire, develop, and operate radio systems using 38 GHz licenses in certain western states of the U.S. The ART West joint venture will continue until December 31, 2055, unless terminated earlier. The Company's initial capital contribution consisted of $255,000 in cash, FCC licenses and related assets with a carrying value of approximately $5,000, and 26,773 shares of Common Stock. Extended's initial capital contribution consisted of $5,000 in cash and FCC licenses. The combined systems are collectively referred to as the ART West Systems. Additionally, Extended received distributions of $250,000 in cash and the 26,773 shares of Common Stock contributed by the Company to ART West. As a result of these contributions and distributions, the Company and Extended share equally in the partnership interests of ART West. The Company recorded its investment in ART West in the amount of $285,000. The excess of the Company's share of the underlying net assets of ART West over the Company's recorded investment will be amortized over the life of the ART West Systems.

    On October 1, 1994, the Company entered into an exclusive services agreement with Extended, whereby the Company is responsible for the construction, operation and management of Extended's telecommunications systems. The term of the services agreement is for five years. In connection with the formation of ART West, Extended assigned its interest in the services agreement to ART West. Under the terms of the services agreement, the Company will incur all costs and expenses related to construction, operation and management of the systems. As compensation, the Company will receive all revenues generated by the systems after deducting certain related direct expenses, less 45% which is to be paid to ART West. Under the services agreement, title to the system assets purchased by the Company and used to provide services in ART West's markets remains with the Company upon termination of the services agreement. There have been no services provided through December 31, 1995 under the services agreement. An officer of the Company is also the President and a shareholder of Extended.

B -- ART WEST JOINT VENTURE ACQUISITION AND MANAGEMENT AGREEMENTS

    In June 1996, the Company agreed to acquire Extended's 50% ownership interest in ART West for $6,000,000 in cash upon consummation of public equity and debt offerings with aggregate net proceeds of $125.0 million to the Company and receipt of FCC approval. In addition, the Company entered into a ten-year management agreement which, effective June 1, 1996, replaces the services agreement referred to above with an arrangement whereby the Company agrees to construct, operate and manage the ART West Systems in exchange for a license fee equal to 10% of recurring operating revenues.

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

6.  ACQUISITION OF ASSETS OF EMI:

    On April 4, 1995, the Company entered into a purchase option agreement with EMI to acquire EMI's interest in certain 38 GHz radio spectrum licenses and related assets in the Northeastern United States (the "EMI Assets") in exchange for $3,000,000 in cash and a three year non-negotiable promissory note in the amount of $1,500,000. The FCC approved the transfer of the EMI licenses and the Company acquired the EMI Assets in November 1995. The total purchase price, including expenses, was allocated to the acquired assets as follows:

Property and equipment.........................................  $  297,150
FCC licenses...................................................   4,226,821
                                                                 ----------
                                                                 $4,523,971
                                                                 ----------
                                                                 ----------

    The promissory note issued is payable in quarterly installments of principal of $187,500 beginning January 1, 1997. Interest is payable quarterly at a major commercial bank's prime rate plus 2%, or 10.5% as of December 31, 1995.

    On November 8, 1995, Landover advanced $175,000 to the Company to fund a portion of the initial payment to EMI. The Company repaid such amount later in the same month.

7.  PROPERTY AND EQUIPMENT:

    At December 31, 1995, property and equipment comprises:

Wireless transmission equipment................................  $3,496,905
Office furniture and equipment.................................      93,414
                                                                 ----------
                                                                  3,590,319
Accumulated depreciation.......................................      (8,758)
                                                                 ----------
                                                                 $3,581,561
                                                                 ----------
                                                                 ----------

    As of December 31, 1995, excluding the property and equipment acquired from EMI (Note 6), the wireless transmission equipment acquired to date has not been placed into service.

8.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    At December 31, 1995, accounts payable and accrued liabilities comprise:

Accrued interest payable.......................................  $   87,254
Salaries and other employee related costs......................     267,091
Trade accounts payable.........................................     673,514
Wireless transmission equipment payable........................   2,666,630
                                                                 ----------
                                                                 $3,694,489
                                                                 ----------
                                                                 ----------

9.  DCT AGREEMENTS:

SYSTEM PURCHASE AGREEMENT

    On September 1, 1994, the Company entered into an agreement with DCT Communications, Inc. ("DCT"), in which the Company obtained the option to purchase certain FCC licenses (the "Systems") from DCT for $500,000 and shares of Common Stock that represent 5% of its fully diluted equity as of the date of transfer. The option is exercisable at any time after December 31, 1995 and up to the date

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

9.  DCT AGREEMENTS, CONTINUED:
that is three years after the FCC issues DCT's first license. At any time after December 31, 1995, DCT may require that the Company purchase the Systems for $50,000, plus reimbursement of certain costs defined in the agreement.

SERVICES AGREEMENT

    On September 1, 1994, the Company entered into an exclusive services agreement with DCT whereby the Company is responsible for the construction, operation and management of DCT's Systems. The term of the Agreement is for five years. Under the terms of the services agreement, the Company will incur all costs and expenses related to construction, operation and management of the systems. As compensation, the Company will receive all revenues generated by the systems after deducting certain related direct expenses, less 45% which is to be paid to DCT. Under the services agreement, title to the system assets purchased by the Company and used to provide services in DCT's markets remains with the Company upon termination of the services agreement. There have been no services provided through December 31, 1995 under the services agreement.

CONSULTING AND LOAN AGREEMENT

    On March 13, 1995, the Company entered into a consulting and loan agreement (the "Consulting and Loan Agreement"). Under the terms of the Consulting and Loan Agreement, DCT agreed to loan the Company $8,500, bearing interest at 9% per annum. The loan, including interest of $431, was due and paid on August 31, 1995.

DCT PRELIMINARY AGREEMENT

    On April 25, 1996, the Company entered into a preliminary agreement with DCT to acquire DCT's interest in certain FCC authorizations and licenses in exchange for $3.6 million in cash, subject to the completion of a definitive purchase agreement and services agreement. The definitive purchase agreement will supersede and replace all other existing agreements between DCT and the Company. The definitive purchase agreement must be signed by June 28, 1996 and the closing of the transaction is subject to FCC approval.

10. COMMITMENTS:

EQUIPMENT PURCHASE AGREEMENT

    On August 11, 1995, the Company entered into an agreement to purchase wireless transmission equipment from a vendor. Under the terms of the agreement, the Company is obligated to purchase a specified number of wireless transmission units between August 11, 1995 and December 31, 1998, subject to termination upon 90 days advance notice by either party. The initial non-cancelable equipment purchase order amounts to $13,260,000. The Company has purchased and paid for $522,812 of equipment under this contract through December 31, 1995. In addition, a $280,000 deposit has been made under this agreement which is to be applied against future purchases after the Company has purchased a specified amount of equipment, which is expected to occur in 1996.

    The Company currently purchases the majority of its wireless transmission equipment from this vendor. Any reduction or interruption in supply from this vendor could have a material adverse effect on the Company until alternative supply sources are established. The Company does not manufacture, nor does it have the capability to manufacture, any of the wireless transmission equipment necessary to provide its services. Although there are a limited number of other manufacturers who have, or are developing, equipment that would meet the Company's requirements, there can be no assurance that such equipment would be available to the Company on comparable terms or on terms more favorable to those included in its current arrangements. Moreover, a change in vendors could cause a delay in the Company's ability to provide its services, which would affect future operating results adversely.

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

10. COMMITMENTS, CONTINUED:
TELECOM ONE OPTION

    On May 25, 1995, the Company entered into an agreement with TeleCom One Incorporated ("TeleCom One") whereby the Company agreed to assist TeleCom One in its applications for certain FCC licenses (the "TeleCom One Agreement"). Under the terms of the TeleCom One Agreement, in exchange for its services, the Company acquired options to purchase a 49% interest in each of the FCC licenses obtained by TeleCom One at a price of $.0133 per person covered by the geographical license area. The term of the TeleCom One Agreement is for five years. The Company has not exercised any of its options.

    On April 24, 1996, the Company entered into a services agreement to construct, operate and manage the FCC licenses and related telecommunications systems of TeleCom One in exchange for all revenues generated by the systems, after deducting cerain expenses, less 10% which is paid to TeleCom One. Under the services agreement, title to the system assets purchased by the Company and used to provide services in TeleCom One's markets remains with the Company upon termination of the services agreements.

EMPLOYMENT AND CONSULTING AGREEMENTS

    On May 8, 1995, the Company entered into consulting agreements with two executive officers of the Company, effective as of January 1, 1995 and continuing for a term of three years, with minimum payments aggregating approximately $170,000 annually. The aggregate expense incurred by the Company under these consulting agreements through December 31, 1995 amounted to $166,750.

    On December 16, 1995, one of the executive officers of the Company, previously a party to one of the consulting agreements described above, entered into a full-time employment agreement. The employment agreement is for a three-year term with an annual salary of $250,000 in the first year, $275,000 in the second year and $300,000 in the third year. In addition, the agreement provides for a cash bonus of up to $100,000 for each year based upon achievement of specific performance objectives.

    On July 11, 1995, the Company entered into an employment agreement, as amended January 8, 1996, with an officer of the Company. The term of the agreement is three years at an annual salary of $160,000 in the first year, $200,000 in the second year and $240,000 in the third year. Options to purchase shares of the Common Stock were awarded to this officer equivalent to 2.5% of the outstanding capital stock of the Company (see Note 12). The agreement also provides for an engagement bonus of $17,000 upon execution of the agreement and a cash bonus of up to $100,000 for each year based upon achievement of specific performance objectives.

    The Company has also entered into employment agreements with other executives that provide for annual base salaries and cash bonuses based on achievement of specific performance goals. These contracts may be terminated at any time by management.

FINANCING AGREEMENT

    During 1994, the Company entered into an agreement with Southeast Research Partners ("SERP"), a subsidiary of Josephthal, Lyons & Ross, a Florida broker dealer, to procure additional financing for the Company in exchange for cash and options to purchase capital stock of the Company. Pursuant to a letter agreement dated July 12, 1995, the Company paid SERP $245,000 and the shareholders of ART granted SERP options to purchase 114,041 shares of Common Stock directly from the Founding Stockholders for an aggregate consideration of $210,000.

    As of December 31, 1995, the Company have accounted for the fee of $245,000 as part of the financing provided by Landover and, accordingly, $175,000 has been recorded as deferred financing

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

10. COMMITMENTS, CONTINUED:
costs related to the issuance of the Advent Notes (see Note 4) and the balance of $70,000 has been recognized as an offset against the proceeds from the issuance of the serial preferred stock of Telecom (see Note 11).

LEASES

    The Company has entered into operating leases for office space and antenna sites which expire between 1997 and 2001. Lease expense amounted to $16,044 for 1995. Future annual minimum lease payments as of December 31, 1995 are as follows:

1996..........................................................  $   363,079
1997..........................................................      352,480
1998..........................................................      302,727
1999..........................................................      297,417
2000 and thereafter...........................................       25,825
                                                                -----------
                                                                $ 1,341,528
                                                                -----------
                                                                -----------

11. STOCKHOLDERS' DEFICIT:

A--ART

    On April 5, 1994, the Board of Directors authorized a 5 for 1 stock split. Subsequently, on April 5, 1995, the Board of Directors authorized a 1 for 5 reverse stock split and simultaneously issued an additional 1,472,508 shares of Common Stock.

    On May 30, 1996, the Board of Directors authorized a 29,450.16 for 1 stock split, increased the number of authorized shares of preferred stock and Common Stock to 10,000,000 and 100,000,000, respectively, and changed the par value per share from $.01 to $.001. On October 11, 1996, the Board of Directors authorized a 1 for 2.75 reverse stock split of shares of common stock issued and outstanding. All references to the number of shares and per share amounts of Common Stock in the accompanying financial statements have been restated to reflect the 5 for 1 stock split, the 1 for 5 reverse stock split, the 29,450.16 for 1 stock split and the 1 for 2.75 reverse stock split, unless otherwise indicated. All par value amounts have been restated to reflect the change in par value to $.001 per share.

B--TELECOM

    At December 31, 1995, Telecom's Certificate of Incorporation authorized the issuance of 20,000,000 shares of stock of all classes, divided into (i) 10,000,000 shares of common stock, $0.001 par value per share, of which 7,000,000 shares are designated as Class A common stock and 3,000,000 shares are designated as Class B common stock and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share of which 451,513 shares are designated as Series A preferred stock, 113,663 shares are designated as Series B preferred stock, 7,297 shares are designated as Series C preferred stock and 61,640 shares are designated as Series D preferred stock, before giving effect to the 13 for 1 stock split discussed below. Pursuant to the reorganization (see Note 2), the Certificate of Incorporation of Telecom was amended and restated on February 2, 1996 to (i) convert each share of Class A common stock and Class B common stock into one share of common stock, par value $0.001 per share, (ii) change the authorized capital stock of Telecom to 70,000,000 shares of stock of all classes, (iii) change the authorized common stock to 60,000,000 shares, (iv) amend the terms of the preferred stock and each series thereof, (v) provide for two new series of preferred stock designated as "Series E preferred stock" and "Series F preferred stock," and (vi) effect a 13 for 1 stock split of each share of Telecom common stock issued and outstanding.

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

11. STOCKHOLDERS' DEFICIT, CONTINUED:
    The holders of Telecom Class A common stock had anti-dilution protection, but in all other respects such shares were identical to the Telecom Class B common stock. Under the anti-dilution provisions, additional shares of Class A common stock were issued, for no consideration, to the holders of the Class A common stock upon the issuance of serial preferred stock, so that the holders of Class A common stock maintained their 36% ownership interest through the $7.0 million Landover Funding Commitment as set forth in the Purchase Agreement.

    Each issuance of serial preferred stock pursuant to the Landover Funding Commitment is a separate class and, as a class, has a liquidation preference equal to the aggregate price paid for such class and an ownership interest designated by Landover at issuance. The ownership interest of each outstanding class of serial preferred stock was not to be diluted by subsequent issuances of shares of other classes of serial preferred stock through the satisfaction of the Landover Funding Commitment. As a result, additional shares of serial preferred stock were issued to the existing holders upon the issuance of such other shares so that each outstanding class maintained its designated aggregate liquidation preference and aggregate ownership interest.

    Each share of serial preferred stock outstanding at December 31, 1995 is convertible into 4.7273 shares of Telecom common stock, subject to certain anti-dilution adjustments. The holders of serial preferred stock have a vote, and receive dividends or distributions, equivalent to the votes and amounts which would be obtainable by them upon conversion of their shares into Telecom common stock.

    In partial satisfaction of the Landover Funding Commitment, during 1995, Telecom issued 332,091 shares of Series A preferred stock, 82,318 shares of Series B preferred stock and 5,402 shares of Series C preferred stock to three separate limited partnerships of which an affiliate of Landover is the general partner, for aggregate cash consideration of $2.0 million.

    On November 9, 1995, Telecom issued 61,640 shares of Series D preferred stock for cash of $2.0 million. The Series D preferred stock purchase agreement provided that in the event that Telecom and ART on a combined basis did not achieve an equity valuation of $225.0 million, as defined, on or before November 1, 1997, the holders of the Series D preferred stock had the option to purchase additional shares of serial preferred stock for $0.001 per share up to a maximum of 1.33% of the then outstanding capital stock of Telecom. The Series D preferred stock purchase agreement was amended February 2, 1996 whereby the option to purchase additional serial preferred stock was replaced with an option to purchase 145,685 shares of Telecom common stock directly from Landover for $0.001 per share in the event ART and Telecom on a combined basis does not attain certain equity valuation objectives.

    On November 13, 1995, the Advent Group executed a securities purchase agreement with ART and Telecom. As a result of the exchange agreement dated February 2, 1996, the Advent Group received 232,826 shares of Series E preferred stock of Telecom (see Note 4).

    The serial preferred stock transactions described above satisfied the Landover Funding Commitment. As a result, the anti-dilution protection for the Class A common stock and serial preferred stock terminated. As the actual cash proceeds received were in excess of Landover's $7.0 million commitment, on November 13, 1995, Telecom used the proceeds from the sale of Series D preferred stock to redeem 293,791 shares of Class B common stock held by Landover.

    The Series E and F preferred stock (see Note 16) are senior in liquidation preference to the Series A, B, C and D preferred stock. The Series D preferred stock is senior in liquidation preference to the Series A, B and C preferred stock. At any time on or after November 13, 2000, the Series E and F preferred stock may be redeemed at the option of the holders of such stock at a price equal to the liquidation amount plus all accrued and unpaid dividends.

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

12. STOCK OPTION PLANS:

    On July 22, 1995, the Company adopted the 1995 Stock Option Plan (the "Plan") that provides for option grants to employees, directors and independent consultants of the Company. The Company has reserved 909,091 shares of Common Stock for issuance under the Plan. Options granted to employees may be designated as incentive stock options ("ISO's") or non-qualified stock options ("NQSO's"), as defined by the Internal Revenue Service. Options granted to independent consultants and other non-employees may only be designated NQSO's.

    The exercise price of options granted under the Plan may not be less than 100% of the fair market value of the Common Stock on the grant date. Generally, options will be exercisable for a term that will not exceed ten years from the date of grant.

    Under the Plan, options to purchase an aggregate of 297,175 and 85,455 shares of Common Stock were granted to employees of the Company on July 22, 1995 and December 29, 1995, respectively, at an option price of $1.6244 and $4.5430 per share, respectively. The difference between the exercise price of the options issued at $1.6244 and the deemed fair value of Common Stock of $3.30 per share as determined on the measurement date, is recognized as compensation expense over the respective vesting period. The options vest at various dates during a 5-year period. At December 31, 1995, 131,558 options were vested and compensation expense recognized amounted to $210,339. There were no options exercised or canceled during 1995.

    On February 15, 1996, options to purchase an aggregate of 52,727 shares of Common Stock were granted to employees of the Company under the Plan at an option price of $10.8350 per share.

    On April 24, 1996, the Company adopted the 1996 Non-Employee Directors Automatic Stock Option Plan (the "Directors Plan"), subject to shareholder approval, which provides for the automatic grant of stock options to non-employee directors to purchase up to an aggregate of 72,727 shares. Under the Directors Plan, options to acquire approximately 2,200 shares of common stock are automatically granted to each non-employee director who is a director on January 1 of each year. In addition, each non-employee director serving on the Board of Directors effective on the date of an initial public offering, and in the future each newly elected non-employee director on the date of his or her first appointment or election to the Board of Directors will receive an automatic grant of options to acquire approximately 2,600 shares of Common Stock.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This statement encourages, but does not require, accounting for stock compensation awards granted to employees based on their fair value at the date the awards are granted. Companies may elect to continue to apply current accounting requirements for employee stock compensation awards, which generally will result in no compensation cost for most fixed stock option plans, such as the Plan. The expense measurement provisions of the Statement apply to all equity instruments issued for goods and services provided by persons other than employees. All companies are required to comply with the disclosure requirements of the statement. The Company expects to continue accounting for employee stock compensation awards using current accounting requirements.

13. INCOME TAXES:

    As of December 31, 1995 and 1994, the Company has net operating loss carry-forwards for income tax purposes of approximately $2.4 million and $134,000, respectively, which will expire between 2008 and 2010. Deferred tax assets of approximately $870,000 and $46,000 at December 31, 1995 and 1994,

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

13. INCOME TAXES, CONTINUED:
respectively, principally comprised of such net operating tax loss carry-forwards and temporary differences arising from compensation expense related to stock option plans, have been offset in full by a valuation allowance.

14. RELATED PARTY TRANSACTIONS:

    On May 8, 1995, the Company entered into a consulting agreement with Landover as a strategic and financial consultant. The Company paid Landover $70,000 for services under this agreement during 1995. The consulting agreement was terminated on November 13, 1995.

    On November 13, 1995, the Company entered into a management consulting agreement with Landover to provide strategic planning, corporate development and general management. Under the agreement, the Company will pay Landover $35,000 per month for an initial one year term, renewable by the Company for two additional one year terms. The aggregate expense recognized by the Company under this agreement during 1995 amounted to $70,000. The agreement also provides that in the event Landover arranges financing, acquisitions or certain other transactions for the Company and Landover will be paid a fee in accordance with industry standards.

    Pursuant to the Purchase Agreement, the Company paid Landover $391,750 for expenses in connection with the Landover Funding Commitment, of which $250,000 has been capitalized as deferred financing costs and the balance of $141,750 has been charged to paid-in capital.

    In 1994, the Company shared office space with a law firm in which a principal of the law firm was also one of the Founding Stockholders. The Company paid rent in the amount of $6,353 to the law firm for the use of their office space. The law firm also regularly provides legal services to the Company. During 1995 and 1994, the Company incurred fees of $34,770 and $74,550, respectively, for such services.

15. FAIR VALUES OF FINANCIAL INSTRUMENTS:

    The carrying amounts and fair values of the Company's financial instruments at December 31 were as follows:

                                                      1995                      1994
                                          ----------------------------  --------------------
                                            CARRYING         FAIR       CARRYING     FAIR
                                             AMOUNT          VALUE       AMOUNT      VALUE
                                          -------------  -------------  ---------  ---------

Cash and cash equivalents...............  $     633,654  $     633,654  $   5,133  $   5,133
Notes payable...........................  $   4,950,000  $   4,950,000  $  70,000  $  70,000

    Cash and cash equivalents: The carrying amount reported in the balance sheet approximates fair value.

    Notes Payable: The carrying amounts reported in the balance sheet approximate fair values based upon interest rates that are currently available to the Company for issuance of similar debt with similar terms and maturities.

16. SUBSEQUENT EVENTS:

AMERITECH FINANCING

    On February 2, 1996, Telecom sold 48,893 shares of Series F preferred stock for an aggregate purchase price of $2.5 million to Ameritech Development Corporation ("Ameritech"). In addition, the Company entered into a strategic distribution agreement with Ameritech Corp., the parent of Ameritech, and, as partial consideration, granted warrants to Ameritech to purchase up to 318,959 shares of

                          ADVANCED RADIO TELECOM CORP.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

16. SUBSEQUENT EVENTS, CONTINUED:
common stock at a nominal price per share, exercisable on February 2, 1996 through February 2, 2006. The Series F preferred stock and warrants are collectively referred to as the Ameritech Securities. The strategic distribution agreement provides for Ameritech to be the principal distributor of the Company's services within five midwestern states. The Company incurred fees of $150,000 in connection with this transaction.

    Under the terms of the securities purchase agreement with Ameritech, Ameritech is entitled to a put option to require the Company to repurchase the Ameritech Securities if the Department of Justice finds that this investment is in violation of restrictions under the Modification of Final Judgment in the United States vs. AT&T Civil Action 82-0192 ("MFJ"). Telecom would be required to repurchase the Ameritech Securities at a purchase price equal to the fair market value on the date it is determined that the investment is in violation of the MFJ.

BRIDGE FINANCING

    On March 8, 1996, the Company issued a private placement of $5.0 million, two year, 10% notes (the "Bridge Notes") and five year warrants to purchase up to an aggregate of 400,000 shares of common stock at a price of $17.1875 per share (the "Bridge Warrants") to certain holders of serial preferred stock. The Bridge Warrants are exercisable on March 8, 1996 through March 8, 2001. In the event of nonpayment of interest or default, the Company is required to issue additional warrants to purchase shares of Common Stock.

EQUIPMENT FINANCING

    On April 24, 1996, the Board of Directors approved the adoption of resolutions necessary to complete a $2,445,000 equipment financing for the purchase of wireless transmission equipment.

RESEARCH AND DEVELOPMENT ARRANGEMENTS

    On January 26, 1996, the Company entered into a preliminary agreement to invest from $700,000 to $1.0 million in an entity in which an executive of the Company is a director and a shareholder. The preliminary agreement provides for the entity to perform research and development of wireless transmission equipment in which the Company will receive a right of first refusal on production capacity and a license fee in exchange for its investment.

    On March 13, 1996, the Company issued a letter of intent to a third party to provide the Company with specific technology consulting in connection with the development of wireless transmission equipment. The aggregate amount to be paid pursuant to the letter of intent totals $90,000. The letter of intent was executed in connection with an agreement currently under negotiations for the development and manufacture of wireless transmission equipment.

SOFTWARE LICENSE AGREEMENT

    On March 29, 1996, the Company entered into a software license agreement (the "Software License Agreement"). The terms of the Software License Agreement provide for licensed software and hardware for the Company's network management and maintenance support services. The Software License Agreement provides for an initial software license fee of approximately $2,000,000 and an annual maintenance support fee of approximately $300,000 per year. An initial payment of $250,000 for the software license fee was payable upon execution of the agreement with the balance payable in monthly installments of principal and interest commencing January 1, 1997.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (NOTE 1)
                          SEPTEMBER 30, 1996 AND 1995

                                                                                            SEPTEMBER 30,
                                                                                   -------------------------------
                                                                                        1996             1995
                                                                                   ---------------  --------------
                                                      ASSETS

Current assets:
  Cash and cash equivalents......................................................  $       752,368  $       81,512
  Accounts receivable............................................................           78,645
  Other current assets...........................................................          140,227
                                                                                   ---------------  --------------
      Total current assets.......................................................          971,240          81,512
Restricted cash..................................................................        1,000,000
Property and equipment, net......................................................       11,019,217          49,488
Equity investment................................................................          285,000         212,500
FCC licenses, net................................................................        4,276,780         175,000
Deferred financing costs, net....................................................        2,343,087
Deposits.........................................................................          463,036
Other assets.....................................................................          183,637          29,703
                                                                                   ---------------  --------------
      Total assets...............................................................  $    20,541,997  $      548,203
                                                                                   ---------------  --------------
                                                                                   ---------------  --------------
                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities.......................................  $    11,154,608  $      250,303
  March Bridge Notes.............................................................        4,243,784
  CommcoCCC Notes................................................................        2,827,836
  September Bridge Notes.........................................................        2,203,559
  Current portion of long-term debt..............................................        1,242,126
                                                                                   ---------------  --------------
      Total current liabilities..................................................       21,671,913         250,303
Equipment financing note payable (net of current portion)........................          927,796
Note payable to EMI (net of current portion).....................................          937,500
                                                                                   ---------------  --------------
      Total liabilities..........................................................       23,537,209         250,303
                                                                                   ---------------  --------------
Stockholders' equity (deficit):
  Serial preferred stock, $.001 par value, 920,951 and 123,545 shares issued and
    outstanding, respectively....................................................              921             124
  Common Stock, $.001 par value, 6,586,958 and 6,761,111 shares issued and
    outstanding, respectively....................................................            6,587           6,761
  Additional paid-in capital.....................................................       20,745,714       1,430,543
  Accumulated deficit............................................................      (23,748,434)     (1,139,528)
                                                                                   ---------------  --------------
      Total stockholders' equity (deficit).......................................       (2,995,212)        297,900
                                                                                   ---------------  --------------
        Total liabilities and stockholders' equity (deficit).....................  $    20,541,997  $      548,203
                                                                                   ---------------  --------------
                                                                                   ---------------  --------------

   The accompanying notes are an integral part of the consolidated financial statements.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (NOTE 1)
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                           NINE MONTHS ENDED              THREE MONTHS ENDED
                                                             SEPTEMBER 30,                  SEPTEMBER 30,
                                                    -------------------------------  ----------------------------
                                                         1996             1995            1996           1995
                                                    ---------------  --------------  --------------  ------------
Service revenue...................................  $       125,013  $     --        $       63,493  $    --
                                                    ---------------  --------------  --------------  ------------
Selling, general and administrative expenses......       16,942,052         987,367       3,640,254       622,611
Market development expense........................        1,053,000        --              --             --
Research and development expense..................          666,406        --               145,000       --
Depreciation and amortization.....................          504,462          15,407         226,087         9,353
                                                    ---------------  --------------  --------------  ------------
      Total operating expenses....................       19,165,920       1,002,774       4,011,341       631,964
                                                    ---------------  --------------  --------------  ------------
Interest income...................................          (59,473)       --               (19,584)      --
Interest expense..................................        1,396,943           1,539         778,249           664
                                                    ---------------  --------------  --------------  ------------
      Interest expense, net.......................        1,337,470           1,539         758,665           664
                                                    ---------------  --------------  --------------  ------------
      Net loss....................................  $   (20,378,377) $   (1,004,313) $   (4,706,513) $   (632,628)
                                                    ---------------  --------------  --------------  ------------
                                                    ---------------  --------------  --------------  ------------
Pro forma net loss per share of Common Stock......  $         (2.15)
                                                    ---------------
                                                    ---------------
Pro forma weighted average number of shares of
 Common Stock outstanding.........................        9,470,545
                                                    ---------------
                                                    ---------------

   The accompanying notes are an integral part of the consolidated financial statements.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES
  UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT (NOTE 1)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                                         SERIAL
                                                                                             COMMON     PREFERRED
SHARES                                                                                        STOCK       STOCK
-----------------------------------------------------------------------------------------  -----------  ---------
Balance at December 31, 1995.............................................................    6,529,975    488,492
Issuance of Series E preferred stock.....................................................                 232,826
Shares issued to reflect anti-dilution adjustments.......................................       56,983    150,740
Issuance of Series F preferred stock.....................................................                  48,893
                                                                                           -----------  ---------
Balance at September 30, 1996............................................................    6,586,958    920,951
                                                                                           -----------  ---------
                                                                                           -----------  ---------

                                                          SERIAL       ADDITIONAL
                                             COMMON      PREFERRED      PAID-IN        ACCUMULATED
AMOUNTS                                       STOCK        STOCK        CAPITAL          DEFICIT          TOTAL
-----------------------------------------  -----------  -----------  --------------  ---------------  --------------
Balance at December 31, 1995.............   $   6,530    $     488   $    3,050,179  $    (3,370,057) $     (312,860)
Issuance of Series E preferred stock.....                      233        4,672,953                        4,673,186
Shares issued to reflect anti-dilution
 adjustments.............................          57          151             (208)
Issuance of Series F preferred stock and
 warrants in exchange for cash and the
 Ameritech Strategic Distribution
 Agreement, net of expenses of
 $150,000................................                       49        3,402,951                        3,403,000
Increase in additional paid-in capital as
 a result of the release of escrow
 shares..................................                                 6,795,514                        6,795,514
Value ascribed to the March Bridge
 Warrants................................                                 1,050,000                        1,050,000
Value ascribed to the equipment financing
 warrants................................                                   484,937                          484,937
Value ascribed to the CommcoCCC
 Warrants................................                                   319,514                          319,514
Value ascribed to the September Bridge
 Warrants................................                                   260,937                          260,937
Accrued stock option compensation........                                   708,937                          708,937
Net loss.................................                                                (20,378,377)    (20,378,377)
                                           -----------       -----   --------------  ---------------  --------------
Balance at September 30, 1996............   $   6,587    $     921   $   20,745,714  $   (23,748,434) $   (2,995,212)
                                           -----------       -----   --------------  ---------------  --------------
                                           -----------       -----   --------------  ---------------  --------------

   The accompanying notes are an integral part of the consolidated financial statements.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 1)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                                        1996             1995
                                                                                   ---------------  --------------

Cash flows from operating activities:
  Net loss.......................................................................  $   (20,378,377) $   (1,004,313)
                                                                                   ---------------  --------------
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization................................................          504,462          15,407
    Noncash interest expense.....................................................          632,994
    Noncash compensation expense.................................................        7,504,452
    Noncash market development expense...........................................        1,053,000
    Writeoff of deferred financing costs.........................................        1,248,000
    Changes in operating assets and liabilities:
      Other current assets.......................................................          (87,902)
      Accounts receivable........................................................          (78,645)
      Accounts payable and accrued liabilities...................................          805,179         238,615
      Deposits...................................................................         (179,024)
                                                                                   ---------------  --------------
        Net cash used in operating activities....................................       (8,975,861)       (750,291)
                                                                                   ---------------  --------------
Cash flows from investing activities:
  Additions to property and equipment............................................       (4,241,470)        (57,120)
  Restricted cash................................................................       (1,000,000)
  Additions to FCC licenses......................................................         (112,131)       (175,000)
  Additions to other assets......................................................         (165,185)
  Investment in ART West.........................................................                         (187,500)
                                                                                   ---------------  --------------
        Net cash used in investing activities....................................       (5,518,786)       (419,620)
                                                                                   ---------------  --------------
Cash flows from financing activities:
  Proceeds from issuance of Common Stock.........................................                            1,040
  Proceeds from issuance of serial preferred stock...............................        2,500,000       1,311,616
  Proceeds from issuance of March Bridge Notes...................................        5,000,000
  Proceeds from issuance of the equipment financing note payable.................        2,445,000
  Proceeds from issuance of CommcoCCC Notes......................................        3,000,000
  Proceeds from issuance of September Bridge Notes...............................        2,450,000
  Principal payments made on the equipment financing note payable................         (437,407)
  Stock issuance costs...........................................................         (150,000)        (66,366)
  Additions to deferred financing costs..........................................         (194,232)
                                                                                   ---------------  --------------
        Net cash provided by financing activities................................       14,613,361       1,246,290
                                                                                   ---------------  --------------
Net increase in cash and cash equivalents........................................          118,714          76,379
Cash and cash equivalents at beginning of period.................................          633,654           5,133
                                                                                   ---------------  --------------
Cash and cash equivalents at end of period.......................................  $       752,368  $       81,512
                                                                                   ---------------  --------------
                                                                                   ---------------  --------------
------------------------------------------------------------------------------------------------------------------
Supplemental cash flow information:
  Interest paid..................................................................  $       281,062
  Noncash financing and investing activities:
    Additions to property and equipment..........................................        6,260,000
    Exchange of Advent Notes for Series E preferred stock, net of deferred
      financing costs............................................................        4,673,186
    Value ascribed to warrants reflected as paid-in capital......................        2,115,388
    Accrued deferred financing costs.............................................        1,784,300
    Conversion of note payable and interest to Common Stock......................                   $       75,250
    Investment in ART West.......................................................                           25,000

   The accompanying notes are an integral part of the consolidated financial statements.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

         Notes to Unaudited Condensed Consolidated Financial Statements

1.  THE COMPANY AND BASIS OF PRESENTATION:

THE COMPANY

    Advanced Radio Telecom Corp. ("ART" and, collectively with its subsidiaries, the "Company"), formerly named Advanced Radio Technologies Corporation, was organized as a Delaware corporation on August 23, 1993 to develop, market and provide broadband wireless digital telecommunication and information services throughout the United States. The Company's business objective is to organize and finance local operating facilities, establish strategic alliances with other businesses, acquire new wireless telecommunications technologies, and market broadband wireless services to telecommunications service providers and end users.

    ART Licensing Corp. ("Telecom"), formerly named Advanced Radio Telecom Corp. and Advanced Radio Technology Ltd., was incorporated in Delaware on March 28, 1995, with one of its initial objectives to acquire certain 38 GHz licenses.

    On October 11, 1996, ART, Telecom and a wholly owned subsidiary of ART ("Merger Sub") entered into a revised merger agreement, which provided for the merger of Merger Sub into Telecom (the "Merger"). The Merger was completed on October 28, 1996 and Telecom, through the Merger, became a wholly owned subsidiary of ART (see Note 2). The Merger was accounted for as a reorganization of entities under common control which is similar to that of a pooling of interests, and the financial statements of prior periods have been restated. All transactions and balances between ART and Telecom have been eliminated.

BASIS OF PRESENTATION

    The unaudited condensed consolidated financial statements included herein have been prepared by the Company. The foregoing statements contain all adjustments, consisting only of normal recurring adjustments which are, in the opinion of the Company's management, necessary to present fairly the consolidated financial position of the Company as of September 30, 1996 and the consolidated results of its operations and its consolidated cash flows for the nine and three months ended September 30, 1996 and 1995.

    Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These unaudited condensed consolidated financial statements should be read in conjunction with the December 31, 1995 audited financial statements of the Company and notes thereto.

    The financial statements have been prepared on the going concern basis of accounting, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has limited financial resources, incurred operating losses since inception and does not expect to recognize material operating revenues until the further deployment of its commercial services, which commenced in fiscal 1996. The Company estimates that revenues in 1996 and 1997 will not be sufficient to fund its operating expenses, capital expenditures and other working capital needs. The Company's continued funding of its operating expenses, working capital needs and contractual commitments is dependent upon its ability to raise financing. During November 1996, the Company completed an initial public offering of equity securities, raising $34,500,000 before expenses. In connection with the initial public offering, the Company obtained a commitment to borrow up to $50,000,000 through the issuance of Senior Secured Notes (the "CIBC Financing Commitment") (see Note 8). The proceeds from the initial public offering were used to repay the March Bridge Notes, the CommcoCCC Notes and the September Bridge Notes and partially fund the acquisition of the remaining 50% interest in ART West. Management believes that, based upon its current business plans, the funds received from the initial public equity offering and available under the CIBC Financing Commitment are sufficient to enable the Company to continue as a going concern at least through December 31, 1997.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

2.  MERGER AND PUBLIC OFFERING:

    In connection with the formation of Telecom, the stockholders of ART and Telecom entered into a stockholders' agreement dated May 8, 1995 (the "Stockholders' Agreement"), which provided for the merger of ART and Telecom once approval from the Federal Communications Commission ("FCC") was granted. On February 2, 1996, ART, Telecom and their respective stockholders agreed to an amendment and restatement of the Stockholders' Agreement providing for (i) termination effective on the closing of a public share offering, (ii) amendment and restatement of the Certificate of Incorporation and reorganization of the capital structure of Telecom; (iii) the exchange of the convertible notes payable and one share of redeemable preferred stock for shares of serial preferred stock of Telecom; (iv) revision of provisions for election of directors; (v) amendment and restatement of ART's registration rights agreements; (vi) release of shares escrowed in connection with the original Stockholders' Agreement; and (vii) approval of the definitive merger agreement.

    The definitive merger agreement, as entered into February 2, 1996, and subsequently restated and amended on June 26, 1996 and October 11, 1996 (the "Merger Agreement") provided for the merger of Merger Sub into Telecom subject to certain conditions, including the receipt of FCC approval. FCC approval was received and, on October 28, 1996, the Merger was completed. As a result, Telecom became a wholly owned subsidiary of the Company. In connection with the Merger, each outstanding share of each series of Telecom's serial preferred stock was converted into a share of a similar series of the Company's preferred stock. Upon completion of the initial public offering in November 1996, all shares of all series of the Company's preferred stock (920,951) automatically converted into 4,353,587 shares of the Company's common stock. The Merger Agreement also provided for the assignment of Telecom's interests in all of its agreements, including the various services agreements, employment agreements, equipment purchase agreements and purchase option agreements, to the Company. Further, the holders of warrants to purchase an aggregate of 924,413 shares of Telecom common stock are entitled to purchase an equal number of shares of the Company's common stock. Employee stock options to purchase 816,970 shares of Telecom's common stock were replaced by stock options to purchase an equal number of shares of common stock of the Company. The terms of the warrants and stock options are similar except that the exercise price of the warrants and stock options and the number of shares subject thereto, have been adjusted on a proportional basis to reflect the 1 for 2.75 reverse stock split (see Note 9).

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
CONSOLIDATION

    The consolidated financial statements include all majority owned subsidiaries in which the Company has the ability to exercise control. All intercompany transactions have been eliminated in consolidation. During 1996, the Company incorporated two wholly owned subsidiaries, Advanced Radio Telecom AB and Advanced Radio Telecom Ltd. for its planned European operations in the future. There have been no operations by these two subsidiaries to date.

FINANCING COSTS

    Direct costs associated with obtaining financing are deferred and charged to interest expense using the effective interest rate method over the term of the debt or, in the case of equity, charged to additional paid-in capital. Deferred costs associated with unsuccessful financings are charged to expense. The Company charged approximately $1,248,000 to expense during the nine months ended September 30, 1996 associated with its unsuccessful public debt offering.

FCC LICENSES

    The Company has obtained radio spectrum rights under FCC issued licenses throughout the United States through the purchase of such rights held by others and by petitioning the FCC directly.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
The costs associated with the acquisition of such licenses, including the cost of perfecting such licenses pursuant to FCC requirements, are capitalized and amortized on a straight-line basis over a 40 year period upon commencement of operations in the related market.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives. As of September 30, 1996, approximately $1.4 million out of a total of $9.7 million of wireless transmission equipment has been placed into service.

DEVELOPMENT STAGE ENTERPRISE

    During the three months ended September 30, 1996, the Company perfected substantially all of its licenses and commenced commercial operations. Accordingly, the Company is no longer considered to be in the development stage. Prior to July 1, 1996, the Company was considered to be in the development stage. Such change in classification of the Company had no impact on net loss or stockholders' deficit for any periods presented.

4.  NET LOSS PER SHARE:

    Historical net loss per share is computed based on the loss for the period divided by the weighted average number of shares of Common Stock outstanding during the period. Historical net loss per share and the weighted average number of shares of Common Stock outstanding are as follows:

                                                               FOR THE NINE MONTHS       FOR THE THREE MONTHS
                                                               ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                                             ------------------------  ------------------------
                                                                1996         1995         1996         1995
                                                             -----------  -----------  -----------  -----------

Net loss per share.........................................  $      3.10  $      0.18  $      0.71  $      0.09
                                                             -----------  -----------  -----------  -----------
                                                             -----------  -----------  -----------  -----------
Weighted average number of shares of common stock
  outstanding..............................................    6,580,627    5,721,111    6,586,958    6,761,111
                                                             -----------  -----------  -----------  -----------
                                                             -----------  -----------  -----------  -----------

    The Securities and Exchange Commission requires that potentially dilutive instruments issued within one year prior to an initial public offering at exercise prices below the initial public offering price be treated as outstanding for all periods presented in the public offering prospectus. Accordingly, an additional 2,889,918 shares are reflected in the weighted average number of shares of Common Stock outstanding in computing the unaudited pro forma net loss per share for the nine months ended September 30, 1996.

5.  CONVERTIBLE NOTES PAYABLE:

    On February 2, 1996, the Company and several entities affiliated with Advent International Corp. (collectively, the "Advent Group") entered into an exchange agreement under which the convertible notes payable to the Advent Group, including accrued interest, and the one share of ART's redeemable preferred stock held by the Advent Group were exchanged for 232,826 shares of serial preferred stock of Telecom (converted into 1,100,632 shares of Common Stock concurrent with the initial public equity offering). As a result, the notes payable by the Company to the Advent Group were canceled and the related interest forgiven.

6.  EQUITY INVESTMENT:

    The Company accounts for its 50% interest in the ART West joint venture under the equity method. In June 1996, the Company agreed to acquire the remaining 50% ownership interest in ART West held

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

6.  EQUITY INVESTMENT, CONTINUED:
by Extended Communications Inc. ("Extended") for $6,000,000 in cash upon consummation of public equity and debt offerings with aggregate net proceeds of $125,000,000 and receipt of FCC approval. In addition, the Company entered into a ten-year management agreement which, effective June 1, 1996, replaced the services agreement with ART West with an arrangement whereby the Company agreed to construct, operate, and manage the ART West systems in exchange for a license fee equal to 10% of recurring operating revenues. During November 1996, upon completion of its initial public offering, the Company made a $3,000,000 nonrefundable payment to Extended pursuant to the acquisition agreement.

7.  COMMCOCCC ASSET ACQUISITION:

    During July 1996, the Company entered into an agreement with CommcoCCC, Inc. ("CommcoCCC") to acquire CommcoCCC's interests in certain 38 GHz FCC authorizations (the "CommcoCCC Assets") in exchange for 6,000,000 shares of Common Stock of the Company. The acquisition of the CommcoCCC Assets is subject to various conditions including (i) minimum population coverage of the authorizations of the Company and CommcoCCC, (ii) receipt of final FCC and other approvals, (iii) receipt by CommcoCCC of an opinion as to the tax-free nature of the transaction, (iv) the accuracy of representations and warranties except for breaches that do not have in the aggregate a material adverse effect, (v) no pending or threatened material litigation, (vi) consummation of a public equity offering and a debt offering on terms reasonably satisfactory to CommcoCCC, and
(vii) other customary closing conditions. Pending the completion of the acquisition, the Company has agreed to construct, manage and operate the CommcoCCC Assets. Under the management agreement, CommcoCCC is obligated to reimburse the Company up to $100,000 of operating expenses, which obligation is canceled upon consummation of the acquisition.

    The Company has given a stockholder ("Commco LLC") of CommcoCCC an option (the "Option") to purchase FCC authorizations in specified market areas in which the Company will have more than one authorization. The Option is exercisable only in the event that the CommcoCCC Acquisition is consummated and Commco LLC receives authorizations pursuant to pending applications covering a minimum specified population and expires in August 1997. The price of authorizations to be purchased under the Option is based upon a formula that considers the market price of the Common Stock on the date of exercise.

    In connection with the agreement to acquire the CommcoCCC Assets, certain stockholders of CommcoCCC loaned the Company $3,000,000 in cash in exchange for notes due September 30, 1996 (the "CommcoCCC Notes") with interest at the prime rate and received three year warrants to purchase 18,182 shares of Common Stock at a price of $15.00 per share, as adjusted and after giving effect to anti-dilution adjustments. As a result of a delay in the September 30, 1996 repayment, the Company obtained waivers from the lenders to extend the payment terms. In exchange, the Company issued additional warrants to purchase 69,091 shares of the Common Stock at a price of $15.00 per share (as adjusted after giving effect to anti-dilution adjustments) and increased the interest rate to 14.75%. During November 1996, the Company repaid the principal balance and accrued interest with proceeds from the initial public offering.

8.  FINANCINGS:

AMERITECH FINANCING

    On February 2, 1996, Telecom sold 48,893 shares of serial preferred stock (converted into 231,131 shares of Common Stock concurrent with the initial public offering) for an aggregate purchase price of $2.5 million to Ameritech Development Corporation ("Ameritech"). In addition, Telecom entered into a

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

8.  FINANCINGS, CONTINUED:
strategic distribution agreement with Ameritech Corp., the parent of Ameritech, and, as partial consideration, granted warrants to Ameritech to purchase up to 318,959 shares of Common Stock at a nominal price per share, exercisable on February 2, 1996 through February 2, 2006. The Company recorded the value of $1,053,000 ascribed to the strategic distribution agreement as market development expense in the first quarter of 1996. The Company incurred fees of $150,000 in connection with this transaction. On December 5, 1996, Ameritech surrendered its warrants to purchase 318,959 shares of Common Stock in full exercise of the warrants and was issued 318,374 shares of Common Stock by the Company.

MARCH BRIDGE FINANCING

    On March 8, 1996, the Company issued in a private placement a portion of which was issued to certain holders of serial preferred stock, $5,000,000 of two year, 10% notes, interest payable on a semi-annual basis, and warrants to purchase up to an aggregate of 400,000 shares of Common Stock at a price of $17.1875 per share. During November 1996, the Company repaid the principal balance and accrued interest with proceeds from the initial public offering.

EQUIPMENT FINANCING

    On April 29, 1996, the Company completed a $2,445,000 equipment financing for the purchase of wireless transmission equipment. The Company issued a $2,445,000 promissory note, payable in 24 monthly installments of $92,694 with a final payment of $642,305 due April 29, 1998. In connection with the equipment financing, the Company issued five year warrants to purchase up to an aggregate of 118,181 shares of Common Stock and paid $225,000 in fees to certain stockholders to partially guarantee the equipment financing. In addition, the Company was required to invest $1,000,000 in a certificate of deposit assigned to the lender as collateral. The $1,000,000 is reflected as restricted cash in the balance sheet.

SEPTEMBER BRIDGE FINANCING

    During September and October, 1996, the Company issued in a private placement, a portion of which was issued to certain stockholders, $4,000,000 in notes due March 1998 with interest at 14.75%, payable quarterly, and warrants to purchase 116,363 shares of Common Stock at a purchase price of $15.00 per share, as adjusted after giving effect to anti-dilution adjustments. During November 1996, the Company repaid the principal balance and accrued interest with proceeds from the initial public offering.

CIBC FINANCING COMMITMENT

    During November 1996, the Company entered into agreements with certain lenders which provide for the issuance of up to $50,000,000 of Senior Secured Notes, at any time at the Company's option through February 10, 1997 (the "CIBC Financing Commitment"). The initial interest rate on the Senior Secured Notes is 12.5%, which rate increases by 0.50% three months after the closing of the initial public offering and by an additional 0.50% for each three-month period thereafter. The Senior Secured Notes are due in full in November 1998.

    The Senior Secured Notes are to be collateralized by a first priority security interest in substantially all the assets of the Company, including a pledge of the Company's stock in its subsidiaries. The Senior Secured Notes contain covenants that restrict the ability of the Company to pay dividends and make other restricted payments, to incur additional debt, guarantees and liens, to sell its assets, to enter into mergers and consolidations, to conduct sale and leaseback transactions and to enter into affiliate transactions, among other restrictions.

    Upon completion of the initial public offering, the Company delivered warrants to purchase 300,257 shares of Common Stock at a nominal exercise price. The Company also is committed to deliver

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

8.  FINANCINGS, CONTINUED:
additional warrants to purchase 1.5% of the fully diluted Common Stock upon the first draw down of the Senior Secured Notes. If the Senior Secured Notes are outstanding six months after the initial public offering, the Company shall issue to the lenders additional warrants to purchase 3% of the fully diluted Common Stock, and an additional 3% for each additional six month period such notes are outstanding.

    In connection with the CIBC Financing Commitment, the Company paid placement and commitment fees and other expenses of approximately $1,900,000 and is obligated to pay approximately $1,800,000 upon the drawdown of the Senior Secured Notes.

9.  STOCKHOLDERS' DEFICIT:

    On May 30, 1996, the Board of Directors authorized a 29,450.16 for 1 stock split, increased the number of authorized shares of preferred stock and Common Stock to 10,000,000 and 100,000,000, respectively, and changed the par value of common stock from $.01 to $.001. On October 11, 1996, the Board of Directors authorized a 1 for 2.75 reverse stock split of shares of Common Stock issued and outstanding. All references to the number of shares and per share amounts in the accompanying financial statements have been restated to reflect the stock split and the reverse stock split, unless otherwise indicated.

    Pursuant to a February 2, 1996 reorganization, the terms of the escrow shares arrangement were terminated and all of the remaining escrow shares thereunder were released to the stockholders of the Company. The related compensation expense of $6,795,514, based on the then estimated fair value of the escrow shares was recognized, the effect of which was recorded as additional paid-in capital.

10. RELATED PARTY TRANSACTION:

    In November 1996, Landover Holdings Corporation ("LHC"), one of the principal stockholders of the Company was paid an aggregate of approximately $300,000 in conjunction with various services provided in connection with certain acquisitions under the consulting agreement with LHC.

11. COMMITMENTS AND CONTINGENCIES:

DCT AGREEMENT

    During April 1996, the Company entered into an agreement with DCT Communications, Inc. ("DCT") (the "DCT Agreement") to acquire DCT's interest in certain FCC authorizations and licenses in exchange for $3,600,000 in cash, of which the Company paid a deposit of $100,000. DCT has alleged that the Company has failed to satisfy a provision of the DCT Agreement which provides that if the Company failed to obtain debt or equity proceeds by August 31, 1996 in an amount at least equal to $3,600,000, the DCT Agreement would terminate and DCT could retain the $100,000 deposit paid by the Company. The Company and DCT are currently discussing a settlement under the DCT Agreement. There can be no assurance as to the outcome of such dispute or settlement discussions and, therefore, no assurance that the Company will be in a position to consummate the acquisition of the DCT Systems, even if the Company wishes to do so. Although the Company believes that it has satisfied such provision of the DCT Agreement and is legally entitled to proceed to consummate the transactions contemplated thereby, the Company does not currently plan to purchase the DCT Systems as contemplated by the DCT Agreement.

                              [INSIDE BACK COVER]

                      38 GHz TECHNOLOGY PROVIDES SUPERIOR
                BANDWIDTH PER CHANNEL WHICH ALLOWS SIGNIFICANTLY
                          FASTER DATA TRANSFER RATES.

                   [GRAPHIC DISPLAYING BANDWIDTH PER CHANNEL
                  OF FREQUENCIES BETWEEN 530 KHz AND 38 GHz.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Prospectus Summary...............................................    3
Risk Factors.....................................................   10
The Company......................................................   27
Use of Proceeds..................................................   28
Price Range of Common Stock and Dividend Policy..................   29
Capitalization...................................................   30
Selected Historical Combined and Pro Forma Financial Data........   31
Management's Discussion and Analysis of Financial Condition and
 Results of Operations...........................................   34
Business.........................................................   41
Management.......................................................   69
Principal Stockholders...........................................   79
Certain Transactions.............................................   81
Description of Units.............................................   86
Description of Notes.............................................   86
Description of Warrants..........................................  114
Description of Capital Stock.....................................  117
Description of Certain Indebtedness..............................  119
Certain Federal Income Tax Considerations........................  121
Underwriting.....................................................  125
Legal Matters....................................................  126
Experts..........................................................  126
Available Information............................................  126
Special Note Regarding Forward-Looking Statements................  127
Glossary.........................................................  128
Index to Financial Statements....................................  F-1

                                  $125,000,000

                                     [LOGO]

                          125,000 UNITS CONSISTING OF
                             % SENIOR NOTES DUE 2007
                                      AND
                          125,000 WARRANTS TO PURCHASE
                             SHARES OF COMMON STOCK

                              -------------------

                              P R O S P E C T U S

                              -------------------

                              MERRILL LYNCH & CO.

                        CIBC WOOD GUNDY SECURITIES CORP.

                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, not including the Representative's non-accountable expense allowance. Except for the SEC registration fee and the NASD filing fee, all of the amounts in the table below are estimated.

Securities and Exchange Commission registration fee...............  $   54,517
NASD filing fee...................................................      14,227
Accounting fees and expenses......................................     450,000
Printing..........................................................     250,000
Blue Sky fees and expenses (including counsel fees)...............      20,000
Legal fees and expenses...........................................     400,000
Warrant Agent fees and expenses...................................           *
Trustee fees and expenses (including counsel fees)................           *
Miscellaneous expenses............................................           *
                                                                    ----------
TOTAL (estimated).................................................  $1,188,744
                                                                    ----------
                                                                    ----------

------------------------

*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party be reason of such position. If such person shall have acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Reference is made to Article Ninth of the Certificate of Incorporation of the Registrant, Section 6.4 of the By-laws and each of the Indemnification Agreements filed as Exhibits 10-5, 10-6, 10-7 and 10-8, respectively, to this Registration Statement for information regarding indemnification of directors and officers under certain circumstances.

    The Registrant has agreed to indemnify the Underwriters and their controlling persons, and the Underwriters have agreed to indemnify the Registrant and its controlling persons, against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the Underwriting Agreement filed as part of Exhibit 1-1 hereto.

    For information regarding the Registrant's undertaking to submit to adjudication the issue of indemnification for violation of the Act, see Item 17 hereof.

    The Registrant's Certificate of Incorporation provides that every director, officer or agent of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he or she may sustain or incur in or about the execution of the duties of his or her office or otherwise in relation thereto, including any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted, and no director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his or her office or in relation thereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    TELECOM CLASS A AND B COMMON STOCK PRIVATE PLACEMENT

    In April 1995, the Company and Landover Holdings Corporation ("LHC") subscribed 340,000 shares of Telecom Class A common stock and 640,000 shares of Telecom Class B common stock, respectively, for $0.001 per share, which, after giving effect to anti-dilution adjustments and the February 1996 Reorganization, currently are equivalent upon conversion prior to the Offering to 3,641,111 shares and 2,650,414 shares, respectively, of Common Stock. In addition, Hedgerow Corporation of Maine ("Hedgerow") and Toro Financial Corp. ("Toro") subscribed 15,000 shares and 5,000 shares, respectively, of Telecom Class A common stock at the price of $0.001 per share, which, after giving effect to anti-dilution adjustments and the February 1996 Reorganization currently are equivalent upon conversion prior to the Offering to 160,637 shares and 53,546 shares of the Common Stock, respectively. The securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Act. The recipients made certain representations as to the nature of their investments and had adequacy of access to information about the Registrant.

    PREFERRED STOCK PRIVATE PLACEMENTS

    Between May 8, 1995 and November 13, 1995, the LHC Stock was diluted by purchases of series of Telecom preferred stock by E2-2, E2, E1 Holdings L.P. ("E1") and E2-3 Holdings, L.P. ("E2-3" and collectively with E1, E2 and E2-2, the "Landover Partnerships"), each a limited partnership whose general partner is controlled by LHC, in separate private placements. E2-2, which committed to purchase up to $3,500,000 of Telecom preferred stock matching other investors under the LHC Purchase Agreement, purchased 405,880 shares of Telecom Series A preferred stock (which converts into 1,918,705 shares of Common Stock upon completion of this offering) for an aggregate of $946,600, and LHC purchased 35,873 shares of such Telecom Series A preferred stock from E2-2 for $1,050,000 pursuant to an option. E2 purchased an aggregate of 105,823 shares of Telecom Series B preferred stock (which converts into 500,254 shares of Common Stock upon completion of this offering) for an aggregate of $842,400. E1 purchased 13,797 shares of Telecom Series A preferred stock (which converts into 65,222 shares of Common Stock upon completion of this offering) for an aggregate of $60,000 and 8,856 shares of Telecom Series B preferred stock (which converts into 41,865 shares of Common Stock upon completion of this offering) for an aggregate of $38,300. E2-3 purchased an aggregate of 7,363 shares of Telecom Series C preferred stock (which converts into 34,807 shares of Common Stock upon completion of this offering) for an aggregate of $112,700. All of the Landover Partnerships will liquidate upon completion of this offering. The securities issued in each of the foregoing transactions were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

    On November 9, 1995, Telecom sold 61,640 shares of Telecom Series D preferred stock (which convert into 291,390 shares of Common Stock upon completion of this offering) for $2,000,000 in a private placement. Telecom simultaneously redeemed 293,791 shares of Telecom common stock from LHC for $2,000,000. In connection with the February 1996 Reorganization described below, LHC granted to the holders of Telecom Series D preferred stock a contingent option to purchase 145,685 shares of Telecom common stock at a nominal price (the "Series D/LHC Option"), which option expires upon completion of this offering.

    On November 13, 1995, Global Private Equity II, L.P., Advent Partners Limited Partnership and Advent International Investors II L.P. each a limited partnership controlled by Advent International Corporation, (collectively, "Advent") purchased for an aggregate of $5,000,000, (i) one share of ART's Series A Redeemable Preferred Stock for a purchase price of $50,000 and (ii) the Company's 10% Secured Convertible Demand Promissory Notes in the aggregate principal amount of $4,950,000. In connection with the February 1996 Reorganization, Advent exchanged such Preferred Stock and Note for 232,826 shares of Telecom Series E preferred stock (which converts into 1,100,632 shares of Common Stock upon completion of this Offering), $0.001 par value per share. The securities issued in each of the foregoing transactions were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act. Advent made certain representations as to the nature of its investment and had adequate access to information about the Registrant.

    On February 2, 1996, Ameritech Development Corp. ("Ameritech") purchased for an aggregate of $2,500,000 48,893 shares of Telecom Series F preferred stock, par value $0.001 per share, (the "Ameritech Financing") convertible into 231,131 shares of Common Stock upon completion of this offering. In addition, Telecom entered into the Ameritech Strategic Distribution Agreement and in connection therewith granted to Ameritech a ten-year warrant to purchase 318,959 shares of Telecom common stock exercisable at a nominal price per share (the "Ameritech Warrant"). The securities issued in each of the foregoing transactions were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act. Ameritech made certain representations as to the nature of its investment and had adequate access to information about the Registrant.

    MARCH BRIDGE NOTES

    On March 8, 1996, Telecom issued in a private placement $5,000,000 principal amount of two year, 10% unsecured notes (the "March Bridge Notes") and five-year warrants to purchase up to an aggregate of 400,000 shares of Telecom common stock at a price of $17.1875 per share (the "March Bridge Warrants") to investors including: (i) affiliates of J.C. Demetree, Jr. and Mark Demetree, directors of the Company; (ii) the Advent Partnerships; and (iii) Ameritech, who invested $700,000, $725,000 and $750,000 in the March Bridge Notes and March Bridge Warrants, respectively.

    EQUIPMENT FINANCING

    On April 1, 1996, CRA, Inc. ("CRA") entered into a secured equipment financing with Telecom (the "Equipment Financing") for the purchase from P-Com of 38 GHz radio equipment. To evidence its obligations and the Equipment Financing, Telecom issued in favor of CRA a $2,445,000 promissory note, payable in 24 monthly installments of $92,694 with a final payment equal to $642,305 due April 1, 1998. The securities issued in the foregoing transaction were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

    COMMCOCCC ACQUISITION

    On July 3, 1996, the Company entered into the CommcoCCC Agreement to acquire 129 38 GHz wireless broadband authorizations from CommcoCCC, Inc. in exchange for 6,000,000 shares of Common Stock. The stockholders of CommcoCCC simultaneously loaned $3.0 million on a secured, subordinated basis bearing interest at the prime rate and payable on September 30, 1996 and issued three-year warrants to acquire 18,182 shares of Common Stock at $24.75 per share. In connection with an October 1996 amendment to the CommcoCCC Agreement, the Company modified the terms of such warrants, reduced the exercise price of such warrants to $17.1875 per share and increased the number of shares issuable upon exercise to 87,272 shares. The securities to be issued in the foregoing transaction will be offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

    SEPTEMBER BRIDGE FINANCING

    In August 1996, the Company received commitments for $3.0 million of 14.75% unsecured notes due March 1998 (the "September Bridge Notes"). The September Bridge Notes were funded from August 30, 1996 to October 1996. In October 1996, the Company received an additional $1.0 millon of proceeds therefrom. The Company also issued five-year warrants to purchase up to an aggregate of 116,364 shares of Common Stock at a price of $17.1875 per share (the "September Bridge Warrants") to private investors including the Advent Partnerships, Ameritech, LHC and affiliates of J.C. Demetree, Jr. and Mark C. Demetree. The securities issued in the foregoing transaction were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

    CIBC FINANCING COMMITMENT

    The Company has entered into agreements with certain investors (the "Noteholders") which provide for the issuance of $50.0 million of the Company's $12.5% Senior Secured Notes due 1998 (the "Senior Secured Notes") at any time, at the Company's option, until February 10, 1997 (the "CIBC Financing Commitment"). The interest rate on the Senior Secured Notes will increase by 0.5% on February 12, 1997 and by an additional 0.5% for each three-month period thereafter until such time as the Senior Secured Notes have been repaid. The Company issued or will issue ten-year warrants at a nominal exercise price to the Noteholders upon each of the following events: (i) the consummation of the Common Stock Offering, (ii) the issuance of the Senior Secured Notes and (iii) if the Senior Secured Notes continue to be outstanding six months on May 12, 1997, and, at various times thereafter. The Senior Secured Notes, if issued, must be repaid with the proceeds of any future debt and equity financings, including the Offering. The securities issued in the foregoing transaction were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

    The following exhibits were delivered with this Registration Statement, or will be delivered by amendment, for filing:

      1-1  Purchase Agreement.*
      2-1  (a)Amended and Restated Certificate of Incorporation and Bylaws of Registrant
              (superseded).**
           (b) Amendment to Amended and Restated Certificate of Incorporation
            (superseded).**

           (c) Second Amended and Restated Certificate of Incorporation and Restated and
            Amended Bylaws of Registrant.**
      4-1  Specimen of Common Stock Certificate.**
      4-2  (a) Indenture*
           (b) Specimen of Note*
           (c) Collateral Pledge and Security Agreement*
      4-3  (a) Form of Warrant Agreement*
           (b) Specimen of Warrant Certificate*
      4-4  Omitted
      5-1  Opinion and Consent of Hahn & Hessen LLP, counsel for the Registrant, with respect to the Registrant's Common Stock.*
      9-1  (a) Voting Trust Agreement dated November 5, 1996.
           (b) Form of Trustee Indemnification Agreement.**
           (c) Cooperation Agreement dated November 5, 1996.
           (d) Confidentiality Agreement dated November 5, 1996.
     10-1  Employment and Consulting Agreements.
           (a) Vernon L. Fotheringham, dated December 16, 1995.**
           (b) Steven D. Comrie, dated February 2, 1996.**
           (c) W. Theodore Pierson, Jr., dated May 8, 1995 and effective January 1, 1995.**
           (d) I. Don Brown, dated February 16, 1996.**
           (e) Charles Menatti, dated March 8, 1996.**
           (f) James D. Miller, dated February 1, 1996.**
           (g) Thomas A. Grina, dated April 26, 1996.**
     10-2  Omitted
     10-3  Form of Director Indemnification Agreement.**
     10-4  (a) Registrant's Equity Incentive Plan, as amended.**
           (b) Form of Stock Option Agreement.**
     10-5  (a) Registrant's 1996 Non-Employee Directors Automatic Stock Option Plan.**
           (b) Form of Non-Employee Directors Stock Option Agreement.**
     10-6  Stock Option Agreements.
           (a) Comrie Non-Qualified Stock Option Agreement.**
           (b) Comrie Incentive Stock Option Agreement.**
           (c) Grina Option Agreement.
     10-7  Management Consulting Agreement with Landover Holdings Corporation, dated
            November 13, 1995.**
     10-8  (a) ART West Joint Venture Agreement dated April 4, 1995, with Extended
               Communications, Inc.**
           (b) Put/Call Agreement dated October 1, 1994, with Extended Communications,
               Inc.**
           (c) Services Agreement dated October 1, 1994, with Extended Communications,
               Inc.**
           (d) Amendment dated April 4, 1995 to the Put/Call Agreement dated October 1,
            1994, with Extended Communications, Inc.**
           (e) Asset Purchase Agreement dated June 24, 1996 with Extended Communications,
               Inc.**
           (f) Management Agreement dated June 1, 1996 with ART West Partnership.**
     10-9  (a) Omitted
           (b) Services Agreement dated September 1, 1994 with DCT Communications, Inc.**
           (c) Omitted
           (d) Purchase Agreement with DCT dated July 1, 1996.**
           (e) Amendment to Services Agreement dated June 1996 with DCT.**

    10-10  (a) Asset Purchase Agreement dated April 4, 1995 with EMI Communications
               Corporation.**
           (b) $1,500,000 Nonnegotiable and Nontransferable Promissory Note.**
           (c) Maintenance Agreement dated November 14, 1995 with EMI Communications
               Corporation.**
           (d) Agreement dated November 14, 1995 with EMI Communications Corporations.**
    10-11  38 GHz Radio Links Purchase Agreement dated August 11, 1995 with P-Com, Inc.+**
    10-12  (a) Omitted
           (b) Services Agreement dated April 24, 1996 with TeleCom One.**
           (c) Asset Purchase Agreement and Management Agreement with TeleCom One dated
            June 27, 1996.**
    10-13  Agreement dated April 25, 1996 with GTE.**
    10-14  Software License Agreement dated March 29, 1996 with GTE.**
    10-15  Agreement dated July 12, 1995 with Southeast Research Partners, Inc.**
    10-16  Agreement dated March 1, 1995 with High Sky Limited Partnership, High Sky II
            Limited Partnership, Vernon L. Fotheringham, W. Theodore Pierson, Jr., and F.
            Thomas Tuttle.**
    10-17  Stock Purchase Agreement dated May 8, 1995 with Vernon L. Fotheringham, W.
            Theodore Pierson, Jr., High Sky Limited Partnership, High Sky II Limited
            Partnership, and Extended Communications, Inc.**
    10-18  (a) Purchase Agreement dated April 21, 1995 with Landover Holdings
               Corporation.**
           (b) Letter Agreement dated May 8, 1995 with the Demetrees, Telecom and Landover
               Holdings Corporation.**
           (c) Letter Agreement dated November 13, 1995 with Telecom, E2-2 Holdings, L.P.
            and the Demetrees.**
    10-19  Restated and Amended Stockholders' Agreement dated February 2, 1996 with Telecom and the stockholders of each of Telecom and the Company.**
    10-20  (a) Second Restated and Amended Registration Rights Agreement dated July 3, 1996 with Telecom and the stockholders of each of Telecom and the Company.**
           (b) Amendment No. 1 to Registration Rights Agreement dated as of October 16,
            1996.
    10-21  Services Agreement dated May 8, 1995 with Telecom.**
    10-22  Option Agreement dated February 2, 1996 with Telecom.**
    10-23  (a) Securities Purchase Agreement dated November 13, 1995 with Telecom, Vernon
               Fotheringham, W. Theodore Pierson, Jr., the stockholders of Telecom named therein and the Advent Partnerships.**
           (b) Exchange Agreement dated February 2, 1996 with Telecom and the Advent
               Partnerships.**
    10-24  (a) Securities Purchase Agreement dated February 2, 1996 with Telecom and
               Ameritech Development Corporation ("Ameritech").**
           (b) Warrant issued on February 2, 1996 to Ameritech.**
           (c) Put/Call Agreement dated February 2, 1996 with Ameritech.**
    10-25  Strategic Distribution Agreement dated April 29, 1996 with Ameritech.**
    10-26  Second Restated and Amended Merger Agreement and Plan of Reorganization dated
            October 11, 1996 between the Company, Merger Sub and Telecom.**
    10-27  (a) $2,445,000 Promissory Note in favor of CRA, Inc. ("CRA").**
           (b) Security Agreement with CRA.**
           (c) Indemnity Agreement.**
           (d) Form of Indemnity Warrant.**
    10-28  Omitted.
    10-29  (a) Purchase Agreement dated April 26, 1996 with Harris Corporation Farinon
               Division ("Harris").**+
           (b) PCS Marketing Agreement dated April 26, 1996 with Harris.**+

    10-30  Form of Subscription Agreement dated March 8, 1996, including Forms of Bridge
            Note and Bridge Warrant.**
    10-31  (a) Asset Acquisition Agreement and Plan of Reorganization dated July 3, 1996 with CommcoCCC, Inc.**
           (b) Form of Note issued to Commco, L.L.C.**
           (c) Form of Note issued to Columbia Capital Corporation.**
           (d) Form of Warrant issued to Commco, L.L.C. (superseded)**
           (e) Form of Warrant issued to Columbia Capital Corporation. (superseded)**
           (f) Option Agreement dated July 3, 1996 with Commco, L.L.C.**
           (g) Security Agreement dated June 27, 1996 with Columbia Capital Corporation.**
           (h) Form of Noncompetition Agreement with CommcoCCC.**
           (i) CommcoCCC Management Agreement dated July 3, 1996.**
           (j) Right of First Offer Agreement dated July 3, 1996.**
           (k) Engagement Letter with Montgomery Securities dated May 23, 1996.**
           (l) Agreement to Lease between COMMCO, L.L.C. and Advanced Radio Technologies
            Corporation.**
           (m) Extension Agreement.**
           (n) Amendment No. 1 to Asset Acquisition Agreement and Plan of Reorganization.**
    10-32  Letter of Intent dated April 29, 1996 with Helioss Communications Inc.**
    10-33  Omitted
    10-34  (a) Consulting Agreement dated March 1, 1996 with Trond Johannesen.**
           (b) Shareholders Agreement.**
           (c) License and Support Agreement, dated September 30, 1996 (United Kingdom).**
           (d) License and Support Agreement, dated September 30, 1996 (Sweden).**
    10-35  (a) Form of September Bridge Note.
           (b) Form of September Bridge Warrant.
    10-36  Memorandum of Terms with Advantage Telecom, Inc.**
    10-37  Installation Services Agreement dated October 2, 1996 with Teleport
            Communications Group, Inc.**
    10-38  (a) Omitted
           (b) Form of Senior Secured Credit Agreement with CIBC.**
           (c) Form of Senior Secured Notes.**
           (d) Form of CIBC Warrants.**
           (e) Form of Security Agreement.**
    10-39  Master Service Agreements.
           (a) Microwave Partners, d/b/a Astrolink Communications Inc., dated October 3,
               1996.**
           (b) American PCS, L.P., dated July 29, 1996.**
           (c) Message Center Management, Inc., dated September 19, 1996.**
           (d) NEXTLINK Communications, LLC, dated October 13, 1996.**
           (e) GST Telecom, Inc., dated October 11, 1996.**
           (f) CAIS, Inc., dated October 1996.**
           (g) DIGEX, Incorporated, dated October 1996.**
           (h) Brooks Fiber Properties, Inc. dated October 1996.**
           (i) Public Interest Network, dated as of October 1, 1996.
           (j) Comlink, Inc., dated as of October 28, 1996.
    10-40  MFS Communications Company, Inc. Agreements.**
    10-41  Services Agreement dated as of October 29, 1996 with ICG Telecom Group, Inc. and
            Pacific & Eastern Digital Transmission Services, Inc.**
    10-42  Services Agreement dated as of November 1, 1996 with Microwave Partners.
    10-43  Carrier Resale Agreement dated October 22, 1996 with Chadwick Telephone.

    10-44  (a) Engagement Letter with CIBC Wood Gundy dated November 5, 1996.
           (b) Engagement Letter with Merrill Lynch & Co. dated October 16, 1996.
    10-45  Summary of Terms and Conditions with CIBC.
       12  Computation of Ratio of Earnings to Fixed Charges.
       21  Subsidiaries of the Registrant.**
    23(a)  Consent of the Registrant's Independent Accountants.
    23(b)  Consent of the Registrant's Counsel (Included in Exhibit 5-1).
       25  Omitted

------------------------
 * To be filed by amendment.
** Previously filed with the Registration Statement on Form S-1 of the Company, effective November 5, 1996 (SEC Reg. No. 333-04388) under the corresponding Exhibit number.
 + Confidential treatment requested for the deleted portions of this document.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities under the Act may be permitted to directors, officers and controlling person of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denomination and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New
York, on            , 1997.

                                          Advanced Radio Telecom Corp.

                                          By:         /s/ THOMAS A. GRINA

                                             -----------------------------------
                                                       Thomas A. Grina
                                              EXECUTIVE VICE PRESIDENT AND CHIEF
                                                      FINANCIAL OFFICER

                      SIGNATURES                                       TITLE                         DATE
------------------------------------------------------  -----------------------------------  --------------------

                       /s/ THOMAS A. GRINA
     -------------------------------------------        Executive Vice President and Chief     January   , 1997
                   Thomas A. Grina                       Financial Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Vernon L. Fotheringham and Thomas A. Grina, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, including one or more registration statements that may be filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done in virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURES                                         TITLE                         DATE
------------------------------------------------------  ---------------------------------------  ----------------
                 /s/ VERNON L. FOTHERINGHAM
     -------------------------------------------        Chairman, Chief Executive Officer and              , 1997
                Vernon L. Fotheringham                   Director

                      /s/ STEVEN D. COMRIE
     -------------------------------------------        President, Chief Operating Officer and             , 1997
                   Steven D. Comrie                      Director

                         /s/ JAMES C. COOK
     -------------------------------------------        Director                                           , 1997
                    James C. Cook

                      /s/ MARK C. DEMETREE
     -------------------------------------------        Director                                           , 1997
                   Mark C. Demetree

                       /s/ Andrew I. Fillat
     -------------------------------------------        Director                                           , 1997
                   Andrew I. Fillat

                        /s/ ALAN Z. SENTER
     -------------------------------------------        Director                                           , 1997
                    Alan Z. Senter

                               INDEX TO EXHIBITS

EXHIBITS                                          DESCRIPTION                                           PAGE
----------  ----------------------------------------------------------------------------------------  ---------
       1-1  Purchase Agreement.
       2-1  (a)Amended and Restated Certificate of Incorporation and Bylaws of Registrant
               (superseded).**
            (b) Amendment to Amended and Restated Certificate of Incorporation (superseded).**
            (c) Second Amended and Restated Certificate of Incorporation and Restated and Amended
             Bylaws of Registrant.**
       4-1  Specimen of Common Stock Certificate.**
       4-2  (a) Indenture
            (b) Specimen of Note
            (c) Collateral Pledge and Security Agreement
       4-3  (a) Form of Warrant Agreement
            (b) Specimen of Warrant Certificate
       4-4  Omitted
       5-1  Opinion and Consent of Hahn & Hessen LLP, counsel for the Registrant, with respect to the Registrant's Common Stock.*
       9-1  (a) Voting Trust Agreement dated November 5, 1996.
            (b) Form of Trustee Indemnification Agreement.**
            (c) Cooperation Agreement dated November 5, 1996.
            (d) Confidentiality Agreement dated November 5, 1996.
      10-1  Employment and Consulting Agreements.
            (a) Vernon L. Fotheringham, dated December 16, 1995.**
            (b) Steven D. Comrie, dated February 2, 1996.**
            (c) W. Theodore Pierson, Jr., dated May 8, 1995 and effective January 1, 1995.**
            (d) I. Don Brown, dated February 16, 1996.**
            (e) Charles Menatti, dated March 8, 1996.**
            (f) James D. Miller, dated February 1, 1996.**
            (g) Thomas A. Grina, dated April 26, 1996.**
      10-2  Omitted
      10-3  Form of Director Indemnification Agreement.**
      10-4  (a) Registrant's Equity Incentive Plan, as amended.**
            (b) Form of Stock Option Agreement.**
      10-5  (a) Registrant's 1996 Non-Employee Directors Automatic Stock Option Plan.**
            (b) Form of Non-Employee Directors Stock Option Agreement.**
      10-6  Stock Option Agreements.
            (a) Comrie Non-Qualified Stock Option Agreement.**
            (b) Comrie Incentive Stock Option Agreement.**
            (c) Grina Option Agreement.
      10-7  Management Consulting Agreement with Landover Holdings Corporation, dated November 13,
             1995.**

EXHIBITS                                          DESCRIPTION                                           PAGE
----------  ----------------------------------------------------------------------------------------  ---------
      10-8  (a) ART West Joint Venture Agreement dated April 4, 1995, with Extended Communications,
                Inc.**
            (b) Put/Call Agreement dated October 1, 1994, with Extended Communications, Inc.**
            (c) Services Agreement dated October 1, 1994, with Extended Communications, Inc.**
            (d) Amendment dated April 4, 1995 to the Put/Call Agreement dated October 1, 1994, with
                Extended Communications, Inc.**
            (e) Asset Purchase Agreement dated June 24, 1996 with Extended Communications, Inc.**
            (f) Management Agreement dated June 1, 1996 with ART West Partnership.**
      10-9  (a) Omitted
            (b) Services Agreement dated September 1, 1994 with DCT Communications, Inc.**
            (c) Omitted
            (d) Purchase Agreement with DCT dated July 1, 1996.**
            (e) Amendment to Services Agreement dated June 1996 with DCT.**
     10-10  (a) Asset Purchase Agreement dated April 4, 1995 with EMI Communications Corporation.**
            (b) $1,500,000 Nonnegotiable and Nontransferable Promissory Note.**
            (c) Maintenance Agreement dated November 14, 1995 with EMI Communications Corporation.**
            (d) Agreement dated November 14, 1995 with EMI Communications Corporations.**
     10-11  38 GHz Radio Links Purchase Agreement dated August 11, 1995 with P-Com, Inc.+**
     10-12  (a) Omitted
            (b) Services Agreement dated April 24, 1996 with TeleCom One.**
            (c) Asset Purchase Agreement and Management Agreement with TeleCom One dated June 27,
             1996.**
     10-13  Agreement dated April 25, 1996 with GTE.**
     10-14  Software License Agreement dated March 29, 1996 with GTE.**
     10-15  Agreement dated July 12, 1995 with Southeast Research Partners, Inc.**
     10-16  Agreement dated March 1, 1995 with High Sky Limited Partnership, High Sky II Limited
             Partnership, Vernon L. Fotheringham, W. Theodore Pierson, Jr., and F. Thomas Tuttle.**
     10-17  Stock Purchase Agreement dated May 8, 1995 with Vernon L. Fotheringham, W. Theodore
             Pierson, Jr., High Sky Limited Partnership, High Sky II Limited Partnership, and
             Extended Communications, Inc.**
     10-18  (a) Purchase Agreement dated April 21, 1995 with Landover Holdings Corporation.**
            (b) Letter Agreement dated May 8, 1995 with the Demetrees, Telecom and Landover Holdings
                Corporation.**
            (c) Letter Agreement dated November 13, 1995 with Telecom, E2-2 Holdings, L.P. and the
                Demetrees.**
     10-19  Restated and Amended Stockholders' Agreement dated February 2, 1996 with Telecom and the stockholders of each of Telecom and the Company.**

EXHIBITS                                          DESCRIPTION                                           PAGE
----------  ----------------------------------------------------------------------------------------  ---------
     10-20  (a) Second Restated and Amended Registration Rights Agreement dated July 3, 1996 with
             Telecom and the stockholders of each of Telecom and the Company.**
            (b) Amendment No. 1 to Registration Rights Agreement dated as of October 16, 1996.
     10-21  Services Agreement dated May 8, 1995 with Telecom.**
     10-22  Option Agreement dated February 2, 1996 with Telecom.**
     10-23  (a) Securities Purchase Agreement dated November 13, 1995 with Telecom, Vernon
                Fotheringham, W. Theodore Pierson, Jr., the stockholders of Telecom named therein and the Advent Partnerships.**
            (b) Exchange Agreement dated February 2, 1996 with Telecom and the Advent
                Partnerships.**
     10-24  (a) Securities Purchase Agreement dated February 2, 1996 with Telecom and Ameritech
                Development Corporation ("Ameritech").**
            (b) Warrant issued on February 2, 1996 to Ameritech.**
            (c) Put/Call Agreement dated February 2, 1996 with Ameritech.**
     10-25  Strategic Distribution Agreement dated April 29, 1996 with Ameritech.**
     10-26  Second Restated and Amended Merger Agreement and Plan of Reorganization dated October
             11, 1996 between the Company, Merger Sub and Telecom.**
     10-27  (a) $2,445,000 Promissory Note in favor of CRA, Inc. ("CRA").**
            (b) Security Agreement with CRA.**
            (c) Indemnity Agreement.**
            (d) Form of Indemnity Warrant.**
     10-28  Omitted.
     10-29  (a) Purchase Agreement dated April 26, 1996 with Harris Corporation Farinon Division
                ("Harris").**+
            (b) PCS Marketing Agreement dated April 26, 1996 with Harris.**+
     10-30  Form of Subscription Agreement dated March 8, 1996, including Forms of Bridge Note and
             Bridge Warrant.**
     10-31  (a) Asset Acquisition Agreement and Plan of Reorganization dated July 3, 1996 with
                CommcoCCC, Inc.**
            (b) Form of Note issued to Commco, L.L.C.**
            (c) Form of Note issued to Columbia Capital Corporation.**
            (d) Form of Warrant issued to Commco, L.L.C. (superseded)**
            (e) Form of Warrant issued to Columbia Capital Corporation. (superseded)**
            (f) Option Agreement dated July 3, 1996 with Commco, L.L.C.**
            (g) Security Agreement dated June 27, 1996 with Columbia Capital Corporation.**
            (h) Form of Noncompetition Agreement with CommcoCCC.**
            (i) CommcoCCC Management Agreement dated July 3, 1996.**
            (j) Right of First Offer Agreement dated July 3, 1996.**
            (k) Engagement Letter with Montgomery Securities dated May 23, 1996.**
            (l) Agreement to Lease between COMMCO, L.L.C. and Advanced Radio Technologies
             Corporation.**
            (m) Extension Agreement.**
            (n) Amendment No. 1 to Asset Acquisition Agreement and Plan of Reorganization.**
     10-32  Letter of Intent dated April 29, 1996 with Helioss Communications Inc.**
     10-33  Omitted

EXHIBITS                                          DESCRIPTION                                           PAGE
----------  ----------------------------------------------------------------------------------------  ---------
     10-34  (a) Consulting Agreement dated March 1, 1996 with Trond Johannesen.**
            (b) Shareholders Agreement.**
            (c) License and Support Agreement, dated September 30, 1996 (United Kingdom).**
            (d) License and Support Agreement, dated September 30, 1996 (Sweden).**
     10-35  (a) Form of September Bridge Note.
            (b) Form of September Bridge Warrant.
     10-36  Memorandum of Terms with Advantage Telecom, Inc.**
     10-37  Installation Services Agreement dated October 2, 1996 with Teleport Communications
             Group, Inc.**
     10-38  (a) Omitted
            (b) Form of Senior Secured Credit Agreement with CIBC.**
            (c) Form of Senior Secured Notes.**
            (d) Form of CIBC Warrants.**
            (e) Form of Security Agreement.**
     10-39  Master Service Agreements.
            (a) Microwave Partners, d/b/a Astrolink Communications Inc., dated October 3, 1996.**
            (b) American PCS, L.P., dated July 29, 1996.**
            (c) Message Center Management, Inc., dated September 19, 1996.**
            (d) NEXTLINK Communications, LLC, dated October 13, 1996.**
            (e) GST Telecom, Inc., dated October 11, 1996.**
            (f) CAIS, Inc., dated October 1996.**
            (g) DIGEX, Incorporated, dated October 1996.**
            (h) Brooks Fiber Properties, Inc. dated October 1996.**
            (i) Public Interest Network, dated as of October 1, 1996.
            (j) Comlink, Inc., dated as of October 28, 1996.
     10-40  MFS Communications Company, Inc. Agreements.**
     10-41  Services Agreement dated as of October 29, 1996 with ICG Telecom Group, Inc. and Pacific
             & Eastern Digital Transmission Services, Inc.**
     10-42  Services Agreement dated as of November 1, 1996 with Microwave Partners.
     10-43  Carrier Resale Agreement dated October 22, 1996 with Chadwick Telephone.
     10-44  (a) Engagement Letter with CIBC Wood Gundy dated November 5, 1996.
            (b) Engagement Letter with Merrill Lynch & Co. dated November 1996.
     10-45  Summary of Terms and Conditions with CIBC.
        12  Computation of Ratio of Earnings to Fixed Charges.
        21  Subsidiaries of the Registrant.
     23(a)  Consent of the Registrant's Independent Accountants.
     23(b)  Consent of the Registrant's Counsel (Included in Exhibit 5-1).
        25  Omitted

------------------------
 * To be filed by amendment.
** Previously filed with the Registration Statement on Form S-1 of the Company, effective November 5, 1996 (SEC Reg. No. 333-04388) under the corresponding Exhibit number.
 + Confidential treatment requested for the deleted portions of this document.